Exhibit 2.1

SUBSCRIPTION AGREEMENT

by and among

PBF ENERGY COMPANY LLC

ENI SUSTAINABLE MOBILITY S.P.A.,

and

ST. BERNARD RENEWABLES LLC

Dated February 16, 2023

TABLE OF CONTENTS

Page

1.	Definitions	2
1.01	Specific Definitions	2
1.02	References and Rules of Construction	7

2.	Joint Venture Formation	8
2.01	Capital Contributions	8
2.02	Closing	8
2.03	PBF Formation Party and Company Closing Conditions	8
2.04	Eni Formation Party Closing Conditions	9
2.05	Closing Obligations of the Parties	9

3.	Representations and Warranties of the Formation Parties	10
3.01	Corporate Existence	10
3.02	Authority; Enforceability	10
3.03	Additional Acknowledgments	10
3.04	Approvals

4.	Representations and Warranties of the Company	11
4.01	Corporate Existence	11
4.02	Capitalization and Valid Issuance of Membership Interests	11
4.03	No Breach	11
4.04	Authority; Enforceability	11
4.05	Approvals	11

5.	Covenants of the Parties Pending Closing	12
5.01	HSR and Merger Filing Matters	12
5.02	CFIUS Cooperation	13
5.03	Access and Information	13
5.04	Interim Operating Covenants	16
5.05	Disclosures and Schedules	20
5.06	Other Notices and Undertakings Prior to Closing	22
6.	Closing Deliveries	22
7.	Termination	24
7.01	Termination	24
7.02	Effect of Termination	24
8.	Confidentiality	24
9.	Governing Law & Venue; Consent to Jurisdiction	25

ii

10.	Notices	25
11.	Miscellaneous	26

Schedules

Schedule 3.04	Approvals
Schedule 4.05	Approvals

Exhibits

Exhibit A	Form of Amended and Restated LLC Agreement
Exhibit B	Form of CAUSA
Exhibit C	Form of Contribution Agreement
Exhibit D	Form of Construction Management Agreement
Exhibit E	Form of Omnibus Agreement
Exhibit F	Form of Operating Agreement

iii

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”), dated as of February 16, 2023 (the “Execution Date”), is made by and among Eni Sustainable Mobility S.p.A., a joint stock company incorporated under Italian laws (“Eni”), PBF Energy Company LLC, a Delaware limited liability company (“PBF LLC”), and St. Bernard Renewables LLC, a Delaware limited liability company (the “Company”). Eni, PBF LLC and the Company may be referred to herein collectively as the “Parties” and individually as a “Party.”

BACKGROUND

A.          The Company was formed on August 2, 2022, by PBF LLC as the sole member. Subject to the terms and conditions of this Agreement, to the extent that the Closing occurs after completion of the Renewable Diesel Facility and commencement of commercial operations thereat, PBF LLC will capitalize the Company to commence commercial trading and marketing of products produced by the Renewable Diesel Facility.

B.         Eni and PBF LLC have agreed to a joint venture transaction (the “JV Transaction”) pursuant to which they or Affiliates designated thereby will jointly own the Company and the Company will (i) own, operate and maintain renewable diesel production facilities and related assets (the “Renewable Diesel Facility”) within the fence line of CRC’s Chalmette Refinery in Louisiana, (ii) procure feedstocks for such Renewable Diesel Facility, and (iii) market products produced at such Renewable Diesel Facility, which together with the assets to be contributed directly or indirectly by PBF LLC to the Company is hereinafter referred to as the “Project.”

C.          Eni and PBF LLC desire to cause transactions in this Agreement to be carried out in order to capitalize the Company in exchange for: (i) in the case of Eni Formation Party (as hereinafter defined), 50% of the Company’s membership interests, and (ii) in the case of PBF Formation Party (as hereinafter defined), 50% of the Company’s membership interests (collectively, the “Membership Interests”).

D.          In connection with the capitalization of the Company, Eni, PBF LLC and the Company desire to obtain certain representations, warranties and agreements from each other Party.

E.         As a condition precedent to the capitalization of the Company, Eni Formation Party, PBF Formation Party, Chalmette Refining, L.L.C., a Delaware limited liability company (“CRC”), and Chalmette Refining Services L.L.C., a Delaware limited liability company (“CRS”) will be entering into the Transaction Agreements (as defined below) with the Company relating to the Project.

F.           The JV Transaction, the Transaction Agreements, and the Project shall be collectively referred to herein as the “Transaction.”

AGREEMENT

NOW, THEREFORE, by and in consideration of the mutual covenants and promises herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.           Definitions.

1.01        Specific Definitions. The capitalized terms used herein and not otherwise defined shall have the following meanings:

“Adverse Event” means:

(a)	with respect to the Renewable Diesel Facility, any event or occurrence relating thereto that could reasonably be expected to materially and adversely affect:

(i)	the schedule for the completion of the Renewable Diesel Facility or the expected performance capabilities of the Renewable Diesel Facility upon completion; or

(ii)	the Startup Date of Commercial Activities (as defined in the Contribution Agreement); or

(iii)
a change in Law affects the Renewable Diesel Facility or the Project and the Parties agree such change in Law renders, or would reasonably be expected to render, the Project not economically viable in the long-term; or

(b)
with respect to Eni or PBF LLC, any change, circumstance or effect that materially impedes or would reasonably be expected to impede the ability of such Party or an Affiliate of such Party to complete the transactions contemplated by this Agreement and the other Transaction Agreements;

but shall exclude any change, circumstance or effect resulting or arising from:

(i)	any change in general economic conditions in the renewable diesel fuel and petroleum products industry; or

(ii)
national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (other than such an attack directly on material assets of a Party); or

(iii)	changes in Law other than changes in Law described in clause (a)(iii) of this definition or in Sections 2.03(c) and 2.04(b).

2

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, another Person. For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, (a) none of the Company or any of its subsidiaries shall be considered an “Affiliate” of any Formation Party or such Formation Party’s Affiliates and (b) except as otherwise provided, any master limited partnership or joint venture that is Controlled by a parent of PBF LLC or Eni shall be an “Affiliate” of such Formation Party hereunder.

“Amended and Restated LLC Agreement” means that certain Amended and Restated Limited Liability Agreement, dated as of the Closing Date, by and among the Company, PBF Formation Party, and Eni Formation Party in the form attached as Exhibit A hereto, (x) as such form may be amended or supplemented as contemplated hereby and (y) with such other changes as the Parties may hereafter agree.

“Burdensome Condition” means, with respect to any Party, any action, arrangement, condition, restriction, undertaking or requirement imposed by a Competition Authority in connection with the Transaction that would reasonably be expected to adversely affect – directly or indirectly - the business, financial condition, operations or results of operations of: (i) the Ultimate Parent and/or any of its Affiliates of either Formation Party for a value at least equal to $10,000,000 or (ii) the Company, subsequent to the Closing.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Louisiana, New Jersey, Texas and Milan, Italy are generally open for business.

“Capital Contribution” is defined in Section 2.01.

“CAUSA” means that certain Common Assets Use and Services Agreement, dated as of the Closing Date, by and among CRC, the Company, and CRS in the form attached as Exhibit B hereto, (x) as such form may be amended or supplemented as contemplated hereby and (y) with such other changes as the Parties may hereafter agree.

“CFIUS” means the Committee on Foreign Investment in the United States, including any U.S. government agency acting in its capacity as a member agency thereof.

“CFIUS Approval” means that any of the following shall have occurred (i) CFIUS has concluded that none of the transactions contemplated hereunder are a “covered transaction” and not subject to review under the DPA; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notification provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA; or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“Clean Team” is defined in Section 5.03(d)(i).

3

“Closing” is defined in Section 2.02.

“Closing Conditions” means the conditions to Closing set forth, with respect to PBF Formation Party and the Company, in Section 2.03, and, with respect to Eni Formation Party, in Section 2.04.

“Closing Date” means, unless otherwise agreed by and between the Parties, a date no earlier than the tenth (10th) Business Day and no later than the twentieth (20th) Business Day following obtainment of all Regulatory Approvals and any other approvals identified in Schedule 4.05, subject to satisfaction or waiver of the conditions set out in Section 2.03 and Section 2.04.

“Company” is defined in the preamble of this Agreement.

“Competition Authority” means any competent competition/antitrust authority identified in Schedule 3.04 and otherwise pursuant to Section 5.01(b).

“Competitively Sensitive Information” means the following:

(i)         detailed information regarding recent current, non-public, or future pricing, whether with suppliers or customers, with respect to products/services that the Parties sell/supply competing against each other;

(ii)         details of recent, current product procurement or sales strategies or pricing plans, sales or promotional plans, strategic plans, and other information concerning future plans or strategies for product sales or procurement but excluding margins and plans or evaluations with respect to the Renewable Diesel Facility; and

(iii)       other product related documents and data jointly determined by the Parties’ legal counsel to be competitively sensitive; provided that the nature of such documents shall be identified to the Clean Team. Inclusion of information in a virtual data room file, access to which is limited to the Clean Team, shall constitute an appropriate identification of Competitively Sensitive Information; provided, however, that Competitively Sensitive Information does not include any information relating to technical information relating to the construction and operation of the Renewable Diesel Facility.

“Confidentiality Agreement” is defined in Section 8.

“Construction Management Agreement” means that certain Construction Management Agreement, dated as of the Closing Date, by and among the Company and CRC in the form attached as Exhibit D hereto, (x) as such form may be amended or supplemented as contemplated hereby and (y) with such other changes as the Parties may hereafter agree.

4

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, by and among the Company, PBF Formation Party, Eni Formation Party, and for the limited purposes set forth therein, PBF LLC and Eni, in the form attached as Exhibit C hereto, (x) as such form may be amended or supplemented as contemplated hereby and (y) with such other changes as the Parties may hereafter agree.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests in such Person having voting rights, whether by contract or otherwise.

“CRC” is defined in Recital E.

“CRS” is defined in Recital E.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. § 4565, and including the implementing regulations thereof, codified at 31 C.F.R. Part 800, et seq.

“Eni” is defined in the preamble of this Agreement.

“Eni Formation Party” is the Person that Eni will incorporate in a relevant jurisdiction in the United States before Closing designated by ENI to complete the JV Transaction contemplated hereunder and hold the 50% Membership Interest in the Company upon Closing.

“Execution Date” is defined in the preamble of this Agreement.

“Formation Party” and “Formation Parties” means the entities to which each of Eni and PBF LLC, respectively, transfers its rights and obligations under this Agreement prior to Closing pursuant to Section 11(b) and Section 11(k). For purposes of this Agreement, “Formation Party” shall refer to each of PBF Formation Party and Eni Formation Party, unless the context requires otherwise.

“Governmental Authority” means any federal, state, local, municipal, tribal, or other government; any governmental, regulatory, or administrative agency, commission, body, or other authority entitled to any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority, having or asserting jurisdiction.

“HSR Act” is defined in Section 5.01(a).

“Interim Period” means the period of time between the Execution Date and the Closing Date.

“JV Transaction” is defined in Recital B.

5

“Law” means any transnational, domestic or foreign federal, state, local or provincial statute, law, ordinance, principle of common law, constitution, treaty, convention, regulation, rule, code, order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement having the force and effect of law.

“Membership Interests” is defined in Recital C.

“Merger Filing” means filings to be made under the HSR Act pursuant to Section 5.01(a) below as well as any other filing agreed by the Parties pursuant to Section 5.01(b).

“New PBF Information” is defined in Section 5.05(a).

“Omnibus Agreement” means that certain Omnibus Corporate Services Agreement, dated as of the Closing Date, between PBF Holding Company LLC, PBF LLC, and the Company in the form attached as Exhibit E hereto, (x) as such form may be amended or supplemented as contemplated hereby and (y) with such other changes as the Parties may hereafter agree.

“Operating Agreement” means that certain Operating Agreement, dated as of the Closing Date, between the Company and CRC as Operator in the form attached as Exhibit F hereto, (x) as such form may be amended or supplemented as contemplated hereby and (y) with such other changes as the Parties may hereafter agree.

“Party” and “Parties” are defined in the preamble of this Agreement.

“PBF Companies” means, collectively, PBF LLC, PBF Formation Party, CRC, CRS, and prior to the Closing, the Company.

“PBF Formation Party” means PBF Green Fuels LLC, a Delaware limited liability company.

“PBF LLC” is defined in the preamble of this Agreement.

“Person” means any individual or any corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or other entity.

“Project” is defined in Recital B.

“Regulatory Approvals” means, any consent, waiver, permit, exemption, review, order, decision, authorization or approval of, or any registration and filing with, any Governmental Authority, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Authority, in each case required or advisable under Laws in connection with the Transaction, including (i) obtaining any CFIUS Approval; and (ii) the expiration or termination of any applicable waiting period under the HSR Act with respect to the Transaction or the full and unconditional clearance of the Transaction by Competition Authorities.

“Regulatory Long Stop Date” means the day that is one hundred twenty (120) days after the Execution Date.

6

“Renewable Diesel Facility” is defined in Recital B.

“Representatives” mean, as to any Person, its Affiliates, and its and its Affiliates’ respective officers, directors, employees, managers, members, partners, shareholders, owners, legal counsel, accountants, financial advisers, lenders, investors, and consultants.

“Securities Act” is defined in Section 3.03.

“Transaction” is defined in Recital F.

“Transaction Agreements” mean this Agreement, the Contribution Agreement, the Construction Management Agreement, the Operating Agreement, the CAUSA, the Amended and Restated LLC Agreement, and the Omnibus Agreement, as well as any delegation of authority attached to any of such agreements.

“Ultimate Parent” is defined in the Amended and Restated LLC Agreement.

1.02        References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.”  The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices and Exhibits referred to herein are attached hereto. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. The word “or” when used in a list shall not indicate that the listed items are exclusive of each other. References to any contract, agreement or other instrument shall mean such contract, agreement or other instrument as it may be amended, restated, supplemented, modified or replaced from time to time. References to any Person shall include such Person’s successors and permitted assigns. The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if”.

7

2.            Joint Venture Formation.

2.01       Capital Contributions. Subject to the satisfaction or waiver of the Closing Conditions on the Closing Date, and the terms and conditions of this Agreement and the Contribution Agreement, (a) in addition to any capital that PBF LLC may provide to the Company prior to the Closing Date as contemplated in Recital A and Section 5.04(a), PBF LLC hereby agrees to cause PBF Formation Party to make to the Company the contribution set forth in Section 2.1 of the Contribution Agreement and (b) Eni hereby agrees to cause Eni Formation Party to make to the Company the contribution set forth in Section 2.2 of the Contribution Agreement (each of (a) and (b), a “Capital Contribution” and collectively, the “Capital Contributions”), in exchange for the Membership Interests as set forth in Section 2.3 of the Contribution Agreement.

2.02       Closing. The Capital Contributions in exchange for the Membership Interests provided for in this Agreement and the Contribution Agreement (the “Closing”) will take place at such place as the Parties may agree, at 10:00 A.M. local time, on the Closing Date, following and subject to the satisfaction or waiver of all the conditions set forth in Section 2.03 and Section 2.04 and delivery of all deliverables in Section 6.  The Closing shall be effective for all purposes at 12:01 A.M., local time, in Orleans Parish, Louisiana, on the Closing Date, and shall occur simultaneously with the closing under the Contribution Agreement, it being agreed and understood that all actions and transactions set forth in Section 2.05 and Section 6 shall be fully and duly completed in order for the Closing to be considered duly consummated and completed.

2.03       PBF Formation Party and Company Closing Conditions. The obligation of PBF Formation Party to contribute its Capital Contribution to the Company and the Company to complete the issuance of the Membership Interests to each Formation Party on the Closing Date pursuant hereto, are subject to the satisfaction or waiver by PBF Formation Party and/or the Company, as applicable of each of the following conditions to the extent referable to the waiving Party, it being agreed and understood that the Closing Conditions under letter (c) below of this Section 2.03 cannot be waived and under letters (d) and (e) below of this Section 2.03 can only be waived with the consent of all Parties:

(a)          in the case of the Company, the representations and warranties of the Formation Parties set forth in Section 3 hereof and Article VI of the Contribution Agreement shall be true and correct in all material respects on the Closing Date, as though made on and as of such date;

(b)          in the case of PBF Formation Party, the representations and warranties of Eni or Eni Formation Party, as applicable, set forth in Section 3 hereof and Article VI of the Contribution Agreement shall be true and correct in all material respects on the Closing Date, as though made on and as of such date;

(c)          no provision of any applicable Law shall prohibit the Closing;

(d)          all Regulatory Approvals and any other approvals identified in Schedule 4.05 shall have been obtained;

(e)          no Adverse Event shall have occurred; and

(f)          Eni shall have complied in all material respects with its covenants in Section 5 hereof.

8

2.04        Eni Formation Party Closing Conditions. The obligation of Eni Formation Party to contribute its Capital Contribution to the Company is subject to the satisfaction or waiver by Eni Formation Party of each of the following conditions to the extent referable to the waiving Party, it being agreed and understood that the Closing Conditions under letter (b) below of this Section 2.04 cannot be waived and under letters (c) and (d) below of this Section 2.04 can only be waived with the consent of all the other Parties:

(a)          the representations and warranties of (i) the PBF LLC or PBF Formation Party, as applicable, set forth in Section 3 hereof and Article VI of the Contribution Agreement, (ii) the Company set forth in Section 4 hereof and Article V of the Contribution Agreement, in each case, shall be true and correct in all material respects on the Closing Date, as though made on and as of such date;

(b)          no provision of any applicable Law shall prohibit the Closing;

(c)          all Regulatory Approvals and any other approvals identified in Schedule 4.05 shall have been obtained;

(d)          no Adverse Event shall have occurred; and

(e)          PBF LLC shall have complied in all material respects with its covenants in Section 5 hereof.

2.05          Closing Obligations of the Parties. At Closing:

(a)          PBF Formation Party shall contribute its Capital Contribution to the Company;

(b)         Eni Formation Party shall contribute its Capital Contribution to the Company by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Company at or prior to the Closing;

(c)          the Company shall issue to each of PBF Formation Party and Eni Formation Party the respective Membership Interest; and

(d)        each of PBF Formation Party, Eni Formation Party and the Company, as applicable, shall have otherwise delivered to each other Party, as applicable, the closing deliverables identified for such Party in Section 6.

Upon completion of Closing but always on the Closing Date, the Company shall distribute to PBF Formation Party, by wire transfer of immediately available funds, the amount determined in accordance with Section 4.5(a) of the Amended and Restated LLC Agreement, it being agreed and understood that any delay by the Company in transferring such amounts and/or in PBF Formation Party in receiving such amounts on its account shall in no case affect Closing, that shall be deemed duly consummated upon completion of the activities set forth in letters (a) through (d) above in this Section 2.05.

9

3.           Representations and Warranties of the Formation Parties. Each of Eni and PBF LLC hereby represents and warrants to the Company, severally and not jointly, solely with respect to itself and Eni Formation Party or PBF Formation Party, respectively, that the representations and warranties contained in this Section 3 are true and correct as of the Execution Date and shall be true and correct on the Closing Date as though made on the Closing Date:

3.01      Corporate Existence. Such Formation Party is duly organized, legally existing and in good standing under the laws of the state in which it is incorporated or organized. Such Formation Party is not in default in the performance, observance or fulfillment of any provision of its incorporation or organizational documents.

3.02       Authority; Enforceability. Such Formation Party and its Affiliates which are party to a Transaction Agreement have all requisite corporate authorizations, approvals, and consents and all necessary power and authority required to consummate the Transaction and execute, deliver and perform the respective obligations hereunder and under the Transaction Agreements to which such Formation Party or any of its Affiliates is a party. Each Transaction Agreement, once executed by such Formation Party or any of its Affiliates which is a party to it, constitutes the legal, valid and binding obligation of such Formation Party and/or Affiliate, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity.

3.03        Additional Acknowledgments. Such Formation Party is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Such Formation Party understands that the Membership Interests have not been registered under the Securities Act, or any state securities laws in reliance on an exemption from registration. The Membership Interests constitute “restricted securities” cannot be sold or transferred except in compliance with the registration requirements, or an applicable exemption from, federal and state securities laws and in compliance with the Amended and Restated LLC Agreement. Such Formation Party is acquiring its Membership Interest in exchange for its Capital Contribution in connection with the capitalization of the Company, and with no present intention or plan to affect any distribution of the Membership Interests. The Amended and Restated LLC Agreement has been jointly drafted by each Formation Party, and such Formation Party recognizes that it, along with the other Formation Party, has certain rights of control and influence over the Company and, accordingly, neither of the Formation Parties is relying upon the skills and efforts of any other person. Such Formation Party is capable of evaluating the merits and risks of becoming a party to the Amended and Restated LLC Agreement and is familiar with the information about the Company as provided to it, including the transactions contemplated by the Contribution Agreement. PBF LLC and its Affiliates and/or the Company has made available all additional information which was requested by Eni in connection with the transactions contemplated by this Agreement and the Contribution Agreement, as well as the opportunity to ask questions and receive answers from PBF LLC and its Affiliates and/or the Company in connection with the transactions contemplated under this Agreement.

3.04        Approvals. Except (a) for approvals of Competition Authorities, (b) as disclosed on Schedule 4.05 or (c) the Regulatory Approvals to be obtained pursuant to Section 2.03(d) or Section 2.04(c), no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other person is required in connection with the execution, delivery or performance by each Formation Party of this Agreement, the Contribution Agreement and the Amended and Restated LLC Agreement.

10

4.           Representations and Warranties of the Company. The Company hereby represents and warrants to the Formation Parties that the representations and warranties contained in this Section 4 are true and correct as of the Execution Date and shall be true and correct on the Closing Date as though made on the Closing Date:

4.01        Corporate Existence. The Company is a limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware. The Company is not in default in the performance, observance or fulfillment of any provision of its current limited liability company agreement or its certificate of formation.

4.02        Capitalization and Valid Issuance of Membership Interests. As of the Execution Date, PBF LLC is the sole member of the Company. Immediately following the Closing, PBF Formation Party and Eni Formation Party shall be the only members of the Company, and each Formation Party’s Percentage Interest (as defined in the Amended and Restated LLC Agreement), and all outstanding Membership Interests, shall be as set forth in Appendix II to the Amended and Restated LLC Agreement. Upon issuance, all Membership Interests will be duly authorized and validly issued in accordance with the Amended and Restated LLC Agreement, free and clear of any liens.

4.03        No Breach. The execution, delivery and performance by the Company of this Agreement, the compliance by the Company with the terms and provisions hereof, and the issuance of the Membership Interests by the Company do not and will not: (a) violate any provision of any law, statute, rule, regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to the Company, or (b) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement, instrument or obligation.

4.04      Authority; Enforceability. The Company has all requisite corporate authorizations, approvals, and consents and all necessary power and authority required to consummate the Transaction and execute, deliver and perform its obligations under the Transaction Agreements the Company is party to. Each Transaction Agreement, once executed by the Company, constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity.

4.05          Approvals. Except as disclosed on Schedule 4.05, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other person is required in connection with the execution, delivery or performance by the Company of this Agreement, the Contribution Agreement and the Amended and Restated LLC Agreement.

11

5.            Covenants of the Parties Pending Closing.

5.01        HSR and Merger Filing Matters.

(a)         In connection with the foregoing, within thirty (30) days after the Execution Date, Eni shall prepare and file, or cause to be filed by its “ultimate parent entity” (as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)) with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed by Eni under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein, and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act and to use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)         In addition to the foregoing, and without limiting the requirement in Section 5.01(a), Eni and PBF LLC will make any other Merger Filings to the relevant Competition Authorities in connection with obtaining the associated Regulatory Approval, if any, required related thereto. Reasonably promptly following the Execution Date, in addition to the competition authorities and jurisdictions set forth on Schedule 3.04, Eni and PBF LLC shall consult with each other to identify (x) any competition authorities to which any Party is required to submit a filing under the applicable Laws (in addition to the one referred to in Section 5.01(a)) and (y) the appropriate time for carrying out any such other Merger Filings, and subject to applicable Law relating to the sharing of information, each Party hereto shall:

(i)           cooperate to prepare and file as soon as practicable any Merger Filing required under this Agreement, with the purpose of obtaining full and unconditional clearance of the Transaction,

(ii)         promptly furnish the other Party with such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required filings or submissions to any Competition Authority in connection with the transactions contemplated hereby,

(iii)        promptly furnish the other Party with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (1) prepared by or on behalf of such Party for any Competition Authority and afford the other Party opportunity to comment and participate in responding, where appropriate; or (2) received by or on behalf of such Party from any Competition Authority, in each case in connection with any such consent, authorization, order or approval or the transactions contemplated by this Agreement,

(iv)         cooperate in responding to any inquiry from a Competition Authority; and

(v)          use commercially reasonable efforts to consult with and keep the other Party hereto informed as to the status of such matters.

12

Further, no Party hereto shall, nor shall it permit any of its Representatives to, meet or engage in material conversations with any Competition Authority or representative of such Competition Authority in connection with obtaining any such Regulatory Approval unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent not precluded by applicable Law or regulation or exempted by this Agreement, offers the other Party the opportunity to participate in such meeting or conversation.

(c)        Eni shall bear its own cost for preparing, as well as the filing fees in connection with, any required filing under the HSR Act or any other Merger Filing required under this Agreement. PBF LLC shall bear its own costs for preparing any required filing under the HSR Act or any other Merger Filing required under this Agreement. Notwithstanding anything to the contrary herein, no Party shall be required to take any action or agree to any arrangement, condition, restriction, undertaking or requirement that, and shall not be required to cause its Affiliates to take any action or agree to any arrangement, condition, restriction, undertaking or requirement that, constitutes a Burdensome Condition.

5.02        CFIUS Cooperation.

(a)         Within twenty (20) Business Days after the Execution Date, Eni shall prepare (on behalf of the Formation Parties) and submit as soon as reasonably possible a draft of the joint voluntary notice as contemplated under 31 C.F.R. 800.501 to CFIUS, and as promptly as practicable after receiving and incorporating any feedback from CFIUS regarding the draft joint voluntary notice, Eni shall file (on behalf of the Formation Parties) a final joint voluntary notice in accordance with the DPA.

(b)         The Parties shall supply, as promptly as practicable (and in any event, within the timeframe required by CFIUS) any certification, additional information, document, or other materials in respect of such joint voluntary notice that may be requested by CFIUS in connection with its review process related to the CFIUS Approval.

(c)         The Parties shall cooperate with each other in connection with resolving any investigation or other inquiry of CFIUS or any other Governmental Authority related to the review processes for the CFIUS Approval, including by (i) allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions to CFIUS, (ii) promptly informing each other of any communication received by the Parties, or proposed to be given by the Parties to CFIUS, by promptly providing copies to the other Party of any such written communication, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. § 800.502, information otherwise requested by CFIUS to remain confidential, or information reasonably determined by the Parties to be business confidential information, and (iii) permitting each other to review in advance any written or oral communication that the Parties propose to give to CFIUS, and consulting with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, giving each other the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS.

13

(d)         Each of Eni and PBF LLC will use reasonable best efforts to obtain the CFIUS Approval. Eni and PBF LLC shall be equally responsible for and share the payment of any filing fees imposed by a Governmental Authority in connection with the CFIUS process in connection with the consummation of the transactions contemplated by this Agreement and any costs and expenses incurred by Eni, PBF LLC and the Company as a result of implementing any agreed upon mitigation measures required by CFIUS as a condition of or in connection with CFIUS Approval; provided that no Party shall be required to take, or cause its Affiliates to take, any action or agree to any arrangement, condition, restriction, undertaking or requirement that, constitutes a Burdensome Condition.

5.03        Access and Information.

Throughout the Interim Period:

(a)          upon reasonable notice to PBF LLC, PBF LLC shall grant, or cause to be granted, to Eni and its Representatives access during normal business hours to the books and records of the Company as it relates to the design, construction, commissioning, startup, as applicable, of the Renewable Diesel Facility (subject to any confidentiality agreements, applicable legal restrictions and any applicable legal privileges);

(b)         PBF LLC shall use commercially reasonable efforts to furnish, or cause to be furnished, to Eni and its Representatives all data and information concerning the operation of the Renewable Diesel Facility, to the extent applicable, that may reasonably be requested by Eni and shall use all commercially reasonable efforts to make available, or cause to be made available, such personnel of PBF LLC or its Affiliates as may reasonably be requested;

(c)        PBF LLC shall furnish, or cause to be furnished, periodically every fifteen (15) days, save otherwise specified in the subparagraphs below, to Eni and its Representatives or, as specified below, to the Clean Team (as defined in Section 5.03(d)(i)), an operating report that shall include, among the others:

(i)           the working capital summary relating to the Renewable Diesel Facility, with the specific indication of the main components;

(ii)          to the Clean Team: the inventory buildup of the Renewable Diesel Facility, including prices, duration, volumes, applicable INCOTERMS, type of feedstock/products;

(iii)         a summary of costs incurred by PBF Formation Party and its Affiliates relating the Renewable Diesel Facility;

(iv)         updates on the status of the construction and, if applicable, operations of the Renewable Diesel Facility, and

(v)          on a monthly basis, management reports on the Company’s operations and business.

14

Notwithstanding the preceding sentences to the contrary, nothing in this Agreement shall be construed to permit Eni or its Representatives to have access to, and the books and records of the Company, or in relation to the Renewable Diesel Facility, shall not include, any files, records, contracts or documents of the PBF LLC, the Company or their respective Affiliates relating to (x) PBF LLC’s or its Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and internal hydrocarbon inventory valuation procedures and records; (y) the negotiation or execution of this Agreement or any other Transaction Agreement; or (z) Competitively Sensitive Information (except to the extent that any such information is shared through a Clean Team in accordance with Section 5.03(d)).

(d)       PBF LLC and Eni will cooperate in establishing Clean Teams where required or advisable in order to facilitate the review of Competitively Sensitive Information that may be reasonably necessary for due diligence purposes related to the JV Transaction. Sharing of Competitively Sensitive Information is subject to the following:

(i)          Competitively Sensitive Information shall be disclosed by PBF LLC to Eni (x) to individuals who are employed or engaged as a consultant and/or other external service provider, depending on the nature of the Competitively Sensitive Information, engaged by Eni or (y) to individuals who (1) have no operational role at Eni in which he or she would be likely to use such Competitively Sensitive Information for competitive purposes, and (2) sign an acknowledgement to restrict use and disclosure of such Competitively Sensitive Information in a form approved by PBF LLC and Eni (collectively, the “Clean Team”).

(ii)          PBF LLC, on behalf of itself, the Company and its Affiliates, shall have the sole right to determine the scope of documents to disclose to the Clean Team in response to requests by Eni to review Competitively Sensitive Information for the purpose of evaluating the JV Transaction, the Project and the Company.

(iii)        PBF LLC, on behalf of itself, the Company and its Affiliates, shall have the ability in its discretion to designate certain Competitively Sensitive Information as “Outside Counsel Only” or otherwise marked so as to prevent its review by Eni other than outside counsel.

(iv)        Eni, on behalf of itself and Eni Formation Party, represents and warrants to PBF LLC, PBF Formation Party and the Company that none of the individuals who will participate on the Clean Team currently have, or are reasonably likely to have, in the foreseeable future (which in any event does not cover periods of time longer than six (6) months after such individuals have had access to Competitively Sensitive Information), direct pricing, sales, or marketing responsibilities for Eni (or Eni Formation Party) in direct competition with the business of the Company. Eni, on behalf of itself and Eni Formation Party, represents and warrants to PBF LLC, PBF Formation Party and the Company that the review of any Competitively Sensitive Information that may be made available to Eni is reasonably necessary for its evaluation of the JV Transaction, the Project and the Company.

15

(v)        Eni agrees and agrees to cause each member of the Clean Team that are employees of Eni or its Affiliates: (1) to maintain the confidentiality of Competitively Sensitive Information; (2) not to disclose Competitively Sensitive Information to any Persons other than the Clean Team; (3) if Closing is not consummated, to return or destroy all Competitively Sensitive Information promptly upon request of PBF LLC (with such destruction to be certified in writing by the authorized officer of Eni supervising such destruction), in accordance with the confidentiality undertakings of this Agreement; and (4) not to use Competitively Sensitive Information for purposes other than evaluating the JV Transaction, the Project and the Company.

5.04        Interim Operating Covenants.

During the Interim Period:

(a)          PBF LLC shall (and shall cause the PBF Companies to):

(i)           conduct the design, construction, commissioning, and startup, as applicable, of the Renewable Diesel Facility in accordance with the designs, drawings and construction schedules provided by the applicable PBF Company to Eni and in accordance with the performance standards under the Construction Management Agreement;

(ii)        to the extent applicable, conduct the operations of the Renewable Diesel Facility in the ordinary course of business consistent with the applicable PBF Company’s customary practices and with the accepted industry practices, including such practices adopted by, or performed on behalf of, the applicable PBF Company, including routine maintenance and routine preventive maintenance activities, and capital expenditures and projects as are in the applicable PBF Company’s operational plans for such period.

(iii)         upon completion of the Renewable Diesel Facility and commencement of commercial operations thereat, commence commercial trading and marketing of products produced by the Renewable Diesel Facility in the ordinary course of business, acting in good faith and as a reasonable, skilled and prudent operator of renewable facilities, the Parties acknowledging and agreeing that starting from the Startup Date of Commercial Activities, all production, commercial trading and marketing of products produced by the Renewable Diesel Facility shall belong the Company;

(iv)        capitalize the Company with sufficient initial working capital to commence activities contemplated in Section 5.04(a)(ii) and Section 5.04(a)(iii), provided that any such capitalization prior to the Closing Date shall only be in the form of a member loan to the Company convertible into equity not later than as at Closing Date, so as to ensure that each of the Eni Member and the PBF Member shall have in the Company - upon conversion of the member loan into equity and consummation of Closing – the membership interests of 50% each of the Company’s corporate capital, and shall otherwise be limited as contemplated in Section 2.4 of the Contribution Agreement;

16

(v)          use commercially reasonable efforts to maintain non-conflicting relationships with employees (including any secondees), suppliers, distributors, customers, collective bargaining units and others having business relationships with the Renewable Diesel Facility, including using their commercially reasonable efforts to (x) renew and extend any Assumed Contracts (as defined in the Contribution Agreement) scheduled to expire during the Interim Period and (y) to include in such Assumed Contracts an assignment clause that will allow the assignment to the Company;

(vi)         maintain and /or enter into the insurance policies provided for in the Transaction Agreements;

(vii)       enter into a processing agreement pursuant to which the feedstocks acquired by the Company will be processed by the Renewable Diesel Facility at cost, such provision of service at cost to be duly documented; and

(viii)      promptly inform Eni Formation Party of any third-party claim received by PBF LLC, PBF Formation Party, the Company and/or any of their Affiliates in relation to the Company, the Project and/or the Transaction (provided that, with respect to claims relating to the Transaction, Eni or, as applicable, the Eni Formation Party shall have a reciprocal obligation to PBF LLC, PBF Formation Party, the Company and/or any of their Affiliates).

(b)         Without limiting the generality of Section 5.04(a), except as (x) contemplated by the Transaction Agreements or (y) otherwise required to effect the transactions contemplated thereby, PBF LLC shall not (and shall cause the PBF Companies not to) with respect to the Renewable Diesel Facility or the Company, without the prior written consent of Eni, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)           dispose in any way of the membership interest in the Company and/or create liens, encumbrances or securities thereon, including in the context of any indebtedness assumed by PBF and/or any of its Affiliates;

(ii)         assume undertakings or commitments with any third party in relation to the subscription or acquisition of membership interest in the Company and/or resolve, or cause the Company to resolve, upon any capital increase or other transaction (including through the issuance of convertible bonds, warrants or options) that could grant any third party the right to acquire or subscribe a membership interest in the Company;

(iii)         enter into any extraordinary corporate transactions involving the Company;

(iv)        sell, lease, mortgage, transfer or convey, exclusively license to others or otherwise dispose of any asset that would constitute the PBF Contributed Assets (as defined in the Contribution Agreement) or that are the subject-matter of CAUSA, except for any feedstock and renewable diesel fuel purchased and/or sold in the ordinary course of business consistent with the delegation of authorities attached to the Transaction Agreements, the applicable PBF Company’s customary practices, including such practices adopted by, or performed on behalf of, the Company, acting in good faith and as a reasonable, skilled and prudent operator of renewable facilities;

17

(v)          enter into any contracts, other than in the ordinary course of business and consistent with and as contemplated in the forms of the Construction Management Agreement and/or the Operating Agreement;

(vi)        incur any debt or other liabilities other than (x) as required for the construction of the Renewable Diesel Facility as contemplated in the Transaction Agreements, and (y) those arising from contracts relating to the procurement of feedstock or the sale of products, in all circumstances in accordance with the applicable PBF Company’s customary practices, including such practices adopted by, or performed on behalf of, the Company, acting in good faith and as a reasonable, skilled and prudent operator of a renewable facility;

(vii)        suffer any liens or encumbrances upon the Renewable Diesel Facility or the Company, other than Permitted Liens (as defined in the Contribution Agreement);

(viii)       enter into any settlement of any pending or threatened proceeding, or enter into any amendment of any existing settlement agreement, where the provisions thereof will adversely impact the Renewable Diesel Facility or the Company or the ordinary operations of the Renewable Diesel Facility or the Company as currently conducted by the PBF Companies (PBF LLC shall provide Eni with reasonable prior notice in the event a PBF Company enters into any settlement of any pending or threatened litigation related to the Renewable Diesel Facility);

(ix)         consent to the entry of (or amendment to) any decree or order by, or enter into (or amend) any other agreements with, any Governmental Authority that will adversely affect the Company, the Renewable Diesel Facility or the ordinary operations of the Renewable Diesel Facility as then-currently conducted by the PBF Companies;

(x)          enter into any commitment for capital expenditure or authorize any capital expenditure in excess of, individually or in aggregate, $6,000,000.00, with respect to the Renewable Diesel Facility other than as contemplated by the form of Construction Management Agreement;

(xi)         carry out any activity that could cause the revocation, expiry, termination or, anyway, determine the Company losing any permits or authorization relating to the Renewable Diesel Facility;

(xii)        enter into related party transactions in relation to the Renewable Diesel Facility;

(xiii)       waive any third-party receivable of the Company;

(xiv)       amend the organizational structure of the Company and/or of PBF Affiliates that will be parties to the Transaction Agreements;

18

(xv)        increase wages and salaries of any PBF employee seconded and/or to be seconded to the Company and/or grant them bonuses or other incentives, other than in accordance with PBF LLC’s policies;

(xvi)       cause the Company to:

a.	incur or assume any indebtedness for borrowed money (other than a working capital credit facility) and/or issue securities relating to indebtedness for borrowed money or guarantees;

b.	hire employees;

c.	acquire any interest in the equity of any other Person;

d.	acquire or sell real estate, business units or parts thereof;

e.	distribute dividends and/or corporate reserves;

f.	resolve on reduction of the corporate capital;

g.
make any distribution or loan in favor of PBF LLC and/or any of its Affiliates. For the avoidance of doubt, nothing in this Agreement prohibits the Company from repaying any member loans (principal and interest) made by PBF LLC and/or its Affiliates, or

(xvii)      commit to any of the foregoing,

in any of the circumstances above without the prior written consent of Eni, which consent shall not be unreasonable withheld or delayed and to be obtained, to the extent relevant, in accordance with the Clean Team procedures in Section 5.03(d). To this extent, any action or transaction for which a request is sent by PBF LLC or PBF Formation Party to Eni and in respect of which Eni does not give its consent in writing within and no later than ten (10) Business Days from the date of receipt of such request, shall be deemed accepted by Eni and the relevant action or transaction shall be performed. The ten (10) Business Days term referred to above shall be reduced to five (5) Business Day in case of urgency duly motivated by PBF LLC or PBF Formation Party in the notice.

Notwithstanding any other provision set forth in this Agreement to the contrary, it is expressly understood and agreed that PBF LLC, PBF Formation Party and/or the Company, as applicable, will be entitled to take all actions which, in their reasonable judgement, are necessary or appropriate to:
(I)          comply with any applicable Law or any order of any Governmental Authority or with any existing contracts;

(II)          ensure the safe and regular construction and, if applicable, operation and maintenance of the Renewable Diesel Facility;

19

(III)        protect the safety and security of any Person and/or the environment; and

(IV)       timely and adequately defend in any litigation, or claim and/or enforce PBF LLC, PBF Formation Party and/or the Company’s rights vis-à-vis any Person,

it being understood that PBF LLC or PBF Formation Party shall, in any event, inform Eni of any such action, to the extent reasonably possible by giving a prior notice.

(c)          Should PBF LLC and/or PBF Formation Party breach the provisions above in this Section 5.04, then:

(i)           to the extent the breach is capable of remedy, PBF LLC and/or PBF Formation Party shall remedy to the breach at their own costs and expenses, ensuring that such breach has no negative impact or effect on the Company and/or the Renewable Diesel Facility, or

(ii)         in case of breaches relating to Section 5.04(b)(xvi)(e)-(g), refund the Company on a dollar per dollar basis the amounts distributed, reimbursed or transferred, at any title whatsoever under any of the aforesaid provisions, to PBF LLC and/or any of its Affiliates in breach of the said provisions, within ten (10) Business Days from Eni Formation Party’s request; or

(iii)       in case of breach of any other provision under this Section 5.04(a) and/or Section 5.04(b) different from those referred to under Section 5.04(c)(i) or Section 5.04(c)(ii) above, the relevant claim, loss, liability, demand, actions, damages, expenses and causes of action (including reasonable attorney’s fees, disbursement and expenses) shall be treated as an Indemnifiable Losses under Article VIII of the Contribution Agreement, subject to the thresholds and limitations set forth therein, including the Indemnity Cap (as defined in the Contribution Agreement).

(d)          Notwithstanding any provision to the contrary contained in this Agreement and without prejudice of PBF LLC’s undertakings above in this Section 5.04, Eni acknowledges on behalf of itself and its Affiliates that nothing in this Section 5.04 shall be construed to restrict or limit any PBF Company’s ability to conduct its own business and operate its own assets, including the Renewable Diesel Facility, as determined by such PBF Company in its sole and absolute discretion.

5.05        Additional Interim Provisions

(a)          Interim Services. Should the Startup Date of Commercial Activities (as defined in the Contribution Agreement) of the Renewable Diesel Facility occur prior to the Closing Date, PBF LLC agrees that (x) the goods, utilities and services that PBF LLC and/or its Affiliates will provide to the Company at the Renewable Diesel Facility  and (y) the services to be provided by Chalmette Refining, L.L.C. (the “Processor”) consisting of the receipt, handling, processing and/or storage of feedstock purchased by or on behalf of the Company in accordance with this Agreement as well as for the delivery to the Company of the products resulting from such processing (collectively (x) and (y), the “Interim Services”) shall be provided (i) for variable costs, at cost, on a pass-through basis, with no margin, consistent with the principles set forth in the Operating Agreement, the Omnibus Agreement and the CAUSA, and (ii) for fixed costs, excluding costs relating to any emergencies , shall not exceed $6 million on a monthly basis (the “Cap”) and any fixed cost exceeding such Cap shall not be charged to the Company and shall be covered by PBF LLC and/or its Affiliates.

20

Both variable costs and fixed costs shall be duly documented.

For the avoidance of doubt, the Interim Services shall cease on the Closing Date and PBF LLC and/or its Affiliates will not have any obligation to provide any services on the foregoing basis after the Closing Date.

In addition, PBF LLC agrees that (i) title to the feedstocks delivered by the Company to the Processor in connection with the Interim Services, as well as to the products resulting from the Interim Services shall at all times remain with the Company; and (ii) any insurance proceeds arising from a loss or other casualty related to the Company’s feedstock or products shall belong to and shall be transferred to the Company. Following the Closing, costs, expenses, liabilities, fees, payments, charges, etc. charged to the Company in relation to any such services will be subject to audit rights of Eni Formation Party.

(b)          Secondment Agreement. Following the execution of this Agreement and prior to Closing Date, Eni will provide PBF LLC and the Company with a draft secondment agreement relating to the secondment to the Company of Eni’s personnel in accordance with the Amended and Restated LLC Agreement, based on the standard terms and conditions of secondment applied by Eni’s group. The Parties agree to negotiate in good faith the terms and conditions of such secondment agreement in accordance with the principles and purposes of the Transaction underlying the need of secondment of personnel of the members of the Company to the Company and taking into account the need for such secondment to remain compliant with Eni’s organizational policies and procedures, so as to have an agreed form prior to Closing Date. Should the Parties be unable to agree on a form secondment agreement, Eni’s standard secondment agreement shall be used for the secondment of Eni’s personnel.

21

5.06        Disclosures and Schedules.

(a)          PBF LLC, on behalf of itself and the PBF Companies, may from time to time prior to the Closing, by written notice to Eni, (i) supplement, amend or add any schedule to the Contribution Agreement (including any schedule to any exhibit thereto) with new or updated information with respect to matters that occur or arise after the Execution Date to add any omissions discovered by PBF LLC relating to such schedules or to correct any matter that would constitute a breach of any representation or warranty of the applicable PBF Company in Article V or Article VI of the Contribution Agreement as of the Closing Date (such new or additional information being “New PBF Information”) and (ii) supplement, amend or add any schedule or exhibit to a Transaction Agreement with new or updated information with respect to matters that occur or arise after the Execution Date to reflect such new or updated information with all such updates to schedules to be provided by PBF LLC as promptly as practical following discovery of the information requiring such updates. No disclosure of New PBF Information by PBF LLC under this Section 5.05(a), shall obligate Eni or Eni Formation Party to waive its rights under Section 2.04 in this Agreement nor those under Article VIII of the Contribution Agreement, if the representations and warranties of the Company in Article V and/or of PBF Formation Party in Article VI in each case of the Contribution Agreement would have been breached but for such New PBF Information, so that, provided that Closing has occurred, Eni Formation Party will be entitled to claim for Indemnifiable Losses (as defined in Section 8.2 of the Contribution Agreement and subject to the thresholds and limitations therein) as if the representations and warranties of the Company in Article V and/or of PBF Formation Party in Article VI in each case of the Contribution Agreement would have been breached but for such New PBF Information. For the avoidance of doubt, any such Indemnifiable Claim made pursuant to this Section 5.05 shall apply to the Indemnity Cap set forth in Section 8.3(b) of the Contribution Agreement.

(b)         For purposes of determining whether Eni’s Closing Conditions set forth in Section 2.04 have been fulfilled, the Schedules to the Contribution Agreement shall be deemed to include the New PBF Information, unless the New PBF Information constitutes an Adverse Event and without prejudice of Eni’s rights under Section 2.04(b). Notwithstanding the foregoing, if Eni has a right to terminate this Agreement as a result of the Closing Conditions set forth in Section 2.04 not being satisfied, but Eni elects to proceed with the Closing and the Closing does occur, then the New PBF Information shall be deemed to be accepted by Eni and Eni, on behalf of itself, Eni Formation Party and the Company, shall be deemed to have waived and not be entitled to make a Claim (as defined in the Contribution Agreement) thereon under the Contribution Agreement or otherwise.

5.07        Other Notices and Undertakings Prior to Closing. Within:

(a)         ten (10) Business Days prior to Closing, PBF LLC or PBF Formation Party shall provide Eni or Eni Formation Party written notice of the amount of the Capital Contributions to be made by Eni Formation Party at Closing under Section 2.05(b);

(b)          fifteen (15) Business Days prior to Closing, PBF LLC will deliver to Eni an Environmental and Safety Risk Assessment Report for the Renewable Diesel Facility which addresses, in a manner reasonably acceptable to Eni, whether the current or historical uses of the property have impacted the environmental condition of the property, including, but not limited to, the soil or groundwater beneath the property, and an associated probability and materiality assessment of the identified risk and measure to address any such environmental impact; and

(c)          fifteen (15) Business Days prior to Closing, PBF LLC will provide written notice to Eni of the Initial Working Capital Funding Needs (as defined in the Contribution Agreement) of the Company and whether there is a requirement for, and the amount of, any Excess Initial Working Capital Funding (as defined in the Contribution Agreement), each in accordance with, and subject to the provisions in, Section 2.4 of the Contribution Agreement.

6.           Closing Deliveries.

(a)          Eni Formation Party Deliveries. At the Closing, Eni shall cause Eni Formation Party to deliver to:

22

(i)           each of PBF Formation Party and the Company a copy of the Contribution Agreement duly executed by Eni Formation Party;

(ii)          each of PBF Formation Party and the Company a copy of the Amended and Restated LLC Agreement duly executed by PBF Formation Party;

(iii)        the Company each closing deliverable set forth in Section 4.3 of the Contribution Agreement;

(iv)       the Company a copy of the resolutions of the board of directors of the Company executed by the directors appointed by Eni Formation Party authorizing the execution, delivery, and performance by the Company of each of the Transaction Agreements.

(b)          PBF Formation Party Deliveries. At the Closing, PBF LLC shall, or shall cause PBF Formation Party to deliver to:

(i)           each of Eni Formation Party and the Company a copy of the Contribution Agreement duly executed by PBF Formation Party;

(ii)          each of Eni Formation Party and the Company a copy of the Amended and Restated LLC Agreement duly executed by PBF Formation Party;

(iii)         the Company and Eni Formation Party each closing deliverable set forth in Section 4.2 of the Contribution Agreement;

(iv)       the Company a copy of the resolutions of the board of directors of the Company executed by the directors appointed by PBF Formation Party authorizing the execution, delivery, and performance by the Company of each of the Transaction Agreements;

(v)          the Company a copy of the Construction Management Agreement duly executed by CRC as Construction Manager;

(vi)         the Company a copy of the Operating Agreement duly executed by CRC as Operator;

(vii)       the Company a copy of the CAUSA duly executed by each of CRC and CRS;

(viii)      the Company a copy of the Omnibus Agreement duly executed by PBF Holding Company LLC and CRC.

(c)          Company Deliveries. At the Closing, the Company shall deliver to:

23

(i)           each of Eni Formation Party and PBF Formation Party a copy of the Contribution Agreement duly executed by the Company;

(ii)         each of Eni Formation Party and PBF Formation Party each closing deliverable set forth in Section 4.4 of the Contribution Agreement;

(iii)        each of Eni Formation Party and PBF Formation Party a copy of the Amended and Restated LLC Agreement duly executed by the Company;

(iv)        CRC a copy of the Construction Management Agreement duly executed by the Company;

(v)          CRC a copy of the Operating Agreement duly executed by the Company;

(vi)         PBF Formation Party (three copies, one for each of PBF Formation Party, CRC, and CRS) a copy of the CAUSA duly executed by the Company;

(vii)       PBF Formation Party a copy of the Omnibus Agreement duly executed by the Company.

7.           Termination.

7.01        Termination. Prior to the Closing, this Agreement may be terminated and the Transaction abandoned:

(a)          by the mutual written agreement of the Formation Parties;

(b)          by Eni or PBF LLC, by written notice to the other Formation Party, if the Regulatory Approvals are not obtained by the Regulatory Long Stop Date.

7.02       Effect of Termination. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to Section 7.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any Party and the obligations of the Parties under this Agreement shall terminate, except for (i) any outstanding payment obligations of Eni and PBF LLC under Section 5.01(c) or Section 5.02(d).

8.          Confidentiality. This Agreement is confidential to the Parties and their Representatives and is subject to the Confidentiality Agreement between PBF Energy Inc. and Eni S.p.A. dated September 12, 2022 (the “Confidentiality Agreement”). The Confidentiality Agreement shall terminate upon the Closing as it relates solely to the Evaluation Material (as defined in the Confidentiality Agreement) and the transactions contemplated by this Agreement and the other documents identified hereunder; provided, however, that such termination of the Confidentiality Agreement shall not relieve any Party hereto from liability for a breach of such agreement prior to the termination thereof.

24

9.           Governing Law & Venue; Consent to Jurisdiction.

(a)         THIS AGREEMENT AND ALL DISPUTES UNDER OR RELATED TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO, OR GIVING EFFECT TO, THE APPLICATION OF DELAWARE CHOICE OF LAW RULES.

(b)         IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN WILMINGTON, NEW CASTLE COUNTY, DELAWARE, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE OBLIGATIONS OF THE PARTIES HEREUNDER.

(c)         EACH PARTY AGREES TO WAIVE ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING, INCLUDING ANY APPEAL THEREOF.

(d)         EACH PARTY AGREES THAT (I) ALL SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND (II) THAT EACH OTHER PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.          Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, when delivered; or (ii) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to the Company:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Trecia Canty, SVP and General Counsel
Email: trecia.canty@pbfenergy.com
with a copy (which shall not constitute notice) to:
25

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Bill Buggie, VP Business Development
Email: bill.buggie@pbfenergy.com
If to PBF LLC:

PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Trecia Canty, SVP and General Counsel
Email: trecia.canty@pbfenergy.com
with a copy (which shall not constitute notice) to:

PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Bill Buggie, VP Business Development
Email: bill.buggie@pbfenergy.com
If to Eni:

Eni Sustainable Mobility S.p.A.
Viale Giorgio Ribotta, 51
Rome (RM) 00144
Attention: Andrea Mastropietro, Head International Business Development
Email: andrea.mastropietro@eni.com

with a copy (which shall not constitute notice) to:

Eni S.p.A
Piazza Ezio Vanoni, 1
San Donato Milanese (MI)  20097
Attention: Augusto Ruggeri, Head M&A Energy Evolution
Email: augusto.ruggeri@eni.com
11.          Miscellaneous.

(a)          Titles and Captions. All section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and do not in any way define, limit, extend or describe the scope or intent of any provisions hereof.

26

(b)       Assignability. Except in connection with the valid transfer of Membership Interests in accordance with the Amended and Restated LLC Agreement and applicable law, this Agreement is not transferable or assignable by the Formation Parties; provided that on or before the Closing Date, (i) Eni, which entered into this Agreement on behalf of Eni Formation Party, shall have the right to appoint Eni Formation Party as the Party to this Agreement in Eni’s place and stead as if Eni Formation Party was an original signatory Party to this Agreement and (ii) PBF LLC, which entered into this Agreement on behalf of PBF Formation Party, shall have the right to appoint PBF Formation Party as the Party to this Agreement in PBF LLC’s place and stead as if PBF Formation Party was an original signatory Party to this Agreement.

(c)        Further Action. The Parties shall execute and deliver all documents, provide all information and take or forbear from taking all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(d)         Integration. This Agreement, together with the Transaction Agreements, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements and understandings, whether written or oral, pertaining thereto. No covenant, representation or condition not expressed in this Agreement (or, if applicable, any supplemental agreement to this Agreement) shall affect or be deemed to interpret, change or restrict the express provisions hereof.

(e)          Amendment. This Agreement may be modified or amended only with the written approval of all Parties hereto.

(f)          Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy available upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition.

(g)        Public Announcements. No Party shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereunder without first obtaining the prior written consent of the other Parties, except if such announcement or other communication is required by applicable Law, in which case, to the extent permitted by Law, the disclosing Party shall use its reasonable efforts to coordinate or communicate such announcement or communication with the other Parties prior to announcement or issuance.

(h)        Severability. If any of the provisions contained in this Agreement is found to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired by such a finding. Upon such determination that one or more provisions of this Agreement are invalid, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the terms and conditions contemplated hereby are fulfilled to the extent possible.

27

(i)         Waiver. Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may only be waived in writing in an instrument specifically identified as a waiver and signed by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any provision of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, any other provisions hereof, nor shall such waiver constitute a continuing waiver unless expressly provided in the waiver.

(j)           No Third Party Beneficiaries. This Agreement is not for the benefit of any third party, and nothing herein, express or implied, convers any right or remedy upon any person not a Party hereto or an Affiliate of a Party hereto.

(k)         Assignment. Except as provided in Section 11(b), neither Party shall assign its rights or obligations set forth in this Agreement without the prior written consent of the other Party, which consent may be withheld at the sole discretion of the non-assigning Parties. Any attempted assignment in violation of the foregoing requirements shall be null and void. For the avoidance of doubt, any appointment by Eni or by PBF LLC pursuant to Section 11(b) shall not relieve Eni or PBF LLC, respectively, of its obligations under this Agreement.

(l)          Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Section 7) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.
[Remainder of page intentionally left blank]
28

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the Execution Date.

ST. BERNARD RENEWABLES LLC
By:	/s/ James Fedena
Name:	James Fedena
Title:	Senior Vice President

PBF ENERGY COMPANY LLC
By:	/s/ James Fedena
Name:	James Fedena
Title:	Senior Vice President

29

ENI SUSTAINABLE MOBILITY S.P.A.

By:	/s/ Stefano Balista
Name:	Stefano Balista
Title:	Chairman and CEO Eni Sustainable Mobility

30

SCHEDULE 3.04
APPROVALS
HSR Act approval from the United States Federal Trade Commission and the United States Department of Justice
Committee on Foreign Investment in the United States, including any U.S. government agency acting in its capacity as a member agency thereof.
Applicable Competition Authority approval in the Czech Republic
31

SCHEDULE 4.05
APPROVALS
HSR Act approval from the United States Federal Trade Commission and the United States Department of Justice
Committee on Foreign Investment in the United States, including any U.S. government agency acting in its capacity as a member agency thereof.
Applicable Competition Authority approval in the Czech Republic
32

EXHIBIT A
FORM OF AMENDED AND RESTATED LLC AGREEMENT

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ST. BERNARD RENEWABLES LLC,

a Delaware limited liability company

[●], 2023

Limited liability company interests (or Units of membership interest) in St. Bernard Renewables LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state.  Such interests (or Units) are being sold in reliance upon exemptions from such registration or qualification requirements.  The interests (or Units) cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in the Amended and Restated Limited Liability Company Agreement of St. Bernard Renewables LLC, as such may be amended or restated from time to time, and applicable federal and state securities law.

-ii-

-iii-

-iv-

APPENDICES

Appendix I	Definitions
Appendix II	Member Schedule
Appendix III	Affiliate Contracts
Appendix IV	Directors
Appendix V	Secondment Positions
Appendix VI	Initial Working Capital
Appendix VII	Eni Member Capital Contributions
Appendix VIII	Deadlock and Resolutions

EXHIBITS

Exhibit A	Formation Certificate
Exhibit B	Form of Addendum Agreement
Exhibit C	Form of Member Guaranty Agreement
Exhibit D	Form of Percentage Interest Purchase Agreement
Exhibit E	Sublease Agreements

-v-

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
ST. BERNARD RENEWABLES LLC,
a Delaware limited liability company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) of St. Bernard Renewables LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), is made and entered into as of [●], 2023 (the “Effective Date”), by and between PBF Green Fuels LLC, a Delaware limited liability company (“PBF Member”), and [Eni Entity], a [Delaware limited liability company] (“Eni Member”).

          BACKGROUND

A.         On August 2, 2022 (the “Formation Date”), the Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act (the “Formation Certificate”).

B.          On the Formation Date, PBF Energy Company LLC, a Delaware limited liability company (“PBF LLC”), as the sole member of the Company, entered into that certain Limited Liability Company Agreement of the Company (the “Original Agreement”) to provide for the regulation and management of the Company.

C.          On February 16, 2023, the Company, PBF LLC, and Eni Sustainable Mobility S.p.A., a joint stock company incorporated under Italian laws, entered into that certain Subscription Agreement, pursuant to which, among other things, each of PBF Member and Eni Member agreed to capitalize the Company in exchange for a Member Interest (as hereinafter defined) in the Company corresponding to: (i) in the case of PBF Member, a 50% Percentage Interest (as hereinafter defined) and (ii) in the case of Eni Member, a 50% Percentage Interest (the “Subscription Agreement”).

D.          On [●], 2023, PBF LLC (i) assigned the Subscription Agreement to PBF Member and (ii) transferred all of the membership interest in the Company to PBF Member (the “Membership Assignment”).

E.         Pursuant to the Subscription Agreement and immediately prior to the execution of this Agreement, the Company, PBF Member, and Eni Member, among others, entered into that certain Contribution Agreement (the “Contribution Agreement”), pursuant to which, among other things, (i) PBF Member agreed to contribute to the Company the Contributed Assets (as hereinafter defined) and (ii) in consideration of its admission as a Member of the Company as of the Effective Date, Eni Member agreed to contribute the Eni Initial Capital Contribution (as hereinafter defined).

F.           In connection with the consummation of the transactions set forth in the Subscription Agreement and Contribution Agreement, PBF Member and Eni Member desire to enter into this Agreement to amend and restate the Original Agreement in its entirety to, among other things, set forth the manner in which the business and affairs of the Company, which the Parties intend to be focused on maximizing the profitability of the Company, will be governed and to admit Eni Member as a Member.

G.          Concurrently herewith, pursuant to the Subscription Agreement, (i) the Company and the Facilities Construction Manager (as hereinafter defined) are entering into the Facilities Construction Management Agreement (as hereinafter defined), and (ii) the Company and the Operator (as hereinafter defined) are entering into the Operating Agreement (as hereinafter defined), in each case, to be effective as of the Effective Date.

H.          Concurrently herewith, pursuant to the Subscription Agreement, the Company, PBF Common Asset Owner (as hereinafter defined), and CRC (as hereinafter defined) are entering into the Common Asset Use and Servitude Agreement (the “CAUSA”).

I.            Concurrently herewith, pursuant to the Subscription Agreement, the Company is entering into the Sublease Agreements (as hereinafter defined) with CRC.

J.            Concurrently herewith, pursuant to the Subscription Agreement, the Company is entering into the Omnibus Agreement (as hereinafter defined).

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Effective Date, the parties to this Agreement, intending to be legally bound, hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1          Defined Terms.  In addition to the terms defined in the introductory paragraph and the recitals to this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix I.

Section 1.2         References and Rules of Construction.  All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, and the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation.”  The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state.  All references to “$” or “dollars” shall be deemed references to U.S. Dollars.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices and Exhibits referred to herein are attached hereto.  References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.  Unless explicitly provided to the contrary, the word “or” when used in a list shall not indicate that the listed items are exclusive of each other.  References to any contract, agreement or other instrument shall mean such contract, agreement or other instrument as it may be amended, restated, supplemented, modified or replaced from time to time.  References to any Person shall include such Person’s successors and permitted assigns.  The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if”.  In the event that any provision of this Agreement contemplates a calculation that is to be made with respect to a given calendar period (for example, monthly, quarterly, annually), then in the event such calculation is nonetheless required to be made at a time when the required period is not complete (for example, if an entire calendar year is not completed at the time such calculation is to be made), then an appropriate adjustment shall be made in making such calculation for the portion of that calendar period that has then actually lapsed.

ARTICLE 2
ORGANIZATION; REPRESENTATIONS AND WARRANTIES

Section 2.1         Formation.  The Company was formed as a Delaware limited liability company on the Formation Date by the filing of the Formation Certificate with the Secretary of State of the State of Delaware.  A copy of the Formation Certificate is attached hereto as Exhibit A.

Section 2.2          Name.  The name of the Company is “St. Bernard Renewables LLC” and all business of the Company shall be conducted under such name or under any other name approved by the Board.

Section 2.3         Term.  The Company commenced on the Formation Date and shall continue until dissolved in accordance with the provisions of the Delaware Act and this Agreement.

Section 2.4       Registered Agent.  The Company’s registered office in the State of Delaware shall be located at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.  The registered agent at such address is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.  The Board may change the Company’s registered agent and registered office in the State of Delaware from time to time.

Section 2.5          Principal Office.  The Company’s principal office shall be located at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.  The Board may change the Company’s principal office, which need not be in Delaware, from time to time.  The Company may have such other places of business as the Board may designate.

Section 2.6        Business and Purpose; Power.  The business and purpose of the Company shall be (i) to engage, directly or indirectly through its Subsidiaries, in the planning, design, construction, acquisition, ownership, operation, modification and maintenance of the Renewable Diesel Facility and additional assets integral thereto (including undertaking any Capital Project), (ii) to produce and market the products and other instruments of value produced by the Renewable Diesel Facility, (iii) to acquire feedstocks for the Renewable Diesel Facility, (iv) to engage in any activities relating thereto, and (v) to engage in any other activity that is necessary in the ordinary course of such operations and customary in the operation of a manufacturing facility.  The Company shall have all powers and privileges granted by the Delaware Act, any other Law or this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Company’s business and purpose as set forth in the foregoing sentence of this Section 2.6.

Section 2.7         Qualifications in Other Jurisdictions.  The Company’s officers shall cause the Company to be qualified, formed or registered under assumed or fictitious name or similar Laws as may be required under applicable Law in any jurisdiction in which the Company transacts business.  The Company’s officers shall execute, deliver and file any certificates (and any amendments or restatements thereof) necessary or appropriate for the Company to qualify and continue to do business in a jurisdiction in which the Company may wish to conduct business.  At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

Section 2.8         No State Law Partnership.  The Company shall not (a) except as provided in Section 9.2, be a common law partnership or joint venture or (b) create any agency or other relationship creating fiduciary or quasi-fiduciary duties of any Member to the Company or to any other Member, and this Agreement may not be construed to suggest otherwise.  This Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Section 2.9          Other Business Pursuits; RINS.

(a)          Subject to the provisions of Section 2.9(b) below, each Member acknowledges and agrees that, to the fullest extent permitted by Law, (A) each other Member and such other Member’s Affiliates and Controlled Affiliates (each, a “Competing Person”) may engage or invest in, and devote their time to, such other business ventures, opportunities or activities as such Competing Persons may choose, whether or not any such venture, opportunity or activity is considered competitive with the Company or its Subsidiaries or their respective businesses and whether or not the Company, any of its Subsidiaries, each other Member or such other Member’s Affiliates or Controlled Affiliate participates in any such venture, opportunity or activity without providing the Company, the Company’s Subsidiaries, any other Member or such other Member’s Affiliates the right to participate in such other venture, opportunity or activity (collectively, the “Right to Compete”), (B) none of the Company, any of its Subsidiaries, any Member or any Member’s Affiliate or Controlled Affiliate shall have any right by virtue of this Agreement or the relationship created hereby in or to any such other venture, opportunity or activity (or to the income or proceeds derived therefrom), notwithstanding any duty (fiduciary or otherwise) existing at Law or in equity, and (C) the pursuit of any such other venture, opportunity, or activity shall not be deemed wrongful or improper or a violation of this Agreement or of any duty (fiduciary or otherwise) existing at Law or in equity; provided that the pursuit of any such other venture, opportunity, or activity shall not require the use of any personnel seconded to the Company or the use of any of the Company’s Assets; provided, further, that the foregoing limitation shall not apply to (i) any knowledge or know-how of any personnel of a Competing Person or (ii) any trade secrets or other intellectual property rights of a Competing Person, including any of same utilized for the benefit of the Company or any of its Subsidiaries in the performance of the Business.  The Right to Compete of each Competing Person shall not require notice to, approval from, or subject to the provisions of Section 2.9(b) below, other sharing with, the other Members, the Company or the Company’s Subsidiaries.  To the fullest extent permitted by Law, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such other venture, opportunity or activity in which any Competing Person may engage or invest or to which any Competing Person may devote its time.

(b)         Notwithstanding Section 2.9(a) above, in the event an Initial Member (the “Offering Member”) and/or one of its Affiliates or Controlled Affiliates is pursuing a Sponsored Project, such Offering Member shall provide, or shall cause its Affiliate or Controlled Affiliate to provide, the other Initial Member, or its designated Affiliate (collectively, the “Offeree Member”), a right of first offer to participate for up to a 50% equity interest in such Sponsored Project (each, an “Opportunity”), subject to the following:

(i)          The Offering Member will deliver notice to the Offeree Member of its intent to pursue any Opportunity, which notice will include the particulars of such Opportunity, a reasonable timeline by which the joint venture agreements shall be entered into and the commencement of the development and construction of the related project and a good faith estimate of the cost to develop such project and other economic terms or metrics that the Offering Member considers relevant in its assessment to pursue such Opportunity (“Right of First Offer Notice”).  The Offeree Member shall have a period of ninety (90) days from receipt of the Right of First Offer Notice to elect to present a written offer detailing the cash consideration that the Offeree Member is willing to pay to participate in such Opportunity and the associated participating economic interest it expects to receive based on its valuation of the Opportunity (the “First Offer”), which shall be valid for one hundred eighty (180) days, unless earlier withdrawn by the Offeree Member.  The Offeree Member’s participation in such Opportunity is at its sole discretion and any failure of the Offeree Member to provide a First Offer within such ninety (90) day period shall be deemed a rejection of participation in such Opportunity.

(ii)         Upon receipt of the First Offer, the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) shall have one hundred eighty (180) days during which the Offering Member (or any Affiliate or Controlled Affiliate thereof) may seek participation in such Opportunity by one or more Third Parties.  In order for the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) to be able to accept participation by any such Third Parties, the aggregate cash consideration from such Third Parties must exceed the First Offer based on an equivalent participating economic interest and valuation of such Opportunity (a “Superior Offer”).  In the event the Offering Member (and/or its Affiliate or Controlled Affiliate) obtains a Superior Offer from a Third Party, the Offering Member shall provide the Offeree Member prompt written notice of such Superior Offer, setting out the terms thereof (the “Right of First Refusal Notice”), and the Offeree Member shall have thirty (30) days from receipt of such Right of First Refusal Notice in which to elect to agree to the terms of such Superior Offer (“Matching Offer”).  If (x) the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) accepts the First Offer prior to withdrawal by the Offeree Member or the expiration of the one hundred eighty (180) day period or (y) the Offeree Member makes a Matching Offer within thirty (30) days from receiving the Right of First Refusal Notice, as applicable, the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) and the Offeree Member shall work in good faith to reach mutually agreeable terms and enter into definitive agreements to develop such Opportunity within one hundred twenty (120) days of the Offering Member’s acceptance of the First Offer or the Matching Offer, as applicable.  If (A) the Offering Member and the Offeree Member fail to enter into such definitive agreements to develop such Opportunity within such one hundred twenty (120) day period (or such later period as may be granted by the Offering Member) or (B) the Offeree Member fails to making a Matching Offer within thirty (30) days from receiving the Right of First Refusal Notice, as applicable, then, in each case, the Offering Member (or any Affiliate or Controlled Affiliate thereof) shall thereafter have the absolute right to pursue such Opportunity independently of the Offeree Member or any Affiliate thereof without any obligation to re-present such Opportunity to the Offeree Member.  However, (1) if the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) has not secured a Superior Offer on or before the expiration of the one hundred eighty (180) days following receipt of a First Offer or (2) if the Offering Member and a Third Party fail to (i) execute definitive agreements agreeing to the terms of a Superior Offer (on which the Offeree Member has not made a Matching Offer) within one hundred twenty (120) days after delivery of the Right of First Refusal Notice or (ii) consummate such agreements within one (1) year after delivery of the Right of First Refusal Notice, and, in each case, the Offering Member continues to desire a partner for such Opportunity, the Offering Member shall (or shall cause its Affiliate or Controlled Affiliate to) again present a Right of First Offer Notice to the Offeree Member and restart the process in accordance with this Section 2.9(b).

(iii)        Notwithstanding anything in this Section 2.9(b), at any point, the Offering Member (and/or any Affiliate or Controlled Affiliate thereof) may elect to discontinue pursuit of an Opportunity or elect to pursue such Opportunity without the equity participation of Third Parties or Offeree Member, in its sole discretion.  The obligation of an Offering Member to grant a right of first offer or a right of first refusal for an Opportunity to an Offeree Member under this Section 2.9(b) shall terminate on the earlier of (1) the date that the Offeree Member’s Percentage Interest falls below 50% or the Offeree Member otherwise ceases to be a Member of the Company (in each case, other than pursuant to a Transfer of the Offeree Member’s Member Interest to a Controlled Affiliate of the Offeree Member), (2) the date on which the Offering Member (and/or its Affiliate or Controlled Affiliate) and the Offeree Member enter into definitive agreements to jointly pursue such Opportunity, or (3) the date on which the Offering Member (and/or its Affiliate or Controlled Affiliate) and one or more Third Parties enter into definitive agreements to pursue such Opportunity in accordance with this Section 2.9(b).

(c)          Title to the Assets shall be deemed to be owned by the Company (or its applicable Subsidiary) as an entity, and no Member, Director or officer of the Company or any of its Subsidiaries shall have any ownership interest in such Assets, and no Competing Person shall have any authority or otherwise be entitled to use any Asset in exercising the Right to Compete of such Competing Person (except as provided in the CAUSA).

(d)         The Company hereby grants to PBF Member, and Eni Member acknowledges and agrees to such grant of, the right of first offer (but without obligation) to acquire, upon thirty (30) days’ advance notice, any and all renewable identification numbers, low carbon fuel standard credits and other North American environmental credits at prevailing market prices as determined in accordance with an established pricing mechanism agreed by the Members that may arise from the production at the Renewable Diesel Facility.  Following such advance notice from the Company, if PBF Member fails or elects not to purchase any identified quantity of renewable identification numbers, low carbon fuel standard credits or other North American environmental credits, the Company shall be free to market and sell such quantity and credit type to a Third Party.  Such grant shall become effective at the time that such credits arise and shall continue until the date that is the earlier of (x) PBF Member’s Percentage Interest falls below 50% and is otherwise not equal to or greater than Eni Member’s Percentage Interest or (y) the date PBF Member otherwise ceases to be a Member of the Company (in each case, other than pursuant to a Transfer of PBF Member’s Member Interest to a Controlled Affiliate of PBF Member).  PBF Member acknowledges and agrees that the foregoing grant shall not restrict or prevent the Company from (x) marketing or negotiating to sell the renewable identification numbers, low carbon fuel standard credits and other North American environmental credits to Third Parties or (y) entering into a contract to sell the renewable identification numbers, low carbon fuel standard credits and other North American environmental credits to any Third Party provided that the Company has, with no less than two (2) days’ advance notice specifying the date upon which the Company will enter into such contract, which date shall not be earlier than two (2) days after the date of the notice to PBF Member, first offered PBF Member the opportunity to enter a contract on the same terms as those offered by the Third Party and PBF Member has declined or failed to respond to such notice prior to the date upon which such contract is to be entered. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions, in each case as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by, including memorializing each Member’s exercise of the rights (to the extent applicable) set forth in, this Section 2.9(d).

Section 2.10         Representations and Warranties of Members.

(a)          As of the Effective Date (or, in the case of Members admitted following the Effective Date, as of the date of such admission), each Member hereby represents and warrants to the Company and to each other Member as follows:

(i)         Independent Evaluation.  Such Member is sophisticated in the evaluation, purchase, ownership and operation of renewable diesel facilities; such Member, individually or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Company; and such Member, individually or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Company.  In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Member, except to the extent of any other Member’s express representations, warranties, and covenants in this Agreement, the Contribution Agreement, and the Subscription Agreement has relied solely on its own independent investigation and evaluation of the Company and its Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by any other Member or any Affiliate of such other Member.

(ii)        Organization; Existence.  Such Member is duly formed or incorporated, as applicable, validly existing and in good standing under the Laws of the State of its formation or incorporation, as applicable.  Such Member has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Such Member is duly licensed or qualified to do business as a foreign entity, and is in good standing, in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a material adverse effect on such Member.

(iii)       Authorization.  Such Member has full power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such Member of this Agreement has been duly and validly authorized and approved by all necessary partnership, company or corporate action, as applicable, on the part of such Member.  This Agreement is the valid and binding obligation of such Member and is enforceable against such Member in accordance with its terms, subject to the effects of Bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(iv)        No Conflicts.  The execution, delivery and performance by such Member of this Agreement and the consummation of the transactions contemplated hereby do not (A) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of such Member, (B) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract, note, bond, mortgage, indenture, license or other material agreement to which any such Member is a party or by which such Member may be bound (except for this Agreement) or (C) violate any Law applicable to such Member, except in the case of clauses (B) and (C) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect on such Member.

(v)        Litigation.  There is no investigation, suit, action or litigation by or before any Governmental Authority and no legal, tax, administrative or arbitration proceedings, in each case, pending, or to such Member’s knowledge, threatened in writing, against such Member that would have a material adverse effect on such Member.

(vi)       Investment Intent.  Such Member is and will be acquiring such Member’s Member Interest in the Company for investment purposes only for such Member’s own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws and such Member is aware that such Member must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because the Member Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available.

(vii)     Compliance with Laws.  Such Member (x) has adopted appropriate policies for assessing, monitoring and combatting the risk of breaching Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Member and (y) undertakes to comply with the principles contained in such Member’s anti-corruption policies with reference to such Member’s activities under this Agreement.

(b)        Each Member agrees to indemnify and hold harmless the Company and each other Member from any Liability (including the costs of litigation and arbitration) arising out of or resulting from the breach of any representation or warranty of such Member set forth in this Section 2.10.  Notwithstanding the foregoing, in no event may any Person allege the same Claim multiple times against another Member or any of its Affiliates. As between the Initial Members, indemnification of Liability arising out of or resulting from the breach of any representation or warranty of any such Member set forth in this Section 2.10 is regulated by and shall be dealt in accordance with and under Article VIII of the Contribution Agreement (subject to the thresholds and limitations therein).

Section 2.11      Joint Venture Agreements.  By its execution of this Agreement, each Member hereby (a) confirms, consents to, ratifies and approves the terms and conditions of the Subscription Agreement, the Contribution Agreement, the CAUSA, the Operating Agreement, the Facilities Construction Management Agreement, the Sublease Agreements, and the Omnibus Agreement and the entry into each such agreement by the Company, and (b) authorizes the General Manager, the Deputy General Manager and each other officer of the Company set forth on Appendix V, as authorized persons on behalf of the Company, to execute each such agreement on the Effective Date.  Each Member, the Board (and for the avoidance of doubt, the General Manager and the Deputy General Manager) hereby confirms, consents to, ratifies and approves each such transaction and the performance of the Company of its obligations with respect thereto.

ARTICLE 3
CAPITALIZATION; UNITS

Section 3.1           Initial Contributions; Member Interests.

(a)          On the Effective Date, pursuant to the Subscription Agreement and the Contribution Agreement, and the consummation of the transactions set forth therein:

(i)          PBF Member shall contribute the Contributed Assets to the Company (“PBF Initial Capital Contribution”) and, in lieu of its former 100% interest in the Company, shall receive in change therefor Units representing  a 50% Percentage Interest, as set forth opposite its name on Appendix II.  The aggregate value of such PBF Initial Capital Contribution is $[●].

(ii)       Eni Member (A) shall contribute in cash to the Company the amount stated to be paid to the Company as the base purchase price as set forth in Appendix VII, and (B) shall be obligated to make additional cash contributions to the Company as set forth in Appendix VII, including (1) to fund fifty percent (50%) of the Capital Expenditures with respect to the design, procurement, construction, development and completion of the Renewable Diesel Facility under Agreed Facilities Construction Budget (taking into consideration the amount contributed by Eni Member for same on the Effective Date) and subject to the limitation set out in Appendix VII, and (2) to fund additional contributions to the Company if certain performance standards are met by the Renewable Diesel Facility, in each case, as set forth in Appendix VII, collectively the “Eni Initial Capital Contribution”, together with the PBF Initial Capital Contribution, the “Initial Capital Contributions”, and each, an “Initial Capital Contribution”, in exchange for Units representing, upon completion of the Initial Capital Contributions, a 50% Percentage Interest, as set forth opposite its name on Appendix II.

(b)          As of the Effective Date, (i) PBF Member and Eni Member shall be the only Members of the Company, and (ii) each shall hold the number of Units and have the Percentage Interest as set forth on the Member Schedule attached as Appendix II.

Section 3.2           Additional Contributions

(a)          From time to time from and after the Effective Date, following the issuance of a Call Notice in accordance with Section 3.3, the Members shall make, as a firm capital commitment to the Company, Additional Contributions in cash to the Company in accordance with the procedures outlined in Section 3.3(a) through Section 3.3(e), as applicable.  Any such Additional Contributions shall be made by the Members, in each case, in proportion to their respective Percentage Interests.

(b)        Without otherwise limiting a Member’s obligation to make Additional Contributions in accordance with Section 3.2 and Section 3.3, the Members shall, subject to Special Approval and Section 5.1(d), first seek to satisfy such capital needs with the following priority:

(i)          loans or lines of credit from third party lenders or other third party financing arrangements as approved by the Board; provided that the Company can access the funds under such loan, line of credit or other arrangement within thirty (30) days following the date that such capital need arises, provided, further, that if credit support from the Members is required by any such third party, no Member shall be obligated to provide such credit support but, to the extent that the Members provide such credit support, the Members shall provide such credit support pro rata on mutually agreeable and equal terms;

(ii)         loans from the Members (provided that (x) except for each Member’s obligations as set forth in Appendix VI, no Member shall be required to make a loan to the Company without such Member’s consent and (y) each Member shall make such loan pro rata on mutually agreeable and equal terms); or

(iii)        any other means approved by the Board.

Section 3.3          Contribution Procedures.

(a)          Facilities Construction Period Call Notices.  At least thirty-one (31) days prior to each Calendar Quarter during the Facilities Construction Period as it relates to all or any discrete portion of the Renewable Diesel Facility, the Facilities Construction Manager shall notify the General Manager of the expenditures reasonably projected by the Construction Manager to be incurred in such upcoming Calendar Quarter pursuant to and in accordance with the Agreed Facilities Construction Budget.  If such projected expenditures exceed cash available to the Company through (i) the Initial Members’ Initial Capital Contributions under Section 3.1 and prior Additional Contributions made by the Members plus (ii) borrowings under the Company’s credit facilities, at least twenty (20) days prior to the beginning of each applicable Calendar Quarter, the General Manager shall issue a Call Notice to the Members requesting Additional Contributions in an amount equal to the aggregate of such projected expenditures as specifically set forth in such Call Notice (accompanied by the materials received by the General Manager from the Construction Manager), each of which shall be in accordance with the Agreed Facilities Construction Budget.  On or before the first (1st) day of such upcoming Calendar Quarter, the Members shall contribute to the Company the amount specified in such Call Notice in the proportions specified in Section 3.2(a); provided that no Call Notice issued under this Section 3.3(a) may seek Capital Contributions in excess of those set forth in the Agreed Facilities Construction Budget.  Notwithstanding the foregoing, at least thirty-one (31) days in advance of the Final Completion of any discrete portion of the Renewable Diesel Facility, the Facilities Construction Manager shall notify the General Manager and the Deputy General Manager of the expenditures reasonably projected by the Facilities Construction Manager to be incurred in connection with the completion of construction pursuant to and in accordance with the Agreed Facilities Construction Budget, and within ten (10) days, to the extent that such expenditures exceed cash available to the Company, the General Manager shall, with the prior written consent of the Board, and to the extent authorized by the Board, issue a final Call Notice to the Members requesting Additional Contributions in an amount equal to the projected expenditures for commencement of Commercial Operations of such portion of the Renewable Diesel Facility as well, plus reasonable contingency amounts, as specifically set forth in such Call Notice issued in accordance with the Agreed Facilities Construction Budget for the commencement of Commercial Operations of the Renewable Diesel Facility.  Within the timeline set forth in the Call Notice, which timeline shall provide at least fifteen (15) days’ prior notice, the Members shall contribute to the Company the amount specified in such Call Notice in the proportions specified in Section 3.2. Notwithstanding anything in the foregoing to the contrary, no Call Notice issued by the General Manager pursuant to this Section 3.3(a) shall request any Additional Contributions which would result in the total Capital Contributions under the Facilities Construction Management Agreement exceeding the Agreed Facilities Construction Budget nor shall any Call Notice for Capital Contributions pursuant to this Section 3.3(a) be made in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.3(d)).  Further, for avoidance of doubt, Eni Member shall, in no event, be required to make any Capital Contributions under the Agreed Facilities Construction Budget that are, in aggregate with any Emergency Expenditures under Section 3.3(d), in excess of $315,000,000, and Eni Member’s 50% Percentage Interest in the Company shall, in no event, be subject to reduction if amounts in excess of $630,000,000 are required to achieve mechanical completion of the Renewable Diesel Facility and the performance guarantees for the Renewable Diesel Facility, as defined in UOP Ecofining Agreement and the Desmet PTU Agreement.

(b)        Operations Call Notices.  Following the commencement of Commercial Operations of any discrete portion of the Renewable Diesel Facility, and without duplication of any notice under Section 3.3(a) or Section 3.3(f), pursuant to the authority granted Operator and in accordance with the Operating Agreement, from time to time Operator may notify the General Manager and the Deputy General Manager that the Company’s and its Subsidiaries’ current cash assets, credit facilities, and projected gross receipts are not reasonably anticipated to be sufficient to satisfy (i) the expenditures reasonably projected by the Operator to be incurred or (ii) the necessary Cash Reserves.  In such event, the General Manager, with the prior written consent of the Board, and to the extent authorized by the Board, shall issue a Call Notice to the Members requesting Additional Contributions in accordance with the then-current Direct Bill Budget in an amount equal to any such deficiency, as specifically set forth in such Call Notice (accompanied by the materials received by the General Manager from the Operator).  The Members shall contribute to the Company the amount specified in such Call Notice in the proportions specified in Section 3.2(a) on the contribution date set forth therein, which contribution date shall not be less than fifteen (15) days following the Call Notice.  Notwithstanding anything in the foregoing to the contrary, no Call Notice issued by the General Manager pursuant to this Section 3.3(b) shall request any Additional Contributions in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.3(d)).

(c)        Other Construction Costs Call Notices.  With respect to any Approved Capital Project, on (A) the first date following the approval of the Capital Project Budget relating thereto and (B) a date at least thirty-five (35) days prior to the beginning of each Calendar Quarter thereafter until the completion of such Capital Project, the General Manager, having previously consulted the Deputy General Manager, shall issue a Call Notice to the Members requesting Additional Contributions in an amount equal to such reasonably projected costs needed for such Approved Capital Project in such Calendar Quarter pursuant to and in accordance with such Capital Project Budget as specifically set forth in such Call Notice (accompanied by information received by the General Manager from the Construction Manager for such Approved Capital Project regarding such upcoming expenditures).  The Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2: (1) in the case of the initial Call Notice, by no later than the fifteenth (15th) day after such Call Notice is delivered; and (2) in the case of each Call Notice thereafter, on or before the tenth (10th) day of the applicable Calendar Quarter; provided that no Call Notice issued under this Section 3.3(c) may seek Additional Contributions in excess of those set forth in the then-current Capital Project Budget for such Approved Capital Project.  Notwithstanding anything in the foregoing to the contrary, no Call Notice issued by the General Manager pursuant to this Section 3.3(c) shall request any Additional Contributions in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.3(d)).

(d)          Special Call Notices.

(i)          If, during the Facilities Construction Period, the Facilities Construction Manager notifies the General Manager that it has declared that an Emergency has occurred in accordance with the provisions of the Facilities Construction Management Agreement and the Company does not have sufficient cash on hand (or available financing) to make the Emergency Expenditures required under the Facilities Construction Management Agreement, and has provided the General Manager with a description of such Emergency Expenditures required or made by the Construction Manager in accordance with the Facilities Construction Management Agreement, then the General Manager shall issue a special Call Notice to the Members in the amount of such Emergency Expenditures (accompanied by the materials received from the Construction Manager), provided that such Emergency Expenditures, together with any previous Emergency Expenditures already made under this letter (d)(i) and any Capital Contributions under the Agreed Facilities Construction Budget made pursuant to letter (a) above in this Section 3.3 by Eni Member shall not exceed, in aggregate, $315,000,000, and the Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2 no later than the fifteenth (15th) day after such Call Notice is delivered.

(ii)         If following the Effective Date, the General Manager notifies the Members that the contributions made pursuant to Section 3.3(b) or Section 3.3(c), as applicable, with respect to the current Calendar Quarter are projected to be insufficient to satisfy the Company’s projected Operating Costs to be incurred during such Calendar Quarter, accompanied by a description of such Operating Costs required or made by the Company, and the General Manager determines that the Company does not have sufficient cash on hand (or available financing) to pay the additional Operating Costs, then, with the prior written approval of the Board, the General Manager shall issue a special Call Notice to the Members in the amount of such Operating Costs required to be contributed, and the Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2 no later than the fifteenth (15th) day after such Call Notice is delivered.

(iii)        If, following the commencement of Commercial Operations, the Construction Manager or the Operator notifies the General Manager and the Deputy General Manager that an Emergency has occurred and has provided them with the details of the necessary expenditures and the General Manager, having previously consulted the Deputy General Manager, determines that the Company does not have sufficient cash on hand (or available financing) to make the Emergency Expenditures, then the General Manager shall issue a special Call Notice to the Members in the amount of such Emergency Expenditures (accompanied by the materials received by the General Manager from the Operator or the Construction Manager, as applicable), and the Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2 no later than the fifteenth (15th) day after such Call Notice is delivered.

(iv)      If, following commencement of Commercial Operations, the Operator notifies the General Manager and the Deputy General Manager that the Additional Contributions made pursuant to Section 3.3(b) with respect to the current Calendar Quarter are, after taking into account cash on hand at the Company and the Company’s credit facilities, projected to be insufficient to satisfy the Company’s and its Subsidiaries’ projected costs to be incurred during such Calendar Quarter under the Operating Agreement (excluding Emergency Expenditures addressed under Section 3.3(d)(iii)) for Excess Variable Costs, then, with the prior written approval of the Board, the General Manager shall issue a supplemental Call Notice to the Member in the amount of such deficiency, and the Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority set forth in Section 3.2 no later than the fifteenth (15th) day after such Call Notice is delivered.

(e)         Additional Working Capital.  After the Effective Date, if the Board determines that additional working capital is necessary to operate the Renewable Diesel Facility and if the Company’s cash assets and credit facilities will be insufficient to fund such amount (such required amount, the “Additional Working Capital”), the Board shall consider the alternatives available to fund such Additional Working Capital, including requesting Member loans.  If the Board determines, via Special Approval, that a Call Notice should be issued for such Additional Working Capital, the General Manager shall issue a Call Notice to the Members requesting Additional Contributions in an amount equal to the Additional Working Capital.  The Members shall contribute to the Company the amount specified in such Call Notice in the proportions and priority specified in Section 3.2 on the contribution date set forth therein, such date to be not less than fifteen (15) days following the date such Call Notice is delivered.

(f)          Call Notice Contents.  Each request for Additional Contributions contained in a Call Notice shall (i) be expressed in dollars and shall state the date on which payment is due and the bank(s) and account(s) to which payment is to be made and (ii) specify in reasonable detail (A) the purpose(s) or expenditure(s) for which such Additional Contributions are required, (B) the amount of the Additional Contribution requested to be made by each Member to the Company pursuant to such Call Notice and (C) the subsection of Section 3.3 applicable to such Call Notice.

Section 3.4          Failure to Fund Initial or Additional Contributions.

(a)          If any Member fails to pay (including through payment from such Member’s Guarantor) in full when due (any such date, a “Due Date”) any amount owed to the Company pursuant to the terms of this Agreement, the Company shall (and any Affected Member may, on behalf of the Company) give notice of such default (a “Default Notice”) to the defaulting Member, its Guarantor and each other Member.  Any Default Notice shall include a statement of the Default Amount.  If, on or before the tenth (10th) Business Day following such Company’s issuance of the applicable Default Notice, such failure is not cured by the defaulting Member or its Guarantor, then such defaulting Member shall be deemed to be in default under this Agreement (a “Default”), and shall be referred to herein as a “Defaulting Member” for the duration of the Default Period (as defined below).

(b)          “Default Period” means the period beginning with the date such Member becomes a “Defaulting Member” pursuant to the terms of Section 3.4(a) and ending when all of such Defaulting Member’s Default Amount has been cured in full pursuant to Section 3.5 below (including, but not limited to, pursuant to an exercise of the Percentage Interest Adjustment Remedy) or such Defaulting Member otherwise ceases to hold any Member Interest and Units in the Company pursuant to an exercise of the Interest Buyout Remedy (if applicable)).

(c)        Any amount due pursuant to Section 3.4(a) above shall bear interest at the Default Interest Rate for the entire duration of the Default Period; provided, however, that no interest shall be owed by the Defaulting Member or its Guarantor from the date that such Defaulting Member ceases to be deemed in “Default” or a “Defaulting Member” pursuant to the relevant provisions of Section 3.5.

(d)         If a Member is a Defaulting Member, then, subject to any forbearance agreement between such Defaulting Member and the other Members (the “Affected Members”) to the contrary, the Company shall (at the sole direction of the Members other than the Defaulting Member) pursue all rights and remedies against such Member and its Guarantor that the Company has pursuant to this Agreement or otherwise.

Section 3.5          Certain Consequences of Default.

(a)          During the Default Period, a Defaulting Member shall have no right to, and shall cause its Affiliates and the Director designated by such Defaulting Member, if applicable, not to:

(i)         (A) be counted for purposes of determining a quorum for any Board vote (excluding determining a quorum for voting on any Preserved Action) or (B) vote on any matter with respect to which Member or Board approval is required under the express terms of this Agreement (excluding any Preserved Action) and, in each case, in determining the Total Votes, the Percentage Interest of the Defaulting Member shall be deemed held by each Paying Affected Member in accordance with its Proportionate Share (except in connection with voting on any Preserved Action);

(ii)         subject to Section 3.5(d)(y), receive distributions from the Company in accordance with Section 4.5, other than Tax Distributions;

(iii)        request or call any Board meeting;

(iv)        propose or participate in any Capital Projects in accordance with Article 12;

(v)         other than pursuant to the provisions of Section 3.5(e) or Section 3.5(f), Transfer all or any part of its Member Interest and associated Units, except for any Transfer (A) of all of its Member Interest and associated Units to a Person who simultaneously with such Transfer satisfies or causes to be satisfied in full the Default Amount, and (B) that is undertaken in accordance, and compliance, with the provisions of Article 10 and Article 11;

(vi)        exercise its right of election provided for in Section 11.1 or Section 11.2; and

(vii)       exercise its appointment or removal rights in accordance with Section 5.3(f), Section 5.5, Section 5.6, or Section 5.10.

(b)          During the Contribution Period, each Affected Member may, but is not required to, contribute to the Company its Proportionate Share of the Default Amount as set forth in the applicable Default Notice.  Any such Affected Member that contributes its Proportionate Share of the Default Amount within the applicable time frame is referred to herein as a “Paying Affected Member”.  If one or more Affected Member does not contribute its Proportionate Share of the Default Amount  within the Contribution Period (each, a “Non-Paying Affected Member”), then each Paying Affected Member shall have the right, but not the obligation, to contribute to the Company the residual amount that the Non-Paying Affected Member(s) failed to pay pursuant to this Section 3.5(b).

(i)          If, after the expiry of the Contribution Period, one or more than one Paying Affected Member(s) elects to contribute more than its Proportionate Share for the sake of covering the remaining due and unpaid amount of the Default Amount by the Non-Paying Affected Member(s), then each of such Paying Affected Members (a “Covering Affected Member”) shall contribute to such remaining amount on a pro rata basis (in proportion to all of the participating Covering Affected Members). The amount ultimately paid by any and each Paying Affected Member or Covering Affected Member with respect to the Default Amount shall constitute an Additional Contribution, it being understood that any such Additional Contribution shall not be used to issue additional Units during the Default Period, unless in accordance with Section 3.5(e) below.

(c)         At any time after the Paying Affected Member(s) (including any Covering Affected Member) make such payment pursuant to Section 3.5(b), but before it elects the Percentage Interest Adjustment Remedy or the Interest Buyout Remedy (if applicable), the Defaulting Member or its Guarantor shall be entitled to cure the applicable Default by reimbursing each such Paying Affected Member and/or Covering Affected Member for the Default Amount paid.  Any such Additional Contribution made by a Paying Affected Member (including any Covering Affected Member), if reimbursed in full by the Defaulting Member or its Guarantor during the Contribution Period, shall be deemed to be a repaid loan made by such Paying Affected Member to the Defaulting Member rather than a Capital Contribution by such Paying Affected Member to the Company (such Defaulting Member shall be deemed to have made the relevant Capital Contribution).

(d)          Until the applicable Default is cured in full by the Defaulting Member or its Guarantor pursuant to Section 3.5(c), then, in addition to any other remedies the Company or any Affected Member may have against such Defaulting Member or its Guarantor, whether at Law or in equity, the Defaulting Member shall have no right to receive distributions from the Company pursuant to Section 4.5, and such distributions shall instead be (x) made to any and all Paying Affected Member(s) or Covering Affected Member(s), until full repayment of the Default Amounts paid by and due to each of them is satisfied and (y) on a residual basis to (x) above, retained by the Company in lieu of the Default Amount still due and unpaid to the Company by either the Defaulting Member or the Paying Affected Member(s) or Covering Affected Member(s), until the total Default Amount is fully satisfied.  Following the distribution (or portions thereof) where payment in full occurs pursuant to paragraphs (x) and/or (y), the Defaulting Member shall no longer be deemed to be in “Default” or considered a “Defaulting Member” hereunder and shall be entitled to distributions hereafter, subject to all applicable provisions of this Agreement, including relating to any further “Default.”

(e)          At any time during the Default Period but after the expiry of the Contribution Period, each Paying Affected Member, including a Covering Affected Member, may elect, by delivering written notice to the Company (the date on which such notice is received by the Company, the “Election Date”), the Defaulting Member and each other Member, to enforce the percentage interest adjustment remedy set forth in this Section 3.5(e) in relation to any portion of the Default Amount whose reimbursement to each Paying Affected Member, including a Covering Affected Member, is still outstanding as of the Election Date (the “Percentage Interest Adjustment Remedy”). Upon such election and following the consummation of such adjustment to the Members’ respective Percentage Interests, (w) the Default in question shall be deemed to have been remedied in full as it relates to the portion of the Default Amount covered by such Paying Affected Member, (x) the Defaulting Member shall no longer be deemed to be in “Default” or considered a “Defaulting Member” hereunder to the extent relating to the portion of the Default covered by such Paying Affected Member, and (y) the Paying Affected Members making such election shall no longer have the rights set forth in Section 3.5(d) and shall be deemed to have waived all other remedies with respect to such Default Amount.  If one or more Paying Affected Member(s) elects the Percentage Interest Adjustment Remedy, then:

(i)         the adjustment shall be made only in respect of the portion of the Default Amount which has been subject to election by the Paying Affected Member;

(ii)        the Percentage Interest of the Defaulting Member shall be reduced while that of the Paying Affected Member who has made the election shall be increased proportionally for the portion of the Default Amount actually paid;

(iii)        the adjustment shall only apply in respect to the Default Amount claimed for election and to the benefit of the Paying Affected Members who have made such election;

(iv)       the resulting Percentage Interest of the Defaulting Member shall be as follows: Capital Contributions made by the Defaulting Member up to the Election Date minus any Penalty Amount divided by total Capital Contributions made by all Members in aggregate, including the portion of Default Amount paid by any Paying Affected Member or Covering Affected Member;

(v)          the Percentage Interest of each Paying Affected Member will be modified, correspondingly, as follows: total Capital Contributions up to the Election Date, including the amount paid to cover in part or in full the Default Amount and the Penalty Amount divided by total Capital Contributions by all Members in aggregate, including the portion of Default Amount actually paid. The Percentage Interest of the Paying Affected Member and/or Covering Affected Member(s) will be calculated as follows: total Capital Contributions plus Penalty Amount x (pro rata portion of Default Amount covered) divided by total Capital Contributions in aggregate by all Members; and

(vi)        following any such adjustments to the Members’ Percentage Interests, Member Interests and Units pursuant to this Section 3.5(e), the Company shall cause the Secretary to update the Member Schedule to reflect the adjusted Percentage Interests, Member Interests and Units of the Members.

To assist with understanding the foregoing Section 3.5(e), the following illustration has been provided, assuming the Default Interest Rate is equal to 15% only for purposes of this example:

A.          Total Capital Contribution up until Election Date: $2,000 million

Member A: with Percentage Interest of 50% contributed $1,000 million

Member B: with Percentage Interest of 25% contributed $500 million

Member C: with Percentage Interest of 25% contributed $500 million

B.          Total Additional Contribution required: $ 200 million

Member A: is the Defaulting Member and contributes $0 million, implying a Default Amount of $ 100 million; Penalty Amount is therefore equal to $15 million

Member B: is a Non-Paying Affected Member and contributes its 25% pro rata share of the Additional Contribution required, equal to $50 million

Member C: is a Covering Affected Member and contributes its pro rata share of the Additional Contribution and all the Default Amount for a total of $150 million

C.          Upon consummation of the Percentage Interest Adjustment Remedy, each Members’ Percentage Interest is adjusted as follows:

Member A: $1,000 million minus $15 million divided by $2,000 million plus $200 million equals 44.77% (down from initial Percentage Interest of 50%)

Member B: $500 million plus $50 million divided by $2,000 million plus $200 million equals 25% (unchanged from initial Percentage Interest of 25%)

Member C: $500 million plus $50 million plus $100 million plus $15 million divided by $2,000 million plus $200 million equals 30.23% (up from initial Percentage Interest of 25%)

(f)          At any time during the Default Period but after the expiry of the Contribution Period, each Paying Affected Member, including a Covering Affected Member, may elect, by delivering written notice (the “Buyout Notice”) to the Company, the Defaulting Member and each other Member, to enforce the interest buyout remedy set forth in this Section 3.5(f) in relation to any portion of the Default Amount whose reimbursement to each Paying Affected Member, including a Covering Affected Member, is still outstanding as of the Election Date (the “Interest Buyout Remedy”), should the Default Amount be in excess of 30% of the capital that should have been contributed by the Defaulting Member up to the Election Date.  If a single Paying Affected Member elects the Interest Buyout Remedy, the remaining Paying Affected Members may elect to participate in such remedy by providing notice to the Company and to the Affected Member that originally elected such remedy within thirty (30) days of receiving the original Buyout Notice.

(i)        If any Paying Affected Members elects the Interest Buyout Remedy, then the Paying Affected Members who so elected shall purchase (and the Defaulting Member shall sell) all of the Defaulting Member’s Percentage Interest, Member Interest and Units at the Fair Market Value (taking into account the Default Amount owed) as determined by an expert in accordance with Section 14.3, times (B) (one (1) minus the Default Interest Rate).  If more than one Affected Members elected to enforce the Interest Buyout Remedy then the Default Member’s Percentage Interest, Member Interest and Units shall be acquired by each Affected Member that so elected on a pro rata basis in proportion to their respective payment of the Default Amount.

(ii)         With respect to the Paying Affected Members who elect the Interest Buyout Remedy, such purchase shall be deemed to have occurred as of the date that such Paying Affected Members pay the applicable price determined pursuant to Section 3.5(f)(i) to the Defaulting Member.

(iii)        If less than all of the Paying Affected Members elect the Interest Buyout Remedy, then, in the closing of the transaction, the electing Paying Affected Members shall pay, on behalf of Defaulting Member, to the other Paying Affected Members the portion of the purchase price equal to the covering amount contributed by such other Paying Affected Members to the Company pursuant to Section 3.5(b)(i) together with interest thereon at the Default Interest Rate accrued on the principal of such amount from the date the covering amount was contributed to the Company until the date of closing of the transaction.  To the extent that any of the Default Amount was not covered by any Affected Member, such amount shall be paid by the purchasing Paying Affected Member to the Company. The closing of the Interest Buyout Remedy shall take place through the execution and delivery of a Percentage Interest Purchase Agreement. In this regard the Paying Affected Member selecting the Interest Buyout Remedy is hereby granted an irrevocable power of attorney by the Defaulting Member, as the Defaulting Member’s true, sufficient and lawful agent and attorney-in-fact with full power and authority, in its name, place and stead and for its sole and exclusive benefit and not on behalf of any other party, in whole or in part, with full power of substitution, such powers of attorney to be coupled with an interest and irrevocable, to execute and deliver on such Defaulting Member’s behalf such Percentage Interest Purchase Agreement and assignment and to do or cause to be done any and all acts necessary in connection therewith and with such transfer of Percentage Interests and associated Units.

(iv)        Following any such adjustments to the Members’ Percentage Interests, Member Interests and Units pursuant to this Section 3.5(f), the Company shall cause the Secretary to update the Member Schedule to reflect the adjusted Percentage Interests, Member Interests and Units of the Members.

Section 3.6           Section 704(b) Capital Accounts.

(a)        A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv).  Each Member’s Capital Account (i) shall be increased by (A) the amount of money contributed by such Member to the Company, (B) the initial Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), (C) allocations to such Member of Net Profits and any other items of income or gain allocated to such Member pursuant to Section 4.1 and Section 4.2, and (D) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv), and (ii) shall be decreased by (A) the amount of money distributed to such Member by the Company, (B) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (C) allocations to such Member of Net Losses and any other items of loss or deduction allocated to such Member pursuant to Section 4.1 and Section 4.2, and (D) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)        In the event of a Transfer of Member Interests made in accordance with this Agreement, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Member Interests in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(c)        Except as otherwise required in the Delaware Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

Section 3.7         No Interest on or Return of Capital Contributions.  No Member shall be entitled to interest on its Capital Contributions to the Company or to a return thereof, except as otherwise specifically provided for in this Agreement.

Section 3.8           Units.

(a)          The Member Interests in the Company are divided into units referred to herein as “Units.”  The Company has authorized an aggregate of up to [●] Units that may be held by the Members (the “Authorized Units”), subject to increase by Special Approval (which shall not be objected to if the underlying Capital Contribution transaction giving rise to the additional Units to be issued is approved by Special Approval (as applicable)).  Any fractional Units that would otherwise be issued or allocated pursuant to this Agreement shall be rounded to the nearest whole Unit.  Except as otherwise determined by the Board, the Units shall not be certificated.  There shall be a single class of Units unless otherwise approved by the Board upon a Special Approval.

(b)          Pursuant to Delaware Uniform Commercial Code Sec. 8-103(c), the Members hereby agree that the Member Interest and Units shall be considered a security governed by Article 8 of the Delaware Uniform Commercial Code.

Section 3.9          No Resignation or Expulsion.  A Member may not take any action to resign, withdraw or retire as a Member voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as may be required with respect to a Defaulting Member pursuant to Section 3.5 or as a result of a permitted Transfer of all of such Member’s Member Interest and associated Units in accordance with (i) Article 10 and each of the transferees of such Member Interest and associated Units being admitted as a Substitute Member or (ii) Article 11.  A Member shall cease to be a Member only in the manner described in Article 10, Article 11 or, with respect to a Defaulting Member, in the manner described in Section 3.5.

Section 3.10         Member Affiliate Guaranties.

(a)         As an inducement to each Member to enter into this Agreement and as security for the payment of Capital Contributions to be made by each Member pursuant to Section 3.1 and, to the extent approved by the Board, Section 3.2, and such Member’s other financial obligations under this Agreement, each Member has caused its respective Guarantor to issue a guaranty in the form attached hereto as Exhibit C to guarantee performance of such Member’s financial obligations hereunder (each, a “Guaranty” and collectively, the “Guaranties”).  Any Guaranty shall be released as of the end of the Standstill Period to the extent that the associated Member has no outstanding payment obligations in accordance with this Agreement at such time.

(b)         The Members acknowledge that, from time to time in its start-up phase, the Company may be required to post credit support with certain feedstock vendors and other Third Parties in order to obtain favorable and economically and commercially viable terms for the transactions relating to its Commercial Operations or consummate a transaction. In accordance with the foregoing, the Members hereby agree, when requested by the Board and provided that no third-party financing or credit support on a non-recourse basis was available to the Company, to provide a credit support instrument in the form of a Member guarantee or a guarantee from a Member’s Affiliate, as required, provided that any such guarantee will be several and not joint and several, pro rata and on mutually agreeable and equal terms.

ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS

Section 4.1          Allocations of Net Profits and Net Losses. After giving effect to the allocations under Section 4.2, Net Profits and Net Losses (and to the extent determined necessary and appropriate by the Board to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Net Profits and Net Losses) for each Allocation Period shall be allocated among the Members during such Allocation Period, in such a manner as shall cause the Capital Accounts of the Members to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Gross Asset Value of the property securing such liabilities) and all remaining or resulting cash were distributed to the Members under Section 4.5(c), minus (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as unconditionally obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.2          Regulatory and Other Allocations.  The following regulatory and other allocations shall be made in the following order:

(a)          Minimum Gain Chargeback.  Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(a), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2))).  This Section 4.2(a) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)        Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt.  Notwithstanding any provision hereof to the contrary except Section 4.2(a) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(b)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)).  This Section 4.2(b) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)         No Deficit Balance.  Notwithstanding any provision hereof to the contrary except Section 4.2(f) and Section 4.2(g), no Net Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit in its Adjusted Capital Account Balance (or increase any existing deficit in its Adjusted Capital Account Balance) at the end of such Allocation Period.  All Net Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(c) shall be allocated to the Members who do not have a deficit in their Adjusted Capital Account Balances in proportion to their relative positive Adjusted Capital Account Balances but only to the extent that such Net Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account Balance.

(d)        Qualified Income Offset.  Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit in such Member’s Adjusted Capital Account Balance as quickly as possible; provided that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that such Member would have a deficit in its Adjusted Capital Account Balance after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.2(d) were not in this Agreement.  This Section 4.2(d) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)         Gross Income Allocations.  If any Member has a deficit in its Adjusted Capital Account Balance at the end of any Allocation Period, such Member shall be allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 4.2(e) shall be made only if and to the extent that such Member would have a deficit in its Adjusted Capital Account Balance after all other allocations provided for in this Article 4 have been tentatively made as if Section 4.2(d) and this Section 4.2(e) were not in this Agreement.

(f)          Member Nonrecourse Deductions.  Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4).  If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss.  This Section 4.2(f) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(g)         Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated to the Members as determined by the Partnership Representative, to the extent permitted by the Treasury Regulations.

(h)         Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company assets or properties pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Member Interests, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)        Bipartisan Budget Act. Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Bipartisan Budget Act.

(j)          Percentage Interest Adjustment on Default.  If there is a change in the Percentage Interests of the Members as a result of a Percentage Interest Adjustment Remedy, the Partnership Representative shall cause allocations of any gain or loss resulting from the adjustment of the Gross Asset Value of any Company asset in connection with the Capital Contribution giving rise to such Percentage Interest Adjustment Remedy among the Members to be made in a manner so as to cause (to the nearest extent possible) the Adjusted Capital Account Balances of the Members (as calculated after taking into account such adjustments to the Percentage Interests and such Capital Contributions) to be in proportion to their respective Percentage Interests as adjusted pursuant to Section 3.5(e).

(k)         Curative Allocations.  The allocations set forth in Section 4.2(a) through Section 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.2(k).  Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Partnership Representative shall make such offsetting special allocations of items of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.  In exercising its discretion under this Section 4.2(k), the Partnership Representative shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Section 4.3           Tax Allocations.

(a)          Except as otherwise provided in this Section 4.3, the taxable income or loss of the Company (and items thereof) for any taxable year shall be allocated among the Members in proportion to and in the same manner as Net Profit, Net Loss and separate items of income, gain, loss and deduction (excluding items for which there are no related tax items) are allocated among the Members for Capital Account purposes pursuant to the provisions of Section 4.1 and Section 4.2.  Except as otherwise provided in this Section 4.3, the allocable share of a Member for Federal income tax purposes in each specified item of income, gain, deduction and loss of the Company comprising Net Profit, Net Loss or an item allocated pursuant to Section 4.1 and Section 4.2 shall be the same as such Member’s allocable share of Net Profit, Net Loss or the corresponding item for such taxable year.

(b)         Except as otherwise provided in this Section 4.3, in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for Federal income tax purposes, be allocated among the Members using the “remedial method” under Treasury Regulation Section 1.704-3(d) or such other method determined by the Board and permitted by the Treasury Regulations.

(c)          Except as otherwise provided in this Section 4.3, all items of income, gain, loss and deduction for Federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 4.1 or Section 4.2.

(d)        Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of tax credits shall be allocated to the Members in accordance with applicable Law.

(e)          Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(f)          Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state, and local taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items or distributions pursuant to any provision of this Agreement.

Section 4.4           Other Allocation Rules.

(a)          All items of income, gain, loss, deduction and credit allocable to a Member Interest that has been transferred shall be allocated between the transferor and the transferee based on the “interim closing method” under Section 706 of the Code and the Treasury Regulations thereunder unless the transferor and transferee agree to use the proration method under Section 706 of the Code and the Treasury Regulations thereunder.  Upon presentation by the applicable transferor and its transferee to the Partnership Representative of an agreement to use the proration method, the Partnership Representative shall, in accordance with Section 706 of the Code and the Treasury Regulations thereunder, cause the Company to elect and apply the proration method with respect to the transfer of such Member Interest.

(b)          The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Partnership Representative and permissible under the Treasury Regulations.

(c)         The definition of Capital Account set forth in Section 3.6 and the allocations set forth in Section 4.2 and Section 4.3 and the preceding provisions of this Section 4.4 are intended to comply with the requirements of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder.  If the Partnership Representative determines that the determination of a Member’s Capital Account or the allocations to a Member hereunder are not in compliance with the Treasury Regulations, the Partnership Representative is authorized to make any appropriate adjustments.

Section 4.5          Distributions.

(a)          Effective Date Distribution.  On the Effective Date, the Company will make a special cash distribution to PBF Member in the amount equal to the Eni Initial Capital Contribution made in cash on the Effective Date, as a partial reimbursement to PBF Member for the 50% Percentage Interest acquired by Eni Member hereunder, consistent with Section 7.3 of the Contribution Agreement and in accordance with the last paragraph of Section 2.05 of the Subscription Agreement.

(b)        Additional Special Distributions to PBF Member.  On the date of each Eni Initial Capital Contribution payment made by Eni Member to the Company in accordance with Section 3.1(a)(ii)(2) and Appendix VII (exclusive of (b)(ii) thereof), the Company will make a special cash distribution to PBF Member in the amount equal to such Eni Initial Capital Contribution.

(c)          Distributions of Available Cash.

(i)          Commencing with the second Calendar Quarter following the commencement of Commercial Operations for any discrete portion of the Renewable Diesel Facility, the General Manager, after consulting the Deputy General Manager, shall cause all Available Cash to be distributed on the last Business Day of each Calendar Quarter to the Members of record in proportion to their respective Percentage Interests subject to Section 3.5(d).

(ii)       During the last two weeks of the second Calendar Month of each Calendar Quarter, the General Manager shall cause the Operator to evaluate projected Available Cash and Cash Reserves in order to make a preliminary determination and recommendation with respect thereto.  On or before fifteen (15) days prior to the end of such Calendar Quarter, the General Manager shall provide written notice to each Member’s Directors of the recommendation of Cash Reserves by the Operator and of the amount of Available Cash to distribute, including information as to cash position, anticipated cash receipts and disbursements and such other applicable information reasonably requested by the Board.

(iii)        If the Board does not approve the amount of Cash Reserves prior to the last day of the Calendar Quarter, the General Manager shall use the Default Cash Reserves to determine the distribution amount for that Calendar Quarter.

(d)          Tax Distributions.  Notwithstanding anything to the contrary in this Article 4, the Company shall, subject to the availability of proceeds (as determined by the Board in good faith), make cash distributions to each Member on the Tax Distribution Date with respect to each Fiscal Year to the extent of the required Tax Distribution, if any, of such Member for such Fiscal Year; provided, however, the Company shall, subject to the availability of Available Cash and Cash Reserves (as determined by the Board in good faith), make such cash distributions on a quarterly basis (or at such other times as are reasonably required to permit the Members or their direct or indirect equity holders to discharge their estimated tax payment responsibilities) based upon estimates of the required Tax Distribution in a manner sufficient to permit the Members to satisfy their respective quarterly estimated tax payment obligations determined based upon the highest marginal tax rate in the United States applicable to any Member.  For the sake of clarity, in case of different marginal tax rates applicable to the Members, the Tax Distribution shall be at the same marginal tax rate for all Members and equal to the highest marginal tax rate in the United States, even if the marginal tax rate of any of the Members is lower than such rate.  All quarterly tax distributions to a Member shall be treated as an advance of, and shall offset, the cash distribution payable to the Member (pursuant to this Section 4.5(d)) on the next Tax Distribution Date. Any distributions made pursuant to this Section 4.5(d) to a Member shall be treated as an advance payment of, and shall reduce, the amounts otherwise distributable to such Member pursuant to Section 4.5(c) in subsequent distributions.

(e)          Withholding.

(i)          Any amount withheld pursuant to the Code or any foreign, State or local tax Law or treaty with respect to any payment, distribution or allocation to the Members shall be treated for all purposes of this Agreement as distributed to the Members pursuant to this Section 4.5.  The Partnership Representative is authorized to withhold from distributions to a Member and to pay over to any Governmental Authority any amount (including a Member’s share of any Covered Audit Adjustment) required to be so withheld pursuant to the Code or any other Federal, foreign, State or local Law, and shall treat any withheld amount as having been distributed to such Member with respect to which such amounts were withheld for all purposes of this Agreement.  To the extent that the cumulative amount of such withholding or payment exceeds the distributions to which such Member is entitled concurrently with such withholding or payment, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the greater of (1) the applicable underpayment rate for such period, as specified in Section 6621 of the Code and (2) the Prime Rate or, at the request of the Board, the amount of such excess shall be promptly paid to the Company by the Member on whose behalf such withholding is required to be made; provided, however, that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Member is otherwise obligated to contribute to the Company.  Any such loan shall be satisfied out of distributions to which such Member would otherwise be subsequently entitled (and to the extent satisfied out of such distributions, such amounts shall be treated as distributed to such Member pursuant to Section 4.5 at the time of such satisfaction) until such loan becomes due and payable in full, which shall occur at such time as the Board requests that the Member pay such amount to the Company.

(ii)        Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member.  The provisions of this Section 4.5(e) and the obligations of a Member pursuant to this Section 4.5(e)(ii) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or consummation of any Transfer in respect of its Member Interests.  The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.5(e).

Section 4.6          Limitations on Distributions.  Notwithstanding anything to the contrary in Section 4.5, no distribution shall be made if such distribution would violate the Delaware Act or applicable Laws.

ARTICLE 5
MANAGEMENT OF THE COMPANY

Section 5.1          Management under Direction of the Board.

(a)          Except as otherwise expressly provided in this Section 5.1(a) or elsewhere in this Agreement or required under the Delaware Act, the business and affairs of the Company shall be managed and controlled by its Members through a board of the Members’ representatives (the “Board” and each member of the Board, a “Director”).  The Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company and its Subsidiaries and to make all decisions and establish policies regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company and its Subsidiaries and the Business, including the appointment of the General Manager, the Deputy General Manager and other officers; provided that Board approval shall not be required for actions proposed to be taken by or on behalf of the Company or any of its Subsidiaries if at the time of the taking of such action, authority therefor was previously expressly delegated by the Board pursuant to and in compliance with Section 5.1(b) and Section 5.1(c): (A) to the General Manager, the Deputy General Manager or other officers of the Company in accordance with Section 5.10 or by subsequent vote of the Board, (B) to the Operator pursuant to the Operating Agreement or by subsequent vote of the Board or (C) to a Construction Manager pursuant to a Construction Management Agreement or by subsequent vote of the Board (each such excepted action set forth in (A) through (C) that have been delegated pursuant to and in compliance with Section 5.1(b) or Section 5.1(c), as applicable, shall be deemed a “Permitted Company Action”).

(b)          Except (i) for Permitted Company Actions and (ii) as provided in Section 5.1(c), all actions proposed to be taken by or on behalf of the Company or any of its Subsidiaries shall require the affirmative vote or consent of the Directors representing at least 51% of the Total Votes eligible to vote or consent on such matter acting in accordance with Section 5.3.

(c)          Except for Permitted Company Actions, each of the following actions proposed to be taken by or on behalf of the Company or any of its Subsidiaries shall require Special Approval (with each of the actions described in Section 5.1(c)(xvii) through Section 5.1(c)(xxxii), and, to the extent relating to the aforementioned Sections only, Section 5.1(c)(xxxiii) and Section 5.1(c)(xxxv), being referred to herein also as a “Preserved Action”):

(i)          Entering into, amending, supplementing or terminating any Contract (or series of related Contracts) to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is (x) committed to incur expenses of more than $150,000, in the aggregate, or not otherwise permitted by the delegation of authority guidelines approved by the Board or (y) contracting to sell products having an amount or term in excess of the delegation of authority guidelines approved by the Board;

(ii)         disposing of Equity Interests of any Person held by the Company or any of its Subsidiaries;

(iii)        amending the Formation Certificate or, except as provided in Section 15.6 with respect to changes to the Member Schedule, this Agreement;

(iv)        using the proceeds of any Additional Contribution by a Member for a purpose other than the purpose set forth in the Call Notice for such Additional Contribution;

(v)        except as contemplated by the Contribution Agreement, permitting the Members to make Capital Contributions to the Company in any form other than cash;

(vi)        changing the method of accounting of the Company (other than as necessary to comply with GAAP or Regulation S-K of the Securities Act of 1933, as amended);

(vii)       creating or approving the creation of any Subsidiary of the Company;

(viii)      entering into, amending or supplementing any Contract to which the Company or any of its Subsidiaries is a party or to which any of the Assets are subject, in each case, that provides for any restriction on the Company’s or any such Subsidiary’s ability to conduct the Business, including with respect to non-competition, non-solicitation or non-dealing;

(ix)        initiating, settling or compromising a Claim asserted by or against the Company (whether or not asserted in an action at law or suit in equity) for an amount in excess of the delegation of authority guidelines approved by the Board;

(x)        issuing any guaranty to secure the obligations of another Person (other than the Company or any Subsidiary of the Company) or causing the Company or any Subsidiary to be treated as a restricted subsidiary under any debt instrument of another Person (other than the Company or any Subsidiary of the Company);

(xi)       (A) except for customary Liens arising by operation of Law in the ordinary course of business, creating, issuing, or permitting to exist without contesting any Lien or other similar Encumbrance on any Subsidiary or Asset, and (B) assigning or selling rights to any monies owed or to be owed to the Company or any Subsidiary;

(xii)        incurring or assuming any Debt;

(xiii)      approving or amending any Construction Budget (other than the Agreed Facilities Construction Budget, which has been approved as of the Effective Date);

(xiv)      approving or amending the Annual Business Plan or the Long Term Plan for the Company and its Subsidiaries, including the Direct Bill Budget and a schedule of any Capital Expenditures that are not otherwise Direct Bill Items or Capital Projects (collectively, the “Business Plan”), and making any expenditures not contemplated in the approved Business Plan or otherwise included in any then-approved Direct Bill Budget, Default Budget or the then-approved Construction Budget (other than (A) Emergency Expenditures and (B) as permitted pursuant to the terms of the Operating Agreement or the Construction Management Agreement),

(xv)       commencing an action at law or suit in equity against any Governmental Authority;

(xvi)      appointing or dismissing the Company’s auditor, it being agreed and understood that the auditor shall in all circumstances be selected among leading accounting firms with international standing, having proven experience and highest ethical-reputational profile;

(xvii)     selling, assigning or other disposition by the Company of all or substantially all of the Assets;

(xviii)    approving any Proposed Capital Project;

(xix)      approving any Proposed Capital Project Budget or amending any Capital Project Budget;

(xx)       merging or consolidating the Company or any Subsidiary with any Person;

(xxi)     converting the Company or any Subsidiary to any other form of entity or converting, continuing, domesticating or otherwise transferring the Company or one of the other Subsidiaries to a new jurisdiction of organization;

(xxii)    the Company or any of its Subsidiaries acquiring any Equity Interest or making any other investment in, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

(xxiii)   authorizing or issuing any additional Equity Interests of the Company, including Member Interests and associated Units, and admitting as an Additional Member the Person to whom such Units are issued, other than a Substitute Member admitted in connection with a Transfer pursuant to Section 10.4;

(xxiv)    authorizing the admission of any Member, other than a Substitute Member admitted in connection with a Transfer pursuant to Section 10.4;

(xxv)      changing the number of Authorized Units or approving any new class of Units;

(xxvi)   exiting or changing the Business of the Company and its Subsidiaries or the Company’s purpose as set forth in Section 2.6 or engaging in any business or activity outside of the scope of such purpose;

(xxvii)   except with respect to a Defaulting Member as provided in Section 3.5 or as provided in Article 13, distributing any cash or Assets in a manner other than as provided in Section 4.5 and in accordance with the definition of Available Cash;

(xxviii)           requesting Additional Contributions to the Company from the Members for expenditures not (1) included in a then-current Budget or Business Plan, (2) related to an Emergency Expenditure, (3) permitted in accordance with the Operating Agreement or a Construction Management Agreement, as applicable, including (x) the Operator’s right and authority to make expenditures in excess of the then-current Direct Bill Budget pursuant to the Operating Agreement and (y) the Construction Manager’s right and authority to make expenditures in excess of the then-current Construction Budget pursuant to the Construction Management Agreement;

(xxix)    electing or changing any election to cause the Company or any of its Subsidiaries to be classified as other than a partnership or a pass through entity for Federal, state, or local income tax purposes;

(xxx)      electing to voluntarily liquidate, wind up or dissolve the Company or any Subsidiary;

(xxxi)     authorizing or filing of any petition for, or commencement of, any Bankruptcy of the Company or any Subsidiary;

(xxxii)    redeeming any Member Interest and associated Units;

(xxxiii)  approving or amending any delegation of authority to the General Manager, Deputy General Manager, the Construction Manager, or the Operator in accordance with Section 5.2(a) with respect to any matter that would require Special Approval at the time of such delegation or amended delegation (provided, however, that any delegation of the authority in a Construction Management Agreement or the Operating Agreement shall be deemed approved by the Members’ approval of such agreement);

(xxxiv)  approving or amending policies and/or internal procedures of the Company relating to compliance and/or internal control systems, as well as its code of conduct and code of ethics; or

(xxxv)  entering into any Contract providing for or otherwise committing to take any of the foregoing actions, or delegating authority to any Person to approve any of the foregoing actions.

(d)          Notwithstanding anything to the contrary herein:

(i)          (A) subject to Section 5.10(e) and Section 5.10(f), any Conflict Activity shall be subject to the sole control and approval of the Director(s) that have been designated by the Non-Conflicted Member(s), who must make decisions relating to such Conflict Activity in the subjective belief that such action is in or not opposed to the best interests of the Company, (B) neither any Conflicted Member nor any Director designated by any Conflicted Member shall have the right to vote on any approval in connection with any action by the Board in respect of such Conflict Activity (except with respect to any Preserved Action), and (C) the presence of any Director designated by any Conflicted Member shall not be required for purposes of determining the presence of a quorum in connection with any such action (excluding a quorum for the purpose of voting upon any Preserved Action);

(ii)       in addition to Section 5.1(d)(i), the appointment of the General Manager and of the Deputy General Manager in accordance with Section 5.10, including any decision to add secondment positions (in addition to the Secondment Positions set forth in Appendix V as of the Effective Date) and the approval of the related Secondment Agreement with a Member (other than in respect of Secondees provided by PBF Member or its Affiliates which shall be subject to the Operating Agreement), requires the approval of the Director(s) that have been designated by the relevant Non-Conflicted Member(s);

(iii)       at any time that the only Non-Conflicted Member is a Defaulting Member, this Section 5.1(d) shall be limited to Conflict Activity within items (a) and (b) of the definition thereof and otherwise shall not apply; and

(iv)       the Board shall be deemed to have approved any activities required to be performed by the Company in connection with any Emergency Expenditure.

(e)          All decisions taken by the Board pursuant to this Section 5.1 shall be conclusive and binding on all Members.

(f)          Eni Member shall have the right to cause the Company to exercise its audit rights under the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and the Omnibus Agreement in accordance with the terms and provisions of said agreements with such audits to be conducted at Company expense, but without prejudice contained in the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and/or the Omnibus Agreement in this respect, with auditors selected by Eni Member, which auditors shall be reasonably acceptable to PBF Member.  Eni Member shall additionally have the right to cause Company to pursue, without PBF Member’s consent if and to the extent the Company’s counterparties under the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and the Omnibus Agreement are PBF Member’s Affiliate.

(g)        Should PBF Member’s Affiliates have ceased to be counterparty of the Company under any of the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and/or the Omnibus Agreement, as applicable, the audit rights referred to under letter (f) above shall also pertain to PBF Member with respect to such Agreement according to the terms set out under the aforesaid paragraph, mutatis mutandis.  Further, in such event, any audit rights of the counterparty may be exercised by either PBF Member or Eni Member individually or jointly.

Section 5.2           Number, Tenure and Qualification.

(a)          The Board initially shall consist of four (4) Directors, with two (2) Directors appointed by each of the Initial Members for so long as they are Members.  Each Member shall also be entitled to designate one Person (each, a “Board Alternate”) to act as such Member’s alternate Director in the absence of one of such Member’s designated Director.  The right to appoint the Chairman of the Board (the “Chairman”) shall alternate among the Members, with PBF Member having the initial right to appoint the Chairman.  The Chairman shall serve for a term equal to the lesser of (x) [three (3)] years or (y) as long as the Member (or one of its Controlled Affiliates) who appointed such Chairman remains a Member. Each Director may bring to any Board meetings such observers and advisors as it may deem appropriate; provided that (i) each such observer and advisor acknowledges and agrees that any information received by such Person shall only be used for the purpose of evaluating the matters discussed at such meeting or advising a Member with respect to its rights and obligations hereunder, and (ii) such Persons are bound by confidentiality obligations at least as stringent as those set forth in Section 15.9, the Members understanding and agreeing, however, that each Member shall be responsible for any breach of such confidentiality obligations by its respective observers and advisors, and further, that each Member will, at its own expense, restrain its respective observers and advisors from prohibited or unauthorized disclosure of such information.  The initial Directors designated by the Members are set forth on Appendix IV.

(b)          Each Member shall have the right to change its Director(s) or its Board Alternate at any time by giving notice of such change to the Company and each other Member.

(c)         Neither the Directors nor the Board Alternates need be residents of the State of Delaware.  Each Director and Board Alternate shall hold office until such Director’s or Board Alternate’s, as applicable, successor shall be duly designated or until such Director’s or Board Alternate’s, as applicable, earlier death, removal or resignation.

(d)        A Person that serves as a Director or Board Alternate shall not be required to be a Director or Board Alternate, as applicable, as his sole and exclusive occupation, and Directors and Board Alternates may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company and its Subsidiaries.

(e)         If (i) a Member’s Director is absent or unavailable or there is a vacancy in such Member’s Director position, and (ii) such Member provides notice to each other Member of such unavailability or vacancy, as applicable, then such Member’s Board Alternate shall be authorized to act as a “Director” for all purposes hereunder for the duration of such designated Director’s absence.

(f)          If a Member that has designated more than one Director ceases to hold more than a 25% Percentage Interest in the Company, then (i) such Member’s right to designate more than one Director shall be extinguished and (ii) such Member shall remove the additional Directors that it has designated (save one Director) from the Board.

Section 5.3           Voting Proxies; Quorum; Meetings of Board; No Fiduciary Duties.

(a)         Any Director may vote at a meeting by a written (including via email) proxy executed by that Director and delivered to the General Manager.  Subject to Section 3.5(a)(i), attendance (either in person, by remote communication pursuant to Section 5.3(i) or by proxy) of Directors holding the number of Total Votes necessary to approve or consent to a given matter before the Board (or, where there will be a vote with respect to any matter described in Section 5.1(c), at least one Director or other representative of each of the Members entitled to appoint a Director) shall constitute a quorum for the transaction of Business at a meeting of the Board; provided, however, that no Director of a Defaulting Member need be in such attendance for purposes of determining a quorum is present (excluding a quorum for the purpose of voting upon any Preserved Action) and, in each case, in determining the Total Votes, the Percentage Interest of the Defaulting Member shall be deemed held by each Affected Member in proportion to its Proportionate Share (except in connection with voting on any Preserved Action) but provided further that, when a Defaulting Member’s appointed Directors are not required to form a quorum, such Directors shall nevertheless be entitled to notice of the meeting and to attend the meeting if they elect to do so.  The collective vote of each Member’s Directors (regardless of how many attend or vote on a matter at a meeting or in a written consent, including to the extent that there is a vacancy and such Member has not designated a replacement Director at the time of voting on a matter, in which case such Director then in office shall be entitled to vote for such vacant position on behalf of the Member) shall, for purposes of the Board voting thresholds referenced in Section 5.1(b) and Section 5.1(c), be deemed to be equivalent to the Percentage Interest (at the time of such vote) of the Member that designated such Director(s) (and in the event that two Directors appointed by the same Member making opposing votes on any matter, such Percentage Interest shall be divided equally between the two Directors appointed by each of the Initial Members).  The votes of all of the Members’ Directors shall be referred to herein as the “Total Votes.”  Except as otherwise expressly provided in this Agreement, any action or event relating to business conducted at a Board meeting shall be deemed approved by the Board only if such action or event (A) receives the required Board approval at a meeting at which a quorum is present or (B) is approved by written consent as provided in Section 5.3(e).

(b)          The Board may establish such committees as it may deem appropriate, together with the rules governing the activities of such committees.  The functions of such committees shall be to serve in an advisory capacity only.  Each Member shall have the right to designate an agreed upon number of representatives to serve on each committee; provided, however, that a representative of each Member shall serve on each committee unless otherwise agreed by the Members.

(c)          The General Manager, the Deputy General Manager or Chairman may call a meeting of the Board by giving notice to the Members at least seven (7) days in advance of such meeting.  Any Member may request a meeting of the Board by giving notice to each other Member and the General Manager and Chairman, which notice shall include any proposals being proposed by such Member for consideration at the meeting (including appropriate supporting information not previously distributed to such other Member).  Upon receiving such request from a Member, the General Manager shall call such meeting for a date not less than seven (7) days or more than ten (10) days after receipt of the request.

(d)         Each notice of a meeting of the Board provided by the General Manager shall contain (i) the date, time and location of the meeting, (ii) an agenda of the matters and proposals to be considered or voted upon and (iii) copies of all proposals to be considered at the meeting (including appropriate supporting information not previously distributed to the Members).  A Member may add matters to the agenda for a meeting by notice to each other Member and the General Manager given not less than three (3) days prior to a meeting, which notice shall include any additional proposals being proposed by such Member to be considered at the meeting (including appropriate supporting information not previously distributed to such other Member).  On the request of a Director, and with the consent of all other Directors (including those not present at such meeting, if any), the Board may consider at a meeting a proposal not contained in such meeting agenda.

(e)          The Board shall meet at least once per Calendar Quarter, or more or less frequently as the Board may determine.  Meetings of each committee shall take place as often as the Board shall determine.  Subject to Section 5.3(i), all meetings of the Board and each committee shall be held in the principal offices of the Company, or elsewhere as the Board or such committee may mutually decide, which alternate location may be within or outside the State of Delaware.  Any action of the Board that could be taken at a meeting may be taken without a meeting by means of a written consent action signed by the Directors representing the Total Votes as would be necessary to approve such action at a meeting.

(f)          The Chairman, as appointed in Section 5.2(a), shall serve for a term of three years (or until any earlier death, removal or resignation) after which time a new Chairman may be appointed as outlined in Section 5.2(a).  For the avoidance of doubt, any Person serving as the Chairman shall be eligible to be immediately reappointed to such position following the conclusion of his or her term.  The Member that appointed the Chairman may remove such designee at any time.  The Chairman shall have no special casting or deciding vote on any matter presented to the Board; provided that if the General Manager fails to timely (x) issue a Call Notice or obtain information from the Operator or Construction Manager relating thereto, each in accordance with Section 3.3, (y) cause the distribution of Available Cash in accordance with Section 4.5(d), or (z) cause the provision of information in accordance with Article 8, then in each such instance the Chairman shall be entitled to take such actions in accordance with such provisions as though the Chairman was the General Manager for such limited purpose.  The General Manager shall appoint a secretary of each meeting (which may or may not be the Secretary) who shall make a record of each proposal voted on and the results of such voting at such Board meeting and, if such secretary is not the Secretary, provide such record to the Secretary.  The Secretary shall maintain a minute book containing (i) the original Formation Certificate and all amendments thereto, (ii) a record of any committee established by the Board, together with a copy of the rules adopted for such committee and a record of the activities of such committee, (iii) a copy of the minutes of Board and committee meetings and (iv) the then-current Member Schedule.

(g)          The Secretary shall provide each Member with a copy of the minutes of each Board meeting and committee meeting within thirty (30) days after the end of the meeting.

(h)          As provided in Section 5.3(e), in lieu of a meeting, any Director may submit any proposal that is within the powers of the Board for written decision by the Board.  The proposing Director shall notify the General Manager and may provide the General Manager with such written materials as are available to such Director to assist each other Director in making a decision regarding such proposal.  The General Manager shall then provide a copy of such proposal and any such written materials to each other Director.  Each Director shall communicate its written vote on the proposal by notice to the General Manager and the other Director within seven (7) days after such Director’s receipt of the proposal from the General Manager.  If a Director fails to communicate its vote within such seven (7) day period, such Director shall be deemed to have voted against such proposal.  Within five (5) days following the expiration of the relevant time period, the General Manager shall give each Director and the Secretary a confirmation notice stating the tabulation and results of the vote on such proposal.

(i)         Directors may participate in any meeting by conference telephone, video conference, or similar remote communications equipment by which all Directors participating in the meeting can clearly communicate with each other.

(j)         Attendance of any Member’s Director at any meeting of the Board (including by conference telephone or similar remote communication equipment or by proxy) shall constitute a waiver of notice of such meeting, except where such Member’s Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened and notifies each other Director at such meeting of such purpose.

(k)         To the fullest extent permitted by Law, a Person, in performing his duties and obligations as a Director or Board Alternate under this Agreement, shall be entitled to act or omit to act at the direction of the Member that designated such Person to serve on the Board, considering only such factors, including the separate interests of the designating Member, as such Director or Board Alternate chooses to consider, and any action of a Director or Board Alternate or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and each other Member, on the one hand, and the Director or Board Alternate, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) on the part of such Director or Board Alternate.  Notwithstanding anything in this Agreement to the contrary, no Director or Board Alternate shall owe any duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) to the Company, each other Member or the Board, and no Director or Board Alternate shall be obligated to act in the interests of the Company or each other Member.  To the fullest extent permitted by Law, no Director or Board Alternate shall be subject to any other or different duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) under this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law or at equity, and the provisions of this Agreement shall be deemed to have replaced any such other duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) otherwise existing at Law or in equity.

(l)         All notices required or permitted to be given to each Member’s Director(s), Board Alternate, the General Manager, the Deputy General Manager or the Chairman pursuant to this Article 5 shall be sufficient in all respects if given in accordance with Section 15.2 to (i) a Member’s Director(s) or Board Alternate, at the address provided for such Member in Section 15.2 and (ii) to the General Manager or the Chairman, at the address of the Member appointing the General Manager provided in Section 15.2 (provided, however, that if the appointment power terminates under Section 5.2(a) and Section 5.10(a), the General Manager and the Chairman may provide alternate notice addresses).  Each such notice shall be deemed to be effective when provided in Section 15.2, and notice addresses may be changed as provided in Section 15.2.

Section 5.4          Resignation of Directors and Board Alternates.  A Director or Board Alternate may resign from the position of Director or Board Alternate, as applicable, at any time by giving written notice to the Members and the General Manager.  The resignation of a Director or Board Alternate shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.5          Removal of Directors and Board Alternates.  A Director or Board Alternate may only be removed by the consent of the Member then entitled to designate such Director or Board Alternate in accordance with Section 5.2(a); provided, however, if such Person ceases to be a Member or is not otherwise entitled to designate such Director or Board Alternate in accordance with Section 5.2(a), the remaining Members may remove such Director or Board Alternate.

Section 5.6          Vacancies.  Any vacancy in the position of a Director or Board Alternate that is created by the death, removal or resignation of a Director or Board Alternate, as applicable, shall be filled by the Member then entitled to designate such Director or Board Alternate in accordance with Section 5.2(a).  A Director or Board Alternate designated to fill a vacancy shall hold office until a successor shall be designated, or until such Director’s or Board Alternate’s, as applicable, earlier death, removal or resignation.

Section 5.7         Fees and Expenses of Directors and Board Alternates.  A Director or Board Alternate shall not be entitled to receive any fees from the Company for serving as a Director or Board Alternate.  Each Member shall be responsible for all out-of-pocket costs and expenses incurred by its Directors and Board Alternate in their respective capacities as Directors or Board Alternate, as applicable.

Section 5.8          Members.  No Member in its capacity as a Member shall have any power or authority to manage or control the business, affairs or properties of the Company or any of its Subsidiaries or the Business (including, for the avoidance of doubt, with respect to the matters set forth in Article 12), to bind the Company or any of its Subsidiaries in any way, to pledge the Company’s or any of its Subsidiaries’ Assets, to enter into agreements on behalf of the Company or any of its Subsidiaries or to otherwise render the Company or any of its Subsidiaries liable for any purpose; provided that this sentence shall not restrict the authority granted to the Operator or the Construction Manager in accordance with the Operating Agreements, the Construction Management Agreement, and Section 5.1(a).  To the fullest extent permitted by Law and notwithstanding any provision of this Agreement to the contrary, no Member in its capacity as a Member shall have any duty (including any fiduciary or other similar duty or any duty of disclosure, to the extent that such exists under the Delaware Act or any other applicable Law) to the Company, the Subsidiaries of the Company or each other Member in connection with the business and affairs of the Company or its Subsidiaries or any consent or approval given or withheld pursuant to this Agreement (other than the implied contractual covenant of good faith and fair dealing and the express obligations set forth in this Agreement) and no Member shall be obligated to consider or act in the interests of the Company or its Subsidiaries or any other Member.  Except as otherwise expressly provided in this Agreement, no Member shall have voting rights or rights of approval, veto or consent or similar rights over any actions of the Company and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term.  Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Units necessary to consent to or approve such action.  Prompt notice of such consent or approval shall be given by the Company to any Member that has not joined in such consent or approval.

Section 5.9          Acknowledgement and Release Relating to Actions Requiring Member Approval.  Notwithstanding any provision of this Agreement to the contrary, the Company and each Member acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter expressly stated to be subject to such Member’s approval pursuant to any provision of this Agreement in such Member’s sole and absolute discretion, and in making such decision or determination such Member shall have no duty (including any fiduciary or other similar duty or any duty of disclosure, to the extent that such exists under the Delaware Act or any other applicable Law) to each other Member or to the Company, it being the intent of all Members that each Member in its capacity as a Member shall have the right to make such determination solely on the basis of such Member’s own interests.  Each of the Company (on its own behalf and on behalf of its Subsidiaries) and each Member hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or any of their respective Affiliates (other than the Company and its Subsidiaries) for or in connection with any such decision or determination, in each case, whether arising in common law or equity or created by rule of Law, Contract (other than for a breach of this Agreement) or otherwise, are in each case expressly released and waived by the Company (on its own behalf and on behalf of its Subsidiaries) and each Member, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Members of the obligations provided in such agreements.

Section 5.10         Delegation of Authority; Officers; Secondment.

(a)          As of the Effective Date, the Board has created the secondment positions set forth on Appendix V (“Secondment Positions”), which include officer positions, and such positions shall be filled by the Board or by any Person to whom the Board has delegated such authority, subject to the foregoing:

(i)         candidates for the position of General Manager shall be nominated by PBF Member or Operator in accordance with the Operating Agreement until the Board selects PBF Member’s or Operator’s nomination;

(ii)         candidates for the position of the Deputy General Manager shall be nominated by Eni Member until the Board selects Eni Member’s nomination;

(iii)       candidates for each Secondment Position shall be nominated by the party identified to make such nomination in Appendix V in the timeline specified therein, and any such nomination shall be subject to the collective approval of the General Manager and the Deputy General Manager;

(iv)        with respect to each Secondee appointed to each Secondment Position nominated by Eni Member, such secondment arrangement shall be governed by a Secondment Agreement; and

(v)         with respect to each Secondee appointed to each Secondment Position nominated by PBF Member or Operator, such secondment arrangement shall be governed by the Operating Agreement.

(b)          Neither the Company nor any of its Subsidiaries shall hire or be permitted to have any employees absent Special Approval.

(c)          No Member shall be liable to the Company, any of its Subsidiaries or any other Member for any action taken or not taken by an employee of such Member that is taken in such employee’s capacity as an officer of the Company or any of its Subsidiaries.  The Company shall indemnify and hold harmless the officers of the Company and its Subsidiaries and the Directors against liabilities to Third Parties in accordance with Section 7.3 and Section 7.4 below.

(d)          None of the officers of the Company or any of its Subsidiaries shall be “managers” of the Company under Section 18-401 of the Delaware Act.

(e)        Without limiting the specific functions expressly conferred upon such position under this Agreement, as of the Effective Date, the General Manager is delegated the following authority:  (i) such powers and duties as may be specified by, or in accordance with, this Agreement and resolutions adopted by the Board; provided, however, the General Manager of the Company shall not have any authority to act as to matters reserved for Members or the Board; (ii) the authority and responsibilities generally held by the chief executive officer or president of a Delaware corporation, subject to any limitations in the General Manager’s authority set out in the delegation of authority guidelines approved by the Board; provided that in no event shall the General Manager have authority to take any action that would require a Special Approval without obtaining such Special Approval; and (iii) the authority to execute Contracts on behalf of the Company, including approving any Conflict Activity involving a Contract between the Company and Eni Member or any of its Affiliates (which Conflict Activity shall not be undertaken without the General Manager’s approval notwithstanding any conflict with the delegation of authority guidelines approved by the Board), subject to the Board’s prior approval of any actions or Contracts requiring the Board’s approval under Section 5.1(b) or Section 5.1(c), and further subject to the delegation of authority guidelines approved by the Board.  At the request of the Board, the General Manager shall attend meetings of the Board, but shall not be entitled to cast a vote on any matter discussed thereat (other than in such person’s capacity as a member of the Board if applicable).

(f)          Without limiting the specific functions expressly conferred upon such position under this Agreement, as of the Effective Date, the Deputy General Manager is delegated the following authority: (i) such powers and duties as may be specified by, or in accordance with, this Agreement and resolutions adopted by the Board; provided, however, the Deputy General Manager of the Company shall not have any authority to act as to matters reserved for Members or the Board, (ii) the authority and responsibilities generally held by an executive vice president of a Delaware corporation, subject to any limitations in the Deputy General Manager’s authority set out in the delegation of authority guidelines approved by the Board, (iii) the authority to approve any Conflict Activity involving a Contract between the Company and PBF Member or any of its Affiliates (which Conflict Activity shall not be undertaken without the Deputy Manager’s approval notwithstanding any conflict with the delegation of authority guidelines approved by the Board), unless such Contract requires the Board’s prior approval under Section 5.1(b) or Section 5.1(c), and (iv) the authority to approve the audits and pursue the claims set forth in Section 5.1(f) to the extent the Company’s counterparties under the Facilities Construction Management Agreement, the Operating Agreement, the CAUSA and/or the Omnibus Agreement, as applicable, are PBF Member’s Affiliate.  At the request of the Board, the Deputy General Manager shall attend meetings of the Board but shall not be entitled to cast a vote on any matter discussed thereat (other than in such person’s capacity as a member of the Board if applicable).

(g)          The Secretary is delegated the following authority: to (i) keep and update the minute book of the Company (including the Member Schedule) pursuant to the provisions of Section 5.3(f); (ii) provide the minutes of each Board meeting and committee meeting to the Members in accordance with Section 5.3(g); and (iii) receive and tabulate the votes of the Directors in accordance with Section 5.3(f).

Section 5.11       Certain Reports.  To the extent not provided by the Operator or a Construction Manager directly to the Members, the General Manager, on behalf of the Company, shall provide all data and reports delivered to the Company by the Operator or any Construction Manager, as applicable, to each Member promptly (or in any event within fifteen (15) Business Days) following the Company’s receipt thereof.

ARTICLE 6
OPERATING AGREEMENT; CONSTRUCTION MANAGEMENT AGREEMENTS; BUSINESS OF THE COMPANY

Section 6.1          Operating Agreement.

(a)          The Operations (as such term is defined in the Operating Agreement) shall be conducted by the Operator pursuant to the terms of the Operating Agreement.  If the Operator resigns or is removed pursuant to the terms of the Operating Agreement, the Board shall designate the new Operator pursuant to Section 5.1(b); provided that such new Operator shall not be PBF Member or any Affiliate of PBF Member.  If an Affiliate of PBF Member is no longer Operator, the Board shall have the right to cause the Company to either (i) cause the Operating Agreement to be assigned to any Member (other than PBF Member) or any Affiliate of such Member (other than an Affiliate of PBF Member) as the new Operator thereunder (for the avoidance of doubt on the same terms) or (ii) enter into a new operating agreement in such form as the Board, with Special Approval, may approve with any Person that is not a Member or an Affiliate of any Member.  Any such new operating agreement entered into by the Company shall then constitute the “Operating Agreement” as such term is used in this Agreement.

(b)        Pursuant to the Operating Agreement, the Operator thereunder shall be responsible for assisting the Company in (i) developing, implementing and maintaining reasonable safety, health and environmental management policies, procedures and practices to ensure the safety and health of Persons working in connection with the Operation of the Renewable Diesel Facility, (ii) implementing a compliance program approved by Special Approval, (iii) complying with applicable environmental and safety Laws, (iv) collecting data relating to the foregoing, (v) reporting findings (if applicable) to the appropriate Governmental Authorities, and (vi) maintaining all records relating thereto.  In developing such policies, procedures, practices and programs, each Member may provide feedback to the Operator, and any implementation of the policies, procedures, practices and programs (including any modification thereof) shall be subject to the unanimous consent of the Initial Members.

Section 6.2          Construction Management Agreement.

(a)          The Management of the Design, Procurement and Construction of the Renewable Diesel Facility and any Required Upgrades prior to Final Completion shall be conducted by the Facilities Construction Manager pursuant to the terms of the Facilities Construction Management Agreement.  If the Facilities Construction Manager resigns or is removed pursuant to the terms of the Facilities Construction Management Agreement, the Board shall have the right to cause the Company to either (i) cause the Facilities Construction Management Agreement to be assigned to any Member (other than PBF Member) or any Affiliate of a Member (other than an Affiliate of PBF Member) as the new Construction Manager thereunder or (ii) enter into a replacement Facilities Construction Management Agreement approved by the Board with any Person that is not a Member or an Affiliate of any Member.  As of the Effective Date, the Members have approved the Agreed Facilities Construction Budget.

(b)         Unless otherwise agreed by the Board as part of the Special Approval for taking on an Approved Capital Project, the Management of the Design, Procurement and Construction of any Approved Capital Project shall be conducted by the applicable Construction Manager under a new Construction Management Agreement (or an amended, existing Construction Management Agreement, as applicable).  If such Construction Manager resigns or is removed pursuant to the terms of the applicable Construction Management Agreement, the Board shall have the right to either cause the Company to (i) cause such Construction Management Agreement to be assigned to any Member (other than the Member who was, or whose Affiliate was, such resigning or removed Construction Manager) or any Affiliate of a Member (other than the Member who was, or whose Affiliate was, such resigning or removed Construction Manager) as the new Construction Manager thereunder or (ii) enter into a new Construction Management Agreement approved by the Board with any Person that is not a Member or an Affiliate of any Member.

ARTICLE 7
INDEMNIFICATION

Section 7.1          No Liability of Members.

(a)          A debt, obligation or other liability of the Company is solely the debt, obligation, or liability of the Company.  Except as otherwise required by the Delaware Act, no Covered Person shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b)        Except as otherwise expressly required by Law, a Member in its capacity as a Member shall have no liability in excess of: (i) the amount of its Capital Contributions to the Company; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make Capital Contributions to the extent expressly provided under Article 3; and (iv) the amount of any distributions wrongfully distributed to it.  No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Delaware Act.  The agreement set forth in the preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Delaware Act.  However, if any court of competent jurisdiction or properly constituted arbitration panel orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such Additional Contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

Section 7.2          Exculpation.

(a)         No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or Claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and (x) in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, and (y) in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful, except, in each case, that (i) a Covered Person shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s fraud, bad faith or willful misconduct, and (ii) a Covered Person that is a Member shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s material and uncured breach of this Agreement, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 14.2.

(b)        A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits, Net Losses or Available Cash or any other facts pertinent to the existence and amount of Assets from which distributions to the Members might properly be paid.

(c)        Except as expressly set forth in this Agreement, no Covered Person shall have any duties or liabilities, including fiduciary duties, to the Company or the Members, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of a Covered Person otherwise existing at Law or in equity or under the Delaware Act, are agreed by the Members to replace such other duties and liabilities of a Covered Person.

Section 7.3        Indemnification.  To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against all Liabilities arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company and (x) in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, and (y) in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person’s conduct was unlawful, except, in each case, that: (a) no Covered Person shall be entitled to be indemnified in respect of any Liability to the extent resulting from such Covered Person’s fraud, bad faith or willful misconduct; and (b) no Covered Person that is a Member shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s material and uncured breach of this Agreement, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 14.2.  Any indemnity under this Section 7.3 shall be provided out of and to the extent of the Assets only (including the proceeds of any insurance policy obtained pursuant to Section 7.5), and no Covered Person shall have any personal liability on account thereof.  Any amendment, modification or repeal of this Section 7.3 or any provision in this Section 7.3 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 7.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when Liabilities relating to such matters may arise or be asserted.

Section 7.4          Expenses.  To the fullest extent permitted by Law, expenses (including legal fees) reasonably expected to be incurred by a Covered Person in defending any Claim shall, from time to time, be advanced by the Company prior to the date such expenses are due to be paid.  Notwithstanding the foregoing, (a) no Covered Person shall be entitled to reimbursement or advancement of expenses under this Section 7.4 arising out of or relating to claims by a Governmental Authority for taxes, penalties or interest asserted solely against such Covered Person, (b) no Covered Person shall be entitled to advancement of expenses under this Section 7.4 if such expenses relate to any Claim brought by or on behalf of the Company against such Covered Person, (c) the Company shall have no obligation to advance any such amounts until such time as the Company has received a written undertaking by or on behalf of such Covered Person to repay (i) the entirety of such amount if it shall be determined that such Covered Person is not entitled to be indemnified pursuant to Section 7.3, or (ii) any amounts advanced to such Covered Person that are in excess of the expenses such Covered Person is actually required to pay, and (d) any obligation of Company to make such advances under this Section 7.4 shall be provided out of and to the extent of the Assets only (including the proceeds of any insurance policy obtained pursuant to Section 7.5).

Section 7.5          Insurance.

(a)         General Liability Insurance.  Upon commencement of Commercial Operations of any discrete portion of the Renewable Diesel Facility, the Company shall carry insurance as set forth in Exhibit H-1 to the Operating Agreement.

(b)         D&O Insurance.  Each Member will obtain and maintain (or cause one of its Affiliates to obtain and maintain) insurance covering its respective officers, Directors and employees in their capacity as officers, Directors, employees or otherwise on behalf of the Company (“D&O Insurance”).  All insurance premiums, deductibles, self-insurance retentions, fronting arrangements, self-insurance or similar program’s cost and expense applicable to a Member’s D&O Insurance shall be the sole responsibility of the Member obtaining such D&O Insurance.

(c)          Legally Required Insurance.  The Company shall cause the Operator or each Construction Manager, as applicable, to procure and maintain, for the benefit of the Company and its Subsidiaries, the Members, and, as applicable, the Operator or such Construction Manager, such other insurance as required by Law.

(d)        Property/Business Interruption.  The Company shall procure property and business interruption insurance to cover asset damage or business loss of the Company as determined by the Board or as otherwise required by the Company’s lenders.

ARTICLE 8
BOOKS AND RECORDS; ACCOUNTS; COMPLIANCE

Section 8.1          Books and Records.  At all times during the term of this Agreement, the Company shall keep, or cause such service providers as appropriate to keep, true and complete books of account for the Company and its Subsidiaries.  Such books shall reflect all transactions of the Company and its Subsidiaries in accordance with GAAP or in accordance with any applicable Law, if the Law requires a particular set of books of account to reflect a different methodology; provided that the Capital Accounts of the Members shall be maintained in accordance with Section 3.6.  The Company shall cause the Construction Manager and the Operator to provide any information in the Construction Manager’s or the Operator’s possession that is reasonably necessary to keep such true and complete books of account.

Section 8.2         Availability of Books and Records.  All of the books of account referred to in Section 8.1, together with executed copies of this Agreement and the Formation Certificate, and any amendments thereto (and all such other books and records as may be required by the Delaware Act), shall at all times be maintained by the Company.  The Company shall cause any Construction Manager and Operator to provide copies of all books and records held by the Construction Manager and the Operator.  Upon reasonable notice to the Board, such books and records, and any other books and records maintained by the Company, the Construction Manager or the Operator shall be open to inspection and copying by a Member or its representative at its expense, during normal business hours at the principal office (or other applicable office) of the Company, such Construction Manager or such Operator, as applicable.

Section 8.3        Financial Statements and Reports.  The Company shall prepare and submit (or cause to be prepared and submitted) to each Member the following statements, reports and notices:

(a)          Commencing in the first full Calendar Month following Commercial Operations of any discrete portion of the Renewable Diesel Facility, monthly financial reports, such presentation and format to be agreed upon by both Members, with respect to the prior Calendar Month and the applicable year-to-date periods consisting of (i) a reported and current cost of supplies (“CCS”) (considering agreed special items) income statement, a balance sheet, a statement of Members’ equity and a statement of cash flows, (ii) cash flow and income statement outlook until the end of the year (iii) a comparison to the respective amounts in the then-current Budget with a detailed variance analysis including, among others, the impact related to performance and to scenario variations   The monthly financial reports shall be prepared in accordance with GAAP except for normal year-end adjustments and the absence of footnotes (the “Monthly Financial Reports”).  The Monthly Financial Reports for a Calendar Month shall be delivered within eight (8) Business Days and in any case within the twelve (12) Calendar Days after the end of such Calendar Month, unless otherwise stated in Section 8.3(c).

(b)        Commencing the first Calendar Quarter following Commercial Operations of any discrete portion of the Renewable Diesel Facility, unaudited quarterly financial statements of the Company with respect to the prior Calendar Quarter, such presentation and format to be agreed upon by both Members, consisting of (i) a reported and CCS (considering agreed special items) income statement, a balance sheet, a statement of Members’ equity and a statement of cash flows, (ii) cash flow and income statement outlook until the end of the year (iii) a comparison to the respective amounts in the then-current Budget with a detailed variance analysis including, among others, the impact related to performance and to scenario variations,  shall be prepared in accordance with GAAP, except for any normal year-end adjustments and the absence of footnotes (the “Quarterly Financial Statements”) shall be delivered to each Member within eight (8) Business Days and in any case within twelve (12) Calendar Days after the end of such Calendar Quarter, unless otherwise stated in Section 8.3(c).

(c)        Commencing the first Calendar Half Year following Commercial Operation of any discrete portion of the Renewable Diesel Facility,  half year financial statements of the Company, such presentation and format to be agreed upon by both Members, with respect to the prior Calendar Half Year consisting of (i) a reported and CCS (considering agreed special items) income statement, a balance sheet, a statement of Members’ equity and a statement of cash flows, (ii) cash flow and income statement outlook until the end of the year (iii) a comparison to the respective amounts in the then-current Budget with a detailed variance analysis including, among others, the impact related to performance and to scenario variations, shall be prepared in accordance with GAAP, except in regards to the CCS and special item adjustments and for any normal year-end adjustments and the absence of footnotes (the “Half Year Financial Statements”) shall be delivered to each Member within ten (10) Business Days and in any case within the fourteen (14) Calendar Days after the end of such Calendar Half Year, provided that good faith efforts will be made to prepare and submit such Half Year Financial Statements as promptly as possible subsequent to the end of the Calendar Half Year. Half Year Financial Statements only with respect to Section 8.3(c)(i), excluding the CCS income statement and special item adjustments, shall be reviewed by the appointed audit firm by the end of July.

(d)        Commencing in Fiscal Year 2023, annual financial statements of the Company, such presentation and format to be agreed upon by both Members, with respect to the prior Fiscal Year consisting of (i) a reported and CCS (considering agreed special items) income statement, a balance sheet, a statement of Members’ equity and a statement of cash flows, (ii) cash flow and income statement outlook until the end of the year (iii) a comparison to the respective amounts in the then-current Budget with a detailed variance analysis including, among others, the impact related to performance and to scenario variations, shall be prepared in accordance with GAAP, except in regards to the CCS and special item adjustments (collectively the “Annual Financial Statements”).  The unaudited Annual Financial Statements shall be delivered to each Member within ten  (10) Business Days and in any case within the fifteen (15) Calendar Days after the end of the prior Fiscal Year. Audited Annual Financial Statements only with respect to Section 8.3(d)(i), excluding the CCS income statement and special item adjustments, shall be delivered within ninety (90) Calendar Days after the end of the prior Fiscal Year.

(e)        Commencing with Fiscal Year 2023, a forecast of the Net Profits and cash distributions to the Members for the upcoming Fiscal Year (the “Annual Forecast”).  The Annual Forecast shall be delivered within sixty (60) days prior to the end of the then-current Fiscal Year.

(f)         Commencing with Fiscal Year 2023, the taxable income for the Company, the amounts allocable to each Member for each Fiscal Year, and a fixed asset reconciliation (comprised of asset additions, retirements and dispositions) with respect to each Member for the Fiscal Year (the “Tax Estimate Report”).  The Tax Estimate Report shall be delivered within thirty (30) days after the end of the Fiscal Year.

(g)          Copies of all material information related to any pending or material threatened litigation or insurance claim affecting the Company shall be delivered to each Member as soon as practicable.

(h)          Copies of (i) the then-current Budget in effect from time to time within ten (10) days after the approval thereof in accordance with Section 5.1(c) and (ii) any amended Budget within ten (10) days of such Budget being amended in accordance with Section 5.1(c).

(i)          Drafts of all material filings, disclosures or reports to be submitted to any Governmental Authority affecting the Company shall be delivered to each Member as soon as practicable and all such material filings, disclosures, and reports shall be delivered promptly following their submission.

(j)           Promptly following receipt, copies of all notices received by the Company pursuant to a Construction Management Agreement or the Operating Agreement.

(k)        Copies of all reports that (i) Operator agrees to furnish to Company under the Operating Agreement and (ii) a Construction Manager agrees to furnish to Company under a Construction Management Agreement.

(l)          Such other information as a Member may reasonably request regarding the Company (and that is in the possession of Operator, each Construction Manager or any of their respective Affiliates) shall be delivered to each Member as soon as practicable.

Section 8.4          Facilities Construction Manager Financial Reports.  The Company shall cause the Construction Manager to prepare and submit (or cause to be prepared and submitted) to each Member, from and after the Effective Date until the end of the Calendar Quarter ending after Final Completion, unaudited monthly trial balances with actuals and an income statement for the prior Calendar Month with respect to the Renewable Diesel Facility.  This report shall be delivered within thirty (30) days after the end of such Calendar Month.

Section 8.5          Audits.

(a)        Each Member shall have the right to audit costs charged to the Company’s accounts and other accounting records maintained for the Company and its Subsidiaries under this Agreement.  A Member may appoint a third-party designee to conduct an audit on its behalf in accordance with the procedures set forth in this Section 8.5.

(b)        Upon not less than fifteen (15) Business Days’ prior written notice to the Company, any Member shall have the right to audit the Company’s books and records for any Calendar Year within the two year period immediately preceding the date of such notice (such two year period, the “Audit Period”).  Each Member must provide the Company a written notice of any claims for all discrepancies disclosed by said audit and related to the Audit Period.  The cost of each such audit, and the fees and expenses of any third-party designee, shall be borne by the Member requesting the audit.  Any such audit shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of the Company.  Where more than one Member requests an audit covering the same Audit Period, the requesting Members shall make every reasonable effort to conduct joint or simultaneous audits.  Unless otherwise mutually agreed, any audit shall be conducted at the principal office of the Operator.

(c)          The Member(s) requesting an audit may request information prior to the commencement of the audit, and the Company shall, to the extent available, provide the information requested as soon as practicable in order to facilitate the forthcoming audit.  The Company shall, to the extent practicable, provide the information in electronic format or hard copy within the later of (i) thirty (30) days after the written request or (ii) sixty (60) days after such Member’s initial audit notice.  The information requested shall be limited to that normally used for pre-audit work.

(d)          Any information obtained by a Member in connection with the conduct of an audit (whether related solely to the Company or otherwise) shall be subject to the confidentiality provisions of this Agreement.

(e)          At the conclusion of an audit, the Members shall endeavor to settle outstanding matters expeditiously.  To that end, the Member(s) requesting the audit shall make a reasonable effort to prepare and distribute a written report to the Company and each other Member as soon as reasonably practicable and in any event within ninety (90) days after the conclusion of an audit.  The report shall include all Claims and potential audit adjustments arising from such audit together with comments pertinent to the operation of the accounts and records.  The Company shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than ninety (90) days after delivery of the report.

(f)         All adjustments resulting from an audit agreed to between the Company and the Member(s) requesting such audit shall be reflected promptly in the Company’s books and records and reported to each other Member.  If any dispute shall arise in connection with an audit, including any proposed audit adjustment or reconciliation thereto, it shall be reported to and discussed by the Board within sixty (60) days.  If no settlement can be reached by the parties to the dispute within one hundred twenty (120) days after the report to the Board, unless otherwise agreed by the parties to the dispute, the provisions of Section 14.3 shall apply.

Section 8.6          Bank Accounts.  The Company shall establish such bank accounts as provided in the Operating Agreement and each Construction Management Agreement and as may otherwise be approved by the Board.  Each such account shall be solely in the name of the Company or its Subsidiaries.  In no event shall any such account be commingled with any accounts of any Member.

Section 8.7           Compliance.

(a)        The Company shall implement and maintain in effect at all times and regularly update policies and procedures suitable to prevent violations of Anti-Corruption Laws and Anti-Money Laundering Laws which shall be consistent with international best practices, taking into account the business activities, the organization and the corporate structure of the Company (collectively, “ABC Policies”).

(b)       The Members will have the right upon reasonable advanced notice during normal working hours to carry out reasonable periodic verifications of the Company’s compliance with the provisions of this Section and the ABC Policies.  The Company undertakes to provide the Parties with reasonable access, data and information required to carry out such verification.

(c)          Subject to Section 5.10(c), the Members agree that any failure to comply with Anti-Corruption Laws and/or Anti-Money Laundering Laws in connection with the subject matter of this Agreement and/or with the management of the Company shall be deemed as a material breach of this Agreement and shall entitle the Company or the other Members, as applicable, to indemnification for all damages arising from such breach (without limiting Section 15.13), irrespective of any provision to the contrary contained in this Agreement, provided that any Liability deriving therefrom shall be without duplication of the same Claim that a Member may have under Section 9.6(b) of the Contribution Agreement and the related indemnification, exclusively regulated by and dealt with in accordance with Article VIII of the Contribution Agreement (subject to the limitations and thresholds set forth therein).

(d)          The Company shall adopt and implement an internal policy to ensure compliance with all applicable competition law rules. As appropriate, the Company will implement specific procedures for the management of competitively sensitive information to address any risks in this regard.

Section 8.8          Annual Business Plan and Long Term Plan

(a)         By no later than forty-five (45) days prior to the start of each Fiscal Year, the General Manager shall submit for approval to the Board, and the Board shall consider for approval Annual Business Plan and a Long Term Plan.

(b)         The Company shall (and each Member shall procure that the Company and its respective Directors shall) ensure that all activities of the Company shall be conducted, and all expenditures incurred by the Company shall be incurred, in accordance with the Annual Business Plan and the Long Term Plan, in each case as approved by the Board and subject to the provisions of Section 14.2.

(c)          Each Annual Business Plan and Long Term Plan shall include the following information with respect to the relevant Fiscal Years:

(i)          an estimate of the revenues and other cash receipts expected to be received, the Direct Bill Budget, Approved Capital Project Budget and any other expenditures expected to be made by the Company during the relevant Fiscal Years, and the basis on which such estimates were prepared;

(ii)          projected financial statements for such Fiscal Years reflecting the foregoing;

(iii)        an estimate of the sources and uses of funds for such Financial Years, including the estimated amount and timing of funding requirements, including whether the funding shall be provided in the form of an issuance of Units or Members’ loan;

(iv)        an estimate of the amount and timing of any cash distributions and the form of any such distributions; and

(v)          such other information as the Board may direct from time to time.

ARTICLE 9
TAX MATTERS

Section 9.1          Tax Returns.  The Partnership Representative shall cause, at the expense of the Company, the preparation and timely filing of all necessary federal and state tax returns for the Company, including making the elections described in Section 9.3.  The Partnership Representative shall not cause to be filed the Company’s IRS Form 1065 for any Fiscal Year without the written consent of each Initial Member (which consent may not be unreasonably withheld, conditioned or delayed) for so long as such Initial Member remains a Member of the Company.  Upon written request by the Partnership Representative, each Member shall furnish to the Partnership Representative all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.  The Company shall deliver to each Member as soon as practicable after the end of each Calendar Year, but in any event before [February 1] of the subsequent Calendar Year, a good faith estimate of the amounts to be included on such IRS Schedule K-1 for such Member and such other information as shall be necessary (including a statement for such Calendar Year of each Member’s share of net income, net losses and other items allocated to such Member) for the preparation and timely filing by the Members of their Federal, state and local income and other tax returns.  The Company shall deliver to each Member a Schedule K-1 together with such additional information as may be reasonably required by any Member (or its respective owners) for the preparation and filing of its tax returns no later than May 31st of the subsequent Calendar Year. The Company shall bear the costs of the preparation and filing of its tax returns.  Any tax returns legally required to be signed by a Member shall be signed by the Partnership Representative.

Section 9.2        Tax Partnership.  It is the intention of the Members that the Company be classified as a partnership for Federal income tax purposes.  Unless otherwise approved by the Board pursuant to Section 5.1(c)(xxix), neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable State Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

Section 9.3          Tax Elections.  The Company shall make the following elections on the appropriate forms or tax returns:

(a)          to adopt the Calendar Year as the Company’s Fiscal Year, if permitted under the Code;

(b)          to adopt the accrual method of accounting for Federal income tax purposes;

(c)         if a distribution of the Company’s Assets as described in Section 734 of the Code occurs or a Transfer of Units as described in Section 743 of the Code occurs, or at any other time permitted under the Code or Treasury Regulations, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s Assets;

(d)          to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(e)        to adopt the maximum allowable accelerated method and shortest permissible life for determining depreciation deductions, except if an Initial Member requests that the Partnership Representative cause the Company to make the election described in Section 168(k)(7) of the Code with respect to any positive basis adjustment in the assets of the Company pursuant to Section 743(b) of the Code in connection with the transfer of interests in PBF Member; and

(f)          any other election the Partnership Representative may deem appropriate and in the best interests of the Company and the Members; provided that, except as provided in Section 9.2, this Section 9.3, and Section 9.4, the Partnership Representative shall not (i) make any election without the written consent of each Initial Member (which consent may not be unreasonably withheld, conditioned or delayed) or (ii) make any other decision or take any other action that would reasonably be expected to adversely and disproportionately impact any Initial Member without such Initial Member’s written consent (which consent may not be unreasonably withheld, conditioned or delayed).

Section 9.4          Partnership Representative.

(a)        As of the Effective Date, the PBF Member shall be the “partnership representative” within the meaning of Section 6223 of the Code (the “Partnership Representative”).

(b)         Subject always to its obligation to act in the best interest of the Company, the Partnership Representative shall have the exclusive right and sole authority to act on behalf of the Company under Subchapter C of Section 63 of the Code (relating to partnership audit proceedings) and in any tax proceedings brought by taxing authorities.  Subject to the terms of this Section 9.4, the Partnership Representative shall be responsible for making all decisions, filing all elections and taking all other actions, in each case related to any such tax proceedings or otherwise related to its role as “partnership representative.”  The Partnership Representative will give notice to the other Members of any audit, administrative or judicial proceeding relating to taxes of the Company as soon as reasonably practicable, but no later than thirty (30) days, after becoming aware of such proceeding.  The Partnership Representative shall forward to each other Member copies of all significant written communications it may receive in that capacity and will keep the other Members reasonably informed concerning the progress and status of any such audit or proceeding.  The Partnership Representative shall provide written notice to the other Members concerning its intent to make any election or decision, or take any other action, with respect to Sections 6221 through 6234 of the Code, and shall permit such other Member to review and provide comments with respect to such election, decision or action.

(c)         In the case of any Imputed Underpayment, except as agreed to by the Initial Members, the Partnership Representative shall make a timely election under Section 6226 of the Code to “push out” such Imputed Underpayment to the current and former Members, as applicable, and furnish to such Members and the IRS a statement of such respective Member’s share, with the shares calculated in a manner that takes into account how the items of income, gain, loss, deduction or credit that gave rise to such Imputed Underpayment would have been allocated to each Member under this Agreement for the applicable taxable year, as required by Section 6226(a)(2) of the Code.  Upon an Initial Member’s request, with respect to any Imputed Underpayment, the Partnership Representative shall apply the “pull-in” method described in Section 6225(c)(2)(B) of the Code and the Treasury Regulations thereunder with respect to such Initial Member.  The Partnership Representative shall cooperate with any Initial Member concerning an Imputed Underpayment and provide any information reasonably requested to permit such Initial Member to prepare any amended return, participate in the “pull-in” method described in Section 6225(c)(2)(B) of the Code and the Treasury Regulations thereunder, or compute any tax liability, in each case, with respect to such Imputed Underpayment.

(d)         Each current and former Member’s allocable portion of any Imputed Underpayment shall be subject to the review and comment of each such Member and shall take into account the extent to which such Imputed Underpayment was modified by any applicable and permitted adjustments, including such adjustments attributable to a current or former Member’s (or such Member’s direct or indirect owner’s) (i) tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates or similar factors or (ii) filing of an amended tax return and payment of taxes that complies with Section 6225(c)(2)(A) of the Code and the Treasury Regulations thereunder, or participation in the “pull-in” method in a manner that complies with Section 6225(c)(2)(B) of the Code and the Treasury Regulations thereunder.

(e)          Except as described in Section 9.4(c), the Partnership Representative shall not take any of the following actions without the prior written consent of any Initial Member whose rights or obligations would be adversely affected by such actions: (i) file any suit or petition in the U.S. Tax Court or any other venue concerning any tax refund or deficiency relating to any Company administrative adjustment; provided that no such consent shall be required if the estimated amount in controversy is not greater than $500,000, or (ii) enter into any settlement agreement or other compromise relating to any material Company item of income, gain, loss, deduction or credit for any taxable year of the Company.

(f)          Each Member shall indemnify and reimburse the Company to the extent the Company is required to make any payment for taxes, interest, addition to tax or penalty with respect to a Member’s share of any Covered Audit Adjustment as determined in the reasonable good faith discretion of the Partnership Representative, which shall be consistent with the allocations set forth under Section 4.2(i).  To the fullest extent permitted by applicable Law, a Member’s obligations under this Section 9.4(f) shall survive the dissolution, liquidation, termination and winding-up of the Company and shall survive, as to each Member, such Member’s withdrawal from the Company or termination of the Member’s status as a Member.  The Company may pursue all rights and remedies it may have against any Member (or former Member).  Any amounts payable to the Company under this Section 9.4(f) shall be payable by such Member within fifteen (15) Business Days of the Member’s receipt of notice that such payment is due.  To the extent, and at the time(s), that a Member makes a payment to the Company under this Section 9.4(f), such payment shall increase such Member’s Capital Account in the good faith discretion of the Partnership Representative, but shall not reduce the amount that such Member is otherwise obligated to contribute to the Company under this Agreement.  The Company shall have a right of set-off against distributions to a Member or former Member for amounts to be indemnified pursuant to this Section 9.4(f), and any amount so withheld shall be treated as an amount distributed to such Member for purposes of Section 4.5(c) and Section 13.3.

(g)        Any reasonable, documented cost or expense incurred by the Partnership Representative in connection with the roles and responsibilities described in this Section 9.4, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.  The Members agree to reasonably cooperate with the Company and the Partnership Representative as necessary to carry out the intent of this Section 9.4.

ARTICLE 10

TRANSFERS OF MEMBER INTEREST AND UNITS; ISSUANCE OF UNITS; ADMISSION OF SUBSTITUTED MEMBERS AND ADDITIONAL MEMBERS

Section 10.1         Restrictions on Transfers.

(a)          No Member may (x) Transfer or cause to be Transferred any Units held by such Member to a Third Party or (y) undergo a Change in Control, in each case, until three (3) years after the Effective Date (the “Standstill Period”) without the prior written consent of the other Members; provided that, for the avoidance of doubt, no such consent shall be required for Transfers by a Member pursuant to a Permitted Transfer, without prejudice to Section 10.1(c) below.  For purposes of this Agreement, a “Permitted Transfer” shall include (i) a Transfer by a Member to a Controlled Affiliate or an Affiliate otherwise approved by the non-Transferring Member or (ii) a Transfer by a Member to another Member or the Company, including in accordance with Section 3.5.  Any attempted Transfer or Change in Control during the Standstill Period other than in compliance with this Section 10.1(a) or otherwise other than in compliance with this Agreement shall be null and void and of no force or effect and will not be recognized by the Company.

(b)          Subject to the other provisions set forth in this Agreement, including Article 11, after the Standstill Period, any Member may Transfer all (but not less than all, except as contemplated by Section 3.5) of its Member Interest and associated Units to a Third Party.  Any Member that Transfers its Member Interest and associated Units shall promptly provide written notice thereof to the Company and to the other Members.

(c)          No Member can Transfer or cause to be Transferred, including under a Permitted Transfer, any Units held by such Member to any Person (the “Transferee”), unless such Transferee meets the following criteria (the “Compliance Criteria”):

1.
at the time of the proposed Transfer, neither the Transferee nor any of its directors or officers is the subject of prosecution or other enforcement action related to applicable Anti-Corruption Laws or Anti-Money Laundering Laws, and such Transferee has not received any written notice of an investigation by any Governmental Authority for alleged non-compliance of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws;

2.
at the time of the proposed Transfer, neither the Transferee, nor, to the best of the knowledge of the Transferee, after due and careful inquiry, any Affiliate of Transferee, nor any of their respective directors or officers, nor anyone associated with or acting on behalf of the Transferee is, or is owned or controlled by, a Sanctioned Person (as defined below), nor is the Transferee nor any Affiliate of Transferee located or operating in a Sanctioned Country, where:

“Sanctioned Person” means any Person with whom dealings are prohibited or otherwise result in exposure to punitive measures under any Sanctions.

“Sanctions” means economic and financial sanctions administered or enforced by the United States of America, the United Nations, the European Union, the United Kingdom or any governmental or regulatory authority, institution or agency of any of the foregoing including the U.S. Department of Treasury’s Office of Foreign Assets Control or the United States Department of State (including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, and Her Majesty’s Treasury; and

“Sanctioned Country” means a county or territory that is the target of country-wide or territory-wide Sanctions (being as of the Effective Date, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the regions of Kherson and Zaporizhzhia, Cuba, Iran, North Korea and Syria).

(d)          Notwithstanding any Transfer, a Transferring Member shall be (i) liable to the Company and each other Member for its obligation to fund in accordance with Section 3.2 or Section 3.3, its portion of any Additional Contributions required to be made pursuant to such sections, in each case, to the extent such Additional Contributions relate to a Call Notice issued on or prior to the date of the Transfer, and (ii) released from any other obligations under this Agreement with respect to its Member Interest and associated Units (provided, however, that, in the case of partial Transfers of a Member Interest and associated Units under Section 3.5, the release only applies to the portion of the Member Interest and associated Units that are Transferred).

(e)          At the date of Transfer, the Transferee shall become the assignee of any loan granted by the Transferring Member to the Company.

(f)          Upon the complete Transfer of a Member’s Member Interest and associated Units (other than any Transfer to a Controlled Affiliate of such Member), such Transferring Member or Affiliate of such Transferring Member then-currently serving as (i) Operator shall be deemed to have resigned from such position subject to the terms of the Operating Agreement or (ii) a Construction Manager shall be deemed to have resigned from such position subject to the terms of the applicable Construction Management Agreement.

Section 10.2         Conditions Precedent to a Transfer of Member Interest and Units.  Each Transfer of a Member Interest and associated Units shall be subject to the terms of this Section 10.2 and Article 11, and, except for Transfers pursuant to Section 3.5(e) or Section 3.5(f), as a condition precedent to the Company recognizing such Transfer, each transferor must satisfy all of the requirements (including the proportionate Transfer of its funding obligations) and not violate any of the Transfer restrictions set forth in Section 10.1, and each Transfer must meet the following conditions:

(a)          In the case of a Transfer, the Transferring Member and Transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to effect such Transfer.  In the case of a Transfer involuntarily by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company.  In all cases, the Company shall be reimbursed by the Transferring Member or Transferee for all reasonable costs and expenses that it incurs in connection with such Transfer and the Transferring Member shall indemnify the Company and any non-Transferring Members from any adverse tax consequences directly related to such Transfer.

(b)          In the case of a Transfer, the Transferring Member and Transferee shall furnish the Company with the Transferee’s taxpayer identification number, sufficient information to determine the Transferee’s initial tax basis in the Member Interest and associated Units Transferred and any other information reasonably necessary to permit the Company to file all required Federal and State tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Member Interest and associated Units until it has received such information.

(c)          Such Transfer shall not violate, or result in the Company being in violation of, any applicable Laws.

(d)          Such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended.

(e)         If requested by the General Manager, the Transferring Member will provide an opinion of counsel satisfactory to the Company in its reasonable discretion that the Transfer will not be in violation of the Securities Act of 1933 (or any rule or regulation promulgated thereunder) and applicable state securities laws.

(f)         Such Transfer will not result in the Company being classified as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Code).

Section 10.3         Encumbrances by Members.  Other than in connection with a financing solely for the benefit of the Company and approved by the Board, no Member shall be permitted to Encumber any of its Member Interest and associated Units; provided, however, that the equity of a direct or indirect parent of a Member may be Encumbered, but any enforcement of such Encumbrance that results in a Change in Control is subject to Section 11.2.

Section 10.4         Admission of Substitute Members.  Upon compliance with all of the provisions of this Agreement regarding Transfers and, to the extent such Transferee is not already a Member of the Company, the delivery to the Company by such Transferee of an executed addendum agreement in the form attached hereto as Exhibit B (an “Addendum Agreement”), (a) such Transferee shall be deemed to be a party hereto as if such Transferee were the Transferring Member and such Transferee’s signature appeared on the signature pages of this Agreement, and shall be deemed to be a Substitute Member and (b) the applicable Transferring Member shall thereafter cease to be a Member to the extent of the Member Interest and associated Units Transferred by such Transferring Member (provided, however, that, if the Transferee is a Controlled Affiliate of the Transferring Member, the Transferring Member shall remain bound on a joint and several basis with the Controlled Affiliate for the payment and performance of the Controlled Affiliate’s obligations as a Member under this Agreement).

Section 10.5        Issuance of Authorized Units; Issuance of Additional Member Interests and Units; Admission of Additional Members.  Subject to Section 5.1(c), and Section 10.8 the Company may admit an Additional Member by issuing a Member Interest and associated Authorized Units to such Additional Member.  Such Additional Member shall be admitted to the Company with all the rights and obligations of a Member if such Additional Member shall have executed and delivered to the Company (a) an Addendum Agreement and (b) such other documents or instruments as may be required in the Board’s reasonable judgment to effect the admission.  No issuance of a Member Interest and associated Authorized Units otherwise permitted or required by this Agreement shall be effective, and no purchaser of any such issued Member Interest and associated Authorized Units from the Company shall be deemed to be a Member, if the foregoing conditions are not satisfied.

Section 10.6         Rights and Obligations of Additional Members and Substitute Members.

(a)          A Transferee of a Member Interest and associated Units that has been admitted as a Substitute Member or a purchaser of any newly issued Member Interest and associated Authorized Units from the Company that has been admitted as an Additional Member in accordance with Section 10.4 or Section 10.5, as applicable, shall have all the rights and powers and be subject to all the restrictions and Liabilities under this Agreement relating to a Member holding a Member Interest and associated Units, including the obligation to fund such Additional Member’s proportion of any Additional Contributions required pursuant to Section 3.2 and Section 3.3.

(b)         Admission of an Additional Member or Substitute Member shall become effective on the date such Person’s name is recorded in the Member Schedule and on the other books and records of the Company.  Upon the admission of an Additional Member or Substitute Member, the Secretary shall, without the consent of any other Person, revise the Member Schedule to (i) reflect the name and address of, Member Interest of and number of associated Units held by, such Additional Member or Substitute Member, (ii) eliminate or adjust, if necessary, the name, address, the Member Interest and associated Units of the predecessor of such Substitute Member, and (iii) adjust the Percentage Interests of each Member, if applicable.

Section 10.7        No Other Persons Deemed Members.  Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to a Member Interest and associated Units or a Transferee of a Member Interest and associated Units, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member.  The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives).  Any distribution by the Company to the Person shown on the Member Schedule as a Member, or to its legal representatives, shall relieve the Company of all Liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

Section 10.8        Preemptive Right.  Each Member that is not a Defaulting Member shall have a right of first refusal to purchase up to its Percentage Interest of all Equity Interests that the Company may, from time to time, propose to sell and issue, other than in connection with issuances by the Company of any Equity Interest (i) in exchange for Capital Contributions pursuant to Section 3.1, (ii) to any Person that is not a Member or an Affiliate thereof as consideration in any acquisition or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or participation or development arrangement) approved in accordance with this Agreement, (iii) that constitute profits interests, incentive interests or other similar interests to a Director, officer, employee or other service providers of the Company or its Subsidiaries approved in accordance with this Agreement, (iv) issued in connection with any split, distribution, merger, recapitalization or other reorganization of the Company, (v) to any lender in connection with any debt financing, (vi) issuable upon the conversion or exercise of rights in respect of any other Member Interests or (vii) issued by the Company in an underwritten public offering pursuant to a registration statement filed under the Securities Act (or other applicable foreign securities laws governing such issuance) and approved in accordance with this Agreement.

ARTICLE 11
RIGHT OF FIRST REFUSAL; CHANGE IN CONTROL; REFINERY SALE EXCLUSION

Section 11.1         Right of First Refusal.

(a)         Any Transfer of a Member’s Member Interest and associated Units, except for (i) a Permitted Transfer, (ii) Transfers allowed by Section 11.3 or (iii) a Transfer pursuant to Section 3.5(e) or Section 3.5(f), shall, in each case, be subject to the procedure set forth in Section 11.1(b) through Section 11.1(d).

(b)         If a Member (the “Selling Member”) proposes to Transfer any or all of its Units other than as provided for in Section 11.1(a) (such Units, the “ROFR Units”), such Selling Member shall deliver written notice (the “ROFR Sale Notice”) to the other Members (each such Member, a “Non-Selling Member”) prior to any such proposed Transfer.  Any such Transfer must be for cash consideration exclusively.  The ROFR Sale Notice shall include the identity of the prospective transferee (the “Buyer”) and shall be accompanied by the material terms and conditions of the proposed Transfer, the cash consideration (the “ROFR Price”) to be paid to the Selling Member, a copy of any written offer and/or any proposed or negotiated documentation to effectuate the proposed Transfer and, if applicable, a description of the form in which the offer was submitted with a copy of a letter of intent or other written agreement (the “Purchase Offer”).  The consideration for a Purchase Offer must be cash but may include seller financing.  The Purchase Offer shall, by its terms, be expressly subject to each Non-Selling Member’s exercise of its rights pursuant to this Section 11.1.  The ROFR Sale Notice shall constitute an offer to sell the ROFR Units to the Non-Selling Members for the cash consideration set forth therein.  If the Purchase Offer includes seller financing, such seller financing shall be available on the same terms to the Non-Selling Members who exercise their purchase rights under Section 11.1(c) (although each such exercising Non-Selling Member may elect to pay cash in lieu of accepting such seller financing).

(c)        Each Non-Selling Member may, subject to Section 11.1(e), elect to purchase its Proportionate Share of the ROFR Units pursuant to this Section 11.1 by delivering a written notice (a “ROFR Election Notice”) to the Company and the Selling Member within ninety (90) Business Days after receipt of the ROFR Sale Notice, stating its election to make such purchase on the same terms as the Purchase Offer, substituting only the identity of the purchasing entity.  The relevant parties shall use commercially reasonable efforts to cause the closing of the sale of the ROFR Units to the Non-Selling Members pursuant to this Section 11.1 to occur no later than sixty (60) days after the date of the ROFR Election Notice, subject to extension as necessary to obtain any consents required from a Governmental Authority.

(d)        If a Non-Selling Member elects to purchase the ROFR Units, the cash consideration (and, if applicable seller financing) terms of the sale pursuant to the ROFR Election Notice shall be identical to the terms contained in the Purchase Offer except that, if more than one Non-Selling Member elects to purchase the ROFR Units, their obligations shall be several rather than joint and several; provided that all closings of sales to Non-Selling Members shall be simultaneous and the Selling Member shall not be obligated to close any sale of ROFR Units unless all such sales close.  If a Non-Selling Member’s obligations under this Agreement are subject to a Guaranty, such Member’s Guarantor shall guaranty such Member’s obligations under the ROFR Election Notice (and if such Guarantor does not provide such guaranty in such Member’s ROFR Election Notice, such ROFR Election Notice shall be invalid and treated for all purposes as though it had not been delivered).  The closing of the sale conducted pursuant to a ROFR Election Notice complying with this Section 11.1(d) shall be take place through the execution and delivery of a Percentage Interest Purchase Agreement.  In the event that the Selling Member fails to promptly deliver an executed Percentage Interest Purchase Agreement (and the associated assignment) following a valid ROFR Election Notice, the Non-Selling Member(s) purchasing the ROFR Units are hereby granted an irrevocable power of attorney by the Selling Member, as the Selling Member’s true, sufficient and lawful agent and attorney-in-fact with full power and authority, in its name, place and stead and for its sole and exclusive benefit and not on behalf of any other party, in whole or in part, with full power of substitution, such powers of attorney to be coupled with an interest and irrevocable, to execute and deliver on such Selling Member’s behalf such Percentage Interest Purchase Agreement and assignment and to do or cause to be done any and all acts necessary in connection therewith and with such transfer of the ROFR Units.

(e)          If (i) a ROFR Election Notice is not delivered to the Selling Member within the ninety (90) Business Day period set forth in Section 11.1(c), (ii) one or more of the Non-Selling Members do not collectively elect to purchase all of the ROFR Units by delivery of ROFR Election Notices, or (iii) any sale of ROFR Units to a Non-Selling Member fails to close within sixty (60) days after the date of the ROFR Election Notice (or, if the only reason for such failure to close is that a required consent from a Governmental Authority has not been obtained but the relevant parties believe in good faith that such consent may be obtained within such time period, one hundred twenty (120) days after the date of the ROFR Election Notice), the Selling Member will be free to Transfer the ROFR Units to any Person on the same terms set forth in the Purchase Offer (or for the same or a higher price to the Selling Member and such other terms that are, on the whole, no more favorable to a buyer than those of the Buyer in the Purchase Offer).  In the event of any decrease in the purchase price payable by the Buyer, substitution of debt for cash consideration not originally contemplated in the ROFR Sale Notice prior to closing or if the Transfer is not completed within one hundred eighty (180) days of the Selling Member being permitted to Transfer the ROFR Units in accordance with this Section 11.1(e), the revised terms shall require the Selling Member to comply with Section 11.1(b) again.

Section 11.2         Member Change in Control.  Subject to Section 11.3:

(a)        If a Member enters into a definitive written agreement (a “CoC Agreement”), pursuant to which a Change in Control would occur with respect to such Member (“CoC Member”), then such CoC Member shall, within five (5) Business Days following entry into such CoC Agreement (but in any event at least thirty (30) days prior to the closing of the transactions contemplated by the CoC Agreement, give written notice (a “Change in Control Notice”) to the other Members (the “Change in Control Notice Recipients”), which Change in Control Notice shall set forth in reasonable detail (i) a description of such proposed Change in Control and (ii) the CoC Member’s determination of the Fair Market Value of its Member Interest and associated Units (such Member Interest and associated Units, the “Call Units” and the Fair Market Value of the Call Units, the “Call Price”).  The Change in Control Notice shall constitute an irrevocable offer by the CoC Member to:

(i)	sell to the Change in Control Notice Recipients all of the Units held by the CoC Member for cash equal to the Call Price; or

(ii)
at the option of each of the Change in Control Notice Recipients, purchase from the interested Change in Control Notice Recipients all the Member Interest and associated Units held by such Change in Control Notice Recipients (the “Put Units”) for cash equal to the Call Price applied to such Put Units (the “Put Price”);

(b)          By delivering a Change in Control Notice, the CoC Member represents and warrants to the Change in Control Notice Recipients that: (A) the CoC Member has full right, title and interest in and to the Call Units; (B) the CoC Member has all the necessary power and authority and has taken all necessary action to sell such Call Units or purchase the Put Units, as applicable, as contemplated by this Section 11.2; and (C) the Call Units are free and clear of any and all Liens other than (x) those arising as a result of or under the terms of this Agreement, and (y) restrictions on transfer under applicable securities laws;

(c)          Within fifteen (15) days following delivery of the Change in Control Notice (the “Option Notice Deadline”), each of the Change in Control Notice Recipients (except for any Member that is a Defaulting Member) shall, subject to Section 11.2(d), have the right to deliver a written notice (the “Option Notice”) to the CoC Member stating whether such Change in Control Notice Recipient elects to exercise the option under this Section 11.2, which option it exercises, and its Purchase Limit, if any.  In such Option Notice, such Change in Control Notice Recipient shall either (i) confirm its agreement with the Call Price or Put Price, as applicable, set forth in the Change in Control Notice or (ii) set forth such Change in Control Notice Recipient’s determination of the Call Price or Put Price, as applicable, and (iii) in case it exercises the put option, it shall further represent and warrant to the CoC Member (A) that it has full right, title and interest in and to the Put Units; (B) that it has all the necessary power and authority and that it has taken all necessary action to sell such Put Units as contemplated by this Section 11.2; and (C) that the Put Units are free and clear of any and all Liens other than (x) those arising as a result of or under the terms of this Agreement, and (y) restrictions on transfer under applicable securities laws;

(d)          If (i) an Option Notice is not delivered to the CoC Member prior to the expiration of the Option Notice Deadline, (ii) one or more of the Change in Control Notice Recipients do not collectively elect to purchase all of the Call Units or have not exercised the put option on the respective Put Units, in each case by delivery of Option Notices, (iii) any sale of Call Units (including the Put Units, if any, purchased by the CoC Member) to a Change in Control Notice Recipient fails to close within sixty (60) days after the date of the Option Notice (or, if the only reason for such failure to close is that the Call Price/Put Price, as applicable, remains to be determined under Section 14.3 or a required consent from a Governmental Authority has not been obtained but, in either case, the relevant parties believe in good faith that such Call Price shall be determined or such consent may be obtained within such time period, then within one hundred twenty (120) days after the date of the Option Call Unit Notice), then the Change in Control Notice Recipients shall be deemed to have elected not to exercise their rights to acquire the Call Units held by the CoC Member or, as applicable, to sell its Put Units pursuant to this Section 11.2 in connection with such Change in Control, provided that failure to close a sale of Call Units or agree on the Call Price shall in no circumstance affect or block a sale of Put Units;

(e)        If, as applicable, a CoC Member’s or Change in Control Notice Recipient’s obligations under this Agreement are subject to a Guaranty, such Member’s Guarantor shall guaranty such Member’s obligations under the Option Notice (and if such Guarantor does not provide such guaranty in such Member’s Option Notice, such Option Notice shall be invalid and treated for all purposes as though it had not been delivered);

(f)          The relevant parties shall use commercially reasonable efforts to cause the closing of the Transfer of Call Units and/or Put Units, as applicable, pursuant to this Section 11.2(f) to occur no later than the later of (i) sixty (60) days after the delivery of the Option Notice or (ii) if the Call Price or Put Price, as applicable, is to be determined under Section 11.2(h) and Section 14.3, then thirty (30) days after such determination, subject to extension if necessary to obtain any consents required from a Governmental Authority; provided that all closings of sales to and/or from Change in Control Notice Recipients shall be simultaneous. The CoC Member shall not be obligated to close any sale of Call Units unless all such sales close, without prejudice of the CoC Member’s obligation to close nonetheless the purchase of the Put Units, irrespective of the failure to close the sale of the Call Units.  At any closing contemplated by this Section 11.2(f), in consideration of the receipt by the relevant seller of the purchase price in immediately available funds:

(i)
the CoC Member shall Transfer to the Change in Control Notice Recipients that submitted timely an Option Notice in proportion to their Proportionate Shares (up to their respective Purchase Limits, if any), all right, title and interest in and to the Call Units, free and clear of all Liens other than (i) those arising as a result of or under the terms of this Agreement, and (ii) restrictions on transfer under applicable securities laws; and

(ii)
the Change in Control Notice Recipients having timely exercised the put option through the Option Notice shall Transfer to the CoC Member all right, title and interest in and to the Put Units, free and clear of all Liens other than (i) those arising as a result of or under the terms of this Agreement, and (ii) restrictions on transfer under applicable securities laws;

(g)         Furthermore, in each circumstance, at the reasonable request of any such Change in Control Notice Recipient, or of the CoC Member, as applicable, the parties shall execute all other documents and take other actions as may be reasonably necessary or desirable to effectuate the Transfer of the Call Units to such Change in Control Notice Recipients and of the Put Units to the CoC Member and to carry out the purposes of this Agreement.  The closing of the sale conducted pursuant to an Option Notice complying with this Section 11.2 shall be take place through the execution and delivery of a Percentage Interest Purchase Agreement.  In the event that the CoC Member fails to promptly deliver an executed Percentage Interest Purchase Agreement (and the associated assignment) following a valid Option Notice, the Change in Control Notice Recipient(s) purchasing the Call Units or selling the Put Units are hereby granted an irrevocable power of attorney by the CoC Member, as the COC Member’s true, sufficient and lawful agent and attorney-in-fact with full power and authority, in its name, place and stead and for its sole and exclusive benefit and not on behalf of any other party, in whole or in part, with full power of substitution, such powers of attorney to be coupled with an interest and irrevocable, to execute and deliver on the CoC Member’s behalf such Percentage Interest Purchase Agreement and assignment and to do or cause to be done any and all acts necessary in connection therewith and with such transfer of the Call Units and/or of the Put Units, as applicable; and

(h)         For purposes of this Section 11.2, the Call Price of any Call Units and the Put Price of the Put Units shall be as agreed to by the CoC Member and the exercising Change in Control Notice Recipients; provided, however, that if the CoC Member and the exercising Change in Control Notice Recipients fail to agree on the Call Price/Put Price of such Call Units/Put Units, as applicable, the Call Price/Put Price of such Call Units/Put Units, as applicable, shall be determined at their Fair Market Value in accordance with Section 14.3.  In any event, within ten (10) days after the determination of the Call Price or Put Price, as applicable, in accordance with this Section 11.2(h) and Section 14.3, an exercising Change in Control Notice Recipient may withdraw its Option Notice if the Call Price/Put Price determined pursuant to Section 14.3 is, respectively, higher than the Call Price or lower than the Put Price  submitted by such exercising Change in Control Notice Recipient in its Option Notice; provided that any Change in Control Notice Recipient(s) that withdraws its Option Notice shall be solely responsible (to the extent of their Proportionate Shares if there are two or more withdrawing Change in Control Notice Recipients) for all fees and costs of the expert engaged pursuant to Section 14.3.  Following any such withdrawal, (i) if the Change in Control Notice Recipient had opted to sell its Put Units, it may elect to participate to the purchase of the Call Units by the Change in Control Notice Recipients and (ii) the remaining exercising Change in Control Notice Recipients (including, if any, the Change in Control Notice Recipients indicated in the foregoing paragraph (i)) shall acquire the Call Units/Put Units, as applicable, in proportion to their Proportionate Shares (up to their respective Purchase Limits, if any).  If, following such withdrawals, no Change in Control Notice Recipient who has withdrawn from its put Option Notice has elected to participate to the purchase of Call Units and the remaining exercising Change in Control Notice Recipients decline to acquire all of the Call Units, then the Change in Control Notice Recipients shall be deemed to have elected not to exercise their rights to acquire the Call Units held by the CoC Member.

Section 11.3         Refinery Sale Exclusion.  Notwithstanding anything herein to the contrary, Section 11.1 shall not apply to any sale by PBF Member of all (but not less than all) of its Member Interest and associated Units if the acquirer or its Affiliate is simultaneously directly or indirectly also acquiring all or substantially all of the assets comprising the Chalmette, Louisiana refinery and the assets owned by the PBF Common Asset Owner (collectively, the “Chalmette Refinery”) where the Renewable Diesel Facility is located; provided that (i) such acquirer or its Affiliate shall upon closing of such acquisition assume in writing all of the duties and obligations of PBF Member and its Affiliates under this Agreement, the Construction Management Agreement (if still in effect), the Operating Agreement, the CAUSA, and any other Affiliate Contract then outstanding to which PBF Member or its Affiliate is a party; and (ii) such acquirer or its Affiliate shall in the reasonable determination of the other Members have the experience and operational and financial ability to fully perform its obligations under all of the agreements to be assumed by it (including this Agreement).

Section 11.4         Tag Along.

(a)          In the event that PBF Member or its Affiliates desire to market for sale all or substantially all of the Chalmette Refinery, including PBF Member’s Member Interest and associated Units in the Company, PBF Member will provide written notice to Eni Member and Eni Member shall have the right to participate by including for sale all (but not less than all) of Eni Member’s Member Interest and associated Units in connection with the sale of PBF Member’s Member Interest and associated Units (a “Joint Divestiture”).  Within ninety (90) days following delivery of PBF Member’s notice, Eni Member shall have the right to deliver a written notice to PBF Member electing, or declining, to participate in such Joint Divestiture.  If Eni Member declines to participate in such Joint Divestiture or fails to respond to PBF Member’s notice within such ninety (90) day period, Eni Member shall be deemed to have irrevocably and unconditionally waived its right to participate in a Joint Divestiture during such sale process, and PBF Member shall be entitled to commence its marketing efforts and, without limitation or requirement to consummate a sale within a certain time period, consummate the sale of all or substantially all of the Chalmette Refinery and its Member Interest and associated Units in the Company without inclusion by Eni Member, provided that the transferee meets the Compliance Criteria.

(b)        If PBF Member is approached by a Third Party for a direct, private sale of the Chalmette Refinery and its Member Interest and associated Units in the Company, the following provisions shall apply:

(i)        PBF Member shall provide notice to Eni Member of such approach, stating the details of the sale, including the consideration offered for PBF Member’s Member Interest and associated Units in the Company and the related terms and conditions of such sale.  Thereafter, Eni Member shall notify PBF Member within thirty (30) days of receipt of such notice whether Eni Member elects to engage in a Joint Divestiture in connection with such direct, private sale.  If Eni Member notifies PBF Member within such thirty (30) day time period that Eni Member elects to participate in such direct, private sale, then Eni Member shall have the right to participate in such sale and PBF Member shall ensure that the Third Party purchases simultaneously with the purchase of PBF Member’s Member Interest and associated Units in the Company all of Eni Member’s Member Interest and associated Units in the Company, in accordance with the material terms and conditions specified in the written notice given by PBF Member to Eni Member.  Following the election by Eni Member of its right to participate in such direct, private sale, if the Third Party declines to purchase Eni Member’s Member Interest and associated Units in the Company, without otherwise limiting PBF Member’s or its Affiliate’s ability to sell the Chalmette Refinery, PBF Member shall not proceed with the Transfer of its Member Interest and associated Units in the Company to such Third Party; provided, however, the foregoing shall not limit PBF Member’s right to Transfer its Member Interest and associated Units in the Company in accordance with Section 11.1 or Section 11.2 (including, for the avoidance of doubt, to such Third Party).

(ii)          In the event PBF Member and such Third Party fail to (x) execute definitive agreements agreeing to the sale of the Chalmette Refinery and the Joint Divestiture in accordance with the material terms and conditions set out in the notice given by PBF Member within one hundred twenty (120) days from Eni Member’s election or (y) consummate such agreement within one (1) year after Eni Member’s election, then, in each case, such election shall be deemed expired and the procedure in this Section 11.4 shall be restarted and complied with in connection with any marketing or sale of the Chalmette Refinery and PBF Member’s Member Interest and associated Units in the Company.

(iii)       In the event that the price of the sale is in kind or comprises, in whole or in part, non-cash consideration, the value of any asset comprising such non-cash consideration shall be equal to the Fair Market Value of such assets as at the date of receipt by PBF Member of the Third Party’s offer. If PBF Member and Eni Member cannot agree on the Fair Market Value, this will be determined in accordance with Section 14.3 below.  Eni Member shall be entitled to receive from the Third Party the amount in cash corresponding to the Fair Market Value of the non-cash consideration to be received by PBF Member.

(iv)        In case of failure of PBF Member and/or the Third Party to comply with the provisions in this Section 11.4, except to the extent that such Third Party subsequently becomes a Transferee in compliance with Section 11.1 or Section 11.2, the Transferee shall not be recognized as Member of the Company.  For the avoidance of doubt, Eni Member shall not have a right to a Joint Divestiture independent from a sale of the Chalmette Refinery in accordance with the provisions of Section 11.4.

ARTICLE 12
CAPITAL PROJECTS

Section 12.1         Capital Project Requests.

(a)         At any time from and after the Effective Date, any Member (the “Proposing Member”) may propose a Capital Project (a “Proposed Capital Project”) by delivering a written request (each, a “Capital Project Request”) to the Company’s Board and the other Members (each such other Member, a “Non-Proposing Member”).  Any Capital Project Request shall contain a reasonably detailed explanation of all material aspects of the Proposed Capital Project, including (i) a good-faith estimate of (A) the proposed capital and operating budgets related thereto, including the costs and expenses of developing, designing, procuring, constructing, operating and maintaining such Proposed Capital Project and any proposed fees to be payable to the applicable Construction Manager and any proposed incremental increase to the Fixed Operating Fee payable to Operator, (B) the incremental revenues and EBITDA to be derived from such Proposed Capital Project, (C) the Project IRR for such Proposed Capital Project and the material assumptions used to calculate such Project IRR, which estimate shall be based on such incremental revenues, constructions cots and other expenses that are attributable to such Proposed Capital Project, (D) the time period from the start of construction until the time such Proposed Capital Project is expected to commence commercial service, (E) the estimated date on which the initial capital call for such Proposed Capital Project would be incurred and the estimated timing and amounts of any future capital calls relating thereto, and (F) the estimated schedule of construction costs and other expenses relating to such Proposed Capital Project, and (ii) a description of all material provisions of any proposed offtake, throughput or similar commercial contracts in respect of such Proposed Capital Project and to which the Company and any other Person may be a party.

(b)         If such Proposed Capital Project receives Special Approval, the Company shall cause the Construction Manager and Operator to review the materials set forth in the Capital Project Request and prepare a good faith budget for such Proposed Capital Project, which budget shall be prepared in accordance with the applicable Capital Project Request and include all items of capital cost, expense and revenue in reasonable detail, as well as a schedule of Additional Contributions projected to be required in order to fund the capital costs of such Capital Project (such proposed budget, the “Proposed Capital Project Budget”) and deliver a copy of such Proposed Capital Project Budget to the Company’s Board and the other Members for their review and Special Approval under Section 5.1(c).  If the Proposed Capital Project Budget does not receive Special Approval, the Proposed Capital Project shall be deemed disapproved.  If the Proposed Capital Project Budget receives Special Approval, (i) the Proposed Capital Project shall become an “Approved Capital Project,” (ii) the Proposed Capital Project Budget shall become the “Capital Project Budget” for such Approved Capital Project, and (iii) each Non-Proposing Member shall be obligated to participate in the Approved Capital Project pursuant to this Article 12.  For the avoidance of doubt, the approval of any Proposed Capital Project and its Proposed Capital Project Budget shall not be considered a Conflict Activity.

Section 12.2       Participation.  The Members shall be required to make Additional Contributions to the Company with respect to each Approved Capital Project in accordance with Section 3.3(c) and Section 3.3(d), and such Capital Project shall be implemented in accordance with the applicable Capital Project Budget and the terms of the approval of such Capital Project.  The applicable Capital Project Budget shall not be amended except with Special Approval.

ARTICLE 13
DISSOLUTION; WINDING UP AND TERMINATION

Section 13.1        Causes of Dissolution, Winding Up and Termination.  The Company shall be dissolved and its affairs wound up only upon the occurrence of one or more of the following events:

(a)          a dissolution of the Company is approved by Special Approval;

(b)        the sale or other final disposition by the Company of all or substantially all of the Assets and the collection of all amounts derived from such sale or disposition (including all amounts payable to the Company under any promissory notes or other evidences of indebtedness); or

(c)          the entry of a decree of judicial dissolution under the Delaware Act.

For the avoidance of doubt, the Bankruptcy or dissolution of any Member or Affiliate of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

Section 13.2         Notice of Dissolution.  Upon the dissolution of the Company, the Board shall promptly notify each Member of such dissolution.

Section 13.3         Liquidation.  Upon dissolution of the Company, the Board (in such capacity, the “Liquidating Trustee”) shall carry out the winding up of the Company and shall immediately commence to wind up such affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the Assets and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.  The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Liquidating Trustee reasonably deems necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company.  Any remaining proceeds shall be distributed to the Members in accordance with Section 4.5(c).

Section 13.4       Termination.  The Company shall terminate when all of the Assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 13 and the Formation Certificate shall have been canceled, or such other documents required under the Delaware Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Delaware Act.

Section 13.5       No Obligation to Restore Capital Accounts.  In the event any Member has a deficit balance in its Capital Account as determined for Federal income tax purposes at the time of the Company’s dissolution and following the application of Section 13.3, such Member shall not be required to restore such account to a positive balance or otherwise make any payments to the Company or its creditors or other Third Parties in respect of such deficiency.

Section 13.6        Distributions in Kind.  In the event of the dissolution of the Company, PBF Member may direct the Liquidating Trustee to distribute the assets comprising the Renewable Diesel Facility to PBF Member in kind and the other Members shall be entitled to cash distributions equal to the amount such other Members would have received under Section 13.3 if the assets distributed to PBF Member had been sold for their Fair Market Value in cash.  To the extent that the Company does not have adequate cash to make such required cash distributions to the other Members, PBF Member must, as a condition to receiving the distribution in kind pay the shortfall amount to the other Members pro rata according to their respective Percentage Interests.  If the Members do not agree on the assets’ Fair Market Value, Section 14.3 shall apply.  Unless the Members otherwise unanimously agree, no other distribution of assets in kind shall be made.

ARTICLE 14
GOVERNING LAW; DISPUTE RESOLUTION

Section 14.1        Governing Law.  THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN WILMINGTON, NEW CASTLE COUNTY, DELAWARE, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE OBLIGATIONS OF THE PARTIES HEREUNDER.

Section 14.2         Dispute and Deadlock Resolution.  Except as provided in Section 14.3:

(a)         Covered Disputes.  Any (i) Claim between or among the Members or their respective Affiliates arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity or (each, a “Dispute”) and (ii) deadlock of the Board with respect to certain actions or omissions that requires Board approval per Appendix VIII (a “Deadlock”) shall, in each case, be resolved in accordance with the procedures specified in this Section 14.2, which until the completion of the procedures set forth in Section 14.2(c), shall be the sole and exclusive procedure for the resolution of any such Dispute or Deadlock, except that, in the case of a Dispute only, any party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo.  Despite that action the parties shall continue to participate in good faith in the procedures specified in this Section 14.2 with respect to such Dispute.  Notwithstanding anything to the contrary herein, the parties agree and acknowledge that this Section 14.2 does not apply to any decision to exercise the Company’s remedies under either the Construction Management Agreement or the Operating Agreement.

(b)         Initiation of Procedures.  Any party wishing to initiate the dispute resolution procedures set forth in this Section 14.2 with respect to a Dispute or Deadlock not resolved in the ordinary course of business must give written notice of the Dispute or Deadlock to the other parties (a “Dispute/Deadlock Notice”).  The Dispute/Deadlock Notice shall include (i) a statement of that party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive, in the negotiations under Section 14.2(c).

(c)         Negotiation Between Executives.  Within thirty (30) days after delivery of the Dispute/Deadlock Notice by a party, each receiving party shall submit to the other parties a written response (the “Dispute/Deadlock Response”).  Any Dispute/Deadlock Response shall include (i) a statement of such party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive.  The parties shall then attempt in good faith to resolve the Dispute or Deadlock, as applicable, within fifteen (15) Business Days of the delivery of the Dispute/Deadlock Response (or, if mutually agreed in writing by the parties, a longer period of time, which shall be specified in such writing) (such period, the “Negotiation Period”) by negotiations between executives who have authority to settle the Dispute or Deadlock, as applicable, and who are at a higher level of management than the Persons with direct responsibility for administration of this Agreement or the matter in Dispute or subject to a Deadlock and at a vice president or higher level of management authority for the party.  During the Negotiation Period, such executives of the parties shall meet (in person or by video conference) at least weekly, at a mutually acceptable time and place, and thereafter during the Negotiation Period as more often as they reasonably deem necessary, to attempt to resolve the Dispute or Deadlock during the Negotiation Period.

(d)         Tolling and Performance.  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 14.2(c) are pending.  The parties shall take any action required to effectuate that tolling.  Each party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 14.2(c), unless to do so would be impossible or impracticable under the circumstances.

(e)          Dispute Litigation.  Any Dispute that cannot be resolved during the Negotiation Period may, at the option of any party hereto, be resolved and decided by the Federal or State courts located in Wilmington, New Castle County, Delaware in accordance with Section 14.1.

(f)          Deadlock Litigation.  Any Deadlock that cannot be resolved during the Negotiation Period shall be resolved through the Deadlock Resolution Mechanism set forth in Appendix VIII.

Section 14.3        Expert Proceedings.

(a)          For any resolution of an audit dispute under Section 8.5(f) (an “Audit Dispute”) or a determination of Fair Market Value (each, an “Expert Determination”), such Expert Determination shall be referred to an independent expert, and the parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Members or as provided pursuant Section 14.3(b) below.  The fees and costs of the expert shall be paid by the Members in accordance with their respective Percentage Interests other than as set forth in Section 11.2(f).  The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.

(b)          The Member desiring an Expert Determination shall give each other Member written notice of the request for such determination.  If the Members are unable to agree upon an expert within ten (10) days after receipt of the written notice of request for an Expert Determination, then, upon the request of any of the Members, then the Wilmington, Delaware office of the American Arbitration Association (the “AAA”) shall appoint such expert.  The expert, once appointed, shall have no ex parte communications with the Members or their Affiliates concerning the Expert Determination or the underlying Dispute.  For an Expert Determination regarding an Audit Dispute, the expert appointed by the AAA shall be an internationally recognized accounting firm without any then-existing engagement by any Member or its Affiliates.  For an Expert Determination regarding determination of the Fair Market Value of the Member Interest and associated Units of a Member or any other valuation, the expert appointed by the AAA shall be an internationally recognized investment banking firm without any then-existing engagement by any Member or its Affiliates.

(c)          All communications between any Member and the expert shall be conducted in writing, with copies sent simultaneously to each other Member participating in the expert proceeding in the same manner, or at a meeting to which representatives of all Members participating in the expert proceeding have been invited and of which such Members have been provided at least fifteen (15) Business Days’ notice.

(d)        Within forty-five (45) days after the expert’s acceptance of its appointment, the Members shall provide the expert with a report containing their respective proposals for resolution of the Audit Dispute or the Fair Market Value, as applicable, and the reasons therefor, accompanied by all relevant supporting information and data (excluding any information or data protected by attorney-client privilege).  If only one Member provides a proposal for the Expert Determination within such forty-five (45) day period then such proposal shall constitute the resolution of the Audit Dispute or Fair Market Value, as applicable, and no further involvement of the expert shall be required.  Within thirty (30) days of the earlier of the expiration of such forty-five (5) day period or the receipt by the expert of the above-described materials and after receipt of additional information or data as may be reasonably required by the expert, the expert shall select the proposal of a Member that, in the judgment of the expert, is closest to correctly resolving the Audit Dispute or Fair Market Value of the subject asset, as applicable.  The expert may not propose alternate resolutions of the Audit Dispute or Fair Market Values.  The expert’s decision shall be final and binding on the Members.  Any Member that fails or refuses to honor the decision of an expert shall be in default under this Agreement.

ARTICLE 15
MISCELLANEOUS

Section 15.1      Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a party hereto by facsimile or other electronic transmission (including .pdf counterparts sent by email transmission) shall be deemed an original signature hereto.

Section 15.2       Notices.  All notices and communications required or permitted to be given hereunder (excluding service of process) shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, or (d) sent by email transmission, and, in each case, addressed to the appropriate party hereto at the address for such party shown below:

If to the Company:

St. Bernard Renewables LLC
c/o [●]
[●]
[●]
Attention: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

St. Bernard Renewables LLC
c/o [●]
[●]
[●]
Attention: [●]
Email: [●]

If to PBF Member:

PBF Green Fuels LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Bill Buggie, VP Business Development
Email: bill.buggie@pbfenergy.com

with a copy (which shall not constitute notice) to:

PBF Green Fuels LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Trecia Canty, SVP and General Counsel
Email: trecia.canty@pbfenergy.com

If to Eni Member:

[●]
[●]
[●]
Attention: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Eni S.p.A

Piazza Ezio Vanoni, 1

San Donato Milanese (MI)  20097

Attention: Augusto Ruggeri, Head M&A Energy Evolution

Email: augusto.ruggeri@eni.com

and to:

Eni Sustainable Mobility S.p.A.

Viale Giorgio Ribotta, 51

Rome (RM) 00144

Attention: Andrea Mastropietro, Head International Business Development

Email: andrea.mastropietro@eni.com

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, during normal business hours, or on the next Business Day if delivered after business hours, (ii) on the date sent via email if sent prior to 6:00 p.m. Central Time on such date, or on the next Business Day if sent by email after that time, or (iii) when received by the addressee via an overnight courier or the U.S. Mail, as the case may be.  The parties hereto may change the address, telephone number, facsimile number, email address, and individuals to which such communications to such Member or the Company are to be addressed by giving written notice to the Company and the other parties hereto in the manner provided in this Section 15.2.

Section 15.3        Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by the parties hereto in negotiating this Agreement, including any amendments or waivers to this Agreement, and the Remaining Transaction Documents executed in connection herewith shall be paid by the party incurring the same, including legal and accounting fees, costs and expenses.

Section 15.4        Waivers; Rights Cumulative.  Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance.  No course of dealing on the part of any party hereto, or its respective officers, employees, agents, accountants, attorneys, investment bankers, consultants or other authorized representatives, nor any failure by a party hereto to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision.  No waiver by any party hereto of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant.  The rights of the parties hereto under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 15.5     Entire Agreement; Conflicts.  THIS AGREEMENT AND THE REMAINING TRANSACTION DOCUMENTS, AND THE EXHIBITS AND APPENDICES HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SUCH PARTIES AND THEIR RESPECTIVE AFFILIATES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE REMAINING TRANSACTION DOCUMENTS.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE REMAINING TRANSACTION DOCUMENTS, AND THE EXHIBITS AND APPENDICES HERETO AND THERETO, AND NO PARTY OR SUCH PARTY’S AFFILIATES SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED OTHER REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT OR APPENDIX HERETO, OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY OF THE REMAINING TRANSACTION DOCUMENTS, IN EACH CASE, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS OR APPENDICES HERETO OR THE AGREEMENTS SET FORTH IN CLAUSE (B) ABOVE OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.5.

Section 15.6        Amendment.  This Agreement may be amended only by an instrument in writing approved in accordance with Section 5.1(c)(iii) and expressly identified as an amendment or modification; provided, however, that the Secretary may update the Member Schedule (Appendix II) at any time to reflect changes in the list of the Members, their respective mailing addresses, the Member Interests and associated Units currently held by each Member and the current Percentage Interests of each Member.

Section 15.7        Parties in Interest.  Except as provided in Article 7, nothing in this Agreement, express or implied, shall entitle any Person other than the parties hereto or their respective successors and permitted assigns to any Claim, remedy or right of any kind.

Section 15.8        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 15.9        Confidentiality.

(a)         The parties hereto agree that information related to confidential shipper information, pricing, cost data and other commercially or operationally sensitive or non-public information relating to the Business (including the Renewable Diesel Facility), the Company, any of its Subsidiaries and the terms of this Agreement or any Remaining Transaction Document shall be considered “Confidential Information” hereunder, and the parties hereby agree to keep such Confidential Information confidential and shall not disclose such Confidential Information during the term of this Agreement to any Person that is not a party hereto, except:

(i)        to an Affiliate of a Member in connection with such Member’s interest in the Company, provided such recipient has a clear need to know the Confidential Information and such disclosure is made for a valid business purpose;

(ii)        to the extent such Confidential Information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon a party hereto (provided, however, that, if permitted by applicable Law, the party with a duty of disclosure will provide prompt advance notice of the required disclosure to the Company and the other Members and will cooperate with any attempt by the Company or other Members to obtain judicial or other relief prohibiting or limiting such disclosure);

(iii)        to prospective or actual attorneys engaged by any party hereto where disclosure of such Confidential Information is essential to such attorney’s work for such party;

(iv)       to prospective or actual accountants, contractors and other consultants engaged by any party hereto where disclosure of such Confidential Information is essential to any such Person’s work for such party;

(v)         to a bona fide prospective transferee of a Member’s Member Interest and associated Units to the extent appropriate in order to allow the assessment of such Member Interest and associated Units (including a Person with whom a Member or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares or other equity), as long as the Member provides ten (10) days prior written notice to the Company of its intention to share such Confidential Information and the transferee executes a confidentiality agreement with the Company containing substantially similar terms and conditions as those set forth in this Section 15.9;

(vi)         to a bank, lender or other Person to the extent appropriate to a party hereto arranging for funding;

(vii)       to the extent such Confidential Information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over a party hereto or its Affiliates; provided that if such party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such party shall comply with Section 15.10; and

(viii)     to its respective directors, officers, managers and employees as necessary for any such Persons to carry out such Person’s duties and obligations under this Agreement and the Remaining Transaction Documents, subject to each party hereto taking customary precautions to ensure such Confidential Information is kept confidential.

(b)          Disclosure as pursuant to Section 15.9(a)(i), Section 15.9(a)(iv) and Section 15.9(a)(v) shall not be made unless prior to such disclosure the disclosing party hereto has obtained a written undertaking from the recipient to keep the Confidential Information strictly confidential for the term of this Agreement and to use such Confidential Information for the sole purpose described in Section 15.9(a)(iv) or Section 15.9(a)(v), whichever is applicable, with respect to such disclosing party.

(c)          “Confidential Information” does not include, and the obligations set forth in Section 15.9(a) shall not apply to, any information that (i) through no fault of or breach of this Agreement by the party hereto claiming the benefit of this exclusion, is on the Effective Date available or hereafter becomes available to the public or the renewable diesel manufacturing industry (including through such information’s inclusion in any SEC filing or other public disclosure), (ii) a party can demonstrate was in such party’s possession prior to the Effective Date and was not received from any other party to this Agreement pursuant to a separate confidentiality agreement, (iii) a party receives after the Effective Date from a Third Party not breaching its own duty of confidentiality to the Company or any of the Members, or (iv) a party can demonstrate was developed by such party after the Effective Date without reliance on information provided by any other party to this Agreement.

Section 15.10       Publicity.

(a)         Without reasonable prior notice to the other parties hereto, no party hereto shall issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement or any Remaining Transaction Document, any Confidential Information or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by such releasing party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, such releasing party shall provide, to the extent lawful, a copy of the proposed press release or public statement to the other parties hereto reasonably in advance of the proposed release date as necessary to enable such other parties to provide comments on it; provided such other party must respond with any comments within two (2) Business Days after its receipt of such proposed press release or public statement.  Notwithstanding the foregoing, this Section 15.10 does not restrict any announcement by Operator (to the extent such Person is acting in such capacity) made in accordance with the terms of the Operating Agreement.

(b)         Notwithstanding anything to the contrary in Section 15.9 or Section 15.10(a), any Member or Affiliate of a Member may disclose information regarding the Business that is not Confidential Information in investor presentations, industry conference presentations or similar disclosures; provided that such disclosures in investor presentations, industry conference presentations or similar disclosures shall not refer to any other Member without such other Member’s prior written consent.  Except as permitted under Section 15.9(a), if a Member wishes to disclose any Confidential Information in investor presentations, industry conference presentations or similar disclosures, such Member must first (i) provide each other Member with a copy of that portion of the presentation or other disclosure document containing such Confidential Information and (ii) obtain the prior written consent of each other Member to such disclosure.

(c)          Notwithstanding anything to the contrary in Section 15.9 or Section 15.10(a), in the event of any Emergency, the Company may issue such press releases or public announcements as it deems reasonably necessary in light of the circumstances and shall promptly provide each Member with a copy of any such press release or announcement.

Section 15.11     Preparation of Agreement.  All of the Members and their respective counsels participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 15.12      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.13     Non-Compensatory Damages.  None of the parties hereto shall be entitled to recover from any other party, or any other party’s respective Affiliates, any indirect, consequential, punitive, special or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby or thereby, except (i) for lost profits Claims resulting from a breach of Section 15.9, (ii) to the extent such damages result from a Third Party’s Claim that is subject to indemnification under Article 7 and (iii) for any such damages resulting from a breach of Section 8.7, which damages shall be exclusively resolved in accordance with Article VIII of the Contribution Agreement. Subject to the preceding sentence, each party hereto, on behalf of itself and each of its Affiliates, waives any right to recover indirect, punitive, special, exemplary or consequential damages or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 15.14      Specific Performance.  Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by Article 10, Article 11 or Section 15.9, and Section 15.10, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at law or in damages.  Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of Article 10, Article 11, Section 15.9, and Section 15.10, and to prevent any Transfer in contravention of any terms of Article 10 and Article 11, and waives any defenses thereto, including the defenses of: (i) failure of consideration, (ii) breach of any other provision of this Agreement and (iii) availability of relief in monetary damages.

Section 15.15      Waiver of Partition of Company Property.  Each Member hereby irrevocably waives during the term of the Company any right that it may have to bring or maintain any action for partition with respect to any Assets.

Section 15.16     Compliance with Sanctions. Notwithstanding anything to the contrary elsewhere in this Agreement, nothing in this Agreement is intended, and nothing herein should be interpreted or construed, to induce or require either Member to act in any manner which is inconsistent with or prohibited under, or exposes such Party to punitive measures of any nature under Sanctions.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

ST. BERNARD RENEWABLES LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement]

PBF GREEN FUELS LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement]

[ENI MEMBER]

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement]

APPENDIX I
DEFINITIONS

“AAA” is defined in Section 14.3(b).

“ABC Policies” is defined in Section 8.7(a).

“Acceptance Certificate” is defined in the Construction Management Agreement.

“Additional Contribution” means any capital contribution by a Member to the Company other than the Initial Capital Contribution.

“Additional Working Capital” is defined in Section 3.3(f).

“Addendum Agreement” is defined in Section 10.4.

“Additional Member” means any Person that is not already a Member that acquires (a) any Member Interest and associated Units directly from the Company or (b) any Equity Interest in the Company (other than a Member Interest and associated Units), which Person is admitted to the Company as a Member pursuant to the provisions of Section 10.5.

“Adjusted Capital Account Balance” means with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:

(a)          credit to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement, or is deemed obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence in each of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), after taking into account thereunder any changes during such year in “partnership minimum gain” (within the meaning of Treasury Regulation Section 1.704-2(b)) and in “partner nonrecourse debt minimum gain” (within the meaning of Treasury Regulation Section 1.704-2(i)); and

(b)          debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4); 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

This definition of Adjusted Capital Account Balance is intended to comply with the “alternative economic effect” test of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affected Member” is defined in Section 3.4(d).

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.  For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, (a) none of the Company or any of its Subsidiaries shall be considered an “Affiliate” of any Member or such Member’s Affiliates and (b) any master limited partnership that is Controlled by the Ultimate Parent of any Member shall be an “Affiliate” of such Member hereunder.  “Affiliated” shall have a correlative meaning.

Appendix I - 1

“Affiliate Contract” means a Contract between the Company or any of its Subsidiaries, on the one hand, and any Member or any Affiliate of any Member, on the other hand, including (i) those set forth on Appendix III and (ii) any Secondment Agreement.

“Agreed Facilities Construction Budget” means the amount, up to six hundred thirty million dollars ($630,000,000), required to be expended to achieve (i) mechanical completion of the Renewable Diesel Facility, and (ii) the performance guarantees for the Renewable Diesel Facility, as defined in UOP Ecofining Agreement and in Desmet PTU Agreement.  For the avoidance of doubt, the “Agreed Facilities Construction Budget” shall not include amounts expended under the Operating Agreement for the post-commissioning start-up of the Renewable Diesel Facility, but shall include any and all amounts (other than Operating Costs, Operating Expenses and feedstock costs) expended in order to ensure that the performance guarantees for the Renewable Diesel Facility, as defined in UOP Ecofining Agreement and in Desmet PTU Agreement, are met.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Allocation Period” shall mean any period (a) commencing on the Effective Date or, for any Allocation Period other than the first Allocation Period, the day following the end of a prior Allocation Period and (b) ending on the last day of each Calendar Year, the day preceding any day in which an adjustment to the Gross Asset Value of the Company’s properties pursuant to clause (b) of the definition of “Gross Asset Value” occurs, or any other date determined by the Board in accordance herewith.

“Annual Financial Statements” is defined in Section 8.3(d).

“Annual Forecast” is defined in Section 8.3(e).

“Anti-Corruption Laws” means, with respect to a party, all applicable provisions of the FCPA, and the requirements and prohibitions pertinent to the activities in question in the U.K. Bribery Act 2010 and all other anti-corruption and/or anti-bribery Laws, in each case as applicable to such party or any of its Affiliates.

“Anti-Money Laundering Laws” or “AML” means all the applicable national anti-money laundering Laws of the countries in which the relevant party operates.

“Approved Capital Project” is defined in Section 12.1(b).

“Assets” means the Company’s and its Subsidiaries’ right, title and interest from time to time in all items of economic value owned or leased by the Company or any of its Subsidiaries, including real property, equipment and other tangible personal property, and Contracts, data and records, and other intangible personal property.  For the avoidance of doubt, the “Assets” include the Renewable Diesel Facility.

“Audit Period” is defined in Section 8.5(b).

Appendix I - 2

“Audit Dispute” is defined in Section 14.3(a).

“Authorized Units” is defined in Section 3.8.

“Available Cash” shall mean, with respect to any Calendar Quarter ending prior to the dissolution or liquidation of the Company, without duplication, a good faith estimate by the Operator of the sum of all cash and cash equivalents of the Company and its Subsidiaries expected to be on hand as of the end of such Calendar Quarter, less (a) Cash Reserves or (b) Default Cash Reserves (if no Cash Reserves are approved or deemed approved).  Calculations of Available Cash shall not include (i) prior to Final Completion, any amounts contributed to the Company by any Member pursuant to Section 3.3(a) or Section 3.3(d) or necessary for the Design, Procurement or Construction of the Renewable Diesel Facility, (ii) any amounts contributed to the Company by any Member on account of Emergency Expenditures, or (iii) any amounts contributed to the Company by any Member on account of an Approved Capital Project.

“Bankruptcy” means, with respect to any Person:  (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of sixty (60) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future applicable Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such sixty (60) day period.

“Bipartisan Budget Act” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax law).

“Board” is defined in Section 5.1(a).

“Board Alternate” is defined in Section 5.2(a).

“Budget” means any Direct Bill Budget, Construction Budget, or Capital Project Budget, as the context requires and, for the purposes of this Agreement, such term shall include the Fixed Operating Fee that relates to such budget.  For the avoidance of doubt, any Default Budget in effect shall also be considered the “Budget” for all purposes hereunder.

“Business” means activities conducted by the Company and its Subsidiaries with respect to the Assets.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Milan, Italy, Louisiana, New Jersey and Texas are generally open for business.

“Business Plan” is defined in Section 5.1(c)(xiv).

Appendix I - 3

“Buyout Notice” is defined in Section 3.5(f).

“Buyer” is defined in Section 11.1(b).

“Calendar Half Year” means a period of six consecutive Calendar Months commencing on the first day of January and ending on the following thirtieth day of June, according to the Gregorian calendar.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three (3) consecutive Calendar Months commencing on the first (1st) day of January, the first (1st) day of April, the first (1st) day of July and the first (1st) day of October in any Calendar Year.

“Calendar Year” means a period of twelve (12) consecutive Calendar Months commencing on the first (1st) day of January and ending on the following thirty-first (31st) day of December, according to the Gregorian calendar.

“Call Notice” means any call notice issued by the General Manager (or otherwise on behalf of the Board) to the Members pursuant to Section 3.3 requesting the making of Additional Contributions by one or more of the Members to the Company.

“Call Price” is defined in Section 11.2(a).

“Call Units” is defined in Section 11.2(a).

“Capital Account” is defined Section 3.6(a).

“Capital Contribution” means an Initial Capital Contribution or an Additional Contribution, and “Capital Contributions” mean the Initial Capital Contributions and any Additional Contributions.  Any reference to the Capital Contributions of a Member will include the capital contributions made to the Company by a predecessor holder of the Member Interests of such Member, which includes, for the avoidance of doubt, any capital contributions made by PBF LLC to the Company which are credited to PBF Member in connection with the Membership Assignment.

“Capital Expenditures” is defined in the Operating Agreement.

“Capital Project” means any project that (a) the Operator estimates will cost in excess of $[●], and (b) relates to the repair or maintenance of the Renewable Diesel Facility (and is not otherwise contemplated in an approved Budget), the expansion of the Renewable Diesel Facility (e.g., capacity or capability), or pursuing investments or other business opportunities at the Renewable Diesel Facility, including modifying or expanding the Renewable Diesel Facility to produce separate streams of one or more of Sustainable Aviation Fuel, bio-naphtha, or bio-liquefied petroleum gas (biopropane) or other similar products.

“Capital Project Budget” is defined in Section 12.1(b).

“Capital Project Request” is defined in Section 12.1(a).

Appendix I - 4

“Cash Reserves” means, following the commencement of Commercial Operation of any discrete portion of the Renewable Diesel Facility, a good faith estimate of the amount of cash reserves necessary to account for the anticipated expenses to be incurred by the Company during the succeeding one hundred eighty (180) days in connection with the operation of the Company, including the operation and maintenance of the Renewable Diesel Facility and the development of any Approved Capital Project, with such anticipated expenses to include (a) Operating Expenses, (b) Fixed Operating Fees and Direct Bill Items of Operator, (c) ad valorem taxes and assessments on real and personal property of the Company and its Subsidiaries, (d) Construction Costs, in the case of Capital Projects Constructed following the expiration of the Facilities Construction Period, (e) Required Upgrade Costs, (f) expenses for Emergency Expenditures, which estimate shall be (i) recommended by the Operator and (ii) approved by the Board, or (g) debt service (in cash), including amounts required by debt covenants.

“CAUSA” is defined in Recital H to this Agreement.

“CCS” is defined in Section 8.3(a).

“Chairman” is defined in Section 5.2(a).

“Chalmette Refinery” is defined in Section 11.3.

“Change in Control” means any direct or indirect change in Control of a Member (whether through merger, consolidation, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that the following shall not be considered a “Change in Control”: (i) a change in Control of the Ultimate Parent of such Member to the extent that, following such change in Control, the Ultimate Parent will continue to be a publicly-traded company, (ii) a change in Control of any publicly-traded (as of the date of the Agreement or afterwards) subsidiary of an Ultimate Parent of such Member, or (iii) a change in Control of a Member resulting in ongoing Control by the Ultimate Parent.

“Change in Control Notice” is defined in Section 11.2(a).

“Change in Control Notice Recipient” is defined in Section 11.2(a).

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“CoC Agreement” is defined in Section 11.2(a).

Appendix I - 5

“CoC Member” is defined in Section 11.2(a).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Commercial Operations” means, as applicable, with respect to all or any discrete portion of the Renewable Diesel Facility, the commencement of business operations for the purpose of converting feedstock into product intended for sale to customers.

“Company” is defined in the introductory paragraph of this Agreement.

“Competing Person” is defined in Section 2.9(a).

“Compliance Criteria” is defined in Section 10.1(c).

“Confidential Information” is defined in Section 15.9(a).

“Conflict Activity” means (a) following the date hereof, the negotiation and execution by the Company of any Affiliate Contract (which, for the avoidance of doubt, (x) excludes each of the Contribution Agreement and the Subscription Agreement and (y) includes, following the date hereof, any amendment of the Operating Agreement, the Omnibus Agreement, the Facilities Construction Management Agreement, the CAUSA, or the Sublease Agreements); (b) the amendment to, or waiver of, any of the Company’s or its Subsidiaries’ rights or obligations under any Affiliate Contract; (c) the enforcement of the following rights of the Company or any of its Subsidiaries under any Affiliate Contract:  (i) enforcing any rights of the Company or any of its Subsidiaries under any Affiliate Contract in connection with any breach or default (or alleged breach or default) thereunder by the Conflicted Member (or its Affiliates), (ii) making or enforcing any Claims by the Company or any of its Subsidiaries for indemnification under any Affiliate Contract or (iii) enforcing any rights of the Company or any of its Subsidiaries in connection with any dispute with a Conflicted Member (or any of its Affiliates) under any Affiliate Contract (including during the dispute resolution procedure set forth in Section 14.2); (d) the enforcement of any rights of the Company or any of its Subsidiaries under any Affiliate Contract in connection with any bankruptcy, reorganization, liquidation or dissolution of the Conflicted Member (or any of its Affiliates); (e) the exercise of discretionary rights by the Company or any of its Subsidiaries under any Affiliate Contract (including the Operating Agreement, the Omnibus Agreement, the Facilities Construction Management Agreement, the CAUSA, or the Sublease Agreements) and rights to request additional information; (f) removing the Operator under the Operating Agreement or the Construction Manager under the Construction Management Agreement; (g) enforcing any rights of the Company under this Agreement in connection with any breach or default (or alleged breach or default) hereunder by the Conflicted Member (or its Affiliates); and (h) enforcement of a Guaranty.  For clarity, it is understood that the voting on whether to approve a Capital Project in accordance with Article 12 is not a Conflict Activity for any Member.

“Conflicted Member” means (a) a Member that is (or has an Affiliate that is) the counterparty to the Company under an Affiliate Contract; (b) a Member that is (or has an Affiliate that is) the adversary or counterparty opposite the Company or any of its Subsidiaries on any other transaction or dispute giving rise to a Conflict Activity; or (c) a Member whose Guarantor has failed to perform under or rescinded, revoked, renounced, breached or terminated its Guaranty.

Appendix I - 6

“Construction” and its derivatives have the meaning set forth in the Construction Management Agreement or the Operating Agreement.

“Construction Budget” means the Agreed Facilities Construction Budget and, to the extent not reflected in the Capital Project Budget, any approved construction budget for an Approved Capital Project.

“Construction Costs” is defined in the Construction Management Agreement.

“Construction Management Agreement” means, as the context requires, any or all of the following: (a) the Facilities Construction Management Agreement, (b) any other construction management agreement entered into pursuant to the terms of Section 6.2, and (c) any subsequent agreement entered into pursuant to Section 6.2 in replacement of any agreement described in parts (a) and (b) above.

“Construction Manager” means (a) the Facilities Construction Manager or (b) the construction manager under any other Construction Management Agreement entered into by the Company from time to time pursuant to Section 6.2, in each case, as the context requires.

“Contract” means any written or oral contract or agreement, including an agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Contributed Assets” means the PBF Contributed Assets (as defined in the Contribution Agreement).

“Contribution Agreement” is defined in Recital E to this Agreement.

“Contribution Period” is the period that starts on the eleventh (11th) Business Day after the Company issues the Default Notice to the Defaulting Member and that ends on the fortieth (40th) Business Day from such receipt.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership) where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by contract or otherwise.

“Controlled Affiliate” means, with respect to any Member, an Affiliate of such Member that is Controlled, directly or indirectly, by the Ultimate Parent of such Member.

Appendix I - 7

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code), to the extent such adjustment results in an Imputed Underpayment.

“Covered Person” means, in each case, in such Person’s status and capacity as such, whether or not a Person continues to have the applicable status and capacity referred to in the following list:  a Member; any Affiliate of a Member; a Director; a Board Alternate; each Member’s representatives serving on any Board committee; any officer of the Company or any of its Subsidiaries; any officer, director, member, manager, stockholder, partner, employee, representative or agent of any Member, or of any of their respective Affiliates; and the Partnership Representative.  However, as used herein, “Covered Person” specifically excludes (a) any Member or any Affiliate of a Member that is currently serving (i) as “Operator” under the Operating Agreement (ii) as “Construction Manager” under any Construction Management Agreement, (iii) as owner of any of the Common Use Assets under the CAUSA or (iv) as Service Provider under the Omnibus Agreement (collectively, the “Service Agreements”) in each case, only to the extent such Person is acting in such capacity, and (b) any of such Operator’s, Construction Manager’s, owner’s or Service Provider’s or their Affiliates officers, directors, managers, employees or agents, in each case, only to the extent any such officer, director, manager, employee or agent is acting on behalf of said parties under the Service Agreements.

“Covering Affected Member” is defined in Section 3.5(b)(i).

“CRC” means Chalmette Refining, L.L.C., a Delaware limited liability company.

“Cumulative Assumed Tax Liability” means, with respect to any Member as of any Fiscal Year, the product of (a) the U.S. federal taxable income (other than taxable income incurred in connection with (i) the receipt of a guaranteed payment for services by such Member; (ii) the issuance of Units to such Member; or (iii) the forfeiture or repurchase of Units from such Member or another Member) allocated by the Company to such Member in such Fiscal Year and all prior Fiscal Years, less the U.S. federal taxable loss allocated by the Company to such Member in such Fiscal Year and all prior Fiscal Years (taking into account for purposes of clause (a), any applicable limitations on the deductibility of capital losses and the deductibility of state and local taxes for U.S. federal income tax purposes); multiplied by (b) the highest applicable U.S. federal, state and local income tax rate (including any tax rate imposed on “net investment income” by Code Section 1411) applicable to an individual, or if higher, a corporation, resident in [New York, New York] during each applicable Fiscal Year with respect to the character of U.S. federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, dividends, ordinary income, etc.) during each applicable Fiscal Year.

“Deadlock” is defined in Section 14.2(a).

“Debt” means, as applied to the Company or any of its Subsidiaries:

(a)          any indebtedness for borrowed money which the Company or any of its Subsidiaries has directly incurred, assumed or otherwise become liable for; and

Appendix I - 8

(b)          leases that in accordance with GAAP are characterized as financing leases and are required to be capitalized on the balance sheet of the Company or any of its Subsidiaries, as the case may be.

“Default” is defined in Section 3.4(a).

“Default Amount” means, as of any time, and with respect to any Defaulting Member, the following amounts:

(i)          the amounts that such Defaulting Member has failed to pay under the terms of this Agreement;

(ii)         any interest at the Default Interest Rate accrued on the amount under (i) from the date such amount is due by such Defaulting Member until the date such amount (together with all applicable interest thereon) is paid in full to the Company, including pursuant to Section 3.5(b), (c) and/or (d), and

(iii)        if applicable, any interest at the Default Interest Rate accrued on the amount under (i) and due to a Paying Affected Member and/or a Covering Affected Member from the date the amounts under paragraphs (i) and (ii) above are paid to the Company by each such Paying Affected Member and/or a Covering Affected Member until the date such amount (together with all interest applicable on the amount under paragraph (i) above pursuant to this paragraph (iii)) is paid in full.

“Default Budget” means a Default Direct Bill Budget (as such term is defined in the Operating Agreement).

“Default Cash Reserves” means an amount of cash equal to the Company’s budgeted expenditures in each of the applicable Budgets for the succeeding one hundred eighty (180) days following the date of determination.

“Default Interest Rate” means a rate of interest per annum equal to 10% or, should such rate be higher than the maximum rate allowed by Law, the rate of interest per annum shall be the maximum rate allowed by Law at the time of payment of the Default interest.

“Default Notice” is defined in Section 3.4(a).

“Default Period” is defined in Section 3.4(b).

“Defaulting Member” is defined in Section 3.4(a).

“Delaware Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, §§18-101, et seq.

“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for Federal income tax purposes with respect to an Asset for such Allocation Period, except that (a) with respect to any such property the Gross Asset Value of which differs from its adjusted tax basis for Federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Partnership Representative.

Appendix I - 9

“Deputy General Manager” means the individual then-serving as the deputy general manager of the Company in accordance with Section 5.10(a)(ii).

“Design” and its derivatives have the meaning set forth in the Construction Management Agreement or the Operating Agreement, as the context requires.

“Direct Bill Budget” is defined in the Operating Agreement.

“Direct Bill Items” is defined in the Operating Agreement.

“Director” is defined in Section 5.1(a).

“Dispute” is defined in Section 14.2(a).

“Dispute/Deadlock Notice” is defined in Section 14.2(b).

“Dispute/Deadlock Response” is defined in Section 14.2(c).

“Due Date” is defined in Section 3.4(a).

“EBITDA” means the sum of (a) net income, plus, to the extent reducing net income, (b)(i) federal, state, local, or foreign income or franchise tax expense, (ii) interest expense, and (iii) depreciation and amortization expense, minus, to the extent included in net income, (c) extraordinary income or gains or any other unusual or non-recurring income or gains.

“Economic Risk of Loss” shall have the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Election Date” is defined in Section 3.5(e).

“Emergency” means as a sudden or unexpected and exceptional event which causes, or imminently risks causing, (A) substantial damage to the Renewable Diesel Facility or any other property, (B) death of or injury to any person, (C) damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (D) non-compliance with any applicable Law, and which, in each case, is of such a nature that a response cannot await the decision of the Company without significant loss or damage, in the reasonable discretion of Operator or Construction Manager, as applicable.

Appendix I - 10

“Emergency Expenditure” means expenditures required to be incurred in connection with an Emergency, including in accordance with the provisions of the Operating Agreement or the Construction Management Agreement, as the context requires.

“Encumber” and other derivatives shall be construed accordingly.

“Encumbrance” means a mortgage, Lien, pledge, charge or other encumbrance.

“Eni Initial Capital Contribution” is defined in Section 3.1(a)(ii).

“Eni Member” is defined in the introductory paragraph to this Agreement.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing; provided that Member Interests, Percentage Interests, and Units shall all constitute Equity Interests in the Company.

“Estimated Capital Project Costs” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the costs and expenses of the Design, Procurement, Construction, development, operation and maintenance, including the Management of the foregoing, of such proposed Capital Project.

“Estimated Capital Project Revenues” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the projected incremental revenues to be derived from the Capital Project (that are supported by, or would be supported by, binding Contracts for service, with or without priority access, under which such incremental revenues are owed to the Company for the availability of the right to receive service regardless of the actual usage of such service).

“Excess Variable Costs” is defined in the Operating Agreement.

“Excess Working Capital Amount” is defined in the Contribution Agreement.

“Expert Determination” is defined in Section 14.3(a).

“Facilities Construction Management Agreement” means that certain Construction Management Agreement, dated as of the Effective Date, between the Company and Facilities Construction Manager.

Appendix I - 11

“Facilities Construction Manager” means CRC, serving as “Construction Manager” under the Facilities Construction Management Agreement as of the Effective Date, and any successor “Construction Manager” that is appointed pursuant to this Agreement and the Facilities Construction Management Agreement.

“Facilities Construction Period” means the period commencing with the Effective Date and ending on Final Completion.

“Fair Market Value” means, with respect to any asset, a determination of the cash price at which an informed and willing seller would sell, and an informed and willing buyer would buy, the asset in an arms’ length transaction for cash, without time constraints and without being under any compulsion to buy or sell and without regard to the particular circumstances of either such party, and taking into account the nature of the specified asset and projected future value of the specified asset.

“Final Completion” is defined in the Facilities Construction Management Agreement.

“First Offer” is defined in Section 2.9(b)(i).

“Fiscal Year” means the Company’s taxable year, which shall be a Calendar Year.

“Fixed Operating Fee” is defined in the Operating Agreement.

“Force Majeure” is defined in the Facilities Construction Management Agreement.

“Formation Certificate” is defined in Recital A to this Agreement.

“Formation Date” is defined in Recital A to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“General Manager” means the individual then-serving as the general manager of the Company in accordance with Section 5.10(a)(i).

“Governmental Authority” means any Federal, State, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Asset Value” shall mean, with respect to any Asset of the Company, such property’s adjusted basis for Federal income tax purposes, except as follows:

(a)         The initial Gross Asset Value of any non-cash Asset contributed by a Member to the Company shall be the Fair Market Value of such Asset as mutually agreed upon by the Members as of the date of such Capital Contribution;

Appendix I - 12

(b)          The Gross Asset Values of all properties shall be adjusted to equal their respective Fair Market Values as mutually agreed upon by the Members in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1), or (iv) any other event to the extent determined by the Partnership Representative to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Partnership Representative reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)          The Gross Asset Value of any non-cash Asset distributed to a Member shall be adjusted to equal the Fair Market Value of such Asset as mutually agreed upon by the Members as of the date of such distribution;

(d)         The Gross Asset Value of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Net Profits or Net Losses or Section 4.2(h); provided, however, that the Gross Asset Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Partnership Representative reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)         If the Gross Asset Value of an Asset has been determined or adjusted pursuant to clauses (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses, and for other items allocated pursuant to Article 4.

“Guarantor” means the Person that is the provider of a Guaranty on behalf of a Member.

“Guaranty” is defined in Section 3.10(a).

“Half Year Financial Statements” is defined in Section 8.3(c).

“Imputed Underpayment” is defined in Section 6225(b) of the Code.

“Initial Capital Contribution” and “Initial Capital Contributions” are defined in Section 3.1(a)(ii).

Appendix I - 13

“Initial Members” means (a) each of PBF Member and Eni Member and (b) subject to compliance with Article 10, any Substitute Member that is a Controlled Affiliate of a Member identified in clause (a).

“Initial Working Capital” is defined in Section 3.3(d)(iv).

“Interest Buyout Remedy” is defined in Section 3.5(f).

“IRS” means the Internal Revenue Service.

“Interest Buyout Remedy” is defined in Section 3.5(f).

“Joint Divestiture” is defined in Section 11.4(a).

“Law” or “Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liabilities” means any and all payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise, in each case, subject to the provisions of Section 15.13.

“Lien” means any mortgage, pledge, security interest, lien or other encumbrance of any kind.

“Liquidating Trustee” is defined in Section 13.3.

“Manage” or “Management” and their derivatives have the meaning set forth in the Construction Management Agreement or the Operating Agreement, as the context requires.

“Matching Offer” is defined in Section 2.9(b)(ii).

“Member” means any Person executing this Agreement as of the date of this Agreement or any Person hereafter admitted to the Company as provided in this Agreement, in each case, as a member of the Company, but such term does not include any Person who has ceased to be a member in the Company.

“Member Interest” means a limited liability company interest (as defined in the Delaware Act) in the Company; provided, however, that such term shall not include any management rights held by a Member solely in its capacity as a Member.  A Member’s Member Interest in the Company is evidenced by Units.

“Member Nonrecourse Debt” shall have the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

Appendix I - 14

“Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” shall have the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Member Schedule” means a schedule to be kept by the Secretary, listing all of the Members, their respective mailing addresses, the Member Interests and associated Units currently held by each Member and the current Percentage Interests of each Member.  The Member Schedule as of the Effective Date is attached hereto as Appendix II.

“Membership Assignment” is defined in Recital D of this Agreement.

“Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Monthly Financial Reports” is defined in Section 8.3(a).

“Negotiation Period” is defined in Section 14.2(c).

“Net Profits” or “Net Losses” means, for any Allocation Period, an amount equal to the Company’s taxable income or taxable loss for such Allocation Period, as determined under Section 703(a) of the Code (including all items required to be separately stated under Section 703(a)(1) of the Code) and Treasury Regulation Section 1.703-1, but with the following adjustments:

(a)          any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company and not otherwise taken into account in this subsection shall be added to such taxable income or taxable loss;

(b)        any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Allocation Period or treated as being so described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;

(c)          subject to subsection (g) below, in the event the Gross Asset Value of any Asset is adjusted pursuant to subsection (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(d)          the amount of any gain or loss required to be recognized by the Company during such Allocation Period by reason of a sale or other disposition of any Asset, shall be computed as if the Company’s adjusted basis in such Asset for Federal income tax purposes were equal to the Gross Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Gross Asset Value;

Appendix I - 15

(e)          in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period;

(f)          to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 732(d), Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) in determining capital accounts for Federal income tax purposes, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the Asset and shall be taken into account for purposes of computing such taxable income or taxable loss; and

(g)        any item of income, gain, loss or deduction that is required to be specially allocated to a Member under Section 4.2 shall not be taken into account in computing Net Profit or Net Loss, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subsections (a) through (f), above.

If the Company’s taxable income or taxable loss for such Allocation Period, as adjusted in the manner provided above in subsections (a) through (g) of this definition, is (i) a positive amount, such amount shall be the Net Profits for such Allocation Period or (ii) a negative amount, such amount shall be the Net Losses for such Allocation Period.

“Non-Conflicted Member” means, in the context of a Conflict Activity, any Member that is not a Conflicted Member with respect to such Conflict Activity.

“Non-Paying Affected Member” is defined in Section 3.5(b).

“Non-Proposing Member” is defined in Section 12.1(a).

“Non-Selling Member” is defined in Section 11.1(a).

“Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(1).

“Offeree Member” is defined in Section 2.9(b).

“Offering Member” is defined in Section 2.9(b).

“Omnibus Agreement” means that certain Omnibus Corporate Services Agreement, dated as of the Effective Date, between PBFH and the Company.

“Operating Agreement” means (a) that certain Operating Agreement, dated as of the Effective Date, between the Company and CRC or (b) any subsequent agreement entered into pursuant to Section 6.1, in each case, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and this Agreement.

Appendix I - 16

“Operating Costs” means any costs or expenses incurred by the Company in connection with the operation of its Business other than the costs and expenses incurred by the Company under a Construction Management Agreement or the Operating Agreement.

“Operating Expenses” is defined in the Operating Agreement.

“Operator” means CRC, serving as “Operator” under the Operating Agreement as of the Effective Date, and any successor “Operator” that is appointed pursuant to this Agreement and the Operating Agreement.

“Opportunity” is defined in Section 2.9(b).

“Option Notice” is defined in Section 11.2(b).

“Option Notice Deadline” is defined in Section 11.2(b).

“Original Agreement” is defined in Recital B to this Agreement.

“Partnership Representative” is defined in Section 9.4(a).

“Paying Affected Member” is defined in Section 3.5(b).

“PBF Common Asset Owner” means Chalmette Refining Services LLC, a Delaware limited liability company.

“PBFE” means PBF Energy Inc., a Delaware corporation.

“PBFH” means PBF Holding Company LLC, a Delaware limited liability company.

“PBF Initial Capital Contribution” is defined in Section 3.1(a).

“PBF LLC” is defined in Recital B to this Agreement.

“PBF Member” is defined in the introductory paragraph to this Agreement.

“Penalty Amount” means Default Interest Rate multiplied by the Default Amount.

“Percentage Interest” means, at any time of determination and with respect to any Member, a fraction, expressed as a percentage, (a) the numerator of which is the number of Units held by such Member as of such time and (b) the denominator of which is the aggregate number of Units held by all Members as of such time, as such Percentage Interest may be adjusted from time to time in accordance with Section 3.5(e).

“Percentage Interest Adjustment Remedy” is defined in Section 3.5(e).

“Percentage Interest Purchase Agreement” means a purchase agreement in the form attached hereto as Exhibit D, as adjusted to relate to a specific purchase transaction.

“Permitted Company Action” is defined in Section 5.1(a).

Appendix I - 17

“Permitted Transfer” is defined in Section 10.1(a).

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Preserved Action” is defined in Section 5.1(c).

“Prime Rate” means the highest prime rate of interest as published in the “Money Rates” column of The Wall Street Journal from time to time as the “base rate” on corporate loans at large money center commercial banks, or, if such rate is no longer published, the successor rate reasonably determined by the Board.

“Procurement” and its derivatives have the meaning set forth in the Construction Management Agreement or the Operating Agreement, as the context requires.

“Project IRR” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the projected unlevered, pre-tax internal rate of return to the Company (calculated using the “XIRR” function of Microsoft Excel® (using the midyear convention) or, if Microsoft Excel® is no longer supported by Microsoft Corporation, by a similar function to which the Members reasonably agree) based on the Estimated Capital Project Revenues and Estimated Capital Project Costs for such Capital Project.

“Proportionate Share” means, with respect to any Member in any instance where (a) Units will be allocated among Members, such Member’s Percentage Interest divided by the aggregate Percentage Interests of all Members entitled to an allocation of such Units, (b) Capital Contributions will be made according to Percentage Interests, such Member’s Percentage Interest divided by the aggregate Percentage Interests of all Members required to make such Capital Contributions, (c) a consent or approval will be granted or denied according to Percentage Interests, such Member’s Percentage Interest divided by the aggregate of the Percentage Interests of all Members entitled to grant or deny such consent or approval, (d) an action is permitted to be taken by certain Members, such Member’s Percentage Interest divided by the aggregate of the Percentage Interests of all Members entitled to take such action, and (e) a calculation is to be made of the relative positions of certain Members, such Member’s Percentage Interest divided by the aggregate of the Percentage Interests of all Members included in such group with respect to which such calculation is to be made; provided that in each instance if such Member is not included within the group of Members entitled to an allocation, required to make a Capital Contribution, entitled to grant or deny such consent or approval, entitled to take such action, or included within the group with respect to which a calculation is to be made, as applicable, then such Member’s Proportionate Share shall be 0%.  In all instances, the sum of the Proportionate Shares must be 100%.

“Proposed Capital Project” is defined in Section 12.1(a).

“Proposed Capital Project Budget” is defined in Section 12.1(b).

“Proposing Member” is defined in Section 12.1(a).

“PTU” is defined in Appendix VII.

Appendix I - 18

“Purchase Limit” means the dollar limit, if any, that a Change in Control Notice Recipient elects to place on its offer to purchase Call Units in such Change in Control Notice Recipient’s Call Unit Notice.

“Purchase Offer” is defined in Section 11.1(a).

“Quarterly Financial Statements” is defined in Section 8.3(b).

“RDU” is defined in Appendix VII.

“Regulatory Allocations” is defined in Section 4.2(k).

“Remaining Transaction Documents” mean, collectively, the Subscription Agreement, the Contribution Agreement, the Construction Management Agreement, the Operating Agreement, the CAUSA, the Sublease Agreements, and the Omnibus Agreement.

“Renewable Diesel” means a diesel fuel that is produced from non-petroleum renewable resources but is not a monoalkylester and that is registered as a motor vehicle fuel or fuel additive under Title 40, part 79 of the Code of Federal Regulations, including the renewable portion of a diesel fuel derived from co-processing biomass with a petroleum feedstock.

“Renewable Diesel Facility” means a renewable diesel manufacturing facility (including associated pipelines) to produce approximately 20,000 barrels per day of Renewable Diesel to be constructed by the Company in accordance with the Facilities Construction Management Agreement on the land acquired or leased from PBF Member under the Contribution Agreement at CRC’s Chalmette, Louisiana refinery, which facility and project is anticipated to include a hydrocracker retrofit unit, a Renewable Diesel unit utilizing a varied feedstock slate which shall include soybean oil, distillers corn oil, UCO, poultry fat and tallow, and construction of a new two-train feedstock pretreatment unit, repurposing existing tanks, constructing new tanks for storage onsite, new offloading rail facilities and dock loading facilities, as may be modified or expanded by an Approved Capital Project.

“Required Upgrade” is defined in the Operating Agreement.

“Required Upgrade Costs” is defined in the Operating Agreement.

“Right of First Offer Notice” is defined in Section 2.9(b)(i).

“Right of First Refusal Notice” is defined in Section 2.9(b)(ii).

“Right to Compete” is defined in Section 2.9(a).

“ROFR Election Notice” is defined in Section 11.1(b).

“ROFR Price” is defined in Section 11.1(b).

“ROFR Sale Notice” is defined in Section 11.1(a).

“ROFR Units” is defined in Section 11.1(a).

Appendix I - 19

“Sanctions” is defined in Section 10.1(c).

“Sanctioned Country” is defined in Section 10.1(c).

“Sanctioned Person” is defined in Section 10.1(c).

“Secondees” means the persons seconded to the Secondment Positions in accordance with this Agreement or the Operating Agreement.

“Secondment Agreement” means the secondment agreement to be entered into by and between the Company and Eni Member (or its Affiliate) in the form agreed by PBF Member and the Eni Member, which shall set forth the terms and conditions pursuant to which Eni Member (or its Affiliate) may second its Secondees to the Company, including governing the manner in which a reimbursement at cost from the Company to such Member or its Affiliate will be effected for those Secondees, Secondee withdrawal and dismissal rights, and allocation of duties and liabilities to Eni Member (or its Affiliate) associated therewith.

“Secondment Positions” is defined in Section 5.10(a).

“Secretary” means the Person then-serving as the secretary of the Company as appointed by the Board.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” is defined in Section 11.1(a).

“Special Approval” means the affirmative vote or consent of the Directors representing (i) each Initial Member owning more than 15% of the Percentage Interests, but only if such Initial Member is eligible to vote or consent on such matter acting in accordance with Section 5.3 and (ii) 85% of the Total Votes eligible to vote or consent on such matter acting in accordance with Section 5.3.

“Sponsored Project” means any renewable diesel or sustainable aviation fuel manufacturing facility an Initial Member and/or any Controlled Affiliate propose to be operated in North America with a projected commercial operations date prior to the tenth anniversary of the Effective Date with respect to which such Initial Member or Controlled Affiliates intends to offer Third Parties the opportunity to participate with such Initial Member or Controlled Affiliates in such renewable diesel or sustainable aviation fuel manufacturing facility as an equity interest owner.  For purposes of this Agreement, until February 1, 2024, “Sponsored Project” expressly excludes any renewable diesel or sustainable aviation fuel manufacturing facility involving the development, expansion or operation of the Martinez refinery owned by a Controlled Affiliate of PBF Member and located in Martinez, California.

“Standstill Period” is defined in Section 10.1(a).

“Sublease Agreements” means those certain sublease agreements listed on Exhibit E, dated as of the Effective Date, between CRC, as sublesssor, and the Company, as sublessee, pursuant to which CRC is subleasing the land described therein to the Company.

Appendix I - 20

“Subscription Agreement” is defined in Recital C of this Agreement.

“Subsidiary” means, as to any Person, any other Person of which or in which such Person, directly or indirectly through its ownership of any other Person, has Control.

“Substitute Member” means any Person who acquires from a Member any or all of the Member Interest and associated Units held by such Member and is admitted to the Company as a Member pursuant to the provisions of Section 10.4.

“Superior Offer” is defined in Section 2.9(b)(ii).

“Sustainable Aviation Fuel” means jet fuel produced from renewable or waste feedstock.

“Tax Distribution” means, with respect to any Member for any Fiscal Year, the excess, if any, of (a) the Cumulative Assumed Tax Liability of such Member as of such Fiscal Year, over (b) the amount of distributions made to such Member pursuant to Section 4.5(c) during such Fiscal Year and all prior Fiscal Years, plus the amount of distributions made to such Member pursuant to Section 4.5(d) with respect to all prior Fiscal Years.

“Tax Distribution Date” means, with respect to each Fiscal Year, March 15 of the first Fiscal Year following the end of such Fiscal Year.

“Tax Estimate Report” is defined in Section 8.3(f).

“Third Party” means any Person (other than the Company) that is not (x) a Member, (y) an Affiliate of a Member or any of its Subsidiaries or (z) a Controlled Affiliate of a Member.

“Total Votes” is defined in Section 5.3(a).

“Transfer” means any sale, assignment, or other disposition by a Member of all or any of its Member Interest and associated Units; in each case excluding (i) any disposition deemed to have occurred pursuant to Section 3.5(e) or Section 3.5(f) with respect to any Default or (ii) any Encumbrance.  “Transferred” and “Transferring” shall have correlative meanings.

“Transferee” is defined in Section 10.1(c).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary, proposed or final Treasury Regulations.

“Ultimate Parent” shall mean, with respect to (a) PBF Member, PBFE, (b) Eni Member, Eni S.p.A, and (c) any other Person hereinafter admitted as a Member of the Company, the Person that is designated by the Board as the Ultimate Parent of such Member in connection with its admission to the Company as a Member, or if no such designation is made, the Person that at the time of such admission Controls such Member and that has no other Person that Controls it, and (d) following a Change in Control, the Person designated by the Member that underwent the Change in Control.

Appendix I - 21

“Unit” is defined in Section 3.8.

“Working Capital” means an amount calculated as the sum of (i) the value of the inventory, at cost, including feedstock and finished products (i.e. Renewable Diesel, Naphta, LPGs), and (ii) the accounts receivable for the sales of products (i.e. Renewable Diesel, Naphta, LPGs) and tax credits (BTC, RIN, LCFS Credit, and others such as Cap-at-the-rack and LCFS Deficit), less (i) the accounts payable for the purchases of feedstock, (ii) the accounts payable for employees’ remuneration, and (iii) the accounts payable for utilities and any other operating expenses owed.

Appendix I - 22

APPENDIX II
MEMBER SCHEDULE

(as of the Effective Date)

Member Name	Units	Percentage Interest	Address

PBF Green Fuels LLC	[●]	50%	One Sylvan Way, Second Floor Parsippany, NJ 07054

[Eni Member]	[●]	50%	[●]
TOTAL:		100%

Appendix II - 1

APPENDIX III
AFFILIATE CONTRACTS

1.	Operating Agreement

2.	Facilities Construction Management Agreement

3.	CAUSA

4.	Sublease Agreements

5.	Omnibus Agreement

Appendix III - 1

APPENDIX IV
DIRECTORS

PBF Member:	[●]

Eni Member:	[●]

Appendix IV - 1

APPENDIX V
SECONDMENT POSITIONS

Officer Positions

General Manager
Deputy General Manager
Corporate Secretary

To be Seconded by PBF Member or its Affiliate:

Management
General Manager (1)
Administrative Assistant (1)

Commercial Department
Vice President, Feedstocks (1)
Buyer, Fats/Greases (1)
Buyer, Seed Oils (1)
Director, Product Trading and Marketing (1)
Trader, Product (1)
Marketer, Product (1)
Lead Scheduler (1)
Scheduler, Marine (1)
Scheduler, Truck/Rail (1)

Business Services Department
Director, Renewable Diesel Business (1)
Short Term Planner (1)
Refinery Scheduling Coordinator (1)
Economist (1)
Strategic Planning (1)

Regulatory Department
Regulatory Director (1)

To be Seconded by Eni Member or its Affiliate:

Management
Deputy General Manager

Commercial Department. Commencing [●] Calendar Months after the Effective Date:
Buyer for feedstocks
Trader for products
Short term planner/refinery scheduler

Appendix V - 1

APPENDIX VI
INITIAL WORKING CAPITAL NEED

Prior to the Effective Date, PBF shall provide a Member’s loan to fund the Working Capital needs of the Company. The amount of funds necessary to fund the Working Capital needs shall not exceed $300,000,000 as of the Effective Date except as provided in Section 2.4(d) of the Contribution Agreement.  Subject to the foregoing, the amount of the Initial Working Capital Funding Needs determined as of the Effective Date is set forth in Section 2.4(a) of the Contribution Agreement.

In accordance with the foregoing, pursuant to the terms of the Contribution Agreement, as of the Effective Date, Eni Member shall make a cash payment to the Company to fund an amount equal to 50% of the Initial Working Capital Funding Needs, with no more than $123,000,000 of such amount to be treated as a Capital Contribution to the Company and the remaining amount to be treated as a member loan to the Company on mutually agreeable and equal terms between the Members and the Company.

The Parties acknowledge that:
-	In case the amount outstanding of the PBF Member’s loan is as of the Effective Date lower than $300,000,000 and
o
is lower than its pro-rata share of the Initial Working Capital Funding Needs, then PBF Member shall provide at the Effective Date a capital contribution and to the extent necessary a member loan in accordance with Section 2.4(c) of the Contribution Agreement; and

o
is higher than its pro-rata share of the Initial Working Capital Funding Needs, then the Company shall reimburse an amount equal to the Eni Member Contribution for its 50% of the Initial Working Capital Funding Needs less $16,000,000 to PBF Member, as soon as possible but in no event later than ten (10) days after Closing, where up to $123,000,000 of the PBF Member’s loan shall be converted into equity of the Company in accordance with Section 2.4(c).

-
In accordance with Section 2.4(d) and notwithstanding the above, in case the amount outstanding of the PBF Member’s loan is as of the Effective Date higher than $300,000,000 then Eni Member shall provide its share of Excess Initial Working Capital Funding post-Closing to the extent PBF Member has not already been reimbursed via member loan repayment or a third-party financing, in case:

o
the funds provided by Eni Member to fund its share of Excess Initial Working Capital Funding are a capital contribution, then the same amount of the PBF Member’s loan shall be converted into equity of the Company;

the funds provided by Eni Member to fund its share of Excess Initial Working Capital Funding are a Member’s loan, then the same amount of the PBF Member’s loan shall be reimbursed by the Company as soon as possible but in no event later than ten (10) days after Closing.

Appendix VI - 1

APPENDIX VII
ENI MEMBER CAPITAL CONTRIBUTIONS

The Eni Initial Capital Contribution (and additional Capital Contributions to the Company) shall be structured as follows:

(a)          A base purchase price of $520,000,000, which shall be paid as follows:

(i)           On the Effective Date, Eni Member shall contribute to the Company $116,000,000 in cash; and

(ii)          Within five (5) Business Days after the successful startup date of the commercial activity related to the Pre-Treatment Unit (the “PTU”), Eni Member shall contribute to the Company $404,000,000 in cash;

(b)          A contribution up to $315,000,000 (representing Eni Member’s pro rata share of the Capital Expenditures under the Agreed Facilities Construction Budget), which shall be paid as follows,

(i)          On the Effective Date, Eni Member shall contribute to the Company an amount in cash equal to the pro rata share of the Capital Expenditures already incurred by PBF Member and its Affiliates for the design, procurement, construction and development of the Renewable Diesel Facility up to $315,000,000, such amount to be determined and provided to Eni Member in accordance with Section 2.2(b)(i) of the Contribution Agreement; and

(ii)        Eni Member shall contribute to the Company on a pro-quota basis in accordance with Section 3.3 of this Agreement the remaining capex for the completion of the Renewable Diesel Facility, such amounts in the aggregate not to exceed $315,000,000 (taking into consideration the amount contributed by Eni Member in accordance with clause (b)(i) above); and

(c)          Additional consideration of up to $50,000,000 will be paid by Eni Member to the Company in accordance with the following terms:

(i)          An additional amount in cash up to $20,000,000 shall be paid by Eni Member to the Company within five (5) Business Days after the successful start-up date of the commercial activity related to the PTU, if the start-up is before October 8, 2023; provided that if the Effective Date is after October 8, 2023, and the Company is entitled to receive such additional amount (or portion thereof) in accordance herewith, such amount shall be paid as of the Effective Date. In particular, for any given start date between the forecasted start-up date of October 8, 2023 ($0) and May 8, 2023 ($20,000,000), the cash amount due will be calculated proportionally to the number of days elapsed between the May 8, 2023 date out of a total one hundred fifty-three (153) days (the latter representing the difference between the two estimated start up dates); as an example: if the PTU starts production on a continuous basis on July 8, 2023 then the formula to calculate the additional cash amount payable is $20,000,000/(153 days) * (number of days between July 8, 2023 and October 8, 2023) = $12,026,000.  In the event the PTU start-up date occurs after October 8, 2023, Eni Member shall not be entitled to any price adjustments or any penalty to be paid back as a result of the late PTU start up.

Appendix VII - 1

(ii)         An additional amount in cash up to $30,000,000 shall be paid by Eni Member to the Company within five (5) Business Days for a production capacity of 21 kbpd as an achieved average annual capacity through the Renewable Diesel Unit (“RDU”); provided that if the Effective Date is after the occurrence of such event, and the Company is entitled to receive such additional amount (or portion thereof) in accordance herewith, such amount shall be paid as of the Effective Date.  Production capacity will be proven if a production capacity of an average of 21 kbpd is achieved for ninety (90) continuous days of operations processing economic feed so long as such ninety (90) day period occurs within 12 months following the completion of the performance acceptance test of the PTU.  The catalyst deactivation curve generated by the ninety (90) days of operation will then be extrapolated and used to verify the production capacity on an annualized average basis.  In particular, a linear proportional value between $0 million (for capacity equal or lower than nominal RDU capacity of 20 kbpd) and $30 million (for capacity equal or higher than 21 kbpd) will be recognized. Capacity is defined as the actual yearly volume average capacity on the basis of three hundred forty-five (345) days (as per PBF financial model assumptions), namely: Capacity, kbpd= V/345 days. Where V is the yearly volume (the demonstrated ninety (90) day average rate times 365) of pre-treated feedstock measured at the RDU inlet and expressed in thousand barrels. Furthermore, with reference to feedstocks and yields, the following two conditions have to be both satisfied, namely:

1.
Ninety (90) day average feedstock slate containing at least 50% of Animal Fats+UCO; alternatively, a different feedstock slate could be processed provided that higher margins are proven or this feedstock slate is not available and recognized by Eni Member; and

2.
HVO diesel ninety (90) day average Yield >99.7% (vol.%) based on the design case, subject to adjustment based on actual feedstock slate.  The HVO Diesel average Yield Y is calculated as follow: Y yield (vol%) = D/V. Where D is yearly produced diesel volume and V is the yearly volume of pre-treated feedstocks measured at the RDU inlet, both expressed in barrels.

Appendix VII - 2

APPENDIX VIII
DEADLOCK AND RESOLUTIONS

Matters for which a Deadlock Resolution Mechanism shall apply:

1.	Article 5.1(c)(xiv): Approval or amendment of the Annual Business Plan;
2.	Article 5.1(c)(xiv): Approval or amendment of the Long Term Plan;
3.	Article 5.1(c)(xvi): Appointing or dismissing the Company’s auditor;
4.	Article 5.1(c)(xxx): Electing to voluntarily liquidate, wind up or dissolve the Company or any Subsidiary thereof; or
5.	Article 5.1(c)(xxxi): Authorizing or filing of any petition for, or commencement of, any Bankruptcy of the Company or any Subsidiary thereof.

Deadlock Resolution Mechanisms:

A.	Solely with respect to Item 1 above:

If a new Annual Business Plan is not approved, then the Long Term Plan shall apply and govern until such time as a new Annual Business Plan is approved. During such period, Members shall continue to negotiate in good faith to solve the applicable Deadlock and, in any case, the Members shall jointly propose an Annual Business Plan for Board approval for the following year. If the Board continues not to approve the Annual Business Plan following the expiration of the Long Term Plan, then the Members shall pursue the remedy set forth in E. below.

B.	Solely with respect to Item 2 above:

If a Long Term Plan is not approved, then the Members shall continue to negotiate in good faith to solve the applicable Deadlock and, in any case, the Eni Member shall propose its Long Term Plan to be submitted for Board approval. If the Board continues not to approve the Long Term Plan then, upon the expiration of the last Long Term Plan approved by the Board, then the Members shall pursue the remedy set forth in E. below.

Appendix VII - 3

C.	Solely with respect to Item 3 above:

If an auditor is not appointed, then such appointment shall be done by the Wilmington, Delaware office of the AAA by applying, mutatis mutandis, the procedures to appoint the expert set out in Section 14.3 of this Agreement; provided that the AAA shall be bound by the requirements set out in Section 5.1(c)(xvi) of this Agreement.

D.	Solely with respect to Items 4 and 5 above:

The Member who has proposed to liquidate the Company or to file for Bankruptcy may elect to exercise a put option, with respect to the other Member, as to all Units then-held by the such proposing Member for a period of thirty (30) days at Fair Market Value per Unit, as determined by an internationally-recognized independent investment banking firm mutually acceptable to the Members appointed by applying, mutatis mutandis, the procedures (i) to appoint the expert set out in Section 14.3 of this Agreement and (ii) regarding put options set out in Section 11.2 of this Agreement.

E.
The Members expressly agree and confirm that, in case of the unresolved deadlocks as set forth in A. and B. above, any Member (the “Notifying Member”), by written notice (the “Deadlock Joint Divestiture Election Notice”) to the other Members (the “Non-Notifying Members”), may make an irrevocable election to pursue a Joint Divestiture of the Company, pursuant to which all Members shall sell all (but not less than all) of their  Member Interests and associated Units.

Within ninety (90) days following delivery of the Deadlock Joint Divestiture Election Notice, the Non-Notifying Members shall have a right of first refusal to purchase the Notifying Member’s Member Interest and associated Units at a Fair Market Value per Unit, as determined by an internationally-recognized independent investment banking firm mutually acceptable to the Members appointed by applying, mutatis mutandis, the procedures (i) to appoint the expert and to determine the Fair Market Value set out in Section 14.3 of this Agreement and (ii) regarding put options set out in Section 11.2(f) and Section 11.2(g) of this Agreement.

If the Non-Notifying Members fail to exercise such right within such ninety (90) day period, the Non-Notifying Members shall be deemed to have irrevocably and unconditionally accepted to participate in the Joint Divestiture, and the Notifying Member shall be entitled to commence marketing efforts and consummate the sale of all of the Member Interests and associated Units held by all Members at a fair market value per Unit, all in accordance with the provisions below:

(i)       the Notifying Member shall appoint an internationally-recognized independent investment banking firm (the “Financial Advisor”) mutually acceptable to the Members;

(ii)        the appointment of the Financial Advisor shall be made in accordance with the procedure set out in Section 14.3(a) and 14.3(b) of this Agreement, mutatis mutandis;

Appendix VII - 4

(iii)       unless differently suggested by the Financial Advisor and agreed by the Members, the Financial shall organize a beauty contest for the sale of the Company and/or of its assets, according to the sale structure that will allow to maximize the value of the Company’s sale;

(iv)       the third-party bona fide offer that the Financial Advisor will select to be, in its absolute discretion, the best offer shall be the fair market value at which the Members shall consummate the transaction;

(v)       in order to allow consummation of the transaction hereunder, the Notifying Member is hereby granted an irrevocable power of attorney by the Non-Notifying Member, as the Non-Notifying Member’s true, sufficient and lawful agent and attorney-in-fact with full power and authority, in its name, place and stead and for its sole and exclusive benefit and not on behalf of any other party, in whole or in part, with full power of substitution, such powers of attorney to be coupled with an interest and irrevocable, to execute and deliver on such Non-Notifying Member’s behalf such Percentage Interest Purchase Agreement and assignment and to do or cause to be done any and all acts necessary in connection therewith and with such transfer of Percentage Interests and associated Units;

(vi)        the sale process under this letter E. shall be completed within two years from the date the Financial Advisor starts the sale process. Upon expiry of the two-years term, if no prospective transferee has been selected, the Company shall be liquidated. It is understood that, if within the two-years period a prospective transferee is selected, then the period to complete the sale shall be extended for the time necessary to complete the sale and the liquidation of the Company shall occur only if negotiations with such prospective transferee cease for any reason whatsoever or, anyway, the sale to such prospective transferee is not consummated.

Once this Deadlock resolution has been elected by the Notifying Members, the Directors of the Board shall function as trustees for the smooth and continued operation and functioning of the Company until the Joint Divesture transaction has been consummated.

Appendix VII - 5

EXHIBIT A
FORMATION CERTIFICATE

To be inserted behind this page.

Exhibit A - 1

EXHIBIT B
FORM OF ADDENDUM AGREEMENT

This ADDENDUM AGREEMENT is executed as of [●], 20[●], pursuant to the terms of that certain Amended and Restated Limited Liability Company Agreement of St. Bernard Renewables LLC, dated as of [●], 2023 (as amended, amended and restated, modified or supplemented from time to time, the “LLC Agreement”) by the transferee (“Transferee”) executing this Addendum Agreement.  Capitalized terms used in this Addendum Agreement without definition have the meanings set forth in the LLC Agreement.

1.          Acknowledgment and Agreement.  Transferee acknowledges receipt of the LLC Agreement and agrees to become a party to the LLC Agreement and to be bound by the LLC Agreement with the same force and effect as if Transferee were originally a party thereto.  In particular and without limitation, Transferee:

(a)          acknowledges the details of its Member Interest and associated Units set forth on Appendix II to the LLC Agreement;

(b)          as of the date hereof, represents and warrants to the Company those items set forth in Section 2.10(a) of the LLC Agreement; and

(c)          assumes all of the rights and obligations of a Member as set forth in the LLC Agreement.

2.            Notice.  Any notice required by the LLC Agreement shall be given to Transferee at the address listed underneath Transferee’s signature below.

TRANSFEREE

[●]

By:
Name:
Title:

[●]

[●]

Attention: [●]

Email: [●]

Exhibit B - 1

EXHIBIT C
FORM OF MEMBER GUARANTY AGREEMENT

This Guaranty (this “Guaranty”), dated as of ____________ ___, ________ (the “Effective Date”), is by [Guarantor], a [Entity Type] (the “Guarantor”), in favor of St. Bernard Renewables LLC, a Delaware limited liability company (the “Guaranteed Party”).

WHEREAS, as of the date hereof, PBF Green Fuels LLC, a Delaware limited liability company [(“Obligor”)], and [Co-Venturer Entity], a [Delaware limited liability company] [(“Obligor”)], entered into that certain Amended & Restated Limited Liability Company Agreement of St. Bernard Renewables LLC (together with any amendments or modifications thereto, the “LLC Agreement”); and

WHEREAS, pursuant to Section 3.10 of the LLC Agreement, Obligor agrees to deliver this Guaranty pursuant to which the Guarantor guarantees the obligations of Obligor under the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.  Defined Terms.  All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the LLC Agreement.

2.  Guaranty.  The Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the prompt and complete payment, when due and owing, subject to any applicable grace or cure period (if any, set forth in the applicable provisions of Section 3.1 of the LLC Agreement), of the present and future payment obligations of Obligor under the LLC Agreement and the Expenses (as defined herein) up to a maximum amount equal to [●] (all such obligations and liabilities being collectively referred to as the “Obligations”).  It is expressly understood that this Guaranty is without recourse of any kind against any other Affiliate of Obligor or Guarantor.  Notwithstanding anything to the contrary contained herein, Guarantor shall not be liable hereunder for special, consequential, exemplary or other damages except to the extent the same comprise Obligations.

3.  Nature of Guaranty.

(a)          The obligations of the Guarantor hereunder are primary and not as surety only, and this Guaranty constitutes a guarantee of payment when due and owing only.  The Guarantor expressly waives any legal obligations, duty or necessity for any person or entity to proceed first against Obligor or to exhaust any remedy it may have against Obligor.  The obligations of the Guarantor hereunder shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim the Guarantor or Obligor may have against the Guaranteed Party (other than any claim that Obligor has under the LLC Agreement) or any of its Affiliates and shall remain in full force and effect until the full and final payment and satisfaction of all of the Obligations.  Neither the Guarantor nor any Obligations hereunder shall be released, discharged or in any way affected by, any circumstance or condition (whether or not the Guarantor shall have any knowledge or notice thereof), including, without limitation:  (i) any waiver, consent, change, extension, indulgence or other action or inaction under or in respect of any Obligation, whether or not Obligor or the Guarantor have notice or knowledge of any of the foregoing; (ii) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Obligor or the Guarantor; (iii) any amendment to, or assignment or other transfer of, the LLC Agreement by the Guaranteed Party or Obligor; (iv) any lien, charge, restriction or encumbrance on or affecting Obligor’s estate; (v) any sale or other disposition of all or any part of the capital stock or assets of Obligor; (vi) any payment by Obligor which is received by Obligor’s trustee in bankruptcy; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the payment in full of the Obligations).

Exhibit C - 1

(b)         To the extent permitted by Law, the Guarantor unconditionally waives (i) notice of any of the matters referred to in this Section 3, (excluding the notice of payment demand pursuant to Section 3(c)), and (ii) all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including, without limitation, of demand, presentment, adverse facts, protest, proof or nonpayment of any sums payable under the LLC Agreement (including, without limitation, any indemnity payment), of transfer or other disposition of the LLC Agreement by any party thereto or of this Guaranty by Guaranteed Party, of the extension of time for the payment of sums due and payable to the Guaranteed Party under the LLC Agreement, of the creation or any existence of any of the Obligations, of the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of any of the Obligations, of any requirement of diligence and any requirement to mitigate the damages resulting from a breach of or default under the LLC Agreement by Obligor, of acceptance of this Guaranty by the Guaranteed Party, of the entry into any agreement between the Guaranteed Party and its Affiliates and Obligor and its Affiliates and of any modifications thereto of any increase or other modification of the Obligations, of assignment, transfer or other disposition of the LLC Agreement by any party thereto or of this Guaranty by the Guaranteed Party. All of the Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty and all dealings between the Guaranteed Party and Obligor shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

(c)         If Obligor fails to pay all or any part of the Obligations when due and owing, Guarantor will pay the same upon receipt of a written demand to Guarantor from the Guaranteed Party.

4.  Consents, Waivers and Renewals.  The Guarantor agrees that the Guaranteed Party may at any time and from time to time, either before or after the maturity thereof, without notice to, or further consent of, the Guarantor, (a) extend the time of payment of, or change the manner or place for payment of the Obligations; (b) release, exchange, surrender or take or fail to take any action with respect to, or alter any collateral or security for the Obligations; (c) waive, adjust, indulge, forebear or compromise with respect to any of the Obligations; (d) settle, compromise, release, liquidate or enforce, upon such terms and in such manner as the Guaranteed Party may determine or as Law may dictate, all or any part of the Obligations; (e) proceed against Obligor, Guarantor or any other guarantor of all or any part of the Obligations and exercise the rights, remedies, powers and privileges of the Guaranteed Party under the LLC Agreement or otherwise in such order and such manner as the Guaranteed Party may, in its discretion, determine, without any necessity to proceed upon or against or exhaust any right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guaranty as to Guarantor; (f) add or release any other endorser, guarantor or surety relating to any of the Obligations; (g) do all or any combination of the actions set forth in this Section 4, in each case, without in any way impairing, reducing, discharging, terminating or affecting this Guaranty, the liability of Guarantor, or the rights, remedies, powers and privileges of the Guaranteed Party under this Guaranty.

Exhibit C - 2

5.  Expenses, Payments by Guarantor.

(a)          The Guarantor agrees to pay any and all duly documented reasonable costs, fees and expenses (including reasonable attorneys’ fees and expenses on a full-indemnity basis) in any way relating to the enforcement of this Guaranty or the protection of the rights provided hereunder (the “Expenses”); provided that the Guarantor shall not be liable for any such expenses (i) if no payment under this Guaranty is due and owing or (ii) in the event Guarantor prevails in a legal action brought by any party in respect of this Guaranty.

(b)         All payments to be made by Guarantor hereunder shall be (i) made in lawful money of the United States of America by electronic funds transfer or wire transfer in same day funds for Guaranteed Party’s account, at such place as shall be designated by Guaranteed Party for such purpose and (ii) free and clear of, without deduction or withholding for or on account of, any present or future taxes or other charges.

6.  Obligations Unconditional.

(a)         Guarantor acknowledges that the obligations undertaken by it under this Guaranty involve the obligations of persons other than Guarantor and that the obligations of Guarantor are absolute, irrevocable and unconditional under any and all circumstances.

(b)       Guarantor shall have defenses that Obligor may have or assert pursuant to the LLC Agreement, including any limitations on indemnities or damages payable thereunder; provided that Guarantor shall not be permitted to assert (i) defenses arising from the bankruptcy, reorganization, dissolution, liquidation or insolvency of Obligor, (ii) defenses, rights, set-offs, powers and counterclaims waived by Obligor under the LLC Agreement, or (iii) any other defenses waived in this Guaranty.

(c)          The enforceability and effectiveness of this Guaranty and the liability of Guarantor, and the rights, remedies, powers and privileges of the Guaranteed Party, under this Guaranty shall not be affected, limited, reduced, discharged or terminated, and Guarantor hereby expressly waives to the fullest extent permitted by Law any defense now or in the future arising, by reason of:

i.           the illegality, invalidity or unenforceability of all or any part of the Obligations, the LLC Agreement, this Guaranty or any agreement approval or consent relative to all or any part of the Obligations;

ii.           any right, remedy, power or privilege the Guaranteed Party may have against Obligor, any other guarantor of all or any part of the Obligations or any other person, the Guaranteed Party being under no obligation to pursue or exhaust any such right, remedy, power or privilege, whatsoever;

Exhibit C - 3

iii.          any right to mitigate or reduce Guarantor’s liability or to collect or enforce the Obligations notwithstanding the fact that all or any part of the Obligations may be due and payable and that Obligor may be in default of its obligations under the LLC Agreement;

iv.          any counterclaim, set-off or other claim that Obligor or Guarantor has or alleges to have against the Guaranteed Party other than any counterclaim, set-off or claim that Obligor has arising under the LLC Agreement;

v.         any failure, or election, of the Guaranteed Party to file or enforce a claim or right (including rights under Sections 1111(b), 363 and 364 of the federal bankruptcy code and to stipulate receipt of adequate protection) in any bankruptcy or other proceeding with respect to Obligor;

vi.          any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Obligor or any of its Affiliates, including any discharge of, or bar or stay against collecting, all or any part of the Obligations (or any interest on all or any part of the Obligations), in or as a result of any such proceeding;

vii.          the failure to perfect, enforce or take advantage of, or the avoidance of, any lien in favor of the Guaranteed Party for any reason; or

viii.        any change in the status, function, control or ownership of Obligor, including the sale, transfer or other disposition by Guarantor of any or all of its direct or indirect ownership interests in Obligor.

(d)          Notwithstanding anything herein to the contrary, nothing herein is intended to modify or amend any obligations of the Guaranteed Party to provide notice to Obligor or make demands of Obligor as may be expressly required in the LLC Agreement.

7.  Subrogation.  Upon full payment of all of the Obligations, the Guarantor shall be subrogated to the rights of the Guaranteed Party against Obligor with respect to such Obligations and the Guaranteed Party agrees to take, at the Guarantor’s expense, such steps as the Guarantor may reasonably request to implement such subrogation; provided that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations then due and owing shall have been paid in full.

8.  Continuing Guaranty.  This Guaranty shall (a) remain in full force and effect and be binding upon the Guarantor, its successors and permitted assigns until all of the Obligations have been satisfied in full and (b) continue to be effective or automatically be reinstated, as the case may be, if at any time any payment of the Obligations or any portion thereof is rescinded or must be returned upon the insolvency, bankruptcy or reorganization of Obligor or otherwise, all as though no payment had been made.

9.  Financial Information.  For so long as this Guaranty remains in effect, once per Fiscal Year the Guaranteed Party may request, and Guarantor agrees to furnish to the Guaranteed Party, a copy of the Guarantor’s audited financial statements (including, without limitation, its balance sheet, income statement, cash flow statement and all notes thereto) for the prior Fiscal Year.

Exhibit C - 4

10.  No Waiver; Cumulative Rights.  No failure to exercise and no delay in exercising any right, remedy, power or privilege provided for in this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy, power or privilege hereunder preclude any other or future exercise of any such right, remedy, power or privilege.  Each and every right, remedy, power and privilege hereby granted or allowed by Law shall be cumulative and not exclusive of any other, and may be exercised from time to time.

11.  Representations and Warranties.  The Guarantor represents and warrants to the Guaranteed Party as follows:

(a)         Guarantor is a [Entity Type] duly incorporated, validly existing and in good standing under the laws of [Jurisdiction] and has full corporate power and authority to enter into this Guaranty and perform its obligations hereunder.

(b)          Obligor is a Controlled Affiliate of Guarantor.

(c)          The execution, delivery and performance of this Guaranty by the Guarantor are within the corporate power of the Guarantor and have been and remain duly authorized by all necessary corporate action.

(d)        Guarantor has funds or access to funds and, during the term of this Guaranty, will maintain funds or access to funds sufficient to fulfill its obligations under this Guaranty.

(e)         The execution, delivery and performance of this Guaranty by the Guarantor does not and will not conflict with or violate Guarantor’s governing documents or any Law, judgment, order, decree or contractual restriction binding on the Guarantor.

(f)        All consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any Governmental Authority necessary for the due execution, delivery and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guaranty, except as have been made as required prior to the date hereof.

(g)         There is no litigation, arbitration proceeding or governmental or administrative investigation, complaint, charge, citation, suit, action or claim of any kind pending or, to the knowledge of the Guarantor, proposed or threatened, against the Guarantor, or relating to the business, assets or properties of the Guarantor, that does, or would reasonably be expected to, materially and adversely affect the ability of the Guarantor to perform its obligations hereunder.

(h)         This Guaranty has been duly executed and delivered by the Guarantor, and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

12.  Assignment and Termination.  This Guaranty shall inure to the benefit of and be binding upon Guarantor, the Guaranteed Party and their successors and assigns; provided that the Guarantor shall not, except as permitted in accordance with the terms and conditions of the LLC Agreement, assign or delegate its rights, interests or obligations hereunder to any other Person without the prior written consent of the Guaranteed Party and any attempt to do so without such consent shall be void.  The Guaranteed Party shall not assign its rights or delegate its obligations under this Guaranty without the prior written consent of the Guarantor, except to any successor, assignee, or transferee of the Guaranteed Party’s rights and obligations under, and in accordance with the terms and conditions of, the LLC Agreement.  This Guaranty shall expire on the third (3rd) anniversary of the Effective Date; provided that if any Obligations are outstanding as of such time, this Guaranty shall remain in full force and effect until the full and final payment and satisfaction of such outstanding Obligations.

Exhibit C - 5

13.  Third-Party Beneficiary.  Except as set forth in the preceding sentence, this Guaranty is solely and exclusively for the benefit of the Guaranteed Party and may not, under any circumstances, be enforced for the benefit of any third party which is not an assignee of the Guaranteed Party.

14.  Amendments; Waiver.  This Guaranty shall not be amended or modified except by an instrument in writing signed by or on behalf of the Guarantor and the Guaranteed Party.  Any of the terms and conditions of this Guaranty may be waived in writing at any time by the party or parties entitled to the benefits thereof.

15.  Severability.  To the extent permitted by applicable Law, the Guarantor hereby waives any provision of Law which renders any provision hereof invalid in any respect.  If any provision, clause or part of this Guaranty, or the application thereof under certain circumstances, is held invalid, the remainder of this Guaranty, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

16.  Notices.  All notices, demands or other communications to or on the Guarantor shall be in writing (including facsimile or similar electronic transmission) and shall be deemed to have been given when delivered personally or by messenger or one (1) Business Day after having been sent by overnight delivery service, or two (2) Business Days after deposit in the mail, or if given by facsimile or other electronic transmission, upon oral or written confirmation of receipt, in all cases sent to the address set forth below or to such other address as the Guarantor shall have designated by notice in writing to the Guaranteed Party at the address set forth in the LLC Agreement:

If to Guarantor:
[___________]
[___________]
[___________]
Attention:  [___________]
Email:  [___________]

Exhibit C - 6

If to the Guaranteed Party:
[___________]
[___________]
[___________]
Attention:  [___________]
Email:  [___________]

With copy to:
[___________]
[___________]
[___________]
Attention:  [___________]
Email:  [___________]

17.  Governing Law; Consent to Jurisdiction.

(a)       THIS GUARANTY AND ALL DISPUTES UNDER OR RELATED TO THIS GUARANTY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO, OR GIVING EFFECT TO, THE APPLICATION OF DELAWARE CHOICE OF LAW RULES.

(b)        IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN WILMINGTON, NEW CASTLE COUNTY, DELAWARE, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS GUARANTY OR THE OBLIGATIONS OF THE PARTIES HEREUNDER.

(c)        THE GUARANTOR AGREES TO WAIVE ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING, INCLUDING ANY APPEAL THEREOF.

(d)      THE GUARANTOR AGREES THAT (I) ALL SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE GUARANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 16 AND (II) THAT THE GUARANTEED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

18.  Entire Agreement.  This Guaranty and the LLC Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

[Remainder of page intentionally left blank]

Exhibit C - 7

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Guaranteed Party as of the date first above written.

[GUARANTOR]

By:
Name: [___________]
Title: [___________]

Exhibit C - 8

EXHIBIT D
FORM OF PERCENTAGE INTEREST PURCHASE AGREEMENT

THIS PERCENTAGE INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of [____________] (the “Effective Date”), is entered into by and between [_____________], a [______________] (“Seller”) and [_____________], a [_____________] (“Buyer”).

WHEREAS, St. Bernard Renewables LLC, a Delaware limited liability company (the “Company”), and its members (including Seller and Buyer) are party to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of [________________] (as the same may have been amended or modified as of the date hereof, the “LLCA”);

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the LLCA;

WHEREAS, Seller owns [____]% of the Percentage Interests and associated Units (the “Interests”) of the Company1; and

WHEREAS, pursuant to [Section 3.5(f)/Section 11.1(b)/Section 11.2]2 of the LLCA, Buyer has exercised its option to purchase the Interests, and pursuant to such exercise, Buyer shall purchase from Seller, the Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Interests free and clear of all Encumbrances (other than any Encumbrances arising as a result of the transactions contemplated by this Agreement or under any applicable securities laws) and Buyer shall purchase the Interests for $[____________] (the “Purchase Price”).3

2.         Closing.  Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Interests contemplated hereby shall take place at a closing (the “Closing”) that will be consummated on the Effective Date remotely via the exchange of documents and signatures in PDF format.  The transactions contemplated by this Agreement shall be effective at 12:01 A.M. central standard time on the Effective Date.

[1]
If multiple Members are buying, replace with: WHEREAS, Seller owns [____]% of the Percentage Interests and ____ associated Units of the Company, out of which Buyer desires to purchase [____]% of the Percentage Interests and ____ associated Units (the “Interests”) of the Company;

[2]	Insert applicable cross-reference.
[3]	To be the purchase price required by the applicable option provision, including any seller financing applicable under Section 11.1(b).

Exhibit D - 1

(a)          At the Closing, Seller shall deliver to Buyer the following:

(i)          a duly executed membership interest assignment agreement (the “Assignment”) in the form of that attached hereto as Exhibit A, executed by Seller; and

(ii)          a certificate, in compliance with Treasury Regulations Section 1.1445-2(b) and Section 1446(f)(2), certifying that Seller, or if Seller is a disregarded entity for U.S. federal income tax purposes, Seller’s regarded owner, is not a foreign person.

(b)          At the Closing, Buyer shall deliver to Seller the Assignment, duly executed by Buyer, together with the Purchase Price.

3.          Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

(a)          Seller is a [____________] duly organized, validly existing and in good standing under the laws of the State of [___________].

(b)       Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  Seller has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms.

(c)          The Interests are owned of record and beneficially by Seller and Seller possesses and has good and marketable title to the Interests, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”).  Upon consummation of the transactions contemplated by this Agreement, Buyer shall acquire good and marketable title to the Interests, free and clear of all Encumbrances (other than any Encumbrances arising as a result of the transactions contemplated by this Agreement or under any applicable securities laws).

4.          Representation and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

(a)          Buyer is a [____________] duly organized, validly existing and in good standing under the laws of the State of [_____________].

Exhibit D - 2

(b)       Buyer has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.  Buyer has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes Buyer’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms.

5.           Survival.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder.

6.          Further Assurances.  Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions, in each case as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

7.           Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the signature page(s) of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section 7).  All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid) or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid).  Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section 7.

8.           Entire Agreement; LLCA.  This Agreement and the LLCA constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  Each of the parties hereto acknowledge agrees that this Agreement and the transactions contemplated hereby were performed in compliance with the LLCA (including, but not limited to Section 10.1(c) and Section 8.7 of the LLCA) (“Compliance Matters”) and no party hereto shall make any claim against the other party hereto or the Company based in whole or in part with respect to any Compliance Matters.

9.          Successor and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

10.         Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Exhibit D - 3

11.         Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.         Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

14.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]
Exhibit D - 4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

[_______________]

By
Name:
Title:

[_______________]

By
Name:
Title:

Exhibit D - 5

Exhibit A
FORM OF PERCENTAGE INTEREST ASSIGNMENT AGREEEMENT

This Percentage Interest Assignment Agreement (this “Assignment”) is made effective as of [____________], (the “Effective Date”), is entered into by and between [_____________], a [______________] (“Seller”) and [_____________], a [_____________] (“Buyer”).  Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.  Capitalized terms used but not defined herein shall have the meanings given to them in the PIPA (as defined below).

WHEREAS, Seller and Buyer are parties to that certain Percentage Interest Purchase Agreement (the “PIPA”), dated as of the Effective Date, pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, [____]% of the Percentage Interests and _____ associated Units (the “Interests”) of St. Bernard Renewables LLC, a Delaware limited liability company; and

WHEREAS, the execution and delivery of this Assignment by Buyer and Seller is required by Section 2(a)(i) and Section 2(b) of the PIPA.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the PIPA and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Assignment.  Seller does hereby sell, convey, assign, transfer and deliver to Buyer all of its right, title, interest and obligations in and to the Interests free and clear of any Encumbrances (other than any Encumbrances arising as a result of the transactions contemplated by the PIPA or under any applicable securities laws) and all rights of Seller attributable to the Interests under the LLCA and Buyer hereby accepts such right, title, and interests in, under and to such Interests, and assumes all obligations and liabilities of Seller attributable to the Interests under the LLCA, in each case in accordance with and subject to the terms and conditions of the PIPA.

2.
Further Assurances.  The Parties each agree to execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions, in each case as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Assignment.

3.	Miscellaneous.

a.	Mutatis Mutandis. Sections 9, 11 and 13 of the PIPA shall apply, mutatis mutandis, to this Assignment.

b.
Inconsistencies.  This Assignment is delivered pursuant to and subject to the PIPA and the terms of the PIPA are incorporated herein by reference.  If there are any inconsistencies between this Assignment and the PIPA, the PIPA shall control.

c.
Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Assignment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

 [Signature Page Follows]

Exhibit D - 6

IN WITNESS WHEREOF, the Parties have caused this Assignment to be duly executed as of the day and year first above written.

[_______________]

By
Name:
Title:

[_______________]

By
Name:
Title:

Exhibit D - 7

EXHIBIT E
SUBLEASE AGREEMENTS

1.          Sublease of that Prime Lease by and between Harry M. Fisher, Jr, Michael Fisher and Joel Anna Fisher, as Landlords, and Tenneco Oil Company, a Delaware corporation, as Tenant, pursuant to a Lease Agreement, dated January 15, 1980 and recorded on September 14, 1983, at COB 231, Page 397, File No. 197640, of the official records of St. Bernard Parish, LA; amended by that Amendment to Lease, dated September 1, 2009, recorded at COB 969, Folio 736 of the official records of St. Bernard Parish, LA.  The lessee’s interest in the Prime Lease was eventually conveyed to Chalmette Refining, L.L.C. in a document entitled “Real Property Conveyance and Assignment of Leases”, having an effective date of October 31, 1997, and recorded on October 31, 1997, at COB 635, Folio 73 of the official records of St. Bernard Parish, LA.

2.          Sublease of that Prime Lease by and between Susan Gore and Karen Gore, as Landlords, and Tenneco Oil Company, a Delaware corporation, as Tenant, pursuant to a Lease Agreement, dated July 23, 1980, recorded on September 14, 1983, at COB 231, Folio 353, File No. 197636, of the official records of St. Bernard Parish, LA.  Tenneco’s interest in the Lease, as lessee, was eventually conveyed to Chalmette Refining, L.L.C. in a document entitled “Real Property Conveyance and Assignment of Leases”, having an effective date of October 31, 1997, and recorded on October 31, 1997, at COB 635, Folio 73 of the official records of St. Bernard Parish, LA.

Exhibit E - 1

EXHIBIT B
FORM OF CAUSA

COMMON ASSET USE AND SERVITUDE AGREEMENT

among

Chalmette Refining, L.L.C.,

Chalmette Refining Services LLC,

and

St. Bernard Renewables LLC

Dated [•], 2023

i

ii

Exhibits:

Exhibit A	Common Use Assets
Exhibit B-1	CRC Fee Land
Exhibit B-2	CRSC Fee Land
Exhibit B-3	JVC Fee Land
Exhibit B-4	Gore Lease Land
Exhibit B-5	Fisher Lease Land
Exhibit B-6	Gore Sublease Land
Exhibit B-7	Fisher Sublease Land
Exhibit C-1	CRC Service Specifications
Exhibit C-2	JVC Service Specifications
Exhibit C-3	Service Allocations
Exhibit C-4	Expense Allocations
Exhibit D	Default Servitudes
Exhibit E-1	Facilities Map (Master)
Exhibit F	Services
Exhibit G	Metering Requirements
Exhibit H-1	JVC/CRSC Servitudes
Exhibit H-2	Gore Sublessee/CRSC Servitudes
Exhibit H-3	Fisher Sublessee/CRSC Servitudes
Exhibit H-4	CRC/CRSC Servitudes

iii

COMMON ASSET USE AND SERVITUDE AGREEMENT

This Common Asset Use and Servitude Agreement is made and entered into effective as of the ___________ day of _______, 2023 (the “Effective Date”) by and among Chalmette Refining, L.L.C., a Delaware limited liability company (“CRC”), Chalmette Refining Services LLC, a Delaware limited liability company (“CRSC”), and St. Bernard Renewables LLC, a Delaware limited liability company (“JVC”).  Each of CRC, CRSC and JVC is sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

Recitals

A.          This Agreement is being entered into pursuant to that certain Subscription Agreement dated as of February __, 2023 (the “Subscription Agreement”) by and among (i) JVC, (ii) PBF Green Fuels LLC (“PBF Member”), an Affiliate of CRC and CRSC, and (iii) Eni Member (as defined below) for purposes of ensuring the provision of the CRC Services (as defined below) and JVC Services (as defined below) and access to the Common Use Assets (as defined below).

B.          The assets of CRSC set forth on Exhibit A (the “Common Use Assets”) are co-located on or adjacent to (i) the refining operations of CRC (as may be changed from time to time, the “CRC Operations”), currently consisting of  an approximately 185,000 barrel per day, dual-train coking refinery located in St. Bernard Parish at 500 W St. Bernard Highway, Chalmette, Louisiana 70043 (“Chalmette Refinery”), which is comprised of certain equipment, facilities, and improvements (“Chalmette Refinery Improvements”), and (ii) the planned renewable diesel manufacturing operations of JVC (the “JVC Operations”), consisting of a renewable diesel production facility to produce 20,000 barrels per day of product (“Renewable Diesel Plant”) in St. Bernard Parish within the boundaries of the Chalmette Refinery, which Renewable Diesel Plant will be comprised of certain equipment, facilities, and improvements (“RD Plant Improvements”) owned by JVC.

C.          Each of CRC and JVC require CRSC to provide certain services utilizing the Common Use Assets in connection with, as described in more detail below: (i) the CRC Operations (the “CRC Services”) and (ii) JVC Operations (the “JVC Services”), respectively.

D.          The Common Use Assets will be operated by CRC.

E.          The Renewable Diesel Plant will be operated by CRC in its capacity as JVC Operator pursuant to a separate operating agreement entered by CRC and JVC dated as of the Effective Date (as amended from time to time, the “JVC Operating Agreement”).

1

Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, and for the mutual covenants contained herein, the Parties hereby agree as follows:

Article I.

DEFINITIONS; INTERPRETATION

Section 1.01          Definitions.  In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings when used in this Agreement:

“AAA” is defined in Section 14.03(b).

“Affected Owner” is defined in Section 8.01(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person; provided that for purposes of this Agreement, JVC, on the one hand, and CRC or CRCS, on the other hand, shall not be considered Affiliates of one another.  For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, any master limited partnership that is Controlled by the Ultimate Parent of any Party shall be an “Affiliate” of such Member hereunder.

“Agreement” means this Common Asset Use and Servitude Agreement, including the Exhibits and Schedules attached hereto, which are hereby incorporated into and made a part hereof, as the same may amended from time to time.

“Ancillary Agreements” means the LLC Agreement, the Subscription Agreement, the Contribution Agreement, the Facilities Construction Management Agreement, JVC Operating Agreement, the Omnibus Agreement and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing (as defined in the Contribution Agreement).

“Annual Estimate” is defined in Section 7.02.

“Anti-Corruption Laws” means, with respect to a Party, all applicable provisions of the FCPA, and the requirements and prohibitions pertinent to the activities in question in the U.K. Bribery Act 2010 and all other anti-corruption and/or anti-bribery Laws applicable to such Party or any of its Affiliates.

“Anti-Money Laundering Laws” or “AML” means all the applicable national anti-money laundering Laws of the countries in which the relevant Party operates.

 “Audit Dispute” is defined in Section 7.09(e).

“Audit Period” is defined in Section 7.08(b).

2

“Bankruptcy” means, with respect to any Person:  (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (ii) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (iii) the expiration of ninety (90) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future applicable Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such ninety (90) day period.

“Bankruptcy Event of Default” is defined in Section 8.01(b).

“Business Day” means any day (other than a Saturday or Sunday) on which banks in Louisiana and New Jersey are not authorized or required by law to be closed.

“CAUSA Operator” means CRC and any successor CAUSA operator appointed by CRSC.

“Chalmette Refinery” is defined in Recital B.

“Chalmette Refinery Improvements” is defined in Recital B.

“Chalmette Refinery Change in Control” means the occurrence of any of the following events which result in a change of Control: (i) an acquisition of CRC and CRSC by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of such Person), or (ii) a sale of all or substantially all of the assets comprising the Chalmette, Louisiana refinery and the assets owned by CRSC.

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Closure/Relocation Notice” is defined in Section 6.02.

“Commencement Date means the first day of  the month in which Mechanical Completion of the first Phase of the Renewable Diesel Facility occurs.

3

“Common Use Assets” is defined in Recital B.

“Confidential Information” means all information received by a Party regarding the operations of another Party, including without limitation, confidential pricing, cost data, customer lists, contract terms, and other commercially or operationally information.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Effective Date, by and among JVC, PBF Member, and Eni Member, as amended from time to time.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests in such Person having voting rights, whether by contract or otherwise.

“Control Room” is defined in Exhibit A.

“Cooling Water Supply/Return System” is defined in Exhibit A.

“CRC” is defined in the Preamble.

“CRC Event of Default” is defined in Section 8.01(d).

“CRC Expense Allocation” is defined in Section 7.01.

“CRC Fee Land” means those parcels of land located in St. Bernard Parish, Louisiana within the boundaries of the Chalmette Refinery owned by CRC including those parcels of land described on Exhibit B-1.

“CRC Fee Land Owner” means the then-current owner or owners of the CRC Fee Land, which, as of the Effective Date, is CRC.

“CRC Operations” is defined in Recital B.

“CRC Service Specifications” mean those initial quality and type specifications for the Services described on Exhibit C-1, as modified pursuant to Section 4.02.

“CRC Services” is defined in Recital B.

“CRSC Event of Default” is defined in Section 8.01(b).

4

“CRSC Fee Land” means those parcels of land located in St. Bernard Parish, Louisiana located within the boundaries of the Chalmette Refinery owned by CRSC including those parcels of land described on Exhibit B-2.

“CRSC Fee Land Owner” means the then-current owner or owners of the CRSC Fee Land, which, as of the Effective Date, is CRSC.

“CRSC” is defined in the Preamble.

“Default Rate” means the lesser of the prime rate (as published in the “Money Rates” column of The Wall Street Journal, or if such rate is no longer published the successor rate reasonably determined by Operator) plus 300 basis points, or the maximum rate allowed by law.

“Default Servitudes” means, collectively, those Servitudes granted on Exhibit D.

“Defaulting Party” is defined in Section 8.02.

“Disclosing Party” is defined in Section 15.01.

“Dispute” is defined in Section 14.02(a).

“Dispute Notice” is defined in Section 14.02(b).

“Dispute Response” is defined in Section 14.02(c).

“Disputed Amount” is defined in Section 7.05.

“Distributed Control System” is defined in Exhibit A.

“Drainage System” is defined in Exhibit A.

“Dock Facilities” means, collectively, the Dock 4 Facility and the Dock 6 Facility.

“Dock 4 Facility” is defined in Exhibit A.

“Dock 6 Facility” is defined in Exhibit A.

“Effective Date” is defined in the Preamble.

“Electrical Distribution System” is defined in Exhibit A.

“Emergency” is a sudden or unexpected event which causes, or imminently risks causing, (i) damage to any of the Common Use Assets or by the Common Use Assets to adjoining property, (ii) death of or injury to any Person, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (iv) material and unforeseen non-compliance with any applicable Law, in each case, which event is of such a nature that a response is required immediately. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

5

“Emergency Expenditure” means any cost or expense made by CRSC in connection with an Emergency.

“Encumbrance” means a mortgage, Lien, pledge, charge or other encumbrance.

“Eni Member” has the meaning set forth in the LLC Agreement.

“Event of Default” is defined in Section 8.01.

“Exercise Event” means any of the events listed in Section 13.02.

“Exercise Notice” is defined in Section 13.03(a).

“Expense Allocation” and “Expense Allocations” are defined in Section 7.01.

“Facilities Construction Management Agreement” means that certain Construction Management Agreement by and between CRC and JVC, dated as of the Effective Date, for the design and construction of the of the Renewable Diesel Plant, as amended from time to time.

“Facilities Map” means the Facilities Map attached hereto as Exhibit E-1 depicting the Common Use Assets, the Chalmette Refinery and the Renewable Diesel Plant, together with any subsequent amendments or modifications thereto which has been approved in accordance with the provisions of this Agreement.

“Facility” means each of the Chalmette Refinery and the Renewable Diesel Plant, as the case may be, and “Facilities” mean the Chalmette Refinery and the Renewable Diesel Plant collectively.

“Fair Market Value” means, with respect to any asset, the price at which a willing seller would sell, and a willing buyer would buy, the asset, free and clear of all Encumbrances, in an arms’ length transaction for cash, without time constraints and without being under any compulsion to buy or sell.

“Fee Land” means CRC Fee Land, CRSC Fee Land, or JVC Fee Land.

“Feedstock Lines” shall mean those facilities and systems for the transmission or other provision of ethane, oxygen, nitrogen, natural gas, methane and other feedstock components used in the operation of the Facilities.

“Firewater Supply System” is defined in Exhibit A.

“Fisher Lease” means Act of Lease with Option to Purchase by Harry M. Fisher, Jr. et al, recorded COB 231, Folio 397, Entry No. 197640, St. Bernard Parish, and amended by Amendment to Act of Lease with Option to Purchase dated September 1, 2009 recorded August 20, 2009 at File# 534806 COB 969, page 736, official records of St. Bernard Parish, Louisiana.

“Fisher Lease Land” means those certain parcels of land located in St. Bernard Parish, Louisiana, which are described on Exhibit B-5 leased to CRC under the Fisher Lease.

6

“Fisher Sublease” means that certain Sublease, dated as of the Effective Date, between CRC and JVC, pursuant to which CRC has subleased to JVC the Fisher Sublease Land.

“Fisher Sublease Land” means a portion of the Fisher Lease Land which is described on Exhibit B-7.

“Fisher Sublessee” means the then-current sublessee under the Fisher Sublease, which, as of the Effective Date, is JVC.

“Flare System” is defined in Exhibit A.

“Force Majeure Event” means any act, event, circumstance or combination of the foregoing that is not reasonably within the control of, and that prevents, interferes with, or delays the performance by, a Party (in whole or in part) of any of its obligations under this Agreement, including but not limited to events such as: breakdown of machinery or equipment, fire, explosions, hurricane, inclement weather, war (whether declared or not), riot, revolution, insurrection, pandemic, civil disturbance, act of the public enemy, blockade, general labor disturbance or strike, compliance with a request or order of any Governmental Authority having jurisdiction over the matter at issue (including, without limitation, if applicable, EPA and OSHA), or shortage in raw material, transportation, power or manufacturing capacity from the Party’s then-contemplated source of supply, in all cases, to the extent that the relevant event is not caused by acts or omissions of the Party (or any of its Affiliates) invoking the Force Majeure Event or is not the result of a breach of such Party’s obligations under this Agreement.

“Gore Lease” means that certain Lease Agreement from Susan Gore and Karen Gore to CRC, dated July 23, 1980, recorded September 14, 1983 at COB 231, Folio 353, Entry No. 197636, as amended by Amendment of Lease dated August 24, 1983, recorded September 14, 1983 at COB 231, Folio 362, Entry No. 197637, St. Bernard Parish.

“Gore Lease Land” means those certain parcels of land located in St. Bernard Parish, Louisiana, which are described on Exhibit B-4 leased to CRC under the Gore Lease.

“Gore Sublease” means that certain Sublease, dated as of the Effective Date, between CRC and JVC, pursuant to which CRC has subleased to JVC the Gore Sublease Land.

“Gore Sublease Land” means a portion of the Gore Lease Land which is described on Exhibit B-6.

“Gore Sublessee” means the then-current sublessee under the Gore Sublease, which, as of the Effective Date, is JVC.

“Governmental Authority” means any Federal, State, local, municipal, tribal, or other government; any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

7

“Grantee” means a Party, in its capacity as the owner of the dominant estate (which may be either or both of a Parcel and the Improvements located on it) benefitted by a Servitude granted under this Agreement. To the extent that a Servitude constitutes a personal servitude of right of use instead of a predial servitude, the term “Grantee” means the beneficiary of the Servitude.

“Grantee Parties” means a Grantee, together with its agents, employees, contractors, subcontractors, licensees, lessees, sublessees, permittees and invitees.

“Grantor” means a Party in its capacity as the owner of the Common Use Assets forming the servient estate burdened by a Servitude granted under this Agreement.

“Gross Negligence” shall have the meaning as determined under Louisiana law.

“Ground Leases” means, collectively, the Gore Ground Lease and the Fisher Ground Lease.

“H2S Treatment System” is defined in Exhibit A.

“Improvements” means, collectively, the RD Plant Improvements, the Chalmette Refinery Improvements, and the Common Assets.

“Invoiced Party” is defined in Section 7.05.

“JVC” is defined in the Preamble.

“JVC Event of Default” is defined in Section 8.01(c).

“JVC Expense Allocation” is defined in Section 7.01.

“JVC Fee Land” means those parcels of land located in St. Bernard Parish, Louisiana within the boundaries of the Chalmette Refinery owned by JVC including those parcels of land described on Exhibit B-3.

“JVC Fee Land Owner” means the then-current owner or owners of JVC Fee Land, which, as of the Effective Date, is JVC.

“JVC Operating Agreement” is defined in Recital E.

“JVC Operations” is defined in Recital B.

“JVC Operator” means the Operator of JVC Operations pursuant to JVC Operating Agreement.

“JVC Properties” means, collectively, JVC Fee Land, the Gore Sublease Land and the Fisher Sublease Land.

“JVC Services” is defined in Recital C.

“JVC Service Specifications” mean those initial quality and type specifications for the Services described on Exhibit C-2, as modified pursuant to Section 4.02.

8

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” means, collectively, the Ground Leases and the Subleases.

“Liabilities” means any and all payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise, in each case, subject to the provisions of Section 9.01(a).

“Liability Cap” means $10,000,000.

“Lien” means any mortgage, pledge, security interest, lien or other encumbrance of any kind.

“Light-Ends Recovery Plant” is defined in Exhibit A.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, among JVC, PBF Member, and Eni Member, as amended from time to time.

“Metering Equipment” is defined in Exhibit A.

“Mechanical Completion” is defined in the Facilities Construction Management Agreement.

“Negotiation Period” is defined in Section 14.02(c).

“Non-Defaulting Party” is defined in Section 8.02.

“Objection Notice” is defined in Section 6.02.

“Omnibus Agreement” means that certain Omnibus Corporate Services Agreement, dated as of the Effective Date, by and between Owner and PBF Holding Company LLC, as amended from time to time.

“Operations and Maintenance Expenses” means all costs and expenses, without markup, made or incurred in connection with or relating to the operation, maintenance, alteration or reconstruction of each Common Use Asset, including any capital expenditures to repair or replace such Common Use Asset.

“Option Period” is defined in Section 13.01.

“Owner” means either CRC or JVC, and “Owners” means, collectively, CRC and JVC.

“Parcel” shall mean each of the separate legal lots of record comprising the Property.

9

“Party” and “Parties” are defined in the Preamble.

“PBF Member” is defined in Recital A.

“Permanent Facilities Shutdown” is defined in Section 13.02(a).

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, limited liability partnership, trust, unincorporated organization, estate, Governmental Authority or any department or agency thereof or any other entity.

“Phase” is defined in the Facilities Construction Management Agreement.

“Pipe Racks” is defined in Exhibit A.

“Plant & Instrument Air System” is defined in Exhibit A.

“Property” means, collectively, the CRC Fee Land, JVC Fee Land, the CRSC Fee Land, the Gore Sublease Land, and the Fisher Sublease Land.

“Prudent Industry Practice” means any of the practices, methods, techniques and standards that are generally accepted in the petroleum refining industry in the US Gulf Coast region of United States for use in connection with the operation and maintenance of refinery assets of similar size and type as the Chalmette Refinery or that could be expected to achieve the intended result based on facts known at the time, with due consideration for applicable Laws, reliability, safety, environmental protection, economy and expediency.  Prudent Industry Practice does not require the optimum practice or method to the exclusion of others, but rather refers to commonly used and reasonable practices and methods.

“Purchase Option” is defined in Section 13.02(a).

“RD Plant Improvements” is defined in Recital B.

“Receiving Party” is defined in Section 15.01.

“Refinery Slop System” is defined in Exhibit A.

“Renewable Diesel Plant” is defined in Recital B.

“Representative” is defined in Section 16.18.

“Reserved Rights” is defined in Section 5.03(f).

“Sanctioned Person” means any person with whom dealings are prohibited or otherwise result in exposure to punitive measures under any Sanctions.

“Sanctions” means economic and financial sanctions administered or enforced by the United States of America, the United Nations, the United Kingdom, the European Union or any governmental or regulatory authority, institution or agency of any of the foregoing including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control or the United States Department of State (including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, and the European Union and His Majesty’s Treasury.

10

“Service Allocation” is defined in Section 4.04.

“Service Specifications” is defined in Section 4.02.

“Services” mean those utilities and services described on Exhibit F.

“Services Term” is defined in Section 2.01.

“Servitudes” mean, collectively, the Default Servitudes, the servitudes granted under Section 5.01, and the rights of access granted by the provisions of Section 5.03(b).

“Servitudes by Destination” is defined in Section 5.02(a).

“Shutdown Notice” is defined in Section 13.02(a).

“Sour Water Treatment System” is defined in Exhibit A.

“Steam Condensate System” is defined in Exhibit A.

“Steam Supply System” is defined in Exhibit A.

“Subleases” means, collectively, the Gore Sublease and the Fisher Sublease.

“Sublessee” means, collectively, the Gore Sublessee and the Fisher Sublessee, which, as of the Effective Date, is JVC.

“Subscription Agreement” is defined in Recital A.

“Term” is defined in Section 2.01.

“Ultimate Parent” shall mean, with respect to (i) CRC or CRSC, PBF Energy Inc., a Delaware corporation  and (ii) JVC, any Person hereinafter acquiring Control over JVC and that has no other Person that Controls it (with the Parties acknowledging that, as of the Effective Date, JVC has no Ultimate Parent).

“Unrepaired Casualty Event” is defined in Section 6.03.

“Utility Facilities” is defined in Exhibit A.

“Variable Operating Costs” is defined in Section 7.02.

“Waste Gas Recovery System” is defined in Exhibit A.

“Wastewater Treatment System” is defined in Exhibit A.

11

“Waste Facilities” means the Wastewater Treatment System  and any existing or future pumps and piping systems required to convey Waste Products from a Parcel to the Waste Water Treatment Facility as depicted on the Facilities Map (Wastewater) attached hereto as Exhibit B-6.

“Waste Products” means products generated by an Owner during operation, cleaning and maintenance of equipment on Owner’s Property other than storm water.

“Water Supply System” is defined in Exhibit A.

“Willful Misconduct” means an act or omission taken with intentional or conscious knowledge of the harmful consequences of such act or omission to a Person or its property or personnel.

Section 1.02          Other Defined Terms. Other defined terms are set forth in the Exhibits.

Section 1.03          Interpretation.  All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  All references to Sections and Articles refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, and the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation.”  The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state.  All references to “$” or “dollars” shall be deemed references to U.S. Dollars.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.  Unless explicitly provided to the contrary, the word “or” when used in a list shall not indicate that the listed items are exclusive of each other. References to any Law, contract, agreement, or other instrument shall mean such Law, contract, agreement, or other instrument as it may be amended, restated, supplemented, modified, or replaced from time to time.  References to any Person shall include such Person’s successors and permitted assigns.  The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if.” In the event that any provision of this Agreement contemplates a calculation that is to be made with respect to a given calendar period (for example, monthly, quarterly, annually), then in the event such calculation is nonetheless required to be made at a time when the required period is not complete (for example, if an entire Calendar Year is not completed at the time such calculation is to be made), then an appropriate adjustment shall be made in making such calculation for the portion of that calendar period that has then actually lapsed.

12

Article II.

TERM; COMMON USE ASSETS AND SERVICES

Section 2.01          Term.  This agreement shall commence on the Effective Date and continue (i) in the case of the Servitudes, in perpetuity, and (ii) in the case of the Parties’ other rights and obligations under this Agreement with respect to CRSC’s provision of the Services, for an initial period ending on the twenty-fifth (25th) anniversary of the Effective Date (the “Services Term” and together with (i) the “Term”). Each Owner shall have an independent right to extend the Services Term  for up to three (3) additional periods of twenty-five (25) years. Each Owner wishing to exercise such extension shall deliver a written notice (in the agreed form) to CRC at least one (1) year prior to the then-current expiration date of the Services Term. In the event that only one Owner elects to renew for a given Services Term, such Owner shall pay all fees and expenses contemplated to be paid by all Owners under this Agreement.  An Owner may only renew the Services Term without the consent of CRSC if no Event of Default then exists with respect to the renewing Owner at such time.

Section 2.02          Cooperation of Parties Generally.  During the Term, each Party shall work together with the other Parties in good faith and fair dealing using commercially reasonable efforts in order to carry out the provisions and intent of this Agreement and otherwise take all commercially reasonable steps and perform all commercially reasonable actions necessary to accomplish the intent of this Agreement, including the coordination of the interconnection of the Common Use Assets with the Facilities.

Section 2.03          Provision of Services.  Subject to payment of the fees and expenses required hereunder in Article VII, Section 4.06, and subject to any Permanent Facilities Shutdown, CRSC shall use the Common Use Assets to provide, in accordance with this Agreement’s terms: (i) the Services for the benefit of CRC in connection with the CRC Operations, and (ii) the Services for the benefit of JVC in connection with JVC Operations.  The Common Use Assets and the Services shall be provided only for the purposes of the CRC Operations and JVC Operations as set forth in this Agreement.

Article III.

OWNERSHIP AND OPERATION OF COMMON USE ASSETS

Section 3.01          Ownership of Common Use Assets. CRC and JVC agree that all of the Common Use Assets, whether located on CRSC Fee Land, CRC Fee Land, or JVC Fee Land, are owned by CRSC. CRSC acknowledges and agrees that fixtures, equipment, goods and inventory owned by CRC or JVC, as the case may be, may be installed, placed or stored in a Common Use Asset by such Person pursuant to this Agreement and shall at all times remain the property of such Person provided that such installation, placement or storage shall not impose, or result in the imposition of, any Liens on the property of CRSC or any other Party.  Likewise, any Lien existing or created on the property of CRSC or any other Party shall not impose, or result in the imposition of,  any Liens on the fixtures, equipment, goods and inventory owned by CRC or JVC and installed, placed or stored in a Common Use Asset.  In the event any a Lien is filed on the fixtures, equipment, goods or inventory of JVC or CRC wherein said Lien arises out of the activities of CRSC, CRSC shall, within thirty (30) days following written notice from JVC or CRC, discharge of record, by bond or otherwise, any such Liens.

13

Section 3.02          Connections to Common Use Assets.  CRSC shall cause the CAUSA Operator to maintain all of the existing connections and interfaces between CRC and the Common Use Assets.  CRC shall be responsible for constructing and maintaining at its own expense any additional connections or interfaces between CRC and the Common Use Assets, as the same may be required from time to time to receive the CRC Services.  In accordance with the Facilities Construction Management Agreement, JVC shall construct and, pursuant to the JVC Operating Agreement, JVC shall cause JVC Operator to maintain, at JVC’s expense, any and all connections and interfaces deemed necessary by JVC to connect to the Common Use Assets to receive the JVC Services.

Section 3.03          Undertakings of CRSC and CAUSA Operator.  In performing the Services and the activities under this Agreement, each of CRSC and CAUSA Operator undertakes to:

(a)	comply with all the applicable Laws, including the applicable Anti-Corruption Laws and Anti-Money Laundering Laws and Sanctions,;

(b)	accurately and transparently record in the respective accounting books any sums received or paid in relation to the activities and the Services under this Agreement;

(c)
maintain, for the entire duration of this Agreement, an effective and suitable Anti-Corruption Compliance Program in compliance with the Anti-Corruption Laws, Anti-Money Laundering Laws, and/or Sanctions, and regularly control and monitor implementation and efficacy thereof;

(d)	report to the other Parties of any change in any information provided to the Parties before entering of this Agreement, including any Chalmette Refinery Change in Control;

(e)	report to the other Parties any request or demand for any undue payment of money or other benefits received by any of CRSC and CAUSA Operator in connection with the performance of this Agreement; and

(f)
ensure compliance with CRSC and CAUSA Operator’s procurement policies (relating to skills and qualifications) and counterparty vetting policies (which include appropriate third party checks) relating to the engagement of third parties  who will possibly perform the activities and Services under this Agreement. In this case such activities and Services shall be performed by these third parties only on the basis of a contract duly executed that imposes obligations and commitments with reference to compliance with the applicable Anti-Corruption Laws.

14

Article IV.

PROVISION OF SERVICES

Section 4.01          Specifications.

(a)
During the Term and following completion of the work required by Section 3.02 and subject to any Permanent Facilities Shutdown, CRSC shall supply the Services on a continuing basis, through Common Use Assets, to JVC for its Facility in accordance with this Agreement and JVC Service Specifications.

(b)
During the Term and following completion of the work required by Section 3.02 and subject to any Permanent Facilities Shutdown, CRSC shall supply the Services on a continuing basis, through Common Use Assets, to CRC for its Facility in accordance with this Agreement and the CRC Service Specifications.

Section 4.02          Modification of the Service Specifications.  Each of CRC and JVC may propose modifications of its Service Specifications by written notice to CRSC setting forth the proposed modification and the proposed schedule for its implementation.  CRSC shall consider any such proposal in good faith, but (i) CRSC is not required to implement the proposal that is not in accordance with Prudent Industry Practice or that requires CRC or JVC, without, respectively, JVC’s or CRC’s consent, to receive a lesser standard or quality of CRC Services or of JVC Services, and (ii) CRSC may charge to Owner requesting the modification for any incremental costs incurred to implement the proposal to the extent such incremental costs have been approved by CRC or JVC, as the case may be, such approval not to be unreasonably withheld or delayed.  References to “Service Specifications” mean the CRC Service Specifications and JVC Service Specifications as modified pursuant to this Section.

Section 4.03          Delivery.  Delivery of the Services shall occur (i) to the extent such Service is metered and is a Service delivered to CRC or JVC, as applicable, at such Party’s Facility, at the location where such meter is located, (ii) to the extent such Service is not metered and is a Service delivered to CRC or JVC, as applicable, at such Party’s Facility, at the location where the applicable Common Use Assets are connected to the Facility, or (iii) if the Service is provided on the CRSC Fee Land, on the CRSC Fee Land.  To the extent that the Services are delivered to either CRC or JVC, as applicable, at such Party’s Facility, CRSC has no responsibility for the quality or quantity of such Service after its point of delivery.

Section 4.04          Service Allocations.  Exhibit C-3 sets forth the quantity of Services to be allocated to JVC for JVC Operations and to CRC for CRC Operations on a monthly basis and as estimated on the Effective Date (the “Service Allocations”).

Section 4.05          Service Usage Monitoring, Measurement, and Calibration. If Services or use of Common Use Assets is metered, CRSC shall follow the metering requirements on Exhibit G.  CRSC shall keep, or cause to be kept, complete and accurate records relating to the metering of any Services and the Common Use Assets which are invoiced to Owners based upon metered quantities and shall promptly correct any errors in the accuracy of the metering of such Services and Common Use Assets which are discovered by CRSC.  Owners, or either of them, shall have the right to inspect and audit CRSC’s metering measurements of any Service and Common Use Assets upon reasonable notice and during normal business hours.

Section 4.06          Allocation Priority.  To the extent that CRSC cannot provide Owners their respective Service Allocations and related access to the Common Use Assets, any shortfall in the availability of Services and related access to the Common Assets shall be shared pro-rata between Owners according to their respective Service Allocations.

15

In case of any lack  or shortfall of any Services provided by CRSC to Owners the first criteria for allocation will be based on the safety of personnel, equipment and the environment.  The second criteria will be based on economics: CRSC and Owners will agree how to manage the event in good faith and without unbalancing advantages/disadvantages for Owners.

Section 4.07          Performance Standard.

Each of CRSC and CAUSA Operator shall perform the Services to be provided to Owner hereunder:

(i)	in accordance with all applicable Laws, Permits, and other requirements of Governmental Authorities, as well as with CRSC operating procedures in force from time to time,

(ii)	in accordance with the requirements set forth in this Agreement, and

(iii)	consistent in nature and quality and with the degree of care that would be exercised by a reasonably prudent provider of similar services in accordance with prudent industry standards

(collectively, the “Performance Standard”).

EXCEPT AS PROVIDED IN THIS AGREEMENT, CRC, CRSC AND CAUSA OPERATOR DO NOT MAKE, WITH REGARD THE SERVICES TO BE PROVIDED HEREUNDER, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND HEREBY DISCLAIMS, ANY WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES PROVIDED HEREUNDER, INCLUDING NO WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article V.

GRANT OF SERVITUDES

Section 5.01          Grant of Servitudes. Upon the terms and subject to the conditions described herein:

(a)
JVC, as the current JVC Fee Land Owner, hereby grants in favor of CRSC, the CRSC Fee Land and the Common Use Assets, the right to access and use portions of JVC Fee Land and certain of the Common Use Assets located thereon, on the terms and conditions set forth on Exhibit H-1.

(b)
JVC, as the current Gore Sublessee, hereby grants in favor of CRSC, the CRSC Fee Land Owner, the CRSC Fee Land and the Common Use Assets, the right to access and use portions of the Gore Sublease Land and certain of the Common Use Assets located thereon, on the terms and conditions set forth on Exhibit H-2.

16

(c)
JVC, as the current Fisher Sublessee, hereby grants in favor of CRSC, the CRSC Fee Land Owner, the CRSC Fee Land and the Common Use Assets, the right to access and use portions of the Fisher Sublease Land and certain of the Common Use Assets located thereon, on the terms and conditions set forth on Exhibit H-3.

(d)
CRC, as the current CRC Fee Land Owner and as the current lessee of the Gore Lease Land and the Fisher Lease Land, hereby grants in favor of CRSC, the CRSC Fee Land Owner, the CRSC Fee Land and the Common Use Assets, the right to access and use portions of the CRC Fee Land, the Gore Lease Land, the Fisher Lease Land and the Common Use Assets located thereon, on the terms and conditions set forth on Exhibit H-4.

(e)
CRSC hereby grants in favor of each Owner each Owner’s respective Fee Land, the Default Servitudes over all of the CRSC Fee Land and Common Use Assets, whether such Common Use Assets are located on CRSC Fee Land, JVC Fee Land or CRC Fee Land.

(f)	JVC, as current owner of JVC Fee Land, hereby grants in favor CRC Fee Land Owner and the CRC Fee Land, the Default Servitudes over all of JVC Fee Land and Common Use Assets located thereon.

(g)	CRC, as current owner of the CRC Fee Land, hereby grants in favor JVC Fee Land Owner and JVC Fee Land, the Default Servitudes over all of the CRC Fee Land and Common Use Assets located thereon.

Section 5.02          Nature and Duration of Servitudes.

(a)
To the extent that a Servitude burdens a corporeal immovable owned by the Grantor and benefits a corporeal immovable owned by the same Grantor as of the Effective Date, it is intended to constitute a perpetual predial servitude by destination of owner pursuant to the provisions of Louisiana Civil Code article 741. For ease of reference, the Servitudes described in this Section 5.02(a) are collectively referred to as the “Servitudes by Destination”.

(b)	To the extent that any Servitude burdens a corporeal immovable and benefits a corporeal immovable, those Servitudes are intended to be predial servitudes.

(c)
In any event, to the extent that a Servitude may not constitute a predial servitude as a matter of Law, then it is intended by the Parties to be a personal servitude of right of use burdening the applicable portion of the Grantor’s property and benefitting the applicable Grantee.

(d)
The Servitudes are intended to be perpetual (although, if the servient estate is a leasehold, then the Servitude is intended to remain in effect for a term co-extensive with the term of the applicable Ground Lease or Sublease).

Section 5.03          Use of Servitudes.

(a)	Each Grantee’s applicable Servitude rights may be used by the Grantee and, as determined by the Grantee, its Grantee Parties.

17

(b)
Each Servitude includes the right of access by the Grantee and its Grantee Parties across the Grantor’s Parcel as necessary to enjoy the rights conferred by the Servitude; provided, however, a Grantor may (i) establish reasonable rules, regulations and security procedures governing pedestrian and vehicular passage upon such Grantor’s Parcel, and (ii) limit what roadways, driveways, curb cuts, walkways, and sidewalks on such Owner’s Parcel are used pursuant to such right of access, provided such limitations do not unreasonably interfere with the exercise of the Servitude.  Each Grantor agrees not to establish, issue or enforce any such rules, procedures or instructions so as to discriminate against any Grantee in such Grantee’s exercise of its Servitudes as contemplated by this Agreement.

(c)
Each Grantee Party’s use of Servitude rights shall be undertaken in a manner that does not unreasonably interfere with any other Grantee’s or the Grantor’s use of the burdened Parcel. Each Grantee Party’s use of Servitude rights shall be subject to all applicable limitations on such use by applicable Laws.

(d)
Each Party performing any maintenance or other work on another’s Parcel pursuant to the rights granted herein shall (i) perform such work in accordance with all applicable Laws and Prudent Industry Practices and in a good and workmanlike manner, (ii) maintain appropriate and adequate workers’ compensation, liability and builders’ risk insurance in accordance with this Agreement, and (iii) in connection with any such work, restore the areas affected thereby to as close to the condition that existed prior to the performance of such work as is reasonably possible. Without limiting the foregoing, any damage to a Parcel or any Improvements located thereon resulting from the exercise of any right or privilege afforded hereunder shall be promptly repaired at the expense of the Party on whose behalf the right or privilege was exercised.

(e)
No Grantee shall have the power or authority to create any Lien or allow any Lien to attach to the property of any Grantor, and all suppliers, contractors, mechanics, laborers and other persons contracting with a Grantee to perform work or supply materials required or allowed hereunder shall be so notified in writing. If any mechanic’s or other Lien shall at any time be filed against the property of a Grantor by a Person claiming by or through a Grantee, the Grantee through whom the claim is filed shall cause the same to be discharged of record within thirty (30) days after receipt of notice thereof. Except for routine repairs and replacements, no Party shall perform any capital improvements on the Parcel of another pursuant to the Servitudes without complying with all requirements of the Louisiana Private Works Act, La. R.S. §§ 9:4801 et seq., to place third parties on notice that the Grantor is not an “owner” within the meaning of the Louisiana Private Works Act.  Nothing contained herein shall prevent any Party from granting other servitudes or rights of way to third parties in connection with the ownership, leasing, maintenance, management or operation of its Parcel and its Improvements, so long as those servitudes or rights of way do not interfere with the rights of a Grantee under any of the Servitudes created under this Agreement or CSRC’s provision of the Services and access to the Common Use Assets as required by this Agreement.

18

(f)
Except as otherwise provided in this Agreement, each Grantor shall retain, reserve and continue to enjoy the use of its Parcel and the Improvements located on it, including the right to construct additional Improvements and to grant servitudes or rights of way to third parties as contemplated by Section 5.03(e) (collectively, the “Reserved Rights”), provided that the exercise of the Reserved Rights does not materially interfere with the enjoyment by each Grantee of the Servitudes created under this Agreement or CSRC’s provision of the Services and access to the Common Use Assets as required by this Agreement.

Section 5.04          No Public Dedication. Nothing herein shall create a gift or dedication to the public of, or otherwise create any rights of the public in, any portion of the CRSC Fee Land, CRC Fee Land, JVC Properties, or in any of the Improvements located thereon. Notwithstanding any other provision hereof to the contrary, each Grantor periodically may restrict ingress and egress on its Parcel in order to prevent a prescriptive servitude from arising by continued public use of same; provided that: (a) any restriction on ingress or egress (i) shall be limited to the minimum time period necessary under applicable Law to prevent a gift, dedication, creation of a prescriptive servitude or other right, and (ii) shall occur at such times as to have minimum effect on the Grantee’s rights under its Servitudes and/or the operations of the Grantee’s Facility; and (b) the Grantor undertaking such a restriction (i) gives each affected Owner advance written notice as is reasonable under the circumstances and (ii) to the extent feasible, considers input from each affect Owner in scheduling such restriction on ingress and egress.

Section 5.05          Non-Use. At the request of any Grantee, the Grantor shall execute such documents as may reasonably be necessary to prevent the lapse of any of the Servitudes granted hereunder for non-use. A use of a part or a portion of a Servitude shall constitute a use of the entire Servitude.

Section 5.06          Alternate Servitudes and Access.  If any Grantee, its contractors, subcontractors, vendors, and other permittees or invitees are unable to use to any of the access Servitudes granted hereunder, the Grantor will designate an alternative access gate or route.  Where any Servitude is impaired by subsequent circumstances through no fault of Grantor or Grantee hereunder, or the event that a Party should need to move a Servitude for the purpose of making improvements or modifications to the burdened estate or the physical plant located on its real property, the Parties will cooperate in good faith to relocate such servitudes and to amend this Agreement accordingly.  The costs of relocating any Servitude under such circumstances will be borne by the Party requesting such relocation.

Section 5.07          No Servitude Termination.

(a)
Failure to Perform.  The Parties hereby agree that, notwithstanding anything contained herein to the contrary, the failure, or alleged failure, of any Party to perform any or all of its respective obligations under, or to observe any of its covenants or agreements contained in, this Agreement shall never serve or be used or claimed as a ground for claiming or declaring that the Servitudes herein agreed upon, or any of them, have terminated or are terminable by any Party, it being understood and agreed that none of such obligations, covenants or agreements is a condition to the continued use and enjoyment of such Servitudes in accordance herewith and that any losses and damages suffered either by any Party arising out of any such breach of or failure to observe any or all of such obligations, covenants and agreement shall entitle the injured party to all available remedies, except the remedy of terminating said Servitudes, in whole or in part, which remedy is hereby waived and released.

19

(b)
Noninterference with Operations.  No Party shall, at any time, erect or construct, or cause or permit to be erected or constructed, any fences, walls or other barriers that in any manner interfere with or restrict the full and complete use and enjoyment by the other Parties of the Servitudes herein granted.

(c)
Successor and Assigns.  Each and all of the provisions contained in this Agreement (i) are made as an appurtenance for the benefit of the respective  real properties held by the Parties; (ii) will create mutual predial servitudes upon the respective real properties of the Parties and will be covenants running with the land; and (iii) will bind every person having any fee, leasehold, or other interest in any portion of such respective properties to the extent that such portion is affected by any term, covenant, or provision set forth in this Agreement.

Section 5.08          Exclusive Servitudes.  To the extent a Servitude is described in this Agreement as “exclusive” to a Grantee, that Grantee shall have exclusive use and possession of such Servitude area, and there shall be no right of use in, or ingress to or egress from, said Servitude area by any other Party, except as may be agreed to in writing by and between the Parties.

Article VI.

MAINTENANCE OF THE COMMON USE ASSETS; REPAIR

Section 6.01          Maintenance of the Common Use Assets.  Subject to Section 6.03, CRSC shall maintain or shall cause the CAUSA Operator to (i) maintain, the Common Use Assets in accordance with Prudent Industry Practice and in compliance with applicable Laws, and (ii) provide the Services on a continuing basis (including start-up/shut-down and transient phases), consistent with its  maintenance and turnaround schedule and in accordance with the Performance Standards. The maintenance obligations under this Section 6.01 shall include, without limitation, the provision of routine custodial services and the repair and replacement of all equipment and improvements comprising the Common Use Assets as reasonably determined by CRSC or CAUSA Operator; provided, however, that any equipment or improvements placed on a Common Use Asset owned by another Person (in all respects subject to the terms and conditions of this Agreement) shall be maintained by such other Person.

Section 6.02          Alterations/Relocations.

(a)
Except as required for maintenance in accordance with Section 6.01, as contemplated by  Section 6.02 or as authorized by  or as a result of a casualty event, CRSC shall not alter, demolish or remove all or any portion of any Common Use Asset in a manner which would interfere with or preclude the use of the Servitude rights and Services due either CRC or JVC hereunder, without the prior consent of such Party having been given or deemed given in accordance with the provisions of this Section 6.02.  For avoidance of doubt, CRSC (or the CAUSA Operator) shall, upon written notice to Owners, have the right to make material and/or non-routine repairs and alterations permitted or required under this Agreement without the consent of either CRC or JVC if and to the extent such repairs and alterations do not  interfere with or preclude the use of the Servitude rights and/or the provision of the Services to any of CRC and/or JVC.

20

(b)
So long as it complies with the requirements of this Section, CRSC shall have the right, by giving each other Party advanced written notice as soon as reasonably practicable, (i) to temporarily close or shut down a Common Use Asset as reasonably necessary to make repairs permitted or required under this Agreement or required under applicable Law; or (ii) alter or relocate any Common Use Asset, at its sole cost and expense, unless such expense is an Operations and Maintenance Expense, in which event such cost and expense shall be allocated between CRC and JVC as otherwise set forth in this Agreement.  Notwithstanding the foregoing, however, CRSC may temporarily shut down a Common Use Asset for repairs or alterations, or alter, relocate, demolish or remove any Common Use Asset, without the consent of the other Parties and without the need of an ADVANCE notice but always informing each other Party as soon as reasonably practicable:

(x) if such temporary closure, or repair, alteration, demolition or removal, is required under Prudent Industry Practice or applicable Law, and CRSC, to the extent feasible, considers input from each other Party in scheduling such closure or alteration, relocation, demolition or removal; or

(y) if such temporary closure, or alteration, relocation, demolition or removal, would not, in any instance or in the aggregate, (I)  materially interfere with or preclude the use of the Common Use Assets and delivery of the Services to CRC and JVC hereunder, or (II) interrupt operations at either Facility.

(c)
Except as otherwise provided in Section 6.02(b) above, at least sixty (60) days before effecting a closure, alteration, relocation, demolition or removal pursuant to the provisions of this Section 6.02, CRSC shall first give each Owner a notice describing the proposed closure, alteration, relocation, demolition or removal in reasonable detail and including, as appropriate, detailed plans therefor, including (i) the Common Use Asset that CRSC proposes to close, alter, relocate, demolish or remove, (ii) the timing for the closure, alteration, relocation, demolition or removal, as the case may be, (iii) the timing for any related construction, and (iv) whether such proposed closure, alteration, relocation, demolition or removal is required by applicable Law (a “Closure/Relocation Notice”). An Owner shall be obligated to approve CRSC’s request, so long as the closure, alteration, relocation, demolition or removal described in the Closure/Relocation Notice would not be expected to interfere with Owner’s operation of its Facility. If an Owner reasonably determines that the closure, alteration, relocation, demolition or removal described in the Closure/Relocation Notice would interfere with Owner’s operation of its Facility, Owner may give CRSC written notice of its determination, including a reasonable description of Owner’s reasons therefor (an “Objection Notice”) within fifteen (15) days after the Closure/Relocation Notice is deemed given in accordance with the provisions of Section 16.08.  If an Owner does not give a timely Objection Notice, then the proposed closure, alteration, relocation, demolition or removal including the resulting relocated Common Use Assets associated therewith, will be deemed approved by Owner. If an Owner responds to the Closure/Relocation Notice by an Objection Notice given within the fifteen (15)-day period, then the dispute will be resolved in accordance with the provisions of Article XIV.  Notwithstanding the foregoing, however, in the event of an emergency or to avoid imminent damage to persons or property, CRSC need only give notice to any affected Owner as is reasonable under the circumstances, and afford any affected Owner input on the actions to be taken by CRSC as is reasonable under the circumstances.

21

(d)
If CRSC elects to undertake an alteration, relocation, demolition or removal of a Common Use Asset pursuant to this Section 6.02, it shall promptly effect the alteration, relocation, demolition or removal in a good and workmanlike manner and in a fashion as to avoid or, only to the extent it is not possible to avoid, minimize disruption to Owners’ operation of their respective Facilities.

(e)	CRSC shall invoice Owners for the actual cost and expense, without markup, of any repairs or replacements as provided and allocated in Section 6.01 as an Operations and Maintenance Expense.

(f)
On any relocation of a Common Use Asset, the Servitudes encumbering it shall be deemed to be automatically and immediately relocated and the Facilities Map shall be deemed to be automatically updated; provided, however, that upon the request of either Owner, each Party agrees to execute, acknowledge and deliver to the other Parties for recording in the applicable public records an appropriate amendment to this Agreement and updated Facilities Map reflecting the relocated Common Use Asset and the Servitudes encumbering it.

Section 6.03          Casualty Affecting a Common Use Asset. Unless agreed otherwise by all Parties, if any of the Common Use Assets is materially damaged or destroyed by fire or other casualty, CRSC shall effect or cause the repair, restoration, reconstruction or replacement of such damaged or destroyed Common Use Asset.  Such work shall be performed in accordance with the requirements of applicable Law and Prudent Industry Practices and taking into account the Service Specifications of each Owner as promptly as is commercially reasonably possible under the circumstances and avoiding or, only to the extent it is not possible to avoid, minimizing disruption to Owners’ operation of their respective Facilities, subject to delays that are beyond the reasonable control of CRSC.  For purposes of clarity, CRSC shall have no obligation to repair, restore, reconstruct or replace to the extent such damaged or destroyed Common Use Asset is not needed to provide the Services to JVC and/or to perform CRSC’s obligations under this Agreement and/or if it does not preclude the use of the Servitude rights.

22

Article VII.

COSTS OF OPERATION AND MAINTENANCE; PAYMENTS

Section 7.01          Costs of Operation and Maintenance. The Operations and Maintenance Expenses for the Common Use Assets shall be initially allocated between CRC (“CRC Expense Allocation”) and JVC as more particularly described on Exhibit C-4 (“JVC Expense Allocation,” and together with the CRC Expense Allocation, the “Expense Allocation(s)”). The Expense Allocations set forth on Exhibit C-4 were established by the Parties as of the Effective Date.  If an Owner believes that the initial Expense Allocation set forth on Exhibits C-4 or an Expense Allocation that has been previously adjusted in accordance with the provisions of this Section, no longer fairly and equitably allocates the Operations and Maintenance Expenses for that Common Use Asset and related Services, that Owner may give CRSC a written proposal (and CRSC shall give the other Owner a copy of this proposal), setting forth a proposed change in the Expense Allocation for that Common Use Asset and related Services.  If the non-requesting Owner does not reply to CRSC’s notice within thirty (30) days of receiving the proposal (which will be deemed a rejection of the proposal), timely rejects the proposal or timely proposes an alternate allocation, a designated Representative of each Owner shall meet in person, or by video conference, to negotiate with one another, in a commercially reasonable manner, in an effort to agree on a revised Expense Allocation in response to such proposal. To the extent that Owners are unable to reach such an agreement within one-hundred eighty (180) days after the non-requesting Owner’s receipt of the proposal, then the dispute will be resolved in accordance with the provisions of Article XIV. To the extent Owners agree to a revised Expense Allocation for a Common Use Asset and related Services, or the Expense Allocation is revised pursuant to the provisions of Article XIV, then the Parties shall amend Exhibit C-4 to reflect such revised Expense Allocation.

Section 7.02          Operations and Maintenance Expenses.  Attached to this Agreement as Exhibit C-5 is an estimate of the annual Operating and Maintenance Expenses for 2023.  For calendar years subsequent to 2023,  CRSC shall notify Owners annually, on or before November 30th each such calendar year, of estimated Operations and Maintenance Expenses (including a 10% contingency line item for unplanned Operations and Maintenance Expenses) to be incurred during the following such calendar year (the “Annual Estimate”).  To the extent that any Operations and Maintenance Expense reflects a payment of a variable operating cost (including Emergency Expenditures) to third party vendors (“Variable Operating Costs”), Owners shall be responsible for such Variable Operating Cost according to their Expense Allocations and notwithstanding the fact that such Variable Operating Cost exceeds CRSC’s Annual Estimate.  CRSC may invoice Owners for the contingency amount included in the Annual Estimate and CRSC may use cost savings in one category of fixed expenses to offset cost increases in other categories of fixed expenses so long as the aggregate invoicing for fixed expenses does not exceed the Annual Estimate, including the contingency.

Section 7.03          Monthly Payments.  Commencing with the Commencement Date, within ten (10) days following the end of each calendar month, CRSC shall invoice each Owner separately, monthly in arrears for the Operations and Maintenance Expenses in accordance with the Annual Estimate (except that Variable Operating Costs will be invoiced at actual costs incurred to the extent then known to CRSC), divided between Owners according to the Expense Allocations then in effect.  For so long as CRC is the CAUSA Operator, CRSC, and CRC may implement such invoicing between CRSC and CRC by book entry.

Section 7.04          True Up Billing.  To the extent that CRSC later determines that actual Operations and Maintenance Expenses, including any related contingency amounts, exceed the amount previously billed to Owners for such month for Operations and Maintenance Expenses, CRSC will issue an invoice reflecting such excess costs to Owners.  If actual Operations and Maintenance Expenses during the month were less than the amount previously invoiced, the excess payment will be applied by CRSC as a credit against the next monthly invoices issued to Owners.  For so long as CRC is the CAUSA Operator, CRSC and CRC may implement such true up invoicing between CRSC and CRC by book entry.

23

Section 7.05          Invoicing Procedures.  Each Owner will pay its invoice (in such capacity, an “Invoiced Party”) within twenty (20) days of the invoice date.  Interest shall accrue on any past due amounts hereunder at the Default Rate in effect from time to time until paid.

Section 7.06          Wire; U.S. Dollars.  All payments hereunder shall be made by wire transfer of immediately available funds to a designated account, and shall be paid in United States Dollars.

Section 7.07          Maintenance and Access to Records.  CRSC shall keep, or cause to be kept, accurate and complete books of account of all Operations and Maintenance Expenses incurred by CRSC and invoiced to Owners under this Agreement.  Accounts shall be maintained in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), consistently applied.  CRSC shall give access to Owners to inspect any of the books, records and operations by or on behalf of CRSC relating to the Operations and Maintenance Expenses incurred by CRSC and charged to Owners for any purpose during the term of this Agreement. To the extent commercially reasonable, at the request of an Owner, such records shall be made available electronically by Operator.  Any such inspection shall occur during normal business hours at the principal office of CRSC upon reasonable advance notice to CRSC and shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of CRSC.

Section 7.08          Audits.

(a)
In accordance with this Section 7.08, Owners, or either of them, shall have the right to audit CRSC’s accounting records relating to the Operations and Maintenance Expenses charged to Owners, no more than once in any Calendar Year and continuing thereafter during the Audit Period.

(b)
Subject to the restrictions contained in Section 7.08(a), upon not less than thirty (30) days’ prior written notice to CRSC, any Owner may audit (directly and/or through its consultants and advisors) CRSC’s books and records relating to Operations and Maintenance Expenses invoiced to Owners under this Agreement for any Calendar Year within the twenty four (24) Calendar Month period immediately preceding the date of such notice (such 24 Calendar Month period, the “Audit Period”). The cost of each such audit shall be borne by Owner who requests such audit unless the audit reveals that CRSC has submitted invoices for Operations and Maintenance Expenses to Owners during the relevant Audit Period which are in excess of twenty thousand ($20,000.00) USD, in which case the cost of such audit shall be borne by CRSC. Any such audit shall be conducted during normal business hours at the principal office of CRSC and in a manner designed to result in a minimum of inconvenience and disruption to the operations of CRSC.

(c)
Any Confidential Information of CRSC obtained by Owner or its representatives in connection with the conduct of such audit shall be subject to the provisions of Article XV. In no event shall any audit be performed by a firm retained on a “contingency fee” basis.

24

(d)
Within ninety (90) days following completion of such audit, if an Owner determines that there have been Operations and Maintenance Expenses invoiced to Owners in excess of the amounts authorized to be invoiced under this Agreement, such Owner must provide CRSC with a copy of the written audit report and written notice of any known claims against CRSC arising from such audit report. CRSC shall make a reasonable effort to reply to such claims in writing as soon as possible and in any event no later than sixty (60) days after delivery of such report and notice. If the audit reveals that the amount charged by CRSC for Operations and Maintenance Expenses was less than the actual Operations and Maintenance Expenses, the undercharged Owner shall pay such difference within twenty (20) days after the completion of the audit.

(e)
All adjustments agreed to between Owner and CRSC resulting from such audit shall be reflected promptly in CRSC’s books and records and reported to Owners. If any dispute shall arise in connection with an audit or the results thereof, the Parties shall use their reasonable efforts to resolve such dispute within sixty (60) days after delivery of CRSC’s reply to such report and notice delivered by Owner.  If any such dispute is not resolved within such time period, then either Party shall be entitled to have such dispute (an “Audit Dispute”) settled pursuant to Section 14.03.

Article VIII.

DEFAULT

Section 8.01          Event of Defaults.

(a)
A “CRSC Event of Default” shall be deemed to occur if CRSC breaches any obligation to an Owner under this Agreement in any material respect, which is not cured to the satisfaction of such Owner within thirty (30) days from the date that CRSC receives written notice that corrective action is needed from Owner to whom the obligation is owed (the “Affected Owner”) or waived by the Affected Owner; provided, however, that if the specified breach is of such a nature that cannot reasonably be cured within the thirty (30) day cure period, but is curable and CRSC in good faith begins efforts to cure it within the thirty (30) day cure period and continues to do so, CRSC will have a reasonable additional period to effect the cure (but the additional period will in no event exceed an additional one hundred twenty (120) days).

(b)	A “Bankruptcy Event of Default” shall be deemed to occur if CRC becomes subject to a Bankruptcy (which, if involuntary, is not dismissed within sixty (60) days of its filing).

(c)
A “JVC Event of Default” shall be deemed to occur if any of the following occurs: (i) JVC shall fail to pay any amount due under this Agreement that is not the subject of a good faith dispute  within ten (10) Business Days after receipt of written notice of such failure from CRSC, (ii) JVC breaches any obligation to a Party under this Agreement in any material respect, which is not cured to the satisfaction of  the Party to whom the obligation is owed or waived by such Party within thirty (30) days from the date that JVC receives written notice that corrective action is needed from another Party; provided, however, that if the specified breach is of such a nature that cannot reasonably be cured within the thirty (30) day cure period, but is curable and JVC in good faith begins efforts to cure it within the thirty (30) day cure period and continues to do so, JVC will have a reasonable additional period to effect the cure (but the additional period will in no event exceed an additional one hundred twenty (120) days); or (iii) JVC becomes subject to a Bankruptcy (which, if involuntary, is not dismissed within sixty (60) days of its filing).

25

(d)
A “CRC Event of Default” shall be deemed to occur if: (i) CRC shall fail to pay any amount due under this Agreement that is not subject of a good faith dispute within ten (10) Business Days after receipt of written notice from CRSC and is not waived by CRSC, or (ii) CRC breaches any obligation under this Agreement in any material respect, which is not cured to the satisfaction of CRSC or waived CRSC within thirty (30) days from the date that CRC receives written notice that corrective action is needed from CRSC; provided, however, that if the specified breach is of such a nature that cannot reasonably be cured within the thirty (30) day cure period, but is curable and CRC in good faith begins efforts to cure it within the thirty (30) day cure period and continues to do so, CRC will have a reasonable additional period to effect the cure (but the additional period will in no event exceed an additional one hundred twenty (120) days).

Section 8.02           Remedies.  The following are the exclusive remedies available to the Parties upon the occurrence of a CRSC Event of Default, a Bankruptcy Event of Default, a JVC Event of Default or a CRC Event of Default:

(a)	Upon the occurrence of a CRSC Event of Default, either Affected Owner may seek damages or the equitable relief of specific performance of this Agreement as it relates to such Affected Owner.

(b)
Upon the occurrence of a Bankruptcy Event of Default, JVC may exercise the Purchase Option as provided in Section 13.02(b) (and, following such purchase, may exercise JVC’s rights under the Default Servitude).  JVC hereby waives any and all other remedies available at law or in equity with respect to a Bankruptcy Event of Default.

(c)
Upon the occurrence of a JVC Event of Default, CRSC (i) may seek specific performance of this Agreement, (ii) may suspend the provision of all or a portion of JVC Services, (iii) may terminate this Agreement with respect to JVC Services, and (iv) may seek recovery of any amounts payable by JVC under this Agreement.  Each of CRC and CRSC hereby waives any and all other remedies available at law or in equity with respect to a JVC Event of Default.

(d)
Upon the occurrence of a CRC Event of Default, CRSC (i) may seek specific performance of this Agreement, (ii) may suspend the provision of all or a portion of the CRC Services, (iii) may terminate this Agreement with respect to the CRC Services, and (iv) may seek recovery of any amounts payable by CRC under this Agreement.  Each of CRSC and JVC hereby waives any and all other remedies available at law or in equity with respect to a CRC Event of Default.

26

Article IX.

LIABILITY LIMITS

Section 9.01          Limitation of Liability.

(a)
Notwithstanding anything to the contrary herein, the Parties’ respective liability for damages is limited to direct, actual damages only and no Party shall be liable for lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, connected with or resulting from the performance or nonperformance of this Agreement, including damages or claims in the nature of lost revenue, income or profits or loss of use, or lost business opportunity, or damages resulting from a delay, downtime, loss of product, irrespective of whether such damages are reasonably foreseeable and irrespective of whether such claims are based upon negligence, strict liability, breach of contract, operation of law or otherwise. The limitations of this Section 9.01 shall not apply with respect to any loss, liability or other claim relating to or arising out of any fraud, Willful Misconduct, or Gross Negligence of the liable Party. Each Party acknowledges the duty to mitigate damages hereunder. Except of provided herein, each Party expressly releases the other Party from all such claims for damages other than actual damages.

(b)
NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, WITH THE EXCEPTION OF DAMAGES RESULTING FROM ITS OWN GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT, THE MAXIMUM AGGREGATE LIABILITY OF CRC AND CRSC, TOGETHER WITH THEIR AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS, AND REPRESENTATIVES (THE “CRSC PARTIES”) (IN AGGREGATE FOR ALL) WITH RESPECT TO ANY LIABILITY OR CLAIM OF EVERY KIND AND CHARACTER UNDER THIS SECTION 9 OR OTHERWISE UNDER THIS AGREEMENT, WHETHER INCURRED BY JVC, ITS AFFILATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS, AND REPRESENTATIVES (THE “JVC PARTIES”), OR THIRD PARTY, RELATED TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR TO CRSC’S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WILL NOT EXCEED THE LIABILITY CAP, EVEN IF SUCH LIABILITY IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, BREACH OF A PERFORMANCE STANDARD, REPRESENTATION, COVENANT, OR WARRANTY, STRICT LIABILITY, OR ANY OTHER FAULT OF THE CRSC PARTIES, ANY JVC PARTY, ANY THIRD PARTY OR ANY OF THEM.

(c)
In no event shall any Party be entitled to duplicate compensation with respect to Liabilities or Claims arising from the same breach of a Party’s undertaking under more than one provision of this Agreement or the Ancillary Agreements. In accordance therewith, notwithstanding anything herein to the contrary, JVC Parties shall not have the right to, and shall not, make any Claim against a Party hereunder based in whole or in part on a breach of Section 3.03 if the same Claim was already made against such Party or any of its Affiliates under the other Ancillary Agreements, provided that the non defaulting party under this Agreement and the relevant Ancillary Agreements shall be free to decide whether to raise the Claim under this Agreement or any other applicable Ancillary Agreement, without duplication of indemnification.

27

(d)
Notwithstanding any contrary provisions set forth in this Agreement, in no event shall  a Party (the “Indemnifying Party”) be liable to the other Party (the “Indemnified Party”)  under this Agreement in relation to any Liability and/or Claim, of whatsoever nature, arising out of or deriving from a breach by the Indemnified Party(including, as the case may be, respectively, the JVC Parties or CRSC Parties) under the other Ancillary Agreements.

Section 9.02          No Fiduciary Obligation. No Party shall be a fiduciary of any other Party. The disclaimer of fiduciary status contained in this Section 9.02 is neither intended to, nor shall be construed to limit the Parties’ contractual rights and duties under this Agreement.

Article X.

INSURANCE

Each party will maintain such insurance coverages with respect to its property and liability exposure relating to this Agreement and the operations contemplated by this Agreement as such party deems appropriate in its sole discretion, and no Party shall, due to this Agreement, have any claim upon the proceeds or coverage of insurance policies maintained by any other Party.

Article XI.

FORCE MAJEURE

Section 11.01          Force Majeure Events.  CRSC shall not be liable to either Owner for any delay or failure in the performance of any of its obligations hereunder if and to the extent performance is prevented or delayed due to a Force Majeure Event.

Section 11.02          Limitation on Scope of Force Majeure Protection. The protections afforded under Section 11.01 to CRSC shall be of no greater scope and no longer duration, than is required by the Force Majeure Event.

Section 11.03          Notice. A Force Majeure Event shall be deemed to take effect at the moment such Force Majeure Event occurs. Upon the occurrence of a Force Majeure Event (or as soon as reasonably practicable thereafter, and in any event within five (5) days of CRSC becoming aware of the existence of the Force Majeure Event), CRSC shall give notice thereof to Owners, which shall: (a) describe such Force Majeure Event and identify such obligations that are affected; (b) specify the estimated period during which performance of such obligations may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and (c) specify the particulars of the program to be implemented to resume normal performance hereunder. CRSC shall keep Owners reasonably informed with respect to the Force Majeure Event including as to ongoing mitigation measures and expected time of cessation of the Force Majeure Event.

Section 11.04          Remedial Measures. In order to resume normal performance of this Agreement within the shortest time practicable, CRSC shall take all measures to this end that are reasonable under the circumstances, taking into account the consequences resulting from such Force Majeure Event and Owners’ payment for the cost of such measures in accordance with their Expense Allocations.   Prior to resumption of normal performance, CRSC shall continue to perform its obligations under this Agreement to the extent not excused as a result of such Force Majeure Event.

28

Article XII.

REPRESENTATIONS AND WARRANTIES

Section 12.01          Representations and Warranties. Each Party hereby expressly represents and warrants to the other Parties the following as of the Effective Date:

(a)	It is duly organized, validly existing, and in good standing under the laws of its state of incorporation, and has all requisite power and authority to execute, deliver, and perform this Agreement.

(b)
The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, are within its power and authority and have been duly authorized by all necessary company action.

(c)
No authorization, consent, or approval of, other action by, notice to, or filing with any governmental body, regulatory body, or other Person is required for the due authorization, execution, delivery, or performance by it of this Agreement, or the consummation of the transactions contemplated by this Agreement, except (i) those authorizations, consents, and approvals that have been obtained and remain in full force and effect, (ii) those notices and filings that have been made and remain in full force and effect, (iii) those authorizations, consents, and approvals not necessary as of the date hereof and that are expected to be obtained in the ordinary course of business, if and when they become necessary at such time and without material expense or delivery, and (iv) those authorizations, consents, and approvals, the failure of which to obtain, and those notices and filings, the failure of which to make, could not reasonably be expected to have a material adverse effect on such Party’s ability to satisfy its obligations under this Agreement.

(d)
It has duly executed and delivered this Agreement, and this Agreement is the legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)
Neither its execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated herein, does or shall violate any provision of its governance documents, or any agreement, indenture, or instrument to which it is a party or by which any of its property or assets are bound, or any provision of any existing law, regulation, injunction, judgment, order or governmental requirement.

Article XIII.

PURCHASE OPTION

Section 13.01          Grant of Purchase Option.  CRSC hereby grants JVC an option to purchase all or a part of the Common Use Assets exercisable only as provided in Section 13.02 and subject to the procedures and limitations in Section 13.03 (the “Purchase Option”). Each of the exercise events specified in Section 13.02 specifies a period for receipt of a notice from JVC for exercising the Purchase Option (“Option Period”).

29

Section 13.02          Exercise Events.

(a)
Shutdown of Common Use Assets.  CRSC shall deliver written notice (“Shutdown Notice”) to JVC of a Permanent Facilities Shutdown. JVC shall have the right, but not the obligation, to exercise the Purchase Option with respect to all or a part of the Common Use Assets within one hundred and eighty (180) days of JVC’s receipt of the Shutdown Notice.  A “Permanent Facilities Shutdown” shall be deemed to have occurred upon the cessation of all or substantially all commercial operation of the Common Use Assets with no current intent on CRSC’s part for CRSC to resume all or substantially all commercial operation thereof.

(b)
Bankruptcy Event of Default.  If a Bankruptcy Event of Default occurs and is continuing, JVC may exercise the Purchase Option with respect to all or a part of the Common Use Assets by providing notice to CRSC within sixty (60) days of the earlier of (x) CRSC written notice to JVC of the occurrence of the Bankruptcy Event of Default or (y) JVC knowledge of the occurrence of the Bankruptcy Event of Default.

Section 13.03          Exercise Procedure.  If an Exercise Event occurs:

(a)
JVC may exercise the Purchase Option at any time during the exercise period applicable under Section 13.02, by providing a written notice to CRSC (an “Exercise Notice”).  Any failure of JVC to provide an Exercise Notice prior to the expiration of the Option Period shall be deemed a rejection of the Purchase Option and a waiver of its rights thereto.  Moreover, if the closing has not occurred within one-hundred eighty (180) days from the date CRSC received the Exercise Notice, then JVC shall be deemed to have rejected the Purchase Option and a waived of its rights thereto.

CRSC shall exercise commercially reasonable efforts during the Option Period, and if JVC timely exercises its Purchase Option, shall continue to operate and maintain those Common Use Assets that are subject to the Purchase Option up until the earlier of (i) the time of closing, (b) one-hundred eighty (180) days from the date CRSC received the Exercise Notice, or (c) a date mutually agreed by the Parties.

(b)
JVC and CRSC shall, for a period of thirty (30) days following JVC’s delivery of the Exercise Notice, negotiate in good faith to reach agreement on (i) the Fair Market Value of the Common Use Assets being purchased, which shall be their purchase price and (ii) the effects of the purchase of the Common Use Assets on this Agreement, as well as any amendment to be done to this Agreement as a consequence of such purchase.  If JVC and CRSC are unable to agree on the Fair Market Value of the Common Use Assets, JVC and CRSC shall resolve such dispute in accordance with Section 14.03, it being understood that, should the expert decide for the Fair Market Value being the one submitted by CRSC, within ten (10) days from the expert’s decision JVC may notify CRSC that it does not intend to proceed with the purchase of the Common Use Assets.

30

(c)
The Parties agree that: (i) they shall work in good faith to reach mutually agreeable terms and enter into definitive agreements for the purchase, (ii) the purchase price shall be paid at closing in cash; (iii) CRSC shall not be obligated to make any representations as to the condition of the Common Use Assets being purchased; (iv) JVC shall not purchase the immovable  property on which the Common Use Assets being purchased are located (but JVC shall be entitled to its rights under its Default Servitude to continue to locate and operate the Common Use Assets on such immovable property); (v) CRSC shall or shall cause the CAUSA Operator to convey all operating and maintenance records reasonably necessary for the operation of the Common Use Assets being purchased; (vi) CRSC shall convey the Common Use Assets being purchased free and clear of any monetary Lien (other than any statutory Liens relating to work within the period preceding closing that would allow for the attachment of such statutory Liens for the benefit of unpaid vendors, contractors, subcontractors and laborers, for which CRSC will provide a customary indemnity to JVC at closing) but otherwise without any warranty of title; (vii) the closing shall take place within thirty (30) days following determination of the Fair Market Value of the Common Use Assets being purchased, and (viii) other than the Servitudes (which shall remain in full force and effect), this Agreement shall terminate with respect to the Common Use Assets being purchased upon the closing their sale to JVC.

Article XIV.

DISPUTE RESOLUTION

Section 14.01          Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF LOUISIANA, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE APPLICABLE LAWS OF ANOTHER JURISDICTION.  IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS IN THE EASTERN DISTRICT OF LOUISIANA OR, NO FEDERAL JURISDICTION EXISTS, THE STATE COURTS LOCATED WITHIN THE 34TH JUDICIAL DISTRICT OF LOUISIANA (ST. BERNARD PARISH) AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.  WHEREVER A REMEDY IS SET FORTH IN THIS AGREEMENT, SUCH REMEDY SHALL BE EXCLUSIVE AND THE LIABILITY OF THE APPLICABLE PARTY SHALL BE   LIMITED AS SET FORTH THEREIN, WHETHER SUCH LIABILITY ARISES IN   CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE.

Section 14.02          Dispute Resolution.  Except as provided in Section 14.03:

(a)
Covered Disputes.  Any dispute, claim or controversy between or among the Parties or their respective Affiliates arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall, in each case, be resolved in accordance with the procedures specified in this Section 14.02, which until the completion of the procedures set forth in Section 14.02(c), shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage.  Despite that action, the Parties shall continue to participate in good faith in the procedures specified in this Section with respect to such Dispute.

31

(b)
Initiation of Procedures.  Any party wishing to initiate the Dispute resolution procedures set forth in this Section 14.02 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Parties (a “Dispute Notice”).  The Dispute Notice shall include (i) a statement of that Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive, in the negotiations under Section 14.02(c).

(c)
Negotiation Between Executives.  Within thirty (30) days after delivery of the Dispute Notice by a Party, each receiving Party shall submit to the other Parties a written response (the “Dispute Response”).  Any Dispute Response shall include (i) a statement of such Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive.  The Parties shall then attempt in good faith to resolve the Dispute within thirty (30) Business Days of the delivery of the Dispute Response (such period, the “Negotiation Period”).  During the Negotiation Period, such executives of the Parties shall meet (in person or by video conference) at least weekly, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to resolve the Dispute during the Negotiation Period. The named executives for the parties under this Section 14.02 shall be individuals who (a) are bona fide senior executives of the Party, (b) have the necessary authority to settle the Dispute, (b) are at least one level of management above such Persons with direct responsibility for administration of this Agreement or the matter addressed in the Dispute.

(d)
Tolling and Performance.  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 14.02 are pending.  The Parties shall take commercially reasonable action required to effectuate that tolling.  Each Party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 14.02(c), unless to do so would be impossible or impracticable under the circumstances.

(e)
Dispute Litigation.  Any Dispute that is not resolved during the Negotiation Period may, at the option of any Party hereto, be resolved and decided by the Federal or State courts as provided in Section 14.01.

Section 14.03          Expert Proceedings.

(a)
For any determination of an Audit Dispute or Fair Market Value, the Parties hereby agree that such decision shall be conducted expeditiously by (i) a certified public accounting firm internationally recognized (in case of Audit Dispute) or (ii) an internationally recognized investment banking firm (in case of determination of the Fair Market Value), mutually agreed by the Parties involved in the Audit Dispute or in the determination of the Fair Market Value.  The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.

32

(b)
The Party desiring an expert determination of an Audit Dispute or Fair Market Value shall give each other Party written notice of the request for such determination.  If the Parties involved in the Audit Dispute or in the determination of the Fair Market Value are unable to agree upon an expert within ten (10) days after receipt of the written notice of request for an expert determination, then, upon the request of any of such Parties, the New Orleans, Louisiana office of the American Arbitration Association (the “AAA”) shall appoint such expert in accordance with the requirements of paragraph (a) above.  The expert, once appointed, shall have no ex parte communications with the Parties or their Affiliates concerning the expert determination or the underlying Dispute.

(c)
All communications between any Party and the expert shall be conducted in writing, with copies sent simultaneously to each other Parties participating in the expert proceeding in the same manner, or at a meeting to which representatives of all Parties participating in the expert proceeding have been invited and of which such Parties have been provided at least fifteen (15) Business Days’ notice.

(d)
Within forty-five (45) days after the expert’s acceptance of its appointment, the Parties shall provide the expert with a report containing their respective proposals for the resolution of the Audit Dispute or the determination of Fair Market Value, as applicable, and the reasons therefor, accompanied by all relevant supporting information and data (excluding any information or data protected by attorney-client privilege).  Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be reasonably required by the expert, the expert shall select the proposal of the Party that, in the judgment of the expert, is closest to the proper resolution of the Audit Dispute or the determination of the Fair Market Value of the Common Use Assets as the case may be.  The expert may not propose an alternate to the proposals submitted by the Parties.  The expert’s decision shall be final and binding on the Parties.  Any Party that fails or refuses to honor the decision of an expert shall be in default under this Agreement, without prejudice of JVC’s rights under Section 13.03(b) above.  The fees and expenses of the expert shall be borne by the Party whose position is not accepted by the expert.

Section 14.04          CRC and CRSC Joint Treatment.  For so long as CRC and CRSC are Affiliates, they shall be treated as a single Party for all purposes under Section 14.02 and Section 14.03, with CRC acting for both in all respects.

Article XV.

CONFIDENTIALITY

Section 15.01          Confidentiality. Each Party (in such capacity, the “Receiving Party”) acknowledges that in connection with this Agreement it may gain access to Confidential Information of the other Parties (as applicable, the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and for five (5) years thereafter:

(a)	not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

33

(b)
maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 15.02, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent; provided, however, the Receiving Party may disclose the Confidential Information to its representatives who: (i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement, (ii) have been apprised of this restriction and (iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 16.01: provided, further, that the Receiving Party shall be responsible for ensuring its representatives’ compliance with, and shall be liable for any breach by its representatives of, this Section 15.01. The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own Confidential Information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

Section 15.02          Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall (a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Article XV and (b) disclose only the portion of Confidential Information that it is legally required to furnish. If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under this Article XV, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

Section 15.03          Return of Confidential Information.  Following the Term, Receiving Party  shall promptly return or destroy to the Disclosing Party all copies of the Disclosing Party’s Confidential Information; provided, that the Receiving Party shall be permitted to retain one copy of such Confidential Information to comply with applicable Law or if required by its document retention policy, as long as in each case such Receiving Party continues to hold such Confidential Information in accordance with the terms of this Agreement.

Section 15.04          No Public Statements or Use of Trademarks. No Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use any other Party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, association or sponsorship, in each case, without the prior written consent of the Party whose trademarks, service marks, trade names, logos, domain names or other indicia of source, association or sponsorship are being used.

Article XVI.

GENERAL PROVISIONS

Section 16.01          Survival of Representations, Warranties and Covenants. Notwithstanding anything to the contrary herein, all representations and warranties provided by the Parties in Article XII shall survive the termination of each Servitude. All liabilities (including the limitations set forth herein) that have accrued at the time of such termination, including any payment and indemnity obligations hereunder, shall survive the termination of the applicable Servitude.

34

Section 16.02          Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the relevant other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement. Without limiting the generality of the foregoing, such documents may include evidence of approval of an update to the Facilities Map resulting from alterations or relocations of Common Use Assets, or the construction of new Common Use Assets, under this Agreement, and documentation in recordable form, showing in more detail (by metes and bounds, Facilities Map, aerial photography or other appropriate method) the precise area of any Parcel encumbered by a Servitude.

Section 16.03          Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between Parties, and no Party shall have authority to contract for or bind any other Party in any manner whatsoever. Each Party agrees to act hereunder only on an individual and several basis and is not authorized to act as agent of any other Party, nor does it have the power to bind the other Party for any purpose. Without limiting the foregoing, the obligations of each Party are several and not joint, and no Party shall have any liability for any obligation of another Party.

Section 16.04          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 16.05          Entire Agreement. THIS AGREEMENT, TOGETHER WITH ALL EXHIBITS AND ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, CONSTITUTES THE SOLE AND ENTIRE AGREEMENT OF THE PARTIES TO THIS AGREEMENT WITH RESPECT TO THE SUBJECT MATTER CONTAINED HEREIN, AND SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS UNDERSTANDINGS AND AGREEMENTS, BOTH WRITTEN AND ORAL, WITH RESPECT TO SUCH SUBJECT MATTER.

Section 16.06          Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.

Section 16.07          Attorneys’ Fees. In any dispute, the prevailing Party shall be entitled to recover its actual, reasonable, and verifiable attorneys’, accountants’, and consultants’ fees and court costs from the non-prevailing Party or Parties.

Section 16.08          Notices.  All notices and communications required or permitted to be given hereunder shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid or (d) sent by email transmission and, in each case, addressed to the appropriate Party hereto at the address for such Party shown below:

35

If to CRC or CRSC, to:

Chalmette Refining, L.L.C.
500 West St. Bernard Highway
Chalmette, LA 70043
Attn: Jared Wimberely, Refinery Manager
Email: jared.wimberley@pbfenergy.com

with a copy, which shall not constitute notice, to:

Chalmette Refining, L.L.C.
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

If to JVC, to:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Rex Butcher, General Manager – [●], Deputy General Manager
Email: rex.butcher@pbfenergy.com – [●]

with a copy, which shall not constitute notice, to:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via email during normal business hours, or on the next Business Day if received after business hours, or (iii) when received by the addressee via an overnight courier or the U.S. Mail, as the case may be. Either Party may change the address, telephone number, facsimile number, email address and individuals to which such communications to it are to be addressed by giving written notice to the other Party in the manner provided in this Section 16.08.

36

Section 16.09          No Third Party Beneficiary. Nothing in this Agreement, express or implied, shall entitle any Person other than the Parties and their respective successors and permitted assigns to any Claim, remedy or right of any kind under (or pursuant to) this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that only a Party, or its successor or permitted assign, shall have the right to (it being understood and agreed that such Person shall not have the obligation to) enforce the provisions of (or exercise any right or remedy under) this Agreement on its own behalf or on behalf of any of its related indemnified parties.

Section 16.10          Assignment.

(a)
Subject to Section 16.10(b) below, neither Party may assign its rights and/or obligations under this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)
CRC may freely assign its rights and obligations under this Agreement without the consent of the other Parties, and CRSC may assign its rights and obligations under this Agreement without the consent of JVC, in connection with a Chalmette Refinery Change in Control to the extent such change in control is permitted under the LLC Agreement.

(c)	Except as provided in Section 16.11, no assignment will relieve the assigning Party of any of its respective obligations or performance under this Agreement.

(d)	Any purported assignment, delegation or transfer in violation of this Section 16.10 is void.

Section 16.11          Assumption.  If an assignment is made in conformity with the provisions of Section 16.10 and if the assignee assumes all of the obligations of the assigning Party under this Agreement arising from and after the assignment, then the assigning Party will be released from any obligations under this Agreement from and after the effective date of the assignment; provided that, if the assignment is only as to part of the rights and obligations of the assigning Party, it shall only be released from the obligations with respect to the partial rights so assigned. The Parties recognize that certain obligations under this Agreement are personal in nature and may not form a part of a predial or personal servitude as a matter of applicable Law. Accordingly, if a Party sells or conveys all or any part of its Property, or if a Sublessee assigns its rights under its Ground Lease, without requiring the purchaser, other acquirer or assignee to assume the obligations of that Party under this Agreement with respect to the Property (or part thereof) so conveyed, or Ground Lease so assigned, then, until the purchaser, or other acquiree or assignee, assumes the obligations of the assigning Party under this Agreement, the assigning Party shall remain fully responsible to the other Parties for all obligations applicable under this Agreement (whether payment or otherwise).

Section 16.12          Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

37

Section 16.13          Amendment; Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party.  Each Party may waive any breach of this Agreement as such provision applies to the waiving Party without the consent of any other Party, but such waiver is only effective with respect to the waiving Party.  Without limiting the foregoing, JVC acknowledges that CRSC may waive any breach by CRC of this Agreement without JVC’s consent.  Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 16.14          Joint Preparation. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal, or other event of negotiation, drafting or execution of this Agreement.

Section 16.15          Anti-Indemnity Statutes. The Parties agree that, because this Agreement establishes servitudes, this Agreement is not a “construction contract” and the Louisiana anti-indemnity acts, La. R.S. §§ 9:2780 and 2780.1 et seq., are therefore inapplicable to this Agreement and the performance by the Parties of their respective obligations hereunder. Application of these statutes to this Agreement would be contrary to the intent of the Parties, and each Party hereby irrevocably waives any contention that these statutory provisions are applicable to this Agreement or their respective obligations hereunder.

Section 16.16          Binding on Successors. This Agreement is binding upon and inures to the benefit of the Parties hereto and their successors and permitted assignees.

Section 16.17          Parties’ Representatives. Throughout the Term, each Party shall designate an individual (each, a “Representative”) to represent the Party in all matters relating to this Agreement. A Party may change its Representative from time to time by notice given in accordance with the provisions of Section 16.08.

[signatures appear on the following page]

38

Executed by CRC this ____ day of ________________, 2023 before the undersigned witnesses and Notary Public.

Witnesses:	CRC:

Signature:	Chalmette Refining, L.L.C.
Print Name:

By:
Signature:	Name:
Print Name:	Its:

Notary Public

Signature:
Print Name:
Bar Roll/Notary No.
Commission Expiration:

CRC Notice Address:

Chalmette Refining, L.L.C.
500 West St. Bernard Highway
Chalmette, LA 70043
Attn: Jared Wimberley, Refinery Manager
Email: jared.wimberley@pbfenergy.com

with a copy, which shall not constitute notice, to:

Chalmette Refining, L.L.C.
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

Executed by CRSC this ____ day of ________________, 2023 before the undersigned witnesses and Notary Public.

Witnesses:	CRSC:

Signature:	Chalmette Refining Services LLC
Print Name:

By:
Signature:	Name:
Print Name:	Its:

Notary Public

Signature:
Print Name:
Bar Roll/Notary No.
Commission Expiration:

CRSC Notice Address:

Chalmette Refining Services LLC
500 West St. Bernard Highway
Chalmette, LA 70043
Attn: Jared Wimberley, Refinery Manager
Email: jared.wimberley@pbfenergy.com

with a copy, which shall not constitute notice, to:

Chalmette Refining Services LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

Executed by JVC this ____ day of ________________, 2023 before the undersigned witnesses and Notary Public.

Witnesses:	JVC:

Signature:	ST. BERNARD RENEWABLES LLC
Print Name:

By:
Signature:	Name:
Print Name:	Its:

Notary Public

Signature:
Print Name:
Bar Roll/Notary No.
Commission Expiration:

JVC Notice Address:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Rex Butcher, General Manager
Email: rex.butcher@pbfenergy.com

with a copy, which shall not constitute notice, to:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

EXHIBIT C
FORM OF CONTRIBUTION AGREEMENT
CONTRIBUTION AGREEMENT

by and among

PBF GREEN FUELS LLC,

PBF ENERGY COMPANY LLC

[●],

ENI SUSTAINABLE MOBILITY S.P.A.,

and

ST. BERNARD RENEWABLES LLC

Dated [●], 2023

i

ii

EXHIBIT
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Act of Contribution and Conveyance and Bill of Sale
Exhibit C	Form of Amended and Restated LLC Agreement

SCHEDULES

Schedule 1.1-PBF	PBF Member Knowledge Personnel
Schedule 1.1-ENI	Eni Member Knowledge Personnel
Schedule 1.1-CL	Contested Liens
Schedule 1.1-PL	Permitted Liens
Schedule 1.1-D	Deposits
Schedule 1.1-SA	List of Servitude Agreements
Schedule 2.1(a)	Owned Land
Schedule 2.1(b)	Contributed Improvements and Personalty
Schedule 2.1(c)	Subleases
Schedule 2.1(d)	Assumed Contracts
Schedule 2.1(f)	Other Assets
Schedule 2.2	Structure of Potential Additional Consideration
Schedule 5.5	Legal Proceedings
Schedule 6.9(a)	PBF Member Compliance with Law and Orders
Schedule 6.13	Liabilities and Indebtedness

iii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into [●], 2023 (“Closing Date”) by and among PBF Green Fuels LLC, a Delaware limited liability company (“PBF Member”), [●], a [Delaware limited liability company] (“Eni Member”), St. Bernard Renewables LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”), and solely for the purposes of Article VIII, each of PBF Energy Company LLC, a Delaware limited liability company (“PBF LLC”) and Eni Sustainable Mobility S.p.A., a joint stock company incorporated under Italian laws (“Eni”).  PBF Member, Eni Member and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company was formed on August 2, 2022, by PBF LLC as the sole member;

WHEREAS, on February 16, 2023, the Company, PBF LLC, and Eni entered into that certain Subscription Agreement, pursuant to which, among other things, each of PBF Member (as successor in interest by appointment of PBF LLC) and Eni Member (as successor in interest by appointment of Eni) agreed to capitalize the Company in exchange for a Member Interest (as hereinafter defined) in the Company corresponding to: (i) in the case of PBF Member, a 50% Percentage Interest (as hereinafter defined) and (ii) in the case of Eni Member, a 50% Percentage Interest  (the “Subscription Agreement”);

WHEREAS, on [●], 2023, PBF LLC (i) assigned the Subscription Agreement to PBF Member and (ii) transferred all of the membership interest in the Company to PBF Member (the “Membership Assignment”);

WHEREAS, at the Closing (as defined below), PBF Member desires to contribute, convey, transfer, assign and deliver the PBF Initial Capital Contribution (as defined below) to the Company;

WHEREAS, the Parties desire that Eni Member be admitted as a member of the Company at the Closing and, in connection therewith, Eni Member is willing to contribute the Eni Initial Capital Contribution (as defined below) to the Company;

WHEREAS, the Company is willing (a) to accept the PBF Initial Capital Contribution and acquire and accept all of PBF Member’s right, title, and interest in and to the PBF Contributed Assets (as defined below) in connection therewith and (b) to accept the Eni Initial Capital Contribution from Eni Member; and

WHEREAS, in consideration of the contributions as described above and contemporaneously with the execution and delivery of this Agreement, (a) PBF Member shall cease to be the sole Member of the Company and shall have a 50% Percentage Interest and Member Interest in the Company and (b) Eni Member shall be issued a 50% Percentage Interest and Member Interest in the Company and shall be admitted as a member of the Company, upon the terms and subject to the conditions set forth herein and in the Amended and Restated LLC Agreement, and (c) PBF Member or its Affiliates, as applicable, will enter into the Commercial Agreements with the Company.

1

NOW, THEREFORE, in consideration the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.1       Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Act of Contribution” is defined in Section 4.2(c).

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.  For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, none of the Company or any of its Subsidiaries shall be considered an “Affiliate” of any Member or such Member’s Affiliates.

“Agreement” is defined in the Preamble.

“Amended and Restated LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date, by and among the Company, PBF Member, and Eni Member in the form set forth in Exhibit C.

“Ancillary Agreements” means the (a) Amended and Restated LLC Agreement, (b) the Assignment and Assumption Agreement, (c) the Bill of Sale, (d) the Act of Contribution, (e) the Commercial Agreements, (f) the Subscription Agreement and (g) any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing, including those instruments and documents described in Sections 4.2, 4.3, and 4.4.

“Anti-Corruption Laws” means, with respect to a Party, all applicable provisions of the FCPA, and the requirements and prohibitions pertinent to the activities in question in the U.K. Bribery Act 2010 and all other anti-corruption and/or anti-bribery Laws applicable to such Party or any of its Affiliates.

“Anti-Money Laundering Laws” or “AML” means all the applicable national anti-money laundering Laws of the countries in which the relevant Party operates.

“Asset Taxes” means ad valorem, property, excise, license, sales, use and similar Taxes based upon the operation or ownership of the PBF Contributed Assets or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

2

“Assets” of any Person means all assets, rights, Claims, Contracts, interests, data, records and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, absolute, accrued, contingent, fixed or otherwise and wherever situated), including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, Intellectual Property and the goodwill related thereto, operated, owned or leased by such Person.

“Assignment and Assumption Agreement” is defined in Section 4.2(a).

“Assumed Contracts” is defined in Section 2.1(d).

“Assumed Liabilities” is defined in Section 3.1.

“Benefit Plan” means the following: (a) any plan, fund, arrangement, agreement, policy or program that provides or is designed to provide health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, adoption assistance, dependent, care, or day care centers, scholarship funds, or prepaid legal services; (b) any plan, fund, arrangement, agreement, policy, or program that provides or is designed to provide retirement income to current or former employees or other current or former service providers or results in a deferral of income for periods extending to the termination of covered employment or other service or beyond; (c) any plan, fund, arrangement, agreement, policy or program that provides or is designed to provide severance, unemployment, vacation, holiday pay, paid time off, dependent care or healthcare reimbursement accounts, or fringe benefits; (d) any incentive compensation plan, bonus plan or arrangement, deferred compensation plan, equity option or equity-based incentive or compensation plan, or equity purchase plan; (e) any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA); and (f) any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including employment agreements, consulting or independent contractor agreements with individuals, insurance coverage, severance benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses, equity options, equity purchase, phantom equity, equity appreciation or other forms of incentive compensation or post-retirement compensation.

“Business” means the design, construction, ownership, operation and maintenance of a Renewable Diesel facility and related assets located near the Chalmette Refinery (the “Renewable Diesel Facility”), and all related production, commercial trading and marketing activities.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Louisiana, New Jersey, Texas and Milan, Italy are generally open for business.

“Capital Contributions” is defined in the Amended and Restated LLC Agreement.

“CAUSA” is defined in the Amended and Restated LLC Agreement.

“Chalmette Refinery” means the refining facility located in and near Chalmette, Louisiana, owned and operated by CRC.

3

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including reasonable attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Claim Notice” is defined in Section 8.4(a).

“Claim Period” is defined in Section 8.4(a).

“Closing” is defined in Section 4.1.

“Closing Conditions” is defined in the Subscription Agreement.

“Closing Date” is defined in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collective Indemnity Amount” is defined in Section 8.3(a).

“Commercial Agreements” means (a) the Construction Management Agreement, (b) the Operating Agreement, (c) the Sublease Agreements, (d) the CAUSA, (e) the Servitude Agreements and (f) the Omnibus Agreement.

“Company” is defined in the Preamble.

“Confidentiality Agreement” is defined in Section 9.4.

“Construction Management Agreement” means that certain Construction Management Agreement, executed contemporaneously with this Agreement.

“Contract” means any legally binding contract, agreement, instrument, lease, servitude, easement, license, evidence of indebtedness for borrowed money, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Contributed Improvements and Personalty” is defined in Section 2.1(b).

“Contributor Taxes” means, without duplication, any and all (a) Taxes allocated to PBF Member under Section 7.2, (b) Income Taxes imposed by any applicable Laws on PBF Member, any of its Affiliates (other than the Company which are subject to Section 7.2) or any of its direct or indirect owners, (c) Transfer Taxes, if any, allocated to PBF Member under Section 7.1, and (d) Taxes attributable to the Excluded Assets.

4

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by contract or otherwise.

“CRC” means Chalmette Refining, L.L.C., a Delaware limited liability company.

“CRS” means Chalmette Refining Services L.L.C., a Delaware limited liability company.

“Delaware Act” is defined in the Amended and Restated LLC Agreement.

“DeMinimis Threshold” is defined in Section 8.3(a).

“Direct Claim” is defined in Section 8.4(a).

“Effective Date” is defined in Section 2.3(a).

“Encumbrance” means any mortgage, Lien, pledge, charge, option, title defect or deficiency in title, restriction (whether on voting, sale, transfer, disposition or otherwise), servitude, easement, and other encumbrance of any type and description, whether imposed by Law or other agreement.

“Eni” is defined in the Preamble.

“Eni Indemnitee” is defined in Section 8.2(a).

“Eni Initial Capital Contribution” is defined in Section 2.2.

“Eni Member” is defined in the Preamble.

“Eni Working Capital Amount” is defined in Section 2.4(b).

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing; provided that Member Interests, Percentage Interests, and Units shall all constitute Equity Interests in the Company.

5

“Excess Initial Working Capital Funding” is defined in Section 2.4(d).

“Excluded Assets” is defined in Section 2.1.

“Excluded Liabilities” is defined in Section 3.2.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Fraud” means an intentional misrepresentation or intentional omission of a material fact that constitutes common law fraud under Delaware Law.

“GAAP” means generally accepted accounting principles in the United States as in effect prior to the Closing, consistently applied.

“Good Industry Practice” means the exercise of that degree of skill, prudence and care, and the practices and professional standards which would reasonably and ordinarily be expected by a well-managed, skilled and experienced owner and operator in the refining industry and, in particular, renewable diesel facilities.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority with jurisdiction over the Assets in question indicated in Schedule 5.4.

“Governmental Authority” means any Federal, State, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, legislature, arbitrator or arbitral body, authority, agency, commission, board, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substance” means any: (i) such substance as defined by any HSE Law; (ii) petroleum product (i.e., gasoline, diesel fuel, motor oil, waste or used oil, heating oil, or kerosene, together with crude petroleum and any other fraction or derivative thereof), oil, or waste oil; (iii) asbestos, polychlorinated biphenyls, or; (iv) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; (v) substance which is explosive, corrosive, reactive, flammable, infectious, radioactive, carcinogenic, or mutagenic; (vi) urea formaldehyde foam insulation; (vii) transformers or other equipment which contain dielectric fluid; (viii) freon and other chlorofluorocarbons; (ix) radon gas; (x) lead-based paintings, hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, pollutant or contaminant under any HSE Law; and (xi) other chemical, material, or substance exposure to which or whose discharge, emission, disposal, or Release is prohibited, limited, or regulated under any HSE Law.

6

“HSE Law” means any and all present or future Laws pertaining to or regulating pollution, environmental protection, health and safety of persons to the extent related to exposure to Hazardous Substances, pipeline safety, natural resource damages, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, Release, emission, discharge, remediation, removal, disposal or transport or any other activity related to a Hazardous Substance or any other environmental matter, including: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300f et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq.; the Hazardous Liquids Pipeline Safety Act, as amended, 49 U.S.C. Section 60101 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq. and any related or analogous state or local Laws.

“Income Tax” means any U.S. federal, state or local or foreign Tax measured by or imposed on account of net income or based on profits, net profits, margin, revenues, gross receipts or similar measure, but excluding Asset Taxes and Transfer Taxes.

“Indebtedness” means, with respect to any Person, and without duplication, (i) all indebtedness for borrowed money of such Person and all other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable; (ii) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed; (iii) any liabilities in respect of any lease of real or personal property (or a combination thereof), which liabilities are required to be classified and accounted for under GAAP; (iv) all obligations in respect of letters of credit, to the extent drawn; (v) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements; (vi) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable in the Ordinary Course of Business); (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (viii) all guarantees with respect to liabilities of another Person of a type described in any of clauses (i) through (vii) above for the payment of which such first Person may be liable and (ix) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of obligations referred to in clauses (i) through (viii) of this definition.

“Indemnifiable Losses” is defined in Section 8.1.

“Indemnified Party” is defined in Section 8.4(a).

“Indemnifying Party” is defined in Section 8.4(a).

“Indemnitees” means the Eni Indemnitees and/or the PBF Indemnitees.

“Initial Members” is defined in the Amended and Restated LLC Agreement.

7

“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (a) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership, (b) copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof, (c) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, domain names and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby, and (d) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein.

“Knowledge” means the knowledge that it is reasonable to expect from a Person, in light of the professional experience, the duty of care requested and prudent behavior taking into account also the Good Industry Practice, and the office vested within the relevant Person’s organization.

“Knowledge of Eni Member” means the Knowledge of those Persons identified on Schedule 1.1-ENI.

“Knowledge of PBF Member” means the Knowledge of those Persons identified on Schedule 1.1-PBF.

“Knowledge of the Company” means the Knowledge of PBF Member.

“Land” means, collectively, the Owned Land and the Subleased Land.

“Law” or “Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Legal Proceedings” is defined in Section 5.5.

“Liability” or “Liabilities” means, singularly or collectively, any Indebtedness, adverse Claim, liability, obligation or Loss (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, equity, strict liability or otherwise) and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal or other transfer restriction, easement, servitude, proxy, voting trust or similar agreement or other encumbrance of any kind.

“Loss” means any and all payments, charges, judgments, amounts paid in settlement, assessments, deficiencies, damages, fines, interest, penalties, Taxes, losses, and expenses (including removal costs, remediation costs and interest, court costs, reasonable fees of attorneys, accountants and other experts and professionals or other reasonable expenses of investigation, litigation, or other Proceedings or of any claim, default or assessment).

8

“Member” is defined in the Amended and Restated LLC Agreement.

“Member Interest” is defined in the Amended and Restated LLC Agreement.

“Member’s Knowledge” means to the Knowledge of PBF Member or the Knowledge of Eni Member, as the context requires.

“Membership Assignment” is defined in the recitals.

“Minor Assumed Contracts” mean any Contract not specifically listed on Schedule 2.1(d) that (i) relates exclusively to the other PBF Contributed Assets, (ii) is required for the Company to obtain the full enjoyment of the PBF Contributed Assets, (iii) individually requires the remaining payment by the Company of less than $100,000 to the counterparty over its then current term, and (iv) collectively with all other such Contracts, requires the remaining payment of less than $500,000 to the counterparties to all such Contracts under their respective then current terms.

“Notice” is defined in Section 9.1.

“Omnibus Agreement” means that certain Omnibus Corporate Services Agreement, dated as of the Closing Date, between PBF Holding Company LLC, a Delaware limited liability company, and the Company.

“Operating Agreement” is defined in the Amended and Restated LLC Agreement.

“Operator” is defined in the Amended and Restated LLC Agreement.

“Order” means any writ, judgment, decree, order, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, arbitrator or other Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom in the refining industry and Good Industry Practice (including with respect to quantity and frequency).

“OSHA” means the U.S. Occupational Safety and Health Administration.

“Owned Land” is defined in Section 2.1(a).

“Party” or “Parties” is defined in the Preamble.

“PBF Contributed Assets” is defined in Section 2.1.

“PBF Indemnitee” is defined in Section 8.2(c).

“PBF Initial Capital Contribution” is defined in Section 2.1.

“PBF LLC” is defined in the Preamble.

“PBF Member” is defined in the Preamble.

9

“PBF Working Capital Amount” is defined in Section 2.4(c).

“Percentage Interest” is defined in the Amended and Restated LLC Agreement.

“Permitted Lien” means (a) any Lien for Taxes or assessments not yet due but duly reserved or accounted for, (b) Liens for Taxes and assessments which are being contested in good faith in appropriate proceedings; provided that the relevant amounts have been duly reserved or accounted for, which are set out in Schedule 1.1-CL, (c) mechanics, materialmen’s and similar liens with respect to any amounts not yet delinquent which are subsequently paid by PBF Member, (d) deposits listed in Schedule 1.1-D to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business; (e) the terms and conditions of the Assumed Contracts; (f) easements, servitudes, and rights-of-way that are recorded in the real estate conveyance records of St. Bernard Parish, Louisiana, which are set out in Schedule 1.1-SA, and (g) the matters identified on Schedule 1.1-PL.

“Permit” means any permits, temporary permits to construct or operate, licenses, approvals, registrations, orders, waivers, variances or other authorizations issued or granted by any Governmental Authority.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Proceeding” means any investigation, complaint, lawsuit, action, suit, claim (including claim of a violation of Law), hearing or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“PTU” is defined in Section 2.2(a)(ii).

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, migrating, dumping, disposing or releasing of a Hazardous Substance into or through the environment (including the air, soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Substance.

“Renewable Diesel” is defined in the Amended and Restated LLC Agreement.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, legal counsel, accountants, financial advisers, lenders, investors, and consultants.

“Schedules” means the schedules attached to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Servitude Agreements” means those servitude agreements listed on Schedule 1.1-SA.

10

“Startup Date of Commercial Activity” means, with respect to the PTU, that Mechanical Completion (as defined in the Construction Management Agreement) and commissioning of the PTU has occurred and the PTU is processing raw material feedstock into Renewable Diesel feedstock.

“Straddle Period” means any Tax period that begins before and ends on or after the Closing Date.

“Sublease Agreements” means those sublease agreements listed on Schedule 2.1(c).

“Subleased Land” means the land subleased to the Company pursuant to the Subleases.

“Subleases” is defined in Section 2.1(c).

“Subscription Agreement” is defined in the recitals.

“Subsidiary” means, as to any Person, any other Person of which or in which such Person, directly or indirectly through its ownership of any other Person, has Control.

“Tax” or “Taxes” means any and all (a) federal, state, local, foreign and other taxes, levies, duties, imposts, assessments, fees or other governmental charges of any kind whatsoever, including any net income, gross income, fuels, franchise, gross receipts, gross margins, payroll, employment, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, withholding or other taxes, including any interest, penalty or addition thereto, and (b) Liability for the payment of any items described in clause (a) above payable by reason of Contract, assumption, transferee or successor liability, as a result of being a member of a consolidated, combined, affiliated, unitary or similar group, by operation of Law (including pursuant to Section 1.1502-6 of the Treasury Regulations), or otherwise, and in each case whether disputed or not and whether or not shown on any Tax Return.

“Tax Return” means any declaration, report, statement, form, return, claim for refund, amended return or other document or information filed or required to be filed in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claims” is defined in Section 8.4(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” is defined in Section 7.1.

“Treasury Regulations” means the regulations promulgated under the Code by the Department of the Treasury, whether in proposed, temporary or final form, as amended.

“Unit” is defined in the Amended and Restated LLC Agreement.

11

“Working Capital” means an amount calculated as the sum of (i) the value of the inventory, including feedstock and finished products (i.e. Renewable Diesel, Naphta, LPGs), and (ii) the accounts receivable for the sales of products (i.e. Renewable Diesel, Naphta, LPGs) and tax credits (BTC, RIN, LCFS Credit, and others such as Cap-at-the-rack and LCFS Deficit), less (i) the accounts payable for the purchases of feedstock, (ii) the accounts payable for employees’ remuneration, and (iii) the accounts payable for utilities and any other operating expenses owed.

Section 1.2      References and Rules of Construction.  All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, and the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation.”  The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state.  All references to “$” or “dollars” shall be deemed references to U.S. Dollars.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Schedules and Exhibits referred to herein are attached hereto.  References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.  Unless explicitly provided to the contrary, the word “or” when used in a list shall not indicate that the listed items are exclusive of each other.  References to any contract, agreement or other instrument shall mean such contract, agreement or other instrument as it may be amended, restated, supplemented, modified or replaced from time to time.  References to any Person shall include such Person’s successors and permitted assigns.  The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if”.  In the event that any provision of this Agreement contemplates a calculation that is to be made with respect to a given calendar period (for example, monthly, quarterly, annually), then in the event such calculation is nonetheless required to be made at a time when the required period is not complete (for example, if an entire calendar year is not completed at the time such calculation is to be made), then an appropriate adjustment shall be made in making such calculation for the portion of that calendar period that has then actually lapsed.

12

ARTICLE II
CONTRIBUTIONS; ISSUANCE OF UNITS

Section 2.1      Contributions by PBF Member.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, PBF Member shall contribute, convey, assign, transfer, and deliver to the Company (the “PBF Initial Capital Contribution”), free and clear of Liens (except for Permitted Liens), and the Company shall acquire from PBF Member, the following (collectively, the “PBF Contributed Assets”):

(a)       The immovable property situated in St. Bernard Parish, Louisiana, described in Schedule 2.1(a) hereto, together with those expressly contributed rights, tenements, appurtenant rights, and privileges relating thereto (collectively, the “Owned Land”);

(b)        The buildings, improvements, other constructions, equipment, machinery, appliances, furniture, furnishings, supplies and other tangible movable (personal) property and fixtures located on the Land and described on Schedule 2.1(b) hereto (collectively, the “Contributed Improvements and Personalty”);

(c)       The interest of PBF Member, as sublessee, in and to those certain subleases described on Schedule 2.1(c) (collectively, the “Subleases”);

(d)         The Contracts listed on Schedule 2.1(d), including the Minor Assumed Contracts (collectively, the “Assumed Contracts”);

(e)        All designs, plans and other work product generated as the result of the design, development, procurement, and construction of the Contributed Improvements and Personalty that make up the proposed Renewable Diesel Facility;

(f)          All other Assets listed on Schedule 2.1(f); and

(g)         All other Assets owned by PBF Member or its Affiliates on or prior to the Closing Date solely for the benefit of the Renewable Diesel Facility.

The PBF Initial Capital Contribution, when made, shall be treated as a Capital Contribution to the Company pursuant to the Amended and Restated LLC Agreement. All property and assets owned by PBF Member’s Affiliates located at the Chalmette Refinery that are not PBF Contributed Assets under this Section 2.1 shall constitute “Excluded Assets” and the Company shall have no right, title or interest in such Excluded Assets except for any rights under the Commercial Agreements.

Section 2.2     Contributions by Eni Member.  Upon the terms and subject to the conditions contained in this Agreement, Eni Member shall contribute to the Company up to $835,000,000 in cash, plus up to an additional $50,000,000 in cash if certain performance standards are met by the Renewable Diesel Facility, in accordance with Section 3.1 of the Amended and Restated LLC Agreement (collectively, the “Eni Initial Capital Contribution”).  This Eni Initial Capital Contribution (and additional Capital Contributions to the Company) shall be structured as follows:

13

(a)          A base purchase price of $520,000,000, which shall be paid as follows:

(i)	At the Closing, Eni Member shall contribute to the Company $116,000,000 in cash; and

(ii)
On the later of ten (10) Business Days after the Startup Date of Commercial Activity related to the Pre-Treatment Unit (the “PTU”) or the Closing Date, Eni Member shall contribute to the Company $404,000,000 in cash;

(b)          A capital expenditure contribution up to $315,000,000 (representing Eni Member’s pro rata share of the capital expenditures under the Agreed Facilities Construction Budget (as defined in the Amended and Restated LLC Agreement)), which shall be paid as follows:

(i)	At the Closing Eni Member shall make a contribution of $[●]; and

(ii)
Thereafter, Eni Member shall, upon at least ten (10) Business Days prior written notice of the General Manager pursuant to the Amended and Restated LLC Agreement, contribute to the Company on a pro rata basis the remaining capex for the completion of the Renewable Diesel Facility, as properly documented by PBF Member, such amounts in the aggregate not to exceed $315,000,000 (taking into consideration the amounts contributed by Eni Member under paragraphs (i) and (ii) in this letter (b)); and

(c)        An additional up to $50,000,000 in cash which shall be paid by Eni Member to the Company based on certain performance standards being met by the Renewable Diesel Facility as more fully described in, and subject to the terms of, Schedule 2.2.

Section 2.3       Reallocation of Member Interests.

(a)         In exchange for Eni Member’s (i) contribution of the Eni Initial Capital Contribution, irrespective of the circumstance that part of such contribution is deferred and conditional, and (ii) performance of the obligations set forth in this Agreement and the Ancillary Agreements, at the Closing, PBF Member shall cease to be the sole Member of the Company and the Company shall (x) issue to PBF Member a 50% Percentage Interest of the total Percentage Interest in the Company and corresponding Member Interest and associated Units, and (y) issue to Eni Member a 50% Percentage Interest of the total Percentage Interest in the Company and corresponding Member Interest and associated Units, in each case, free and clear of any and all Liens (other than restrictions on transfer under the Amended and Restated LLC Agreement or under state or federal securities laws).  It is contemplated that upon the performance of the obligations of PBF Member and Eni Member set forth in this Agreement at the Closing and making their respective Initial Capital Contributions, PBF Member and Eni Member shall be the only Members of the Company with an effective date as of January 1, 2023 (the “Effective Date”), each with 50% Percentage Interest of the total Percentage Interest in the Company. Such Percentage Interest shall not change should the amounts under Section 2.2(b)(ii) and/or Section 2.2(c) no longer be due, in whole or in part, in accordance with the terms and conditions of this Agreement; and

14

(b)          At the Closing, PBF Member shall contribute the PBF Contributed Assets.

Section 2.4       Initial Working Capital Contribution.

(a)         The amount of funds necessary to fund the initial Working Capital (“Initial Working Capital Funding Needs”) shall be calculated as:

(w)	the cash amount required to fund the purchase of feedstock needed to start production (i.e. plant and tanks first fill), plus

(x)	$16,000,000 to cover costs and expenditures (e.g. consulting services, routine maintenance) for two months of operations, plus

(y)	cash disbursement to cover operating costs before the start of production, plus

(z)	any net operating losses incurred subsequent to the start of production.

The Initial Working Capital Funding Needs necessary to operate the Renewable Diesel Facility shall not exceed $300,000,000 as of the Closing Date, except as set forth in Section 2.4(d).

(b)          In accordance therewith, on the Closing Date, Eni Member shall provide cash to the Company to fund an amount (“Eni Working Capital Amount”) equal to 50% of the Initial Working Capital Funding Needs with no more than $123,000,000 of such amount to be treated as Capital Contribution to the Company and any remaining amount up to $27,000,000, or such amount as permitted in Section 2.4(d) hereof, to be treated as a member loan to the Company on mutually agreeable and equal terms between the Members and the Company.

(c)          In accordance therewith, on the Closing Date, PBF Member shall provide cash to the Company, if applicable, to fund an amount equal to 50% of the Initial Working Capital Funding Needs less the amount that PBF Member has then-already contributed (including any funds contributed by PBF LLC prior to the Closing Date and attributed to PBF Member in connection with the Membership Assignment) to the Company to fund Working Capital (“PBF Working Capital Amount”), with no more than $123,000,000 of such amount to be treated as Capital Contribution to the Company and any remaining amount to be treated as a member loan to the Company on mutually agreeable and equal terms between the Members and the Company.

(d)         In case PBF Member reasonably estimates that Initial Working Capital Funding Needs are in excess of $300,000,000, then PBF Member shall seek Eni Member’s consent to increase such limit by providing adequate information to enable Eni Member to verify the requirements for such excess additional Initial Working Capital Funding Needs (“Excess Initial Working Capital Funding”), also supported by communication to the Clean Team (as defined in the Subscription Agreement).  In case Eni Member and PBF Member agree on the amount and need for Excess Initial Working Capital Funding, such Excess Initial Working Capital Funding shall be funded prior to Closing by: (i) PBF Member as an interest bearing member loan or (ii) by a third party always at market terms and conditions. Eni Member reserves the right to review the terms of the loan for the additional funding. Eni Member hereby agrees to provide its share of Excess Initial Working Capital Funding post-Closing to the extent PBF Member has not already been reimbursed via member loan repayment or a third-party financing.

15

(e)         For the avoidance of doubt, each Member’s capital contribution to fund the Working Capital of the Company should be made solely on a residual basis after determining that third party financing sources have been reasonably exhausted or have not been found at economical terms.

ARTICLE III
ASSUMED AND EXCLUDED LIABILITIES

Section 3.1      Assumed Liabilities.  Subject to the terms of this Agreement, upon the Closing, the Company shall assume, and shall thereafter pay, perform, and discharge as and when due, all Liabilities (other than Excluded Liabilities) related to the PBF Contributed Assets (including the Assumed Contracts), accruing on or after the Closing (collectively, the “Assumed Liabilities”).

Section 3.2      Excluded Liabilities.  PBF Member shall retain, and the Company shall not assume or be obligated to pay, perform, or otherwise discharge or be responsible or liable pursuant to this Agreement or otherwise with respect to, any Liability relating to the PBF Contributed Assets that (a) constitutes a Contributor Tax or (b) is not an Assumed Liability (collectively, the “Excluded Liabilities”).  For the avoidance of doubt, any and all Liabilities to the extent deriving from events or circumstances occurring prior to the Closing and relating to (i) the presence or Release of any Hazardous Substance affecting the PBF Contributed Assets, including the groundwater and soil beneath the PBF Contributed Assets, or (ii) the violation of any applicable HSE Law by the PBF Member, any of its Affiliates relating to the PBF Contributed Assets shall be Excluded Liabilities.

ARTICLE IV
CLOSING

Section 4.1      Closing.  The closing of the Transactions (the “Closing”) shall take place on the date hereof after the satisfaction or waiver of the Closing Conditions at such place as the Parties may agree, at 10:00 A.M. local time.  The Closing shall be effective for all purposes at 12:01 A.M., local time, in Orleans Parish, Louisiana, on the Closing Date, and shall occur simultaneously with the closing under the Subscription Agreement.

Section 4.2       Closing Deliveries by PBF Member.  At the Closing, PBF Member will deliver to the Company the following:

(a)          a counterpart, duly executed by PBF Member, of an assignment and assumption agreement (the “Assignment and Assumption Agreement”), in the form of Exhibit A;

(b)       a counterpart, duly executed by PBF Member, of an Act of Contribution and Conveyance and Bill of Sale (the “Act of Contribution”) in the form of Exhibit B, with respect to the Owned Land and the Contributed Improvements and Personalty;

16

(c)          a validly executed IRS Form W-9 with respect to PBF Member;

(d)          a counterpart, duly executed by PBF Member, of the LLC Agreement;

(e)       the Guaranty (as defined in the Amended and Restated LLC Agreement) in favor of the Company, duly executed by PBF Member’s Guarantor (as defined in the Amended and Restated LLC Agreement), in accordance with Section 3.10 of the Amended and Restated LLC Agreement;

(f)          a certificate, dated as of the Closing Date, duly executed by an officer of PBF Member, certifying as to the authorization of the officers executing documents in connection with the Transactions and certifying and attaching resolutions of the governing body of PBF Member approving this Agreement and the Transactions;

(g)        an amount equal to the PBF Working Capital Amount, which represents PBF Member’s pro rata share of the Initial Working Capital Funding Needs in accordance with Section 2.4(c), via wire transfer of immediately available funds; and

(h)        such other certificates, instruments and documents required by this Agreement or as may reasonably be requested by the Members or the Company prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 4.3       Closing Deliveries by Eni Member.  At the Closing, Eni Member will deliver to the Company the following:

(a)       an amount equal to $116,000,000, plus the amount determined under Section 2.2(b)(i), which represents the portion of Eni Member’s Initial Capital Contribution payable at the Closing as described in Section 2.2, via wire transfer of immediately available funds;

(b)        an amount equal to the Eni Working Capital Amount, which represents Eni Member’s pro rata share of the Initial Working Capital Funding Needs in accordance with Section 2.4(b), via wire transfer of immediately available funds;

(c)        the Guaranty (as defined in the Amended and Restated LLC Agreement) in favor of the Company, duly executed by Eni Member’s Guarantor (as defined in the Amended and Restated LLC Agreement), in accordance with Section 3.10 of the Amended and Restated LLC Agreement;

(d)          a counterpart, duly executed by Eni Member, of the LLC Agreement;

(e)         a certificate, dated as of the Closing Date, duly executed by an officer of Eni Member, certifying as to the authorization of the officers executing documents in connection with the Transactions and certifying and attaching resolutions of the governing body of Eni Member approving this Agreement and the Transactions; and

(f)         such other certificates, instruments and documents required by this Agreement or as may reasonably be requested by the Members or the Company prior to the Closing Date to carry out the intent and purposes of this Agreement.

17

Section 4.4       Closing Deliveries by the Company.  At the Closing, the Company will deliver to the Members the following:

(a)          a counterpart, duly executed by the Company, of the Assignment and Assumption Agreement;

(b)          a counterpart, duly executed by the Company, of the Act of Contribution;

(c)          counterparts, duly executed by the Company, to each Commercial Agreements to which the Company is a party;

(d)          a certificate, dated as of the Closing Date, duly executed by an officer of the Company, certifying as to the authorization of the officers executing documents in connection with the Transactions and certifying and attaching resolutions of the governing body of the Company approving this Agreement and the Transactions; and

(e)         such other certificates, instruments and documents required by this Agreement or as may reasonably be requested by the Members prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE V
COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Members as of the Closing Date (and, unless otherwise expressly noted, prior to the contribution of the PBF Contributed Assets) as follows:

Section 5.1       Organization; Existence.  The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified and in good standing to carry on its business in the State of Louisiana.

Section 5.2      Authorization.  The Company has all requisite corporate and other organizational authorization, approvals and consents and all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements delivered at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements delivered by the Company at Closing, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action.  This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

18

Section 5.3      No Conflicts.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements does not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements does not:

(a)          violate or result in a breach of any of the organizational documents of the Company;

(b)          result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract, note, bond, mortgage, indenture, license or other material agreement to which the Company is a party or by which the Company may be bound (except for this Agreement); or

(c)          violate or result in a breach of any Law or Order applicable to the Company.

Section 5.4      Governmental Approvals.  No additional Governmental Approval not already obtained is required to be made or obtained by or for the Company in connection with the Company’s execution, delivery, and performance of this Agreement.

Section 5.5    Legal Proceedings.  Except as set forth in Schedule 5.5 to this Agreement, there is no Proceeding and no tax, legal, administrative, or arbitration proceedings (collectively, “Legal Proceedings”), in each case, pending or threatened by any Person or Governmental Authority in writing, (a) against the Company or (b) that challenges the validity of the Transactions or is seeking to prevent the consummation of the Transactions.

Section 5.6      Brokers.  The Company does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which the Members or the Company could become liable or obligated.

ALL REPRESENTATIONS AND WARRANTIES OF THE COMPANY FROM SECTION 5.1 TO SECTION 5.5 SHALL EXPIRE TWENTY-FOUR (24) MONTHS AFTER THE CLOSING DATE; THE COMPANY’S REPRESENTATION UNDER SECTION 5.6 SHALL SURVIVE UNTIL THE STATUTE OF LIMITATIONS (OR PRESCRIPTIVE PERIOD) APPLICABLE TO THE MATTERS COVERED BY SUCH REPRESENTATION HAS EXPIRED.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PROSPECTIVE MEMBERS

Each Party hereby represents and warrants, for itself only, to the Company and to each other Party as of the Closing Date as follows; provided that:

(i)	only PBF Member, and not Eni Member, are making the representations and warranties set forth in Section 6.10 through Section 6.23, and

(ii)	the representations and warranties set forth in Sections 6.8 and 6.9 are made by the Parties specified in such Section.

19

Section 6.1        Organization; Existence.  Such Member is duly formed or incorporated, as applicable, validly existing and in good standing under the Laws of the State of its formation or incorporation, as applicable.  Such Member has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Such Member is duly licensed or qualified to do business as a foreign entity, and is in good standing, in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a material adverse effect on such Member.

Section 6.2    Authorization.  Such Member has all requisite corporate authorization, approvals and consents and full power and authority necessary to enter into and perform its obligations under this Agreement and the other Ancillary Agreements, as applicable, delivered at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution, delivery and performance by such Member of this Agreement and the Ancillary Agreements, as applicable, have been duly and validly authorized and approved by all necessary partnership, company or corporate action, as applicable, on the part of such Member.  This Agreement and the Ancillary Agreements, as applicable, constitute valid and binding obligations of such Member and enforceable against such Member in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.3    No Conflicts.  The execution, delivery and performance by such Member of this Agreement and the consummation of the Transactions do not (i) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of such Member, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract, note, bond, mortgage, indenture, license or other material agreement to which any such Member is a party or by which such Member may be bound (except for this Agreement) or (iii) violate any Law applicable to such Member, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect on such Member.

Section 6.4      Litigation.  Except as set forth in Schedule 6.4 to this Agreement, there is no Legal Proceeding pending, or threatened in writing, against such Member that (a) would have a material adverse effect on such Member or (b) challenges the validity of the Transactions or is seeking to prevent the consummation of the Transactions.

Section 6.5    Investment Intent.  Such Member is and will be acquiring such Member’s Member Interest in the Company for investment purposes only for such Member’s own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws and such Member is aware that such Member must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because the Member Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Member Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available.

20

Section 6.6     Brokers.  Each Member represents and warrants to the Company and the other Member that such Member has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which the Company or the other Members could become liable or obligated.

Section 6.7     No Knowledge of Breach.  Such Member has no actual Knowledge that any representations or warranties made by other Members or Company are false or incomplete.

Section 6.8       Legal Proceedings.  There is no Legal Proceeding pending or threatened by any Person or Governmental Authority in writing:

(a)          that PBF Member represents and warrants that it has been made against the Company or the PBF Contributed Assets or

(b)          that PBF Member or Eni Member, as applicable, represents and warrants that challenges the validity of the Transactions or is seeking to prevent the consummation of the Transactions as far as the relevant Member is concerned.

Section 6.9      Compliance with Laws and Orders.  (a) PBF Member represents and warrants that (i) each of PBF Member and the Company is, and has at all times been, in compliance with the Anti-Corruption Laws and Anti-Money Laundering Laws applicable to it, including the FCPA and in all material respects with any other Laws applicable to it; (ii) neither the Company nor any of its Representatives and/or Affiliates involved in activities carried out in the interest and/or on behalf of the Company have engaged in any activity, practice or conduct that has resulted, or to the Knowledge of PBF Member, will result, in a violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; (iii) PBF Member and its Affiliates have in place appropriate policies for assessing, monitoring and combatting the risk of breaching Anti-Corruption Laws and Anti-Money Laundering Laws; (iv) there has not been any written notice of any material violation or alleged material violation of any Law with respect to the PBF Contributed Assets and (v) except as disclosed on Schedule 6.9(a), there is no written notice given to PBF Member of any investigation by any Governmental Authority for non-compliance with any Law with respect to the PBF Contributed Assets nor, to the Knowledge of PBF Member, is there any such investigation ongoing for which it has not received written notification.

(b)  Eni Member represents and warrants that (i) Eni Member is, and has at all times been, in compliance with the Anti-Corruption Laws and Anti-Money Laundering Laws applicable to it, including the FCPA and in all material respects with any other Laws applicable to it; and (ii) Eni Member and its Affiliates have in place appropriate policies for assessing, monitoring and combatting the risk of breaching Anti-Corruption Laws and Anti-Money Laundering Laws.

21

Section 6.10    Capitalization; Rights to Acquire Equity.  Except for the Membership Interests owned by PBF LLC and assigned to PBF Member in connection with the Membership Assignment, there are no issued and outstanding Member Interests in the Company as of immediately prior to Closing.  There are no outstanding (a) securities of the Company convertible into or exchangeable for shares of capital stock or other Member Interests or voting securities of the Company, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Member Interests in the Company, (c) options or other rights of the Company to acquire from the Initial Members, and no obligation of the Company to issue, any shares of capital stock or other Member Interest or voting securities of the Company or any securities convertible into or exchangeable for such shares of capital stock or other Member Interest or voting securities, other than pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to the Company, or (e) obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, Member Interests or rights.

Section 6.11    Absence of Certain Changes.  Except in connection with (a) its formation and organization, (b) the negotiation and execution of this Agreement and the Transactions contemplated hereby, or (c) the operation of the Renewable Diesel Facility during the Interim Period (as defined in the Subscription Agreement), the Company has not engaged in any business activities, acquired any assets or incurred any liabilities since its formation under the Delaware Act.

Section 6.12   All Necessary Assets Included.  Following the Closing Date, the PBF Contributed Assets, taken together with the Company’s rights under the Ancillary Agreements, and subject to the Company’s performance of its obligations under the Ancillary Agreements and any required additional capital contributions by the Initial Members to the Company, will constitute all of the physical assets, including infrastructure support, necessary for the commercial operation of the proposed Renewable Diesel Facility.

Section 6.13    No Liabilities; Indebtedness.  Except as disclosed to Eni Member pursuant to Section 5.04 of the Subscription Agreement, the Company does not have any Liabilities or Indebtedness except for Liabilities or Indebtedness incurred in the Ordinary Course of Business.

Section 6.14     Real Property and Environmental Matters.

(a)          Prior to the Closing, the Company did not own any fee interest in any immovable (real) property nor did the Company lease any (real) property, nor did the Company own any easement or right-of-way interest in any real property.  Neither PBF Member, CRC or CRS nor any of their Affiliates have received any written notice that the whole or any portion of the Land is subject to any Order to be sold or is being condemned, expropriated, or otherwise taken by any Governmental Authority, with or without payment of compensation thereof, nor has any such condemnation, expropriation, or taking been proposed.  There are no zoning or other land use proceedings, either currently instituted or planned to be instituted by PBF Member, CRC or CRS, that would reasonably be expected to have a material adverse effect on the Owned Land.

(b)          Except for matters that relate to an Excluded Liability, the PBF Contributed Assets are in compliance with applicable HSE Laws and, (i) there is no written notice given to PBF Member and/or to the Company on any investigation by any Governmental Authority for non-compliance with any HSE Law with respect to the PBF Contributed Assets, nor, to the Knowledge of PBF Member, is any such investigation ongoing in which PBF Member and/or the Company has not received written notice, and (ii) there is no Legal Proceeding pending or threatened by any Person or Governmental Authority in writing against the PBF Contributed Assets relating to non-compliance with or Liability of the PBF Contributed Assets under applicable HSE Laws.

22

Section 6.15    Subsidiaries.  The Company does not have, and has never had, any Subsidiaries and does not own (and has never owned) Equity Interests in any other Person.

Section 6.16     Labor and Employee Benefits.

(a)         The Company does not have, and has never had, any employees;

(b)        The Company does not sponsor, maintain, contribute to, have an obligation to contribute to, or have any Liability with respect to any Benefit Plan;

(c)         The Company is not contractually or otherwise obligated (whether or not in writing) to provide any Person with compensation or benefits upon retirement or termination of employment or other service; and

(d)        The Company is not a party to any collective bargaining agreement or other contract with a labor union or similar representative of employees.

Section 6.17     Taxes.

(a)         All Asset Tax Returns with respect to material Asset Taxes have been duly and timely filed.  All material Asset Taxes (whether or not shown on any Asset Tax Return) have been duly and timely paid. The Company is, and has been, since its date of its formation, properly classified as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes.

(b)         No waivers of statutes of limitations or extensions of time with respect to an Asset Tax assessment or deficiency have been given or requested.  No claim has been made by any Governmental Authority in a jurisdiction where PBF Member does not file Tax Returns with respect to Asset Taxes that PBF Member is or may be subject to Asset Taxes in that jurisdiction.

(c)         There are no currently proposed or pending adjustments by any Governmental Authority in connection with any Asset Taxes.  All deficiencies asserted, or assessments made, against any Person with respect to the PBF Contributed Assets as a result of any examinations by any Governmental Authority have been fully paid.  All Tax Returns required to be filed by PBF Member by any federal, state, local, or municipal Governmental Authority have been duly and timely filed.  There are no currently proposed or pending adjustments by any Governmental Authority in connection with any Taxes paid by PBF Member.

(d)        PBF Member is not a party to any audits, examinations, disputes, claims, assessments or administrative or judicial proceedings brought by any Governmental Authority for any Taxes or Asset Taxes.  There are no pending or, to the Knowledge of PBF Member, threatened audits, examinations, disputes, claims, assessments or administrative or judicial proceedings by any Governmental Authority for any Taxes or Asset Taxes.

23

(e)        There are no Liens for Taxes upon any of the PBF Contributed Assets nor is any Governmental Authority in the process of imposing any Liens for Taxes on any of the PBF Contributed Assets (other than for current Taxes not yet due and payable).

(f)          PBF Member and its Affiliates have taken no action inconsistent with (or as required by the Code and Treasury Regulations to) the Company becoming a newly-formed partnership for U.S. federal and applicable state income tax purposes at the time of the Eni Initial Capital Contribution.

Section 6.18   Assumed Contracts.  Complete and accurate copies of each Assumed Contract identified on Schedule 2.1(d), (other than any Minor Assumed Contracts) have been provided to Eni Member and the Company.  All Assumed Contracts are being validly assigned, are in full force and effect on the Closing Date, and no party thereto is currently in breach of any Assumed Contract.

Section 6.19    Title to Personal Property Assets.  Except for Permitted Liens, PBF Member has a valid ownership interest in, or a valid leasehold interest, to all of the PBF Contributed Assets that are movable (personal) property, free and clear of any and all Liens.

Section 6.20    Permits.  At Startup Date of Commercial Activity, if prior to Closing Date, and as of Closing Date, all material Permits necessary and/or mandatory for the operation of the Business will have been obtained by the Company and/or Operator.

To the Knowledge of PBF Member, as of Closing Date, such Permits are valid, effective and in full force.

Section 6.21   Condition of Contributed Assets.  The PBF Contributed Assets that will comprise the Renewable Diesel Facility are under construction and, to the Knowledge of PBF Member, as of the Closing Date, there are no material functional or operational issues affecting such PBF Contributed Assets.

Section 6.22    Affiliate Transactions.  No natural Person who is a director, manager, officer, employee, agent or other representative of PBF Member or its Affiliates is a party to any Assumed Contract.

Section 6.23    Disclosed Information. There is no circumstance, document or information that, being within the Knowledge of PBF Member, has not been communicated to Eni or Eni Member and that may be reasonably foreseen as an Adverse Event (as defined in the Subscription Agreement) on the PBF Contributed Assets, the assets under CAUSA, the Business and/or the Renewable Diesel Facility.

24

Section 6.24     Disclaimers; Reliance.

(A)          EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI OR THOSE FOUND IN THE AMENDED AND RESTATED LLC AGREEMENT AND/OR IN THE SUBSCRIPTION AGREEMENT, PBF MEMBER DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PBF MEMBER OR THE TRANSACTIONS, AND PBF MEMBER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PBF MEMBER OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, AND GUARANTEES CONTAINED IN THIS ARTICLE VI (AS MODIFIED BY THE SCHEDULES HERETO AS SUPPLEMENTED OR AMENDED)  OR THOSE CONTAINED IN THE AMENDED AND RESTATED LLC AGREEMENT AND/OR IN THE SUBSCRIPTION AGREEMENT AND/OR IN THE COMMERCIAL AGREEMENTS, PBF MEMBER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED PRIOR TO THE CLOSING DATE (ORALLY OR IN WRITING) TO ENI MEMBER, THE COMPANY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ENI MEMBER OR THE COMPANY BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF PBF MEMBER OR ANY OF ITS AFFILIATES).  ENI MEMBER (W) HAS HAD AN OPPORTUNITY TO DISCUSS THE COMPANY’S BUSINESS, MANAGEMENT AND FINANCIAL AFFAIRS WITH ITS MANAGEMENT AND TO REVIEW AND INSPECT THE PBF CONTRIBUTED ASSETS AND ALL PROPERTY AND THE ASSOCIATED RIGHTS UNDER THE CAUSA, (X) HAS COMPLETED ITS DUE DILIGENCE REGARDING THE SAME, (Y) IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IS RELYING SOLELY ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY SET FORTH HEREIN, IN THE AMENDED AND RESTATED LLC AGREEMENT, THE SUBSCRIPTION AGREEMENT AND THE COMMERCIAL AGREEMENTS, AS QUALIFIED BY ANY DISCLOSURE SCHEDULES, AND (Z) ACKNOWLEDGES, WITH RESPECT TO ANY PROJECTIONS, FORWARD-LOOKING STATEMENTS AND OTHER FORECASTS AND CERTAIN BUSINESS PLAN INFORMATION THAT ENI MEMBER MAY HAVE RECEIVED FROM PBF MEMBER OR ITS AFFILIATES, THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS, AND OTHER FORECASTS AND PLANS, AND THAT ENI MEMBER IS FAMILIAR WITH SUCH UNCERTAINTIES AND IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUECY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (IF ANY) SO FURNISHED TO IT (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SAME).  ENI MEMBER AND THE COMPANY (COLLECTIVELY, THE “WAIVING PARTIES”) ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE VI, THE PBF CONTRIBUTED ASSETS ARE BEING CONTRIBUTED TO THE COMPANY BY PBF MEMBER “AS IS”, “WHERE IS”, WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING TO WARRANTIES OF CONDITION.  WAIVING PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 6.24, PBF MEMBER HAS MADE NO REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OF IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OF FUTURE, OF, AS TO, OR INCLUDING: (A) THE CONDITION OR STATE OF REPAIR OF THE PBF CONTRIBUTED ASSETS, INCLUDING ANY CONDITION ARISING IN CONNECTION WITH THE GENERATION, USE, TRANSPORTATION, STORAGE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES (WHICH INCLUDES ALL SUBSTANCES LISTED AS SUCH BY APPLICABLE LAW, ALL POLLUTANTS OR CONTAMINANTS, WHETHER HARMFUL OR NOT, PETROLEUM AND NATURAL GAS AND THEIR COMPONENTS AND DISTILLATES, ASBESTOS AND NATURALLY-OCCURRING BUT HARMFUL SUBSTANCES SUCH AS METHANE OR RADON) ON, IN, UNDER, ABOVE, UPON OR IN THE VICINITY OF THE LAND; (B) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PBF CONTRIBUTED ASSETS, INCLUDING TO, THE STRUCTURAL ELEMENTS, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, PLUMBING, SEWAGE, AND UTILITY SYSTEMS AND FACILITIES; (C) THE QUALITY, NATURE, ADEQUACY OF SOIL COMPACTION, GRADING AND DRAINAGE; (D) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITIONS OF UTILITIES SERVING THE PBF CONTRIBUTED ASSETS; (E) THE DEVELOPMENT POTENTIAL OF THE PBF CONTRIBUTED ASSETS, THEIR MERCHANTABILITY, (F) THE ZONING OR OTHER LEGAL STATUS OF THE LAND; (G) THE PBF CONTRIBUTED ASSETS’ COMPLIANCE WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS, AND RESTRICTIONS OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON; (H) THE QUALITY OF ANY MATERIALS COMPRISING THE PBF CONTRIBUTED ASSETS; AND (I) THE CONDITION OF TITLE AND THE NATURE, STATUS AND EXTENT OF ANY LAND, SERVITUDE, PERMIT, RIGHT-OF-WAY, LEASE OR SUBLEASE, RIGHT OF REDEMPTION, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, COVENANT, CONDITION, RESTRICTION, AND ANY OTHER MATTER AFFECTING TITLE.  WAIVING PARTIES HEREBY ACKNOWLEDGE AND DECLARE RELIANCE SOLELY ON THEIR OWN TITLE EXAMINATION AND TITLE INSURANCE, WITH RESPECT TO THE LAND OR ANY IMMOVABLE (REAL) PROPERTY IMPROVEMENTS THEREON AND NOT ON ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, FROM PBF MEMBER, EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 6.24.  ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO THE PBF CONTRIBUTED ASSETS, ARE HEREBY DISCLAIMED BY PBF MEMBER AND ARE HEREBY EXPRESSLY WAIVED BY WAIVING PARTIES.  WAIVING PARTIES HEREBY EXPRESSLY WAIVE AND RENOUNCE ANY AND ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLE 2520, ET SEQ., THE WARRANTIES IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2500 (WARRANTY AGAINST EVICTION) AND LOUISIANA CIVIL CODE ARTICLE 2524 (WARRANTY AS TO FITNESS FOR ORDINARY USE), AND WAIVING PARTIES HEREBY RELEASE PBF MEMBER FROM ANY AND ALL LIABILITY WHATSOEVER IN CONNECTION THEREWITH.  THE PROVISIONS OF THIS SECTION ARE INTENDED TO BE FOR THE BENEFIT OF, AND SHALL BE ENFORCEABLE BY PBF MEMBER AND EACH OF ITS AFFILIATES AND ARE IN ADDITION TO, AND NOT IN SUBSTITUTION FOR ANY OTHER RIGHTS TO INDEMNIFICATION OR CONTRIBUTION THAT ANY SUCH PERSON OR ENTITY MAY HAVE BY CONTRACT OR OTHERWISE (IF ANY).

25

(B)       EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI OR THOSE FOUND IN THE AMENDED AND RESTATED LLC AGREEMENT AND/OR IN THE SUBSCRIPTION AGREEMENT, ENI MEMBER DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ENI MEMBER OR THE TRANSACTIONS, AND ENI MEMBER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ENI MEMBER OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI OR THOSE FOUND IN THE AMENDED AND RESTATED LLC AGREEMENT AND/OR IN THE SUBSCRIPTION AGREEMENT, ENI MEMBER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED PRIOR TO THE CLOSING DATE (ORALLY OR IN WRITING) TO PBF MEMBER OR THE COMPANY (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PBF MEMBER, THE COMPANY OR THEIR AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF ENI MEMBER OR ANY OF ITS AFFILIATES).

(C)         ALL REPRESENTATIONS AND WARRANTIES OF THE PARTIES SET FORTH IN ARTICLE VI AND THOSE FOUND IN THE AMENDED AND RESTATED LLC AGREEMENT AND/OR IN THE SUBSCRIPTION AGREEMENT SHALL EXPIRE TWENTY-FOUR (24) MONTHS AFTER THE CLOSING DATE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTION 6.14(B) OF THIS AGREEMENT (ENVIRONMENTAL MATTERS) WHICH SHALL SURVIVE INDEFINITELY, AND SECTION 6.7 OF THIS AGREEMENT (BROKERS), SECTION 6.9(A) AND 6.9(B) OF THIS AGREEMENT AND SECTION 2.10(A)(VII) OF THE AMENDED AND RESTATED LLC AGREEMENT (COMPLIANCE WITH LAWS) AND SECTION 6.17 OF THIS AGREEMENT (TAXES), WHICH SHALL SURVIVE UNTIL THE STATUTE OF LIMITATIONS (OR PRESCRIPTIVE PERIOD) APPLICABLE TO THE RELEVANT MATTER HAS EXPIRED.

ARTICLE VII
TAX MATTERS

Section 7.1      Transfer Taxes.  In the event that any transfer, documentary, sales, use, stamp, registration and other similar Taxes, if any, and any conveyance fees, recording charges and other similar fees and charges are incurred, including penalties and interest, in connection with the transactions described in Section 2.1 (“Transfer Taxes”), such Transfer Taxes shall be paid when due by PBF Member.  The Parties will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 7.2      Allocation of Certain Taxes.  PBF Member shall be allocated and bear all Taxes (including Asset Taxes and Income Taxes, if any) of the Company arising on account of the ownership or operation of the PBF Contributed Assets, in each case, for any Tax period (or portion thereof) ending prior to the Effective Date, and the Company shall be allocated and bear all Taxes (including Asset Taxes and Income Taxes) of the Company arising on account of the ownership or operation of the PBF Contributed Assets, in each case, for any Tax period (or portion thereof) beginning on or after the Effective Date.  For purposes of allocating any Taxes that are assessed for any Straddle Period, Taxes that are (i) based upon or related to income or receipts or imposed on a transactional basis shall be allocated to the portion of the Straddle Period in which the transaction giving rise to such Taxes occurred and (ii) ad valorem, property or other Taxes imposed on a periodic basis shall be allocated by assuming that an equal portion of such ad valorem, property or other Taxes for the entire Straddle Period are allocable to each day in such Straddle Period.

Section 7.3       Tax Treatment.  The Parties intend that, for U.S. federal Income Tax purposes, the Eni Initial Capital Contribution and the PBF Initial Capital Contribution be treated as (A) the formation of the Company as a newly-formed partnership pursuant to Rev. Rul. 99-5, 1999-1 C.B. 434, Situation 2, in which Eni Member and PBF Member will be the sole partners, (B) in the case of Eni Member, a contribution of the Eni Initial Capital Contribution to such newly-formed partnership pursuant to Section 721(a) of the Code, and (C) in the case of PBF Member, a contribution of the PBF Contributed Assets to such newly-formed partnership pursuant to Section 721(a) of the Code (subject to any liabilities assumed by such newly-formed partnership with respect to the PBF Contributed Assets, which shall be treated as “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5(a)(6)(i)), subject to Treasury Regulations Section 1.707-3 to the extent of the Eni Initial Capital Contribution.  For purposes of clause (C) of the preceding sentence, the Parties agree that the distribution of the Eni Initial Capital Contribution to PBF Member pursuant to Section 4.5(a) of the Amended and Restated LLC Agreement shall, to the maximum extent possible, be treated as a reimbursement of preformation capital expenditures pursuant to Treasury Regulations Section 1.707-4(d). The Parties shall not take any position that is inconsistent with the foregoing Tax treatment for any Tax purpose or in any Tax context, including in the preparation and filing of any Tax Return, the defense of any audit, examination or other Tax-related proceeding, or otherwise.

ARTICLE VIII
LIMITATIONS ON LIABILITY AND INDEMNITY

Section 8.1       Limited Waiver of Monetary Damages.  Except for:

(i)	the Excluded Liabilities,

(ii)	the surviving warranties and representations included in Article V and Article VI above,

(iii)	the warranties and representations included in Sections 3 and 4 of the Subscription Agreement;

26

(iv)	the warranties and representations included in Section 2.10 of the LLC Agreement,

(v)	the declarations and undertakings in Section 9.6 below, and

(vi)	the declarations and undertakings in Section 8.7(c) of the LLC Agreement

(collectively “Indemnifiable Losses”),

neither the Members nor the Company shall have any liability or obligation for any breach of this Agreement, the Subscription Agreement and/or the LLC Agreement except that each may specifically enforce the other Parties’ covenants in this Agreement, the Subscription Agreement and/or the LLC Agreement, as applicable.  The covenants of the Parties contained in this Agreement and the Subscription Agreement which continue beyond the Closing shall survive the Closing until fully performed.  Except for claims for monetary damages resulting from the breach of:

(i)	the declarations and undertakings in Section 9.6 below and/or in Section 8.7(c) of the LLC Agreement, and/or

(ii)	any warranties and representations included in Articles V and VI above, in Sections 3 and 4 of the Subscription Agreement and in Section 2.10 of the LLC Agreement,

during the survival period expressly set forth herein in accordance with Section 8.2, which, in the case of PBF Member and PBF LLC, shall be subject to the limitations in Section 8.3, specific enforcement of the other Parties’ respective covenants under this Agreement and/or the Subscription Agreement constitutes the sole remedy available to the Parties for breach of such covenants.

Section 8.2       Indemnity.

(a)          PBF LLC and PBF Member hereby agree to indemnify, defend, and hold harmless the Company, Eni Member, and their respective agents, affiliates, officers, successors, assigns, directors, and employees (“Eni Indemnitees”), from and against any and all claims, losses, liabilities, demands, actions, damages, expenses, and causes of action (including reasonable attorney’s fees, disbursements, and expenses), to the extent arising from, out of, or by reason of an Indemnifiable Loss.

(b)          Notwithstanding anything to the contrary contained in this Article VIII,

(i)
neither PBF LLC nor PBF Member shall be responsible for any Indemnifiable Loss arising out of a grossly negligent or willful act or omission or misconduct, occurring on or after the Closing, by the Company or the Eni Member or any of their Affiliates or any third party retained by such parties;

27

(ii)
with respect to any claims for Indemnifiable Losses arising out of any clean up, reclamation, removal or remediation associated with any Release or other matter subject to HSE Law, PBF LLC and PBF Member shall be deemed to have satisfied its obligation to indemnify the Eni Indemnitees to the extent that it undertakes, at its cost and expense, such clean up, reclamation, removal or remediation activity consistent with use or operations at the property prior to the Closing Date in accordance with applicable HSE Law or the requirements of the applicable Governmental Authority;

(iii)
for any Indemnifiable Losses arising out of a breach of the representations and warranties in Section 6.12, Section 6.14, Section 6.16, Section 6.17, Section 6.18, Section 6.19, Section 6.20 and Section 6.21 of this Agreement, the Company alone shall be entitled to receive the benefit of the indemnity set forth in Section 8.2, and for all other Indemnifiable Losses arising out of a breach the representations and warranties in the remaining provisions of Article VI, of the Subscription Agreement and/or of the LLC Agreement or a breach of a covenant under any such agreement, the Party that can demonstrate harm shall be entitled to receive such benefit; and

(iv)
Eni Member shall not be entitled to recover any Indemnifiable Losses (other than indirectly through recovery by the Company of such Indemnifiable Losses hereunder) if Eni Member is in default with respect to the payment of Eni Initial Capital Contribution to the Company in accordance with Section 2.2.

(c)        Eni and Eni Member hereby agree to indemnify, defend, and hold harmless the Company, PBF Member, and their respective agents, affiliates, officers, successors, assigns, directors, and employees (“PBF Indemnitees”) from and against any and all claims, losses, liabilities, demands, actions, damages, expenses, and causes of action (including reasonable attorney’s fees, disbursements, and expenses), to the extent arising from, out of, or by reason of a breach of the warranty and representation made by Eni Member in this Agreement as provided in Article VI herein, Section 4 of the Subscription Agreement and/or Section 2.10 of the LLC Agreement and the declarations and undertakings in Section 9.6 below.  Eni and Eni Member’s indemnification obligations under this Section 8.2(c) shall be subject to the same DeMinimis Threshold and Collective Indemnity Amounts set forth in Section 8.3(a) and the liability cap set forth in Section 8.3(b) below. Neither Eni nor Eni Member shall be responsible for any Indemnifiable Loss arising out of a grossly negligent or willful act or omission or misconduct, occurring on or after the Closing, by the Company or PBF LLC and/or the PBF Member or any of their Affiliates or any third party retained by such parties.

28

Section 8.3       Limitation of Liability.

(a)          Other than with respect to representations and warranties in Section 6.12, Section 6.14(b), and Section 6.17, as applicable, of this Agreement, Section 2.10(vii) of the LLC Agreement, the declarations and undertakings in Section 9.6 below and in Section 8.7(c) of the LLC Agreement, (in each case subject to Section 8.3(c) below), a breach of the representations and warranties deriving from PBF Member’s fraud or willful misconduct, and/or the Excluded Liabilities, which are not subject to the DeMinimis Threshold nor the Collective Indemnity Amount, PBF Member and PBF LLC shall not be obligated to indemnify the Eni Indemnitees pursuant to Section 8.2(a)(ii) unless and until (i) the amount of Indemnifiable Losses for each individual Claim of indemnity made exceeds $100,000 (the “DeMinimis Threshold”), it being agreed and understood that, for the purpose of determining the DeMinimis Threshold, individual Claims of the same nature shall be considered as a single Claim and the value of such Claims shall be considered in aggregate as a single Claim, and (ii) the amount of all Indemnifiable Losses subject to indemnity pursuant to Section 8.2(a)(ii) above the DeMinimis Threshold exceeds $1,000,000 (the “Collective Indemnity Amount”), in which event the Eni Indemnitees may recover all Indemnifiable Losses incurred.

(b)         Other than with respect to representations and warranties in Section 6.14(b) and Section 6.17, as applicable, and the Excluded Liabilities, which shall not be subject to the cap set forth in this Section 8.3(b), in no event shall PBF Member’s and PBF LLC’s collective maximum aggregate liability under this Agreement for Indemnifiable Losses or any Claim made with respect to this Agreement against PBF Member or PBF LLC exceed $83,500,000; provided, however, that should PBF Member have failed to contribute to the Company the assets that, taken together with the Company’s rights under the Commercial Agreements, constitute all of the physical assets, including infrastructure support, necessary for the commercial operation of the Renewable Diesel Facility, then PBF Member and PBF LLC shall promptly transfer such asset or procure for the Company, at their own cost and expense, any such physical asset, so as to render the representations and warranties in Section 6.12 true and correct and avoid a Claim for indemnification under this Article VIII.

(c)          In no event shall any Indemnitee be entitled to duplicate compensation with respect to the same Indemnifiable Loss under more than one provision of this Agreement or the Ancillary Agreements. In accordance therewith, notwithstanding anything herein to the contrary, neither the Company nor any other Member shall have the right to, and shall not, make any claim against any Party hereunder in relation to an Indemnifiable Loss if any such Claim is made for the same breach against such Party or any of its Affiliates under the Subscription Agreement, the LLC Agreement and/or any of the Commercial Agreements, provided that the Indemnitee shall be free to decide whether to raise the Claim under this Agreement or any of the Subscription Agreement, the LLC Agreement and/or any of the Commercial Agreements, without duplication of indemnification.

(d)         NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE OR RESPONSIBLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS OR REVENUES INCURRED THEREBY THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY, EXCEPT TO THE EXTENT ANY PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.

29

Section 8.4      Claims Process.

(a)          In the event that: (i) any Claim is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to an obligation of any Party (the “Indemnifying Party”) to indemnify any other Party (the “Indemnified Party”) under the terms of this Agreement (such Claim, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall, within sixty (60) days after it becomes aware of a Third Party Claim, or facts supporting a Direct Claim (in each case, the “Claim Period”), provide written notice to the Indemnifying Party specifying the nature of such Claim and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of the Losses involved) (a “Claim Notice”), together with copies of all notices and documents served on or received by the Indemnified Party in the case of a Third Party Claim.  Notwithstanding anything herein to the contrary, if the Indemnified Party fails to provide a Claim Notice to the Indemnifying Party of a Third Party Claim or Direct Claim during the applicable Claim Period, unless such Claim is with respect to a breach of the representations and warranties in Section 6.12, Section 6.14(b) or Section 6.17, as applicable, or the Excluded Liabilities, the Indemnifying Party shall be deemed to have waived all rights against the Indemnify Party for indemnification under Article VIII with respect to such Third Party Claim or Direct Claim, as applicable.  If the Indemnified Party fails to provide a Claim Notice to the Indemnifying Party of a Third Party Claim or Direct Claim involving a breach of the representations and warranties in Section 6.12, Section 6.14(b) or Section 6.17, as applicable, or the Excluded Liabilities, during the applicable Claim Period, the Indemnified Party’s recovery under any such Claim shall be subject to a reduction in the amount of indemnification only to the extent that the Indemnifying Party suffers actual damages resulting from the failure of the Indemnified Party to provide a Claim Notice within the Claim Period.

(b)          In the event of a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim and be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below); provided, however, that such counsel is acceptable to the Indemnified Party, acting reasonably.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Third Party Claim which the Indemnifying Party defends, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.  No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless, in the case of clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

30

(c)          In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party, in writing, within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such claim.  From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its Representatives reasonable access to the books, records, employees, Representatives and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates.

Section 8.5      Guarantee of Obligations of the Company.  PBF Member hereby guarantees the performance of all obligations of the Company outlined in this Agreement.  PBF Member also guarantees all warranties and representations made by the Company in this Agreement and, subject to Section 8.3, PBF Member shall be liable to Eni Member and the Company for damages sustained as a result of any and all breaches of warranties and representations made by the Company in this Agreement as provided in Article V herein.

ARTICLE IX
COVENANTS; MISCELLANEOUS

Section 9.1     Notice.  All notices and communications required or permitted to be given hereunder (excluding service of process) shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, or (d) sent by email transmission, and, in each case, addressed to the appropriate party hereto at the address for such party shown below:

If to the Company:

St. Bernard Renewables LLC
c/o PBF Green Fuels LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Trecia Canty, SVP and General Counsel
Email: trecia.canty@pbfenergy.com

with a copy (which shall not constitute notice) to:

St. Bernard Renewables LLC
c/o PBF Green Fuels LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Bill Buggie, VP Business Development
Email: bill.buggie@pbfenergy.com

31

If to PBF Member:

PBF Green Fuels LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Trecia Canty, SVP and General Counsel
Email: trecia.canty@pbfenergy.com

with a copy (which shall not constitute notice) to:

PBF Green Fuels LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Bill Buggie, VP Business Development
Email: bill.buggie@pbfenergy.com

If to Eni Member:

[●]
[●]
[●]
Attention: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Eni S.p.A
Piazza Ezio Vanoni, 1
San Donato Milanese (MI)  20097
Attention: Augusto Ruggeri, Head M&A Energy Evolution
Email: augusto.ruggeri@eni.com

And to:

Eni Sustainable Mobility S.p.A.
Viale Giorgio Ribotta, 51
Rome (RM) 00144
Attention: Andrea Mastropietro, Head International Business Development
Email: andrea.mastropietro@eni.com

If to Chalmette Refining, LLC:

Chalmette Refining, L.L.C.
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Trecia Canty, SVP and General Counsel
Email: trecia.canty@pbfenergy.com

with a copy (which shall not constitute notice) to:

Chalmette Refining, L.L.C.
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attention: Bill Buggie, VP Business Development
Email: bill.buggie@pbfenergy.com

32

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, during normal business hours, or on the next Business Day if delivered after business hours, (ii) on the date sent via email if sent prior to 6:00 p.m. Central Time on such date, or on the next Business Day if sent by email after that time, or (iii) when received by the addressee via an overnight courier or the U.S. Mail, as the case may be.  A Party may change the address, email address, and individuals to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 9.1.

Section 9.2   Entire Agreement; Conflicts.  THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AND THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SUCH PARTIES AND THEIR RESPECTIVE AFFILIATES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES OR THEIR RESPECTIVE AFFILIATES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AND THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, AND NO PARTY OR SUCH PARTY’S AFFILIATES SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED OTHER REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.

Section 9.3    Public Announcements.  No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Parties, except if such announcement or other communication is required by applicable Law, in which case, to the extent permitted by Law, the disclosing Party shall use its reasonable efforts to coordinate or communicate such announcement or communication with the other Parties prior to announcement or issuance.

Section 9.4     Confidentiality.  This Agreement is confidential to the Parties and their Representatives and is subject to the Confidentiality Agreement between PBF Energy Inc. and Eni SpA dated September 12, 2022 (the “Confidentiality Agreement”).  The Confidentiality Agreement shall terminate upon the Closing as it relates solely to the Evaluation Material (as defined in the Confidentiality Agreement) and the transactions contemplated by this Agreement and the other documents identified hereunder; provided, however, that such termination of the Confidentiality Agreement shall not relieve any Party hereto from liability for a breach of such agreement prior to the termination thereof.

33

Section 9.5      Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the Transactions and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.  From time to time following the Closing, the Parties shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, as reasonably necessary or appropriate to assure to the Parties, their Affiliates and their respective successors and permitted assigns, the benefits, rights and obligations of such Party under this Agreement and the Ancillary Agreements, and to otherwise make effective the Transactions.

Section 9.6      Compliance Undertakings.

(a)          Each Party declares that it has adopted appropriate policies for assessing, monitoring and combatting the risk of breaching Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Party and that all discussions, activities and negotiations preliminary to this Agreement, the Ancillary Agreements to which the declaring Party is party to, and the Transactions have been conducted in compliance with such Party’s policies.

(b)          Each Party agrees that any failure to comply with Anti-Corruption Laws and/or Anti-Money Laundering Laws in connection with the subject matter of this Agreement and/or under Section 8.7(c) of the LLC Agreement shall be deemed as a material breach of this Agreement and/or of the LLC Agreement, as applicable, and shall entitle the other Party to indemnification in relation to all damages arising from such breach, irrespective of any provision to the contrary contained in this Agreement, the Subscription Agreement, the Amended and Restated LLC Agreement and/or any Commercial Agreement, within the maximum Liability Cap in Section 8.3(b) above and subject to the limitations and thresholds in Article VIII; provided that any liability deriving therefrom shall be without duplication of the same Claim a Party may have under each such agreement.

Section 9.7     Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions.

Section 9.8     Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law, will be cumulative and not alternative.

Section 9.9      Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each of the Parties.

34

Section 9.10    No Third Party Beneficiary; No Affiliate Liability.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.  In no event shall any named Party to this Agreement have any shared or vicarious liability for the actions or omissions of any other Person unless such Person is directly representing one of the Parties.  The Parties agree, to the fullest extent permitted by Law, that none of their respective Affiliates or agents shall have any liability or responsibility whatsoever under this Agreement to any the other Party or its respective Affiliates or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise), except as provided in a guaranty.

Section 9.11    Assignment; Binding Effect.  Any Party may assign its rights and obligations hereunder to an Affiliate, but such assignment shall not release such Party from its obligations hereunder, and PBF Member may, without obtaining the consent of any other Party, assign its rights and obligations hereunder in connection with a transfer under Section 11.4 of the Amended and Restated LLC Agreement.  Any tax liability related to any Party’s assignment of its rights and obligations to an Affiliate shall be the sole responsibility of the assigning Party.  Except as provided above, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempt to do so will be void.  Subject to this Section 9.11, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 9.12     Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 9.13    Invalid Provisions.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  Upon the Parties or a Governmental Authority’s determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, (a) the Parties shall agree to substitute a suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

Section 9.14   Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 9.15    Time is of the Essence.  Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

35

 Section 9.16   Governing Law; Consent to Jurisdiction.

(a)      THIS AGREEMNT AND ALL DISPUTES UNDER OR RELATED TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO, OR GIVING EFFECT TO, THE APPLICATION OF DELAWARE CHOICE OF LAW RULES.

(b)         IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMNT, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN WILMINGTON, NEW CASTLE COUNTY, DELAWARE, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE OBLIGATIONS OF THE PARTIES HEREUNDER.

(c)        EACH PARTY AGREES TO WAIVE ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING, INCLUDING ANY APPEAL THEREOF.

(d)        EACH PARTY AGREES THAT (I) ALL SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND (II) THAT EACH OTHER PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

[Signature pages follow]

36

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the Closing Date.

ST. BERNARD RENEWABLES LLC
By:
Name:
Title:

[Signature Page to Contribution Agreement]

PBF GREEN FUELS LLC
By:
Name:
Title:

[Signature Page to Contribution Agreement]

[ENI MEMBER]
By:
Name:
Title:

[Signature Page to Contribution Agreement]

PBF ENERGY COMPANY LLC, solely as it relates to its obligations and rights under Article VIII
By:
Name:
Title:

[Signature Page to Contribution Agreement]

[ENI] , solely as it relates to its obligations and rights under Article VIII
By:
Name:
Title:

[Signature Page to Contribution Agreement]

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Agreement”), dated [●], 2023 (the “Effective Date”), is by and between PBF Green Fuels LLC, a Delaware limited liability company (“PBF Member”), and St. Bernard Renewables LLC, a Delaware limited liability company (“Company”).  All capitalized terms used but not otherwise defined herein shall have the meaning attributed thereto in the Contribution Agreement (as defined below).

WITNESSETH:

WHEREAS, pursuant to that certain Contribution Agreement, dated as of the Effective Date (the “Contribution Agreement”), by and among, among others, PBF Member, [●], a [Delaware limited liability company], and Company, PBF Member agreed to contribute, convey, assign, transfer and deliver the PBF Contributed Assets to Company as its Capital Contribution to the Company on the terms and conditions set forth in the Contribution Agreement;

WHEREAS, pursuant to Section 3.1 of the Contribution Agreement, Company has agreed that at the Closing under the Contribution Agreement, in connection with its acceptance of the PBF Contributed Assets, Company will assume and agree to perform and discharge the Assumed Liabilities;

WHEREAS, Section 4.2(a) and Section 4.4(a) of the Contribution Agreement contemplate the execution and delivery of this Agreement at Closing.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and in the Contribution Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Contribution of the PBF Contributed Assets.  Without limiting the instrument of conveyance contemplated by the Contribution Agreement contributing Owned Land and the Contributed Improvements and Personalty to Company, PBF Member hereby contributes, conveys, assigns, transfers and delivers to Company, and its successors and assigns, and Company hereby accepts and assumes, subject to, and upon the terms and conditions of the Contribution Agreement, all of PBF Member’s right, title and interest in and to the PBF Contributed Assets.  Such contribution, assignment and assumption is made in accordance with and subject to the representations, warranties, covenants, indemnities, limitations and provisions contained in the Contribution Agreement.

2.          Assignment of Assumed Liabilities.  PBF Member does hereby assign to Company the Assumed Liabilities, Company hereby accepts such assignment, and assumes and hereby agrees to pay, perform and discharge, as and when due, the Assumed Liabilities.  Such assignment and assumption is made in accordance with and subject to the representations, warranties, covenants, indemnities, limitations and provisions contained in the Contribution Agreement.

3.          Relationship with Purchase Agreement.  Nothing in this Agreement shall be deemed to supersede, diminish, enlarge or modify any of the provisions of the Contribution Agreement, all of which survive the execution and delivery of this Agreement as provided and subject to the limitations set forth in the Contribution Agreement.  In the event of any conflict or inconsistency between the terms of the Contribution Agreement and the terms hereof, the terms of the Contribution Agreement shall govern and control.

4.          Binding Agreement; Governing Law, Forum.  This Agreement and the provisions herein contained shall be binding upon and inure to the benefit of PBF Member, Company and their respective successors and assigns.  Section 9.15 of the Contribution Agreement is hereby incorporated by reference as if fully set forth herein with respect to the terms of this Agreement.

5.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

PBF MEMBER:
PBF GREEN FUELS LLC
By:
Name:
Title:

COMPANY:
ST. BERNARD RENEWABLES LLC
By:
Name:
Title:

Exhibit B

FORM ACT OF CONTRIBUTION AND CONVEYANCE AND BILL OF SALE

This Act of Contribution (this “Agreement”) is made and entered into [●], 2023, by and among PBF Green Fuels LLC, a Delaware limited liability company (“PBF Member”), and St. Bernard Renewables LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”).  PBF Member and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, pursuant to that certain Contribution Agreement of even date herewith (the “Contribution Agreement”) by and among, among others, PBF Member, [●], a [Delaware limited liability company], and Company, PBF Member has agreed to contribute, convey, assign, transfer and deliver the PBF Initial Capital Contribution (defined in the Contribution Agreement and below) to the Company as its capital contribution to the Company on the terms and conditions set forth in the Contribution Agreement;

WHEREAS, the Company is willing to accept the PBF Member’s right, title, and interest in and to the PBF Initial Capital Contribution and the Company is also willing to acquire from PBF Member the PBF Contributed Assets (defined in the Contribution Agreement and Schedule 1 attached hereto) in connection therewith; and

WHEREAS, Section 4.2(b) and Section 4.4(b) of the Contribution Agreement contemplate the execution and delivery of this Agreement at the closing of the transaction contemplated by the Contribution Agreement.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and in the Contribution Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.          Contribution of the PBF Contributed Assets.  PBF Member hereby contributes, conveys, assigns, transfers and delivers to the Company (the “PBF Initial Capital Contribution”), free and clear of liens (except for Permitted Liens shown on Exhibit A attached hereto), and its successors and assigns, and Company hereby accepts and assumes, subject to, and upon the terms and conditions of the Contribution Agreement, all of PBF Member’s right, title and interest in and to the PBF Contributed Assets.  Such contribution, assignment and assumption is made in accordance with and subject to the representations, warranties, covenants, indemnities, limitations and provisions contained in the Contribution Agreement.

2.           Relationship with Contribution Agreement.  Nothing in this Agreement shall be deemed to supersede, diminish, enlarge or modify any of the provisions of the Contribution Agreement, all of which survive the execution and delivery of this Agreement as provided and subject to the limitations set forth in the Contribution Agreement.  In the event of any conflict or inconsistency between the terms of the Contribution Agreement and the terms hereof, the terms of the Contribution Agreement shall govern and control.

3.           Bill of Sale.  For any of the PBF Contributed Assets that may be considered movable property under Louisiana law, this instrument shall also be construed as a bill of sale transferring title to such assets.

4.         No Vendor’s Privilege.  The transaction described and created hereby shall not be construed as creating any vendor’s privilege or resolutory condition, and to the extent any may be created, the same is hereby expressly waived and renounced.

5.           Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective heirs, legatees, successors and assigns.

6.            Binding Agreement; Governing Law, Forum.  This Agreement and the provisions herein contained shall be binding upon and inure to the benefit of PBF Member, Company and their respective successors and assigns.  Section 9.15 of the Contribution Agreement is hereby incorporated by reference as if fully set forth herein with respect to the terms of this Agreement.

7.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

[Signature Page Follows]

THUS DONE AND PASSED BY PBF Member in ____________, ____________, on the ____ day of ___________, 2023, in the presence of the undersigned competent witnesses, who have hereunto signed their names, together with the appearers and me, Notary, after due reading of the whole.

Witnesses:	PBF Member:

PBF Green Fuels LLC, a Delaware limited liability company

Print Name:
By:
Name:
Title:

Print Name:

Notary Public
Print Name:
Bar/Commission No.:
My Commission Expires:

[Signatures continued on following page]

THUS DONE AND PASSED BY the Company in ____________, ____________, on the ____ day of ___________, 2023, in the presence of the undersigned competent witnesses, who have hereunto signed their names, together with the appearers and me, Notary, after due reading of the whole.

Witnesses:	Company:

St. Bernard Renewables LLC, a Delaware limited liability company

Print Name:
By:
Name:
Title:

Print Name:

Notary Public
Print Name:
Bar/Commission No.:
My Commission Expires:

EXHIBIT D

FORM OF CONSTRUCTION MANAGEMENT AGREEMENT
CONSTRUCTION MANAGEMENT AGREEMENT

between

CHALMETTE REFINING, L.L.C.

and

ST. BERNARD RENEWABLES LLC

Dated as of [●], 2023

i

6.7	Survival	30

ARTICLE 7 Force Majeure		30
7.1	Force Majeure	30

ARTICLE 8 Assignments		31
8.1	Assignment by Construction Manager	31
8.2	Assignment by Owner	28
8.3	Terms of Assignment	28

ARTICLE 9 Term and Termination		31
9.1	Term	31
9.2	Termination by Owner	31
9.3	Termination by Construction Manager	31
9.4	Amount Payable	31

ARTICLE 10 Notices		31
10.1	Addresses for Notice	31
10.2	Effectiveness	32
10.3	Changes	33

ARTICLE 11 Other Provisions		33
11.1	Governing Law	33
11.2	Exclusiveness of Remedies	33
11.3	Dispute Resolution	33
11.4	Expert Proceedings	34
11.5	Counterparts	35
11.6	Binding on Successors	35
11.7	Modification; Waiver	35
11.8	No Partnership	36
11.9	Severability	36
11.10	No Third Party Beneficiaries	36
11.11	Further Assurances	36
11.12	Survival	36
11.13	Waiver of Jury Trial	36
11.14	Entire Agreement	36

LIST OF EXHIBITS

EXHIBIT A - SCOPE-OF-WORK
EXHIBIT B - PROJECT SCHEDULE
EXHIBIT C - PROJECT BUDGET
EXHIBIT D-1 – CONSTRUCTION MANAGER INSURANCE PROGRAM
EXHIBIT D-2 – CONTRACTOR INSURANCE PROGRAM
EXHIBIT E – FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
SCHEDULED 3.1(b) – OUTSTANDING PAYMENTS TO CONSTRUCTION MANAGER NOT YET REIMBURSED

ii

CONSTRUCTION MANAGEMENT AGREEMENT

This CONSTRUCTION MANAGEMENT AGREEMENT (this “Agreement”), dated as of [●], 2023 (the “Effective Date”), is by and between CHALMETTE REFINING, L.L.C., a Delaware limited liability company (in its capacity as construction manager under this Agreement, “Construction Manager”), and ST. BERNARD RENEWABLES LLC, a Delaware limited liability company (“Owner”).  Construction Manager and Owner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.          Owner desires to engage Construction Manager to Manage (as hereinafter defined) the Design (as hereinafter defined), Procurement (as hereinafter defined), and Construction (as hereinafter defined) of the equipment, storage tank(s), piping, electrical facilities, control systems, site civil/structural works, and other related construction required for the receipt and delivery of a renewable diesel facility to produce 20,000 barrels per day of Product on the land acquired or leased at the Chalmette Refinery (the “Renewable Diesel Facility”) under the provisions of this Agreement.

B.          Concurrently herewith, in each case as of the Effective Date: (a) the PBF Member (as hereinafter defined) and the Eni Member (as hereinafter defined), are entering into the LLC Agreement (as hereinafter defined), (b) Owner, Chalmette Refining, L.L.C., and Chalmette Refining Services Company LLC, are entering into the Common Asset Use and Servitude Agreement (as hereinafter defined), and (c) Owner and the Operator (as hereinafter defined) are entering into the Operating Agreement (as hereinafter defined).

C.          Under the terms and conditions set forth herein, Construction Manager desires to undertake and perform the Management of the Design, Procurement, and Construction, for the sole benefit (and on behalf) of Owner, in connection with the Renewable Diesel Facility and all other services described in Section 3.1 and Exhibit A - Scope of Work (collectively, the “Services”), pursuant to the Project Schedule (as hereinafter defined, with an initial draft in Exhibit B), and Project Budget (as hereinafter defined, with an initial draft in Exhibit C).

Agreement

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, make the promises and covenants as follows:

ARTICLE 1
Definitions and Construction

1.1          Definitions.  The following terms when used in this Agreement have the meanings given to them below:

“AAA” is defined in Section 11.4(b).

“Acceptance Certificate” is defined in Section 2.7(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or under common Control with, another Person.  For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, (i) none of Owner or any of its Subsidiaries shall be considered an “Affiliate” of any of Construction Manager, a Member, CRSC or their Affiliates and (ii) except as otherwise provided, any master limited partnership or joint venture that is Controlled by a parent of a Member shall be an “Affiliate” of such member hereunder.

“Agreed Facilities Construction Budget” has the meaning set forth in the LLC Agreement.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the LLC Agreement, the Subscription Agreement, the Contribution Agreement, the Operating Agreement, the CAUSA, the Omnibus Agreement and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing (as defined in the Contribution Agreement).

“Anti-Corruption Laws” means, with respect to a Party, all applicable provisions of the FCPA, and the requirements and prohibitions pertinent to the activities in question in the U.K. Bribery Act 2010 and all other anti-corruption and/or anti-bribery Laws applicable to such Party or any of its Affiliates.

“Anti-Money Laundering Laws” or “AML” means all the applicable national anti-money laundering Laws of the countries in which the relevant Party operates.

“Assignment Agreement” means an Assignment and Assumption Agreement in the form of Exhibit E attached hereto executed by and between Construction Manager and Owner under which Construction Manager assigns the rights and/or obligations under specified Construction Contracts in its name to Owner, and Owner assumes the rights and/or obligations thereunder, in the event Construction Manager elects to do so under Section 3.1 herein.

“Audit Period” is defined in Section 4.7(b).

“Bankruptcy” means, with respect to any Person: (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (ii) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (iii) the expiration of ninety (90) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future applicable Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such ninety (90) day period.

2

“Business Day” means a day, other than a Saturday or Sunday, on which banks in Louisiana and New Jersey are not authorized or required by law to be closed.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve consecutive Calendar Months commencing on the first day of January and ending on the following thirty-first day of December, according to the Gregorian calendar.

“Chalmette Refinery” means the refining facility and associated land and facilities required to produce and distribute refined products located in and near Chalmette, Louisiana, owned and operated by CRC.

“Chalmette Refinery Change in Control” means the occurrence of any of the following events which result in a change of Control: (i) an acquisition of CRC and CRSC by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of such Person), or (ii) a sale of all or substantially all of the assets comprising the Chalmette, Louisiana refinery and the assets owned by CRSC.

“Change Order” means a change to the scope of the Services that occurs under a Construction Contract, a subcontract, or under an agreement with a Vendor.

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“CM Performance Standard” is defined in Section 3.8.

“Commercial Operation Date” means, with respect to any Phase, the date on which the Phase of the Renewable Diesel Facility: (i) has been commissioned and is delivering Product for commercial purposes in compliance with requirements of the Construction Documents, (ii) meets all applicable construction tests in compliance with requirements of the Construction Documents, and (iii) has received all Government Approvals required by applicable Law.

3

“Common Asset Use and Servitude Agreement” or “CAUSA” means that certain Common Asset Use and Servitude Agreement (including all agreements contemplated thereby or entered into therewith), dated as of the Effective Date, by and among Chalmette Refining Services LLC, Chalmette Refining, L.L.C., and Owner, as amended from time to time.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings, forecasts, strategies, and other non-public business, technological, and financial information.

“Construction” and its derivatives mean all activities and services relating to the construction, including negotiating and contracting with, management and supervision of contractors, the negotiation and acquisition of required Government Approvals and any environmental remediation required due to the construction of the Renewable Diesel Facility or any Phase thereof, but excluding Design and Procurement activities.

“Construction Contract” means a contract entered into (prior to the Effective Date) or to be entered into (after the Effective Date) by  Construction Manager (in its own name or in the name of its Affiliates) and one or more Contractors for the design and engineering of, procurement for, and/or construction of the Renewable Diesel Facility or any Phase thereof in accordance with the Construction Documents.

“Construction Documents” means the drawings, specifications, and addenda pursuant to which the Renewable Diesel Facility or any Phase thereof is being constructed by the Construction Contractors and Subcontractors.

“Construction Manager Party” or “Construction Manager Parties” means Construction Manager, its Affiliates, and its and their members, managers, officers, directors, employees, agents, and representatives.

“Contractor” means one or more contractors selected by Construction Manager to perform the design and engineering of, procurement for, and/or construction, of the Renewable Diesel Facility or any Phase thereof.

“Contractor Mechanical Completion Certificate(s)” means Construction Manager’s acceptance certificate(s) issued to a Contractor in connection with a Construction Contract when the Contractor completes or achieves the requirements of Mechanical Completion in accordance with its respective Construction Contract.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Effective Date, by and among Owner and the Members, as amended from time to time.

4

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (ii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (iii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (iv) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than fifty (50%) of the equity interests in such Person having voting rights, whether by contract or otherwise.

“CRC” means Chalmette Refining L.L.C., a Delaware limited liability company.

“CRSC” means Chalmette Refining Services Company LLC, a Delaware limited liability company.

“Default Rate” means the lesser of the prime rate (as published in the “Money Rates” column of The Wall Street Journal, or if such rate is no longer published the successor rate reasonably determined by Construction Manager) plus 300 basis points or the maximum rate allowed by law per annum.

“Design” and its derivatives mean all activities relating to the engineering, planning and design of the Renewable Diesel Facility or any Phase thereof.

“Dispute” is defined in Section 11.3(a).

“Dispute Notice” is defined in Section 11.3(b).

“Dispute Response” is defined in Section 11.3(c).

“Effective Date” is defined in the Preamble of this Agreement.

“Emergency” means a sudden or unexpected event which causes, or imminently risks causing, (i) damage to any of the Renewable Diesel Facility, other property of Owner within reasonable proximity of the Renewable Diesel Facility or the property of a Third Party, (ii) death of or injury to any Person, (iii) damage or substantial risk of damage to natural resources or the environment, or (iv) material and unforeseen non-compliance with any applicable Law, in each case, which event relates to or impacts the Renewable Diesel Facility and is of such a nature that a response cannot, in the discretion of Construction Manager reasonably exercised, await the decision of Owner.  For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Emergency Expenditure” means any cost or expenses made by Construction Manager in connection with an Emergency.

5

“Eni Member” has the meaning set forth in the LLC Agreement.

“EPA” means the Environmental Protection Agency or its successor entity.

“Excess Project Costs” is defined in Section 4.4(d).

“Excused Delay”  means any delay in meeting the Project Schedule that results from (i) Change Orders approved in accordance with this Agreement, (ii) Change Orders to which the Contractors or their Subcontractors are entitled under the Construction Contracts, (iii) Force Majeure Events or Emergencies.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Final Acceptance” is defined in Section 2.9(c)(ii).

“Final Acceptance Certificate” is defined in Section 2.9(c)(ii).

“Final Completion” is defined in Section 2.9.

“Final Completion Notice” is defined in Section 2.9(c)(i).

“Force Majeure Event” means any act, event, circumstance or combination of the foregoing that is not reasonably within the control of, and that prevents, interferes with, or delays the performance by, a Party (in whole or in part) of any of its obligations under this Agreement, including but not limited to events such as: breakdown of machinery or equipment, fire, explosions, hurricane, inclement weather, war (whether declared or not), riot, revolution, insurrection, pandemic, epidemic, civil disturbance, act of the public enemy, blockade, general labor disturbance or strike, compliance with a request or order of any Governmental Authority having jurisdiction over the matter at issue (including, without limitation, if applicable, EPA and OSHA), or shortage in raw material, transportation, power or manufacturing capacity from the Party’s then-contemplated source of supply, in all cases, to the extent that the relevant event is not caused by acts or omissions of the Party (or any of its Affiliates) invoking the Force Majeure Event or is not the result of a breach of such Party’s obligations under this Agreement.

“Force Majeure Notice” is defined Section 7.1(a).

“Force Majeure Party” is defined Section 7.1(a).

“Force Majeure Period” is defined Section 7.1(a).

“Force Majeure Termination Notice” is defined Section 7.1(b).

“Former Construction Manager” is defined Section 2.6.

“Governmental Approvals” means any authorization, consent, approval, license, ruling, permit, tariff, rate, certificate, exemption, filing or registration by or with any Governmental Authority, relating to the development, construction, operation or maintenance of the Renewable Diesel Facility.

6

“Governmental Authority” means any Federal, State, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Negligence” shall have the meaning as determined under Louisiana law.

“JV Officer” means either the General Manager or any Vice President of Owner.

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liability” (or “Liabilities”) is defined in the LLC Agreement.

“Liability Cap” means $10,000,000.

“Liability Claim” is defined in Section 6.1(a).

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of St. Bernard Renewables LLC, dated as of the Effective Date, as amended from time to time.

“Manage” or “Management” and their respective derivatives mean performing, on Owner’s behalf, the day-to-day management and administration of the Design, Procurement, and Construction for the Renewable Diesel Facility or any Phase thereof until Final Acceptance, including (i) the selection and management of Contractors, (ii) the acquisition by or on behalf of Owner of any required Governmental Approvals, (iii) the management of Project Costs, and (iv) the conduct by Owner of any environmental remediation required in connection with the Construction of the Renewable Diesel Facility.

“Mechanical Acceptance” is defined in Section 2.7(c)(ii).

“Mechanical Acceptance Certificate” is defined in Section 2.7(c)(ii).

“Mechanical Completion” is defined in Section 2.7(a).

“Mechanical Completion Notice” is defined in Section 2.7(c)(i).

“Member” is defined as the PBF Member and the Eni Member.

“Negotiation Period” is defined in Section 11.3(c).

7

“Omnibus Agreement” means that certain Omnibus Corporate Services Agreemented, dated as of the Effective Date, by and between Owner and PBF Holding Company LLC, as amended from time to time.

“OSHA” means the Occupational and Health Safety Administration or its successor entity.

“Operating Agreement” means that certain Operating Agreement by and between CRC and St. Bernard Renewables LLC, dated as of the Effective Date, as amended from time to time.

“Operator” means CRC and any successor operator under the Operating Agreement.

“Owner Parties” means Owner, its Affiliates, and its and their members, shareholders, managers, officers, directors, employees, agents, representatives, contractors (other than Construction Manager), and subcontractors, but specifically excluding from this definition any Construction Manager Parties.

“Owner Party” means any of Owner Parties.

“Party” and “Parties” are defined in the Preamble of this Agreement.

“PBF Member” has the meaning set forth in the LLC Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Phase” means a phase of the construction of the Renewable Diesel Facility as described on Exhibit B.

“Punch List” is defined in Section 2.7(c)(iv).

“Procurement” and its derivatives mean all activities relating to the procurement of services, materials, equipment and construction equipment necessary for the Design, and/or Construction of the Renewable Diesel Facility or any Phase thereof.

“Product” means Renewable Diesel.

“Project Agreements” shall mean this Agreement, the LLC Agreement, the CAUSA, and the Operating Agreement.

“Project Budget” means the initial budget attached as Exhibit C and approved by Owner, setting out the estimated aggregate cost/expense of performing the Services and completing the Renewable Diesel Facility plus an additional ten percent (10%) contingency amount, as such budget may be increased from time to time in accordance with this Agreement, with each such increase to include a ten percent (10%) contingency amount. For avoidance of doubt, the Project Budget categories and other budget or Phase line items are for informational purposes only.

8

“Project Costs” means all of the actual (i) costs and expenses internal to Construction Manager (including, without limitation, the wages, bonuses, salaries, and benefits of Construction Manager personnel) for services directly related to the Design, Procurement, Construction, and/or commissioning of the Renewable Diesel Facility or any Phase thereof, and (ii) costs and expenses paid to third parties to perform the Services and/or perform the Design, Procurement, Construction, and/or commissioning of the Renewable Diesel Facility or any Phase thereof on or prior to later to occur of the Commercial Operation Date or the date of Final Acceptance of the last Phase to be completed, including any and all costs arising from the Construction Contracts and/or from claims of the Contractors. For the sake of clarity, all activities and Services necessary to the achievement of the performance guarantees as defined in the UOP Ecofining Agreement and in Desmet PTU Agreement are included.

“Project Schedule” means the schedule approved by Owner and as attached Exhibit B for the timing of the performance of the various phases of the Services and providing the Target Date for Mechanical Completion of each Phase of the Renewable Diesel Facility, as such schedule may be revised from time to time in accordance with this Agreement.

“Project Scope” means a detailed description of the Renewable Diesel Facility’s work activities, capabilities/capacities, and deliverables as more fully identified in Exhibit A.

“Recovery Claim” is defined in Section 6.1(b).

 “Removal Event” is defined in Section 2.4.

“Removal Notice” is defined in Section 2.4.

“Renewable Diesel” means a diesel fuel that is produced from non-petroleum renewable resources but is not a monoalkylester and that is registered as a motor vehicle fuel or fuel additive under Title 40, part 79 of the Code of Federal Regulations including the renewable portion of a diesel fuel derived from co-processing biomass with a petroleum feedstock.

“Renewable Diesel Facility” means a renewable diesel manufacturing facility (including associated pipelines and auxiliary facilities) to produce 20,000 barrels per day of Renewable Diesel to be constructed by Owner on the land acquired or leased at the Chalmette Refinery.

“Sanctioned Person” means any person with whom dealings are prohibited or otherwise result in exposure to punitive measures under any Sanctions.

“Sanctions” means economic and financial sanctions administered or enforced by the United States of America, the United Nations, the United Kingdom, the European Union, or any governmental or regulatory authority, institution or agency of any of the foregoing including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control or the United States Department of State (including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, and the European Union and His Majesty’s Treasury.

“Services” is defined in Recital C.

9

“Subcontractor” means any third-party supplying services for any part of the Services pursuant to a contract with the Contractor.

“Subscription Agreement” means that certain Subscription Agreement, dated as of February __, 2023, by and among Owner and the Members.

“Successor Construction Manager Effective Date” means in connection with any removal of Construction Manager under Section 2.4, the date that is the earlier of (a) the date that is six (6) months after the date of the Removal Event and (ii) the date that a successor construction manager has been appointed pursuant to Section 2.5 and Owner delivers notice to Construction Manager regarding such appointment.

“Target Date” means the following anticipated Mechanical Completion Date  for each of the Phases of the Renewable Diesel Facility, as each such date may be adjusted from time to time pursuant to this Agreement, the provisions of the Construction Contracts, or by mutual agreement of the Parties: RDU ISBL Phase: April 8, 2023; RDU OSBL Phase: March 28, 2023; PTU ISBL Phase: May 22, 2023; PTU OSBL Phase: May 22, 2023; Rail Phase 5: March 22, 2023.

“Target Renewable Diesel Facility Cost” means the amount designated as such in the Project Budget.

“Third Party” means any Person that is not a Party or a Member or an Affiliate of a Party or a Member.

“Total Project Costs” means all costs incurred to achieve Final Completion of all Phases of the Renewable Diesel Facility.  For the avoidance of doubt, Total Project Costs include all costs incurred by Construction Manager prior to the Effective Date in connection with the Design, Procurement, and Construction Services of the Renewable Diesel Facility.

“Vendor” means any Third Party supplying any equipment or materials to be incorporated into the Renewable Diesel Facility, with or without the services of supervision of installation, but without installation labor.

“Willful Misconduct” means an act or omission taken with intentional or conscious knowledge of the harmful consequences of such act or omission to a Person or its property or personnel.

10

1.2       References and Rules of Construction.  All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, and  the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation.”  The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.  Except as expressly set forth herein, references hereinto matters that require the “approval of Owner” or similar statements mean the “approval of the Board of Owner pursuant to the LLC Agreement.”  Unless explicitly provided to the contrary, the word “or” when used in a list shall not indicate that the listed items are exclusive of each other.  References to any contract, agreement or other instrument shall mean such contract, agreement or other instrument as it may be amended, restated, supplemented, modified or replaced from time to time. References to any Person shall include such Person’s successors and permitted assigns. The phrase “to the extent” shall means the degree to which the subject matter thereof extends and shall not simply mean “if”. If any provision of this Agreement contemplates a calculation that is to be made with respect to a given calendar period (for example, monthly, quarterly, annually), then if such calculation is nonetheless required to be made at a time when the required period is not complete (for example, if an entire Calendar Year is not completed at the time such calculation is to be made), an appropriate adjustment shall be made in making such calculation for the portion of that calendar period that has then actually lapsed.

ARTICLE 2
Engagement of Construction Manager

2.1         Engagement.  Subject to the terms of this Agreement, Owner hereby engages and retains Construction Manager to perform the Services. Construction Manager hereby accepts such engagement on the terms of this Agreement.  Construction Manager shall provide sufficient administrative and technical personnel to perform the Services.  Construction Manager shall comply in all material respects with all applicable Laws and Governmental Approvals in the performance of the Services.

2.2       Independent Contractor.  Construction Manager will be an independent contractor with respect to the performance of the Services. Construction Manager and its employees will not be deemed to be agents, representatives, employees, or servants of Owner in the performance of the Services hereunder, or any part thereof.  It is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between Owner, on the one hand, and the employees, agents or representatives of Construction Manager or its Affiliates who perform any work or services pursuant to this Agreement or any contractor, on the other hand. Construction Manager shall pay, or cause to be paid, all expenses incurred by it or its Affiliates, as applicable, in connection with the employment or retention of employees of Construction Manager or its Affiliates, including, but not limited to, compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by Construction Manager, and, if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses. In connection with providing any Services pursuant to this Agreement, Construction Manager shall comply with, and shall cause its Affiliates to comply with, all applicable Laws and Governmental Approvals, including, without limitation, timely payment of compensation owed to its employees and withholding of applicable taxes.

11

2.3         Undertakings of Construction Manager. In performing the Services and the activities under this Agreement, Construction Manager undertakes to:

(a)          comply with all the applicable Laws, including the applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(b)          accurately and transparently record in its accounting books any sums received or paid in relation to the activities and the Services under this Agreement;

(c)        maintain, for the entire duration of this Agreement, an Anti-Corruption Compliance Program in compliance with the Anti-Corruption Laws, Anti-Money Laundering Laws, and/or Sanctions, and regularly control and monitor implementation and efficacy thereof;

(d)          report to Owner of any change in any material information provided to Owner before entering into this Agreement, including any Chalmette Refinery Change in Control;

(e)       report to Owner any request or demand for any undue payment of money or other benefits received by Construction Manager in connection with the performance of the activities and/or Services under this Agreement; and

(f)          ensure compliance with Construction Manager’s procurement policies (relating to skills and qualifications) and counterparty vetting policies (which include appropriate third party checks) relating to the engagement of third parties, including Contractors and Subcontractors, who will perform the Services and the activities under this Agreement. Such Services and activities shall be performed by these third parties only on the basis of a contract duly executed that imposes obligations and commitments with reference to compliance with the applicable Anti-Corruption Laws.

2.4        Removal of Construction Manager.  Construction Manager may be removed by Owner and at no cost for Owner by written notice from Owner to Construction Manager if (a) Construction Manager becomes subject to Bankruptcy proceedings, (b) Construction Manager breaches any material covenant in this Agreement (other than the CM Performance Standard) and Construction Manager fails to correct such breach in a manner reasonably acceptable to Owner within sixty (60) days (or such longer period as Owner may agree) after receipt of notice from Owner of such breach (provided that, if such breach was reasonably capable of being cured and Construction Manager commenced, and was diligently pursuing, a cure within such sixty (60) days, Construction Manager shall have one hundred twenty (120) days after receipt of such notice from Owner in which to complete the cure), (c) Construction Manager materially fails to meet the CM Performance Standard and fails to cure within one hundred sixty (60) days after receipt of such Removal Notice from Owner provided such failure is reasonably capable of being cured and Construction Manager commenced, and was diligently pursuing a cure, within one hundred twenty (120) days after receipt of such Removal Notice from Owner (a “Removal Event”) or (d) Construction Manager breaches its undertakings, representations and warranties in Section 2.3 above, and such breach is reasonably expected to result in material adverse consequences for Owner. Notwithstanding any such removal of Construction Manager, Construction Manager shall not be relieved of its duties as Construction Manager under this Agreement and shall continue to perform all of the duties, responsibilities and obligations of Construction Manager hereunder, in each case, until the applicable Successor Construction Manager Effective Date or as otherwise decided by Owner.

12

2.5          Appointment of Successor Construction Manager.  Upon the occurrence of a Removal Event, a successor construction manager shall be appointed by Owner as soon as practicable and Owner shall promptly notify Construction Manager of any such appointment.  Construction Manager shall reasonably cooperate in the transition to the successor construction manager prior to the applicable Successor Construction Manager Effective Date. Upon such appointment of the successor construction manager, Construction Manager shall (a) assign its rights and obligations under this Agreement to such successor construction manager and any Construction Contract to such successor construction manager or Owner at the request of Owner, (b) promptly deliver all Records in Construction Manager’s possession to such successor construction manager, (c) cooperate with Owner and any successor construction manager to facilitate the orderly transition of Construction Manager’s responsibilities and (d) promptly transfer to Owner or the successor construction manager (as applicable) control of any and all property of Owner that is under the care and custody of Construction Manager. From and after the appointment of any successor construction manager, the successor construction manager shall be deemed to be the “Construction Manager” hereunder for all purposes.

2.6        Effect of Removal; Liability.  Any removal of  Construction Manager pursuant to Section 2.4 shall release such prior Construction Manager (a “Former Construction Manager”) from any Liability for any obligation and duties of “Construction Manager” hereunder accruing from or after the applicable Successor Construction Manager Effective Date, including Liabilities for which a successor construction manager is responsible on and after the Successor Construction Manager Effective Date to the extent such Liabilities arise from and after the applicable Successor Construction Manager Effective Date. For the avoidance of doubt, and notwithstanding anything herein to the contrary, Former Construction Manager's liability for breach of the Performance Standard, or any other obligation hereunder, shall be subject to the aggregate limit of liability set forth in Section 6.2(b) below.  Former Construction Manager shall be entitled to the reimbursement of any and all expenses incurred under, and in accordance with, this Agreement through the Successor Construction Manager Effective Date.

2.7          Mechanical Completion.

(a)          “Mechanical Completion” for each Phase shall occur when all of the following have occurred or have been waived in writing by Owner:

13

(i)
All components and systems of such Phase of the Renewable Diesel Facility have been fabricated, installed, and tested in accordance with the Construction Documents after all mechanical work activities are completed (except for work on the Punch List), and

(ii)
Such Phase of the Renewable Diesel Facility is ready for start-up, testing, and commissioning related activities and safe operation of the Phase is mechanically, electrically, and structurally complete in conformity with the Construction Documents.

(b)          It is understood and agreed by the Parties that each Phase will have an independent Mechanical Completion.

(c)          The notice process for Mechanical Completion for each Phase of the Renewable Diesel Facility shall be as follows:

(i)
When Construction Manager believes that Mechanical Completion has been achieved for each Phase of the Renewable Diesel Facility, it shall give written notice to Owner declaring that the Phase has reached Mechanical Completion with the following attached: (A) a Pre-Startup Safety Review form in connection with handing over for the commissioning and operating activities from Construction Manager to the Operator, and (B) a Contractor Mechanical Completion Certificate from the relevant Contractor(s) (“Mechanical Completion Notice”).

(ii)
Within ten (10) days of receipt of a Mechanical Completion Notice, the JV Officer shall, on behalf of Owner inspect and evaluate the state of completion of the applicable Phase.  If during such time period the JV Officer, on behalf of Owner, agrees with Construction Manager (with the JV Officer acting in its reasonable discretion whether or not to so agree) that Mechanical Completion has been achieved with respect to such Phase, even if subject to Punch List items (“Mechanical Acceptance”), then, Owner shall so certify through issuance to Construction Manager by the JV Officer, on behalf of Owner, of a certificate of completion (an “Mechanical Acceptance Certificate”) and the date of the Mechanical Acceptance Certificate and Mechanical Acceptance shall be the date of the Mechanical Acceptance Certificate.

(iii)
In the event that the JV Officer does not issue an Acceptance Certificate on behalf of Owner with respect to the applicable Phase, within the time period set forth in Section 2.7(c)(ii), then Owner and Construction Manager shall in good faith confer and make commercially reasonable efforts to resolve any dispute with respect to the delivery of such Mechanical Acceptance Certificate; provided, however, Owner shall not be permitted to reject a Mechanical Completion Notice for any Punch List item.

14

(iv)
If such dispute cannot be resolved within thirty (30) days of Owner’s receipt of the Mechanical Completion Notice, then such dispute shall be determined by an expert pursuant to the provisions of Section 11.4.  In the event that such expert determines that Mechanical Completion occurred on the date set forth in the  Mechanical Completion Notice, then (a)  Mechanical Acceptance Notice shall be deemed to have occurred on the date set forth in the Mechanical Completion Notice, and (b) Mechanical Acceptance shall be deemed to have occurred ten (10) days thereafter.  In the event that such expert determines that Mechanical Completion did not occur, then the foregoing process shall be repeated as necessary until Owner or such expert has confirmed that all conditions for Mechanical Completion the applicable Phase have been satisfied.

(v)
Contemporaneously with Owner’s review of the Mechanical Completion Notice, Owner and Construction Manager shall together identify any and all known discrepancies between installed equipment, materials, and supplies or workmanship and the drawings and specifications.  Such items that do not preclude achieving Mechanical Completion, but must be corrected and completed, shall be agreed upon by Construction Manager and Owner and specified on a list, to be maintained by Construction Manager, identifying the responsible Party and a schedule to perform each task (the “Punch List”).  The Punch List shall also include any “post unit start-up” items identified by the Parties following a phase reaching Mechanical Completion and prior to Final Completion.  Such Punch List shall include incomplete non-critical work (such as painting, labels, and landscaping), and performed work which fails to conform in immaterial respects with Construction Documents, as reasonably determined by Owner, so long as any such incomplete work or nonconforming work does not impact the mechanical and electrical integrity, safety, performance, operability, or reliability of the work as a whole or any component of the work.  Construction Manager shall be obligated to Manage the completion all Punch List items in accordance with the agreed schedule and as a condition to Final Acceptance.

2.8         Final Completion.

(a)          “Final Completion” of each Phase shall occur when all of the following have occurred or have been waived in writing by Owner:

(i)	Mechanical Completion has occurred for such Phase,

15

(ii)	All Punch List items for such Phase have been completed,

(iii)	All activities and Services necessary to the achievement of the performance guarantees as defined in the UOP Ecofining Agreement and in Desmet PTU Agreement,

(iv)	Final “as-built” drawings and other remaining documentation have been delivered to Owner,

(v)	Construction Manager has or caused to be delivered final operation and maintenance manuals, and

(vi)	Construction Manager has furnished Owner with a final lien waiver showing the Phase is free from liens.

(b)          It is understood and agreed by the Parties that each Phase will have an independent Final Completion.

(c)          The notice process for Final Completion for each Phase of the Renewable Diesel Facility shall be as follows:

(i)
When Construction Manager believes that Final Completion has been achieved for each Phase of the Renewable Diesel Facility, it shall give written notice to Owner declaring that the Phase has reached Final Completion (“Final Completion Notice”).

(ii)
Within ten (10) days of receipt of a Final Completion Notice, the JV Officer shall, on behalf of Owner inspect and evaluate the state of completion of the applicable Phase.  If during such time period the JV Officer, on behalf of Owner, agrees with Construction Manager (with the JV Officer acting in its reasonable discretion whether or not to so agree) that Final Completion has been achieved with respect to such Phase (“Final Acceptance”), then, Owner shall so certify through issuance to Construction Manager by the JV Officer, on behalf of Owner, of a certificate of completion (an “Final Acceptance Certificate”) and the date of the Final Acceptance Certificate and Final Acceptance shall be the date of the Final Acceptance Certificate.

(iii)
In the event that the JV Officer does not issue a Final Acceptance Certificate on behalf of Owner with respect to the applicable Phase, within the time period set forth in Section 2.8(c)(ii), then Owner and Construction Manager shall in good faith confer and make commercially reasonable efforts to resolve any dispute with respect to the delivery of such Final Acceptance Certificate.

16

(iv)
If such dispute cannot be resolved within thirty (30) days of Owner’s receipt of the Final Completion Notice, then such dispute shall be determined by an expert pursuant to the provisions of Section 11.4.  In the event that such expert determines that Final Completion occurred on the date set forth in the Final Completion Notice, then (a) Final Acceptance Notice shall be deemed to have occurred on the date set forth in the Final Completion Notice, and (b) Final Acceptance shall be deemed to have occurred ten (10) days thereafter.  In the event that such expert determines that Final Completion did not occur, then the foregoing process shall be repeated as necessary until Owner or such expert has confirmed that all conditions for Final Completion of the applicable Phase have been satisfied.

ARTICLE 3
Description of Services

3.1          Description of Services; General Authorization.

(a)          Subject to and in accordance with the other terms of this Agreement, Construction Manager shall Manage, for the sole benefit (and on behalf) of Owner the Design, Procurement, and Construction, of the Renewable Diesel Facility and all other services described in this Section 3.1 and Exhibit A, in connection with the completion of the Renewable Diesel Facility.

(b)          Owner hereby authorizes Construction Manager to cause to be done and performed any and all acts and things reasonably necessary for the Services (and the Management of the Design, Procurement and Construction of the Phases) from the Effective Date through Commercial Operation Date, including incurring any Project Cost authorized in and within an approved Project Budget relating thereto or as otherwise permitted hereunder (including Emergency Expenditures). Owner acknowledges that Construction Manager has incurred Project Costs prior to the Effective Date in an amount identified in Schedule 3.1(b) and such amount shall be fully reimbursed - up to, in aggregate with any other future Project Cost, an amount not exceeding the Agreed Facilities Construction Budget- for any and all such Project Costs by Owner in accordance with the LLC Agreement.

(c)        Construction Manager shall enter into Construction Contracts in order to accomplish the Services and Design, Procurement and Construction of the Renewable Diesel Facility; provided that Construction Manager’s, entry into any such contract requiring total expenditures in excess of the Project Budget after the Effective Date shall require prior written approval of Owner.  Owner acknowledges that Construction Manager and/or its Affiliates entered into the Construction Contracts prior to the Effective Date.  On the Final Completion of all the Phases of the Renewable Diesel Facility, Construction Manager and Owner shall enter into an Assignment Agreement in the form attached to this Agreement as Exhibit E pursuant to which Construction Manager or its Affiliate shall assign all rights (including, without limitation, all warranty and indemnification rights) under any or all Construction Contracts to Owner, but not Construction Manager’s obligations and liabilities thereunder.  Following such assignment, to the extent a Contractor, subcontractor, or vendor, owes a Liability to Construction Manager and Construction Manager desires to make any Claim against a Contractor, subcontractor or vendor, at the request of Construction Manager, Owner shall re-assign, to the extent possible, to Construction Manager any such rights to pursue claims or causes of action against such Contractor, subcontractor, or vendor at Construction Manager’s sole, cost, risk and expense, and any recovery shall be for the account of Construction Manager. In the event any such re-assignment is not possible or in the event such initial assignment of rights from Construction Manager to Owner is found to require Owner to pursue any such claims against a Contractor, subcontractor or vendor, for whatsoever reason, Owner shall pursue the claim in its own name but for the account of Construction Manager according to Construction Manager’s reasonable and lawful instructions and at Construction Manager’s sole cost and expense. Any amount recovered by Owner pursuing the claim in its own name shall be promptly paid to Construction Manager.

17

(d)         Notwithstanding anything to the contrary set forth in this Agreement, Construction Manager agrees that any contracts that Construction Manager enters into with any Contractor for the provision (by such Contractor) of services and/or materials for the Design, Procurement and Construction of the Renewable Diesel Facility shall, in each case, (i) be on an arm’s length basis, (ii) contain insurance provisions that are, in Construction Manager’s reasonable opinion, customary in the industry in connection with the services or materials to be provided under such contract and compliant with the insurance provisions set forth in Article 5 herein (or that are otherwise approved in writing by Owner, such approval not to be unreasonably withheld, conditioned or delayed), including provisions affording rights to Owner as a “principal” and “statutory employer” pursuant to La. R.S. 23:1061(A), (iii) contain indemnity provisions that are, in Construction Manager’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such contract, (iv) contain warranty provisions that are, in Construction Manager’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such contract and provide reasonable recourse to Owner, and (v) if applicable, contain enforceable audit rights.

(e)          Any authority or rights granted to Construction Manager under this Agreement are granted, save as otherwise stated in this Agreement, without the need for Construction Manager to obtain any further approval from Owner or its individual Members.

3.2          Administrative Services.

(a)          Prior to the Commercial Operation Date, Construction Manager shall perform the following administrative services:

(i)
consulting services, including collaborating with Owner to establish objectives, requirements, priorities, and constraints of the Renewable Diesel Facility, conferring with Owner on the definition of the scope of the Renewable Diesel Facility, and consulting with Owner on developing Renewable Diesel Facility technical strategies;

(ii)
general administrative services, including attending and scheduling applicable meetings, participating in teleconferences, preparing memoranda and correspondence, and providing Owner all information to evaluate project progress, including, without limitation, weekly reports as to the then-current status of the Services for the Renewable Diesel Facility, all then-known Project Costs incurred with respect thereto, and any other information or requirements as outlined in this Agreement;

18

(iii)
notice to Owner of any material changes in the Services, including, without limitation, material changes in the amount and timing of expenditures approved as part of the Project Budget, as well as any material unbudgeted items; and

(iv)	payment of Renewable Diesel Facility Costs on behalf of Owner, in accordance with Article 4.

(b)          From and after the Effective Date until the end of the Calendar Quarter ending after the Commercial Operation Date of the last Phase, Construction Manager shall prepare unaudited monthly trial balances with actuals and an income statement for the prior Calendar Month with respect to the Renewable Diesel Facility.  This report shall be delivered to Owner within thirty (30) days after the end of such Calendar Month.

(c)        Following Commercial Operation Date, Construction Manager agrees that, at Owner’s expense, it will provide administrative services to assist Owner in pursuing any remedies against any Contractor, Subcontractor, Vendor, or other Third Party as directed by Owner.

3.3          Procurement Services.

(a)          Subject to the limitations set forth in this Agreement, Construction Manager shall Manage the Procurement of materials, supplies, equipment, and services for the Renewable Diesel Facility and each Phase thereof. Such actions shall include: (a) contracts for the necessary  materials, supplies, equipment services, and (b) contracts for power, fuel, other utilities and communication facilities related to the Design and Construction of the Renewable Diesel Facility. Unless approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed), Construction Manager shall use its reasonable efforts to ensure that all contracts pursuant to which materials are purchased by Owner as contemplated hereby contemplate that such materials shall be in new condition and directly give Owner (and not Construction Manager or its Affiliates) all discounts, rebates, warranties or credits given with respect to such purchases. Such Procurement services shall include, without limitation:

(i)	Evaluating of prospective Vendors and contractors for the Renewable Diesel Facility;

(ii)	Evaluating of proprietary Vendor technology to maximize effectiveness of Vendors’ input into the design process;

(iii)	Reviewing resource plans;

19

(iv)
Pursuant to Section 3.1, executing, managing and performing Construction Contracts, always to the extent that such contracts are, taken together with any other Project Cost, included in the Project Budget;

(v)	Coordinating interdisciplinary technical reviews to ensure alignment of technical team efforts; and

(vi)
Facilitating communication among Owner and third-party participants involved in Renewable Diesel Facility development activities to ensure issues are identified, communicated, and addressed in a timely manner.

3.4         Design Phase.  Construction Manager shall perform the following Management services in connection with the Design of the Renewable Diesel Facility:

(a)          developing and communicating specification requirements to technical specialists;

(b)          reviewing drawings and specifications for the purpose of obtaining bids or prices for portions of the Services and evaluating conformity of the drawings and specifications to Renewable Diesel Facility requirements for mechanical, electrical, civil, and instrument systems;

(c)          conducting construction feasibility reviews of designs for the purposes of reducing costs;

(d)         evaluating design impact on life cycle costs, efficiency, quality, and safety of the Renewable Diesel Facility, including assisting in evaluating design impacts on costs related to field construction costs, assisting in evaluating design impacts on costs related to customization in manufacturing and delivery requirements, assisting in evaluating design impacts on capacity Renewable Diesel Facility, and assisting in evaluating design impacts on predictive maintenance costs; and

(e)          evaluating value engineering opportunities aimed at eliminating or modifying items that do not contribute to meeting business needs.

3.5         Construction Services.  Construction Manager shall perform the following Management services in connection with the Construction of the Renewable Diesel Facility:

(a)          Reviewing and advising Owner of the progress of Construction on the Renewable Diesel Facility, including providing periodic review of the Contractor and any Subcontractor’s or Vendor’s progress against the Project Schedule, evaluating the Contractor’s and any Subcontractor’s or Vendor’s cost reporting, analysis, and forecasting of performance, providing periodic reports to Owner of Renewable Diesel Facility cost/progress trends, issues and recommendations to correct deviations from the Project Schedule or Project Budget, providing diligence on the Contractor’s and the Vendors’ actual progress to reported progress to provide early warning of any potential delays that could impact the Renewable Diesel Facility, providing recommendations to Owner regarding remedial action necessary to resolve schedule and/or cost issues, and provide assistance to Owner in expediting the ordering and delivery of critical materials procured through the Contractor;

20

(b)          Change Order management services, including reviewing Change Order requests from the Contractor or other Vendors, evaluating requested Change Orders against the Project Scope, Project Schedule, Project Budget, and approving or disapproving requested Change Orders in accordance with the Construction contract procedure and Sections 3.6 and 4.3 herein;

(c)          Contract administration services, including providing assistance in review of applications for payment by the Contractor and any Vendors, providing assistance to Owner in reviewing requests for interpretations of the meaning and intent of drawings and specifications, providing assistance to Owner in the review of claims submitted by the Contractor and any Vendors;

(d)          Field construction monitoring services, including periodic observations to review performance for conformance with specifications and contract terms and submit periodic progress reports to Owner, which shall include a reconciliation of observed progress and conditions to the Contractor and any Vendor’s progress reports; and

(e)          If, based upon a performance test under the UOP Ecofining Agreement and the Desmet PTU Agreement, the Renewable Diesel Facility fails to achieve the performance requirements (set forth in such agremeents) measured by the test, Construction Manager shall immediately provide Owner with a corrective action plan for its review and approval, and Construction Manager shall promptly take necessary corrective action, and Owner will re-perform the relevant performance test, until achievement of the performance requirements measured by that test is obtained.

3.6         Change Orders.  Construction Manager may from time to time approve changes to the Services, including extension of the Project Schedule for any Excused Delay, and other alterations, additions, or deductions under a Construction Contract, by issuing Change Orders. Construction Manager shall take all reasonable steps to minimize the impact of the change on the Project Scope, Project Schedule, and Project Budget. Change Orders shall not require prior approval of Owner if such change is consistent with the Project Scope and will not result in expenditures in excess of the then-approved Project Budget.

3.7         Payment of Expenses.  Subject to Section 4.4(c), Construction Manager shall pay and discharge all Project Costs which are included in a then approved Project Budget on a timely basis, including Project Costs with respect to (a) contractors for the Services, (b) the Procurement of necessary materials and services for such Design, Procurement, and Construction of the Renewable Diesel Facility, and (c) the Procurement and/or enforcement of insurance pursuant with respect to the Renewable Diesel Facility.  Notwithstanding anything herein to the contrary, in no event shall Construction Manager be liable in connection with the performance of the Services hereunder or otherwise in breach of this Agreement if Construction Manager fails, or is otherwise unable, to perform any of such Services or its other obligations hereunder, including any obligations to pay or cause to be paid any such Project Costs, due to the failure of Owner to pay when due any amounts payable hereunder by Owner. For avoidance of doubt, Owner shall have no obligation under this Agreement to pay, or to reimburse Construction Manager for, Excess Project Costs, which amounts shall be borne and paid solely by Construction Manager.

21

3.8         Performance Standard; Disclaimers by Construction Manager.

(a)         Construction Manager Performance Standard.  Construction Manager shall perform the Services (i) in accordance with the then-current Project Budget, Project Scope, and Project Schedule but subject to any Excused Delay, (ii) in accordance with applicable Law, Permits, and other requirements of Governmental Authorities, as well as with Construction Manager’s operating procedures, (iii) in accordance with the requirements set forth in this Agreement, and (iv) consistent in nature and quality and degree of care that would be exercised by a reasonably prudent construction manager with experience with, and expertise in, projects similar in type, size and scope to the Design, Procurement and Construction of the Renewable Diesel Facility in accordance with accepted industry standards (collectively, the “CM Performance Standard”).  For the avoidance of doubt and notwithstanding anything herein to the contrary, Construction Manager’s breach of the CM Performance Standard shall not give rise to any Claim for damages against, or any other amounts due by, Construction Manager hereunder except to the extent provided in Section 4.4(d) below and Section 6.2(a) below and subject to the limitations set forth in Sections 6.4 and 6.5; provided that the foregoing shall not in any way limit Owner’s right to remove Construction Manager pursuant to Section 2.4.

(b)      NO WARRANTIES. EXCEPT AS PROVIDED IN THIS AGREEMENT AND WITHOUT PREJUDICE TO CONSTRUCTION MANAGER’S OBLIGATION TO PROVIDE THE SERVICES AND COMPLETE, IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE CONSTRUCTION OF THE RENEWABLE DIESEL FACILITY AND TO PAY ANY AND ALL EXCESS PROJECT COSTS, CONSTRUCTION MANAGER DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES, INCLUDING NO WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.9         No Duplication of Duties.  Owner acknowledges and agrees that (a) the duties of  Construction Manager and Operator are separate, distinct, and governed by different agreements, (b) in no event will both Construction Manager and Operator be required to duplicate the performance of any service obligation owed to Owner, and (c) to the extent that any service obligation may be owed by both Construction Manager and Operator, Construction Manager is hereby authorized and empowered by Owner to reach mutual agreement with Operator as to whether Operator or Construction Manager will perform such service obligation.

ARTICLE 4
Project Schedule; Project Budget; Authority for Expenditures; Reimbursement;
Books and Records; and Audits.

4.1         Project Schedule.

22

(a)         As necessary in the course of Construction of the Renewable Diesel Facility (or applicable portion thereof), Construction Manager will deliver to Owner a revised Project Schedule which will, upon such delivery, be deemed to be the “Project Schedule” for all purposes hereunder.

(b)        Construction Manager shall meet with Owner no fewer than once per Calendar Quarter (or more or less frequently as the Parties shall so mutually agree) during the term of this Agreement to review the Project Scope then-in effect, the Project Schedule then-in effect, the Project Budget then-in effect, and the Services (including the progress thereof). Construction Manager shall host monthly live, phone, or video conference meetings during the term of this Agreement to update Owner on the general progress of the project and any major issues concerning scheduling, budget or other matters.

(c)         Construction Manager and Owner shall confer regularly regarding the state of completion of the Renewable Diesel Facility and progress towards achieving Final Completion.  Owner shall cause the JV Officer to assist Owner in the review of the state of completion of the Renewable Diesel Facility and progress towards Final Completion by, among other things, (i) attending weekly progress review meetings between Construction Manager and Owner and (ii) participating in physical inspections of the Renewable Diesel Facility.  Additionally, Owner shall cause the JV Officer to promptly communicate to Construction Manager any aspect of the Services observed by the JV Officer that, in the JV Officer’s view, may impede or delay achievement of Final Completion.

4.2         Project Budget.  Attached hereto as Exhibit C is the initial Project Budget for the Renewable Diesel Facility agreed to by Owner as of the Effective Date. The Project Budget may be revised from time to time in accordance with Section 4.3 below. In complying with the Project Budget, Construction Manager may use cost savings in one category of the Project Budget to offset cost increases in other categories of the Project Budget so long as the aggregate invoicing of expenses does not exceed the Project Budget.

4.3         Project Budget Expenditures.

(a)        Construction Manager shall have the right and authority with respect to the then-current Project Budget, to make (or cause Owner to make) expenditures, through the issuance of Change Orders or otherwise in accordance with this Agreement, but such expenditures shall not exceed the then-current Project Budget.

(b)         Notwithstanding anything herein to the contrary, if Total Project Costs are, or are contemplated to be in a Quarterly Estimate or Monthly Estimate, in excess of  the then-current Project Budget, Owner shall have the right to amend the Project Budget to reflect the increased Total Project Costs, which amended Project Budget shall become the then approved Project Budget.

4.4         Estimates and Project Costs.

(a)         Quarterly and Monthly Estimates.  At least thirty one (31) days prior to each applicable Calendar Quarter, beginning after the Effective Date, Construction Manager shall prepare and deliver to Owner a notice of the estimated amount of expenditures for Project Costs projected to be incurred for such Calendar Quarter by Owner pursuant to the then-current Project Budget plus a reasonable contingency amount (the “Quarterly Estimate”).  In addition to the Quarterly Estimate, on or before fifteen (15) days prior to each applicable Calendar Month beginning after the Effective Date, Construction Manager shall prepare and deliver to Owner a notice of the estimated amount of expenditures for Project Costs projected to be incurred for such Calendar Month by Owner pursuant to each then-current Project Budget plus a reasonable contingency amount (the “Monthly Estimate”).

23

(b)         Final Completion Estimates.  At least thirty (30) days in advance of the Final Completion of all or any Phase of the Renewable Diesel Facility, Construction Manager shall notify Owner of the expenditures reasonably projected by Construction Manager to be incurred in connection with the completion of Construction pursuant to and in accordance with the then-current Project Budget.

(c)          Owner Payment of Project Costs.  Subject to Section 4.4(d) below, Owner shall be responsible for any Project Costs, up to a maximum amount not exceeding the Agreed Facilities Construction Budget, which are included in a then approved Project Budget, including, without limitation, all costs and expenses of Construction Manager for the Services and the Management thereof in accordance with this Agreement.  All Project Costs up to the Agreed Facilities Construction Budget will be invoiced by Construction Manager at actual costs incurred.  Owner shall pay its invoice within twenty (20) days of the receipt of the invoice.  Interest shall accrue on any past due amounts hereunder at the Default Rate in effect from time to time until paid.

(d)        Cost Overruns.  Notwithstanding anything to the contrary in this Article IV or elsewhere in this Agreement,  if Project Costs exceed the Agreed Facilities Construction Budget, Construction Manager shall be responsible for, and shall timely pay, all such excess Project Costs (“Excess Project Costs”) through the date the Final Completion Notice for the last Phase is issued, but shall be entitled to any and all third party and insurance recoveries to offset such cost overruns if and when such recoveries are actually received.

4.5         Emergencies.  In the event of an Emergency  prior to Final Completion, Construction Manager shall promptly (a) make all notifications (or cause Owner to make such notifications) required under applicable Law or Governmental Approvals to appropriate Governmental Authorities, (b) Manage the implementation of all Emergency response and mitigation measures as are either required by applicable Law or Governmental Approvals or as deemed reasonable and appropriate by Construction Manager  to respond to or mitigate the Emergency, including to protect human health and the environment, (c) Manage the commencement of any required remediation, maintenance or repair work necessary to keep the Renewable Diesel Facility in compliance with all applicable Law and Governmental Approvals or otherwise to minimize damage, and (d) as soon as practicable after the occurrence of the event (but in any event within twenty-four (24) hours), notify Owner of (i) such Emergency and (ii) generally of the mitigation, repair, restoration or remedial plans to be undertaken by Owner with Construction Manager’s assistance. Construction Manager’s initial notification of Owner may be made by any method deemed appropriate by Construction Manager, in its reasonable discretion, under the circumstances and does not have to comply with Article 10.  Upon and during the pendency of any Emergency, Construction Manager shall keep Owner reasonably apprised on the status of Construction Manager’s efforts to mitigate the effects of such Emergency, and to repair, restore or remediate the portion(s) of the Renewable Diesel Facility affected by such Emergency, including by keeping Owner reasonably informed on the costs that Construction Manager estimates will be incurred by Owner in connection with such mitigation, repair, restoration, or remediation.  To the fullest extent possible, Owner shall cause an JV Officer to enter into contracts in connection with any required remediation, maintenance or repair work necessary to keep the Renewable Diesel Facility in compliance with all applicable Laws or otherwise to minimize damage.  For avoidance of doubt, Owner shall pay all Emergency Expenditures made or incurred by Construction Manager in responding to an Emergency up to the Agreed Facilities Construction Budget.

24

4.6       No Waiver by Payment.  No payment by Construction Manager or Owner pursuant to this Agreement shall preclude Owner from questioning the accuracy of the statement or the justification of any charge related to such payment; provided, any such protest with respect to charges and credits made during the period covered by an audit must be made within the Audit Period specified in Section 4.7, or any of its rights under the indemnity set forth in Article 6.

4.7         Examination of Books and Records; Audits.

(a)          Each Party shall keep and maintain detailed books and records containing accurate and complete entries in respect of all transactions and matters relating to the subject matter of this Agreement for a period of at least ten (10) years from the creation date thereof or such longer period as necessary in order that an audit thereof may be completed and any issues arising from such audit may be resolved.  In accordance with this Section 4.7, at Owner’s expense, Owner shall have the right to audit (or cause an independent third-party to audit) costs charged to Owner and other accounting records maintained for Owner by Construction Manager under this Agreement and to otherwise confirm Construction Manager’s compliance with this Agreement no more than twice during any Calendar Year and continuing thereafter during any applicable Audit Period.

(b)       Upon not less than fifteen (15) days’ prior written notice to Construction Manager, Owner may audit (or cause an independent third-party to audit) Construction Manager’s books and records for any Calendar Year within the twenty-four (24) Calendar Month period immediately preceding the date of such notice (such period, the “Audit Period”).  The cost of each such audit shall be borne by Owner unless, as a result of the audit, it results that a Claim against Construction Manager arises and such Claim is resolved in favor of Owner, as in such circumstance Construction Manager shall reimburse Owner all costs borne for such Audit and Claim. Any such audit shall be conducted during normal business hours at the principal office of Construction Manager and in a manner designed to result in a minimum of inconvenience and disruption to the operations of Construction Manager.

(c)         Any Confidential Information obtained by Owner or its representatives in connection with the conduct of such audit (whether related solely to Construction Manager or otherwise) shall be subject to the confidentiality provisions of the LLC Agreement.  In no event shall any audit be performed by a firm retained on a “contingency fee” basis.

25

(d)        Within ninety (90) days following completion of such audit, Owner must provide Construction Manager with a copy of the written audit report and written notice of any claims against Construction Manager arising from such audit report. Construction Manager shall make a reasonable effort to reply to such claims in writing as soon as possible and in any event no later than thirty (30) days after delivery of such report and notice. If the audit reveals that the costs charged to Owner was less than the actual cost, the undercharged Owner shall pay such difference within twenty (20) days after the completion of the audit.

(e)          All adjustments agreed to between Owner and Construction Manager resulting from such audit shall be reflected promptly in Construction Manager’s books and records and reported to Owner.  If any dispute shall arise in connection with an audit or the results thereof, the Parties shall use their reasonable efforts to resolve such dispute within sixty (60) days after delivery of Construction Manager’s reply to such report and notice delivered by Owner. If any such dispute is not resolved within such time period, then either Party may seek to have such dispute settled pursuant to Section 11.4.

(f)          Notwithstanding anything herein to the contrary, Construction Manager shall have no liability for, and shall not be in breach of this Agreement with respect to, any outstanding matters at the conclusion of an audit that results from actions by Operator, or that are attributable to reports, statements, notices or other information provided to Construction Manager by Operator; provided that this Section 4.7(f) shall not apply and shall have no effect if Construction Manager and Operator are the same entity or are Affiliates of one another.

ARTICLE 5
Insurance

5.1       Required Insurance.  Construction Manager shall, subject to availability in the insurance markets, (i) on Construction Manager’s behalf, maintain in force with insurance companies acceptable to Construction Manager, the kinds of insurance (including endorsements) and amounts of coverage set forth in Exhibit D-1, and (ii) require Contractors to maintain in force with insurance companies acceptable to Construction Manager, the kinds of insurance (including endorsements) and amounts of coverage set forth in Exhibit D-2.

5.2        Certificates.  Construction Manager shall furnish certificates of insurance to Owner evidencing the insurance required hereunder. Each policy shall provide that thirty (30) days’ prior written notice shall be given to Owner in the event of any cancellation or any material change in the policy.

ARTICLE 6
Claims; Indemnification; and Release

6.1         Claims.  Liabilities and Claims involving Owner, Construction Manager, and any Third Party shall be handled in the following manner:

(a)          Liability Claims.  Construction Manager shall Manage and process any Claim by a Third Party against Construction Manager or Owner that arises out of the Services, or arises out of or is incidental to the activities carried on pursuant to, or work performed, required or contemplated by, this Agreement for a Phase (each such Claim, a “Liability Claim”) until the Commercial Operation Date for such Phase.

26

(b)         Recovery Claims.  Construction Manager shall Manage the prosecution and/or settling of any Claim that Owner has against a Third Party with respect to a Phase (each such Claim, a “Recovery Claim”) until the Commercial Operation Date for such Phase. Construction Manager may not name a Member as party plaintiff on a Recovery Claim unless Construction Manager has obtained that Member’s prior written consent to do so. If any Member so desires, in addition to counsel employed by Construction Manager on behalf of Owner, a Member may be represented in any such lawsuit at its expense by counsel selected by it.

(c)          Notice of Claim.  In the event that Construction Manager receives a Liability Claim in writing that exceeds $100,000.00, Construction Manager shall provide Owner, within ten (10) days of receipt of such Liability Claim, a notice that includes a brief written summary of the facts then known to Construction Manager regarding such Liability Claim and a copy of the demand letter, petition, or similar documentation relating thereto.

(d)        Costs of Claims.  Owner shall reimburse Construction Manager for all costs incurred in defending any Liability Claim or pursuing any Recovery Claim, including all court costs, expert fees and attorneys’ fees, unless a liability of Construction Manager is ascertained in the Claim.

(e)        Transition of Claims.  From and after the date of Mechanical Completion for a Phase, Operator shall, pursuant to the Operating Agreement, assume the Management of all Claims relating to that Phase, and, if necessary, Construction Manager shall assign to Owner any Claims arising under Construction Contracts entered into by Construction Manager.

6.2         Release and Indemnification.

(a)        Construction Manager Release and Indemnity.  Subject to the limitations, to the extent applicable, of this Agreement, including Sections 6.3, 6.4, and 6.5 below, BUT WITHOUT PREJUDICE TO THE PROVISION OF ARTICLE 4.4.(D) AND TO CONSTRUCTION MANAGER’S OBLIGATION TO PROVIDE THE SERVICES AND COMPLETE, IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE CONSTRUCTION OF THE RENEWABLE DIESEL FACILITY AND TO PAY ANY AND ALL EXCESS PROJECT COSTS, Construction Manager shall be responsible for, and hereby agrees to release, defend, indemnify and hold harmless Owner Parties from and against all Liabilities and Claims to the extent such Liabilities and Claims:

(i) arise out of or are made by or on behalf of an employee of Construction Manager or its Affiliates against an Owner Party related to salary, wages or benefits payable to such employee in connection with, or as a result of, performing any services hereunder;

(ii) are made by or on behalf of an employee of a Construction Manager Party or its Affiliates against Owner related to injuries sustained by such employee in the course of performing any Services hereunder;

27

 (iii) arise out of or in connection with, or are attributable to any negligence of any Construction Manager Party;

(iv) arise out of or in connection with, or are attributable to  any Contractor, subcontractor of vendor of Construction Manager or used by Construction Manager;

(v)  arise out of the Gross Negligence, fraud or the Willful Misconduct of any Construction Manager Party;

(vi) relate to the breach of Section 2.3 above,

in each case only to the extent such damages are not covered by insurance (collectively, “Construction Manager’s Indemnity Obligations” provided, however, that, Construction Manager’s Indemnity Obligation’s under this Section 6.2(a) are expressly limited by Section 6.3, 6.4, and 6.5, except as expressly stated therein.

(b)         Owner Release. Except for Liabilities and Claims that are subject to Construction Manager’s Indemnity Obligations in Section 6.2(a) above and WITHOUT PREJUDICE TO THE PROVISION OF ARTICLE 4.4.(D) AND TO CONSTRUCTION MANAGER’S OBLIGATION TO PROVIDE THE SERVICES AND COMPLETE, IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE CONSTRUCTION OF THE RENEWABLE DIESEL FACILITY AND TO PAY ANY AND ALL EXCESS PROJECT COSTS, Owner hereby agrees to release Construction Manager Parties from and against all Liabilities and Claims arising out of or related to Construction Manager’s  obligations under this Agreement, including Construction Manager Parties’ negligent acts giving rise to Liabilities and Claims for amounts in excess of the Liability Cap, EVEN IF, ONLY IF AND TO THE EXTENT EXCEEDING THE LIABILITY CAP WHERE APPLICABLE,  SUCH LIABILITIES OR CLAIMS IN EXCESS OF THE INDEMNITY CAP ARE AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY CONSTRUCTION MANAGER PARTY, ANY OWNER PARTY, ANY THIRD PARTY OR ANY OF THEM.

6.3         WAIVER OF CONSEQUENTIAL DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT (X) AS PROVIDED BELOW IN THIS SECTION 6.3 OR (Y) IN THE EVENT OWNER’S DAMAGES RESULTED FROM CONSTRUCTION MANAGER’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, CONSTRUCTION MANAGER PARTIES SHALL HAVE NO LIABILITY TO OWNER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY CONSEQUENTIAL DAMAGES FOR DELAY, DOWNTIME, LOSS OF CAPITAL, LOSS OF PRODUCT, LOSS OF PROFIT, LOSS OF USE, OR NONCOMPLIANCE WITH APPLICABLE LAWS, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, OR STRICT LIABILITY AND EVEN IF CAUSED BY THE SOLE, JOINT, AND CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF A CONSTRUCTION MANAGER PARTY.  EXCEPT AS PROVIDED BELOW IN THIS SECTION 6.3 OR (Y) OR IN THE EVENT OWNER’S DAMAGES RESULTED FROM CONSTRUCTION MANAGER PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OWNER EXPRESSLY RELEASES CONSTRUCTION MANAGER PARTIES FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DAMAGES.  EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DAMAGES. IF OWNER BECOMES OBLIGATED TO PAY A PERSON THAT IS NOT A PARTY OR AN AFFILIATE OF ANY PARTY TO THIS AGREEMENT ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY OR OWNER IS ENTITLED TO INDEMNIFICATION FROM CONSTRUCTION MANAGER UNDER THE TERMS OF THIS AGREEMENT, THEN THE WAIVER AND LIMITATION CONTAINED ABOVE IN THIS SECTION 6.3 SHALL NOT APPLY AND SUCH OWNER’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL AND INCIDENTAL DAMAGES, AND ALL EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY; PROVIDED, THAT (I) CONSTRUCTION MANAGER’S LIABILITY UNDER THIS SECTION 6.3 SHALL BE SUBJECT TO SECTION 6.4; AND (II) NOTHING IN THIS SECTION 6.3 SHALL APPLY TO OR LIMIT CONSTRUCTION MANAGER’S RESPONSIBILITY TO PROVIDE THE SERVICES AND COMPLETE, IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE CONSTRUCTION OF THE RENEWABLE DIESEL FACILITY, AND  TO PAY THE EXCESS PROJECT COSTS, PURSUANT TO SECTION 4.4.(d).

28

6.4     AGGREGATE LIMIT OF LIABILITY.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, WITH THE EXCEPTION OF DAMAGES RESULTING FROM CONSTRUCTION MANAGER’S (A) GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT OR (B) BREACH OF CONSTRUCTION MANAGER’S OBLIGATION UNDER SECTION 4.4(d) ABOVE, CONSTRUCTION MANAGER’S MAXIMUM AGGREGATE LIABILITY TO OWNER FOR ANY AND ALL CLAIMS AND LIABILITIES UNDER THIS SECTION 6 OR OTHERWISE UNDER THIS AGREEMENT, INCLUDING CONSTRUCTION MANAGER’S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WILL NOT EXCEED THE LIABLITY CAP, EVEN IF SUCH LIABILITY IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF CONSTRUCTION MANAGER.  FOR THE SAKE OF CLARITY AND NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE LIABILITY CAP SHALL NOT APPLY TO OR LIMIT CONSTRUCTION MANAGER’S RESPONSIBILITY TO PROVIDE THE SERVICES AND COMPLETE, IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE CONSTRUCTION OF THE RENEWABLE DIESEL FACILITY AND  TO PAY THE EXCESS PROJECT COSTS, PURSUANT TO SECTION 4.4.(d).

6.5        No Duplication. In no event shall any indemnitee be entitled to duplicate compensation with respect to Liabilities or Claims arising from the same breach of a Party’s undertaking under more than one provision of this Agreement or the Ancillary Agreements. In accordance therewith, notwithstanding anything herein to the contrary, Owner Parties shall not have the right to, and shall not, make any Claim against a Party hereunder based in whole or in part on a breach of Section 2.3 if the same Claim was already made against such Party or any of its Affiliates under the other Ancillary Agreements, provided that the non-defaulting party under this Agreement and the relevant Ancillary Agreements shall be free to decide whether to raise the Claim under this Agreement or any other applicable Ancillary Agreement, without duplication of indemnification.

29

6.6         Compliance with Laws.  The exculpation and indemnifications provisions included herein shall be effective to the maximum extent permitted by applicable Law.  The Parties agree that in the event any applicable Law, when applied to this Agreement, limits in any way the extent to which exculpation and/or indemnification may be provided to the beneficiary thereof in accordance with the terms hereof, this Agreement shall automatically be amended to provide that the exculpation and indemnification provisions included herein shall extend to the maximum extent permitted by applicable Law.

6.7         Survival. The provisions of this Article 6 will survive and not be affected by termination or cancellation of this Agreement or Final Completion of the Services.

ARTICLE 7
Force Majeure

7.1         Force Majeure.

(a)         In the event that a Party (the “Force Majeure Party”) is rendered unable, wholly or in part, by a Force Majeure Event to perform its obligations under this Agreement, then such Party shall within a reasonable time after the occurrence of such of Force Majeure Event deliver to the other Party written notice (a “Force Majeure Notice”) including full particulars of the Force Majeure Event, and the obligations of the Parties, to the extent they are affected by the Force Majeure Event, will be suspended for the duration of any inability so caused.  Notwithstanding the foregoing, a Force Majeure Event shall not suspend any payment obligation under this Agreement. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure Event shall continue (the “Force Majeure Period”). Owner shall pay any amounts accrued and due under this Agreement at the time of the start of the Force Majeure Event.  The Force Majeure Party shall remedy the cause of the Force Majeure Event so far as possible with all reasonable efforts, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial or labor disputes other than as it shall determine to be in its best interests or to receive or deliver any Product.

(b)          If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period will continue for more than twelve (12) consecutive months, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Force Majeure Termination Notice”), which Force Majeure Termination Notice will become effective not earlier than twelve (12) months after the delivery of the Force Majeure Termination Notice; provided, however, that such Force Majeure Termination Notice will be deemed cancelled and of no effect if the Force Majeure Period ends before the Force Majeure Termination Notice becomes effective, and, upon the cancellation of any Force Majeure Termination Notice, the Parties’ respective obligations hereunder will resume as soon as reasonably practicable thereafter.

30

ARTICLE 8
Assignments

8.1       Assignment. Neither Party shall assign its rights or obligations hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Construction Manager may freely assign its rights and obligations under this Agreement without the consent of Owner in connection with a Chalmette Refinery Change in Control to the extent such change in control is permitted under the LLC Agreement.  Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio.

ARTICLE 9
Term and Termination

9.1        Term.  The term of this Agreement will commence on the date hereof and, unless sooner terminated as provided below, will continue in effect until the Commercial Operation Date.

9.2       Termination by Owner.  Owner may terminate this Agreement by giving at least two (2) weeks’ prior written notice to Construction Manager upon removal of Construction Manager pursuant to Section 2.4 and Section 2.6, and subject to any limitations in this agreement, including in Section 6.5. Such termination will be effective in the manner specified in such notice, and will be without prejudice to any claims that Owner may have against Construction Manager, or that Construction Manager may have against Owner hereunder.

9.3         Termination by Construction Manager.  In the event that Owner fails to pay any amounts owed to Construction Manager under this Agreement when due, and fails to cure such default within thirty (30) days of receipt of written notice of such default from Construction Manager, Construction Manager may immediately terminate this Agreement by giving written notice to Owner.

9.4        Amount Payable.  Upon any termination of this Agreement under Section 9.2 or 9.3, Owner shall promptly reimburse Construction Manager for all fees and other amounts payable by Owner for which Construction Manager is entitled to be paid under this Agreement but which may not have been previously paid and for all expenditures reasonably incurred by Construction Manager in bringing the Services to an orderly conclusion.

ARTICLE 10
Notices

10.1       Addresses for Notice.  All notices, requests, demands, and other communications hereunder (unless otherwise set forth in the Operating Procedures) will be in writing and will be deemed to have been duly given: (i) if by transmission by hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

31

(a)          If to Construction Manager, to:

Chalmette Refining, L.L.C.
500 West St. Bernard Highway
Chalmette, LA 70043
Attn: Jared Wimberley, Refinery Manager
Email: jared.wimberley@pbfenergy.com

with a copy, which shall not constitute notice, to:

Chalmette Refining, L.L.C.
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

(b)          If to Owner to:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Rex Butcher, General Manager - [●], Deputy General Manager
Email: rex.butcher@pbfenergy.com - [●]

with a copy, which shall not constitute notice, to:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

10.2      Effectiveness.  Notices will be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or electronic mail, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices sent by telecopy or electronic mail transmission must be confirmed promptly after transmission by written certified mail or overnight delivery.

32

10.3       Changes. Either Party may change the person, address, telecopy number, or e- mail address to which notice to it shall be given by giving the other Party written notice of such change in accordance with this Article 10.

ARTICLE 11
Other Provisions

11.1     Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF LOUISIANA, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE APPLICABLE LAWS OF ANOTHER JURISDICTION.  IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS IN THE EASTERN DISTRICT OF LOUISIANA OR, NO FEDERAL JURISDICTION EXISTS, THE STATE COURTS LOCATED WITHIN THE 34TH JUDICIAL DISTRICT OF LOUISIANA (ST. BERNARD PARISH) AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.  SUBJECT TO SECTIONS 11.3 AND 11.4 BELOW, EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

11.2     Exclusiveness of Remedies.  WHEREVER A   REMEDY IS SET FORTH IN THIS AGREEMENT, SUCH REMEDY SHALL BE EXCLUSIVE AND THE LIABILITY OF THE APPLICABLE PARTY SHALL BE LIMITED AS SET FORTH THEREIN, WHETHER SUCH LIABILITY ARISES IN CONTRACT   OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE.

11.3       Dispute Resolution. Except as provided in Section 11.3:

(a)          Covered Disputes.  Any dispute, claim or controversy between or among the Parties or their respective Affiliates arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall, in each case, be resolved in accordance with the procedures specified in this Section 11.3, which until the completion of the procedures set forth in Section 11.3(c), shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage.  Despite that action, the Parties shall continue to participate in good faith in the procedures specified in this section with respect to such Dispute.

33

(b)         Initiation of Procedures.  Any party wishing to initiate the Dispute resolution procedures set forth in this Section 11.3 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Parties (a “Dispute Notice”).  The Dispute Notice shall include (i) a statement of that Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive, in the negotiations under Section 11.3(c).

(c)          Negotiation Between Executives.  Within thirty (30) days after delivery of the Dispute Notice by a Party, each receiving Party shall submit to the other Parties a written response (the “Dispute Response”).  Any Dispute Response shall include (i) a statement of such Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive.  The named executives for the parties under this Section 11.3(c) shall be individuals who (i) are bona fide senior executives of the Party, (b) have the necessary authority to settle the Dispute, (ii) are at least one level of management above such Persons with direct responsibility for administration of this Agreement or the matter addressed in the Dispute.

(d)          The Parties shall then attempt in good faith to resolve the Dispute within thirty Business Days of the delivery of the Dispute Response (such period, the “Negotiation Period”).  During the Negotiation Period, such executives of the Parties shall meet (in person or by video conference) at least weekly, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to reach a mutually acceptable resolution to the Dispute during the Negotiation Period.

(e)          Tolling and Performance.  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 11.3 are pending.  The Parties shall take any action required to effectuate that tolling.  Each Party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 11.3(c), unless to do so would be impossible or impracticable under the circumstances.

(f)          Dispute Litigation.  Any Dispute that is not resolved during the Negotiation Period may, at the option of any Party hereto, be resolved and decided by the Federal or State courts as provided in Section 11.1.

11.4     Expert Proceedings. For any decision referred to an independent expert under Section 4.7(e), the Parties hereby agree that such decision shall be conducted expeditiously by an internationally recognized firm with such qualifications as needed for the specific dispute in question mutually agreed by the Parties or, alternatively, in connection with Section 11.4(b) below.

(a)          The fees and costs of the accounting firm shall be borne by the Party whose position is rejected by the expert. The expert is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity.

34

(b)         The Party desiring an expert determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an expert within ten (10) days after receipt of the written notice of request for an expert determination, then, upon the request of either Party, the Houston, Texas office of the American Arbitration Association (the “AAA”) shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying dispute. Each expert appointed by the AAA shall have such qualifications as would be reasonably sufficient to be qualified as an expert under the federal rules of civil procedure for the specific dispute in question.

(c)         All communications between a Party and the expert shall be conducted in writing, with copies sent simultaneously to all other Persons participating in the expert proceeding in the same manner, or at a meeting to which representatives of all Persons participating in the expert proceeding have been invited and of which such Persons have been provided at least fifteen (15) Business Days’ notice.

(d)         Within fifteen (15) days after the expert’s acceptance of its appointment, the Parties shall provide the expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall select the proposal or solution or value which it finds more consistent with the terms of this Agreement. The expert may not propose alternate positions or award damages, interest or penalties to any Party with respect to any matter. The expert’s decision shall be final and binding on the Parties. Any Party that fails or refuses to honor the decision of an expert shall be in default under this Agreement.

11.5      Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

11.6       Binding on Successors.  Subject to Article 8, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assignees.

11.7       Modification; Waiver.  This Agreement may be amended or modified only by a written instrument executed by the Parties. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

35

11.8      No Partnership.  The Parties shall not be deemed to be partners or joint venturers by virtue of this Agreement or any discussions or actions related to the Renewable Diesel Facility.

11.9      Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is  held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.10    No Third Party Beneficiaries.  It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party, a successor or permitted assignee of a Party, a Construction Manager Party or an Owner Party.

11.11     Further Assurances.  This In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

11.12     Survival.  All audit rights, payment, confidentiality, insurance, indemnification, and dispute resolution obligations under this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.

11.13    Waiver of Jury Trial.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

11.14     Entire Agreement. THIS AGREEMENT AND OTHER PROJECT AGREEMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND THEIR AFFILIATES REGARDING THE SERVICES AND THE OTHER OBLIGATIONS OF CONSTRUCTION MANAGER AND OWNER HEREUNDER, AND SUPERSEDE ALL OTHER PRIOR AND CONTEMPORANEOUS AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN THE PARTIES AND RELATED THERETO. NO VARIATION, MODIFICATION OR CHANGE SHALL BE BINDING UPON A PARTY UNLESS EFFECTUATED BY AN INSTRUMENT IN WRITING EXECUTED BY A DULY AUTHORIZED OFFICER OR A DULY AUTHORIZED AGENT FOR IT.

[Signature Page Follows]

36

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CONSTRUCTION MANAGER:

CHALMETTE REFINING, L.L.C.

By:
Name:
Title:

OWNER:

ST. BERNARD RENEWABLES LLC

By:
Name:
Title:

EXHIBIT E

FORM OF OMNIBUS AGREEMENT
OMNIBUS CORPORATE SERVICES AGREEMENT

BETWEEN

ST. BERNARD RENEWABLES LLC

AND

PBF HOLDING COMPANY LLC

DATED [●], 2023

i

8.0	Insurance		15

	8.1	Required Insurance	15
	8.2	Insurance Limits	15

9.0	PBFH Employees		15

10.0	Claims And Liability		16

	10.1	Claims	16
	10.2	Release and Indemnification.	16
	10.3	Compliance with Laws	21

11.0	Confidential Information; Publicity		21

	11.1	Confidential Information	21
	11.2	Publicity	22

12.0	General Provisions		23

	12.1	Notices	23
	12.2	Governing Law; Limitation on Remedies	24
	12.3	Dispute Resolution	24
	12.4	Expert Proceedings	25
	12.5	Entire Agreement	26
	12.6	Assignment	26
	12.7	Duplicate Originals	26
	12.8	No Third Party Beneficiary	27
	12.9	Severability	27
	12.10	Modification; Waiver	27
	12.11	Conflicts	27
	12.12	Joint Efforts	27
	12.13	Counterparts	27
	12.14	Binding on Successors	27
	12.15	No Partnership	27
	12.16	Further Assurances	27
	12.17	Survival	27

Exhibits

Exhibit A	Description of Corporate Services
Exhibit B-1	Owner Insurance Program
Exhibit B-2	PBFH Insurance Program
Exhibit C	PBFH Reporting Requirements

ii

OMNIBUS CORPORATE SERVICES AGREEMENT

This OMNIBUS CORPORATE SERVICES AGREEMENT (this “Agreement”) by and between of St. Bernard Renewables LLC, a Delaware limited liability company (“Owner”), and PBF Holding Company LLC, a Delaware limited liability company (“PBFH”), is entered into as of [●], 2023 (the “Effective Date”). Owner and PBFH may be referred to herein collectively as the “Parties” or each, individually, as a “Party”.

RECITALS:

WHEREAS, Owner desires to retain the services of PBFH to provide the corporate services set forth in this Agreement, including, without limitation, the general and administrative services listed on Exhibit A to this Agreement (as hereinafter defined, the “Services”), in each case, on the terms and conditions set forth in this Agreement; and

WHEREAS, PBFH desires to provide the Services to Owner on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

AGREEMENT

1.0   Definitions and Construction

The following terms, as used in this Agreement, shall have the meanings given such terms as set forth below:

“AAA” is defined in Section 12.4.2.

“Administrative Fee” means the fee set out in Section 5.1, as such fee may be adjusted from time to time in accordance with the terms of this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person; provided that for purposes of this Agreement, Owner and PBFH shall not be considered Affiliates of one another and, for the avoidance of doubts, none of PBFH’s Affiliates shall be considered an Affiliate of Owner.

“Agreement” is defined in the preamble.

“Ancillary Agreements” means Owner LLC Agreement, the Subscription Agreement, the Contribution Agreement, the Facilities Construction Management Agreement, the Operating Agreement, and the CAUSA and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing (as defined in the Contribution Agreement).

1

“Anti-Corruption Laws” means, with respect to a Party, all applicable provisions of the FCPA, and the requirements and prohibitions pertinent to the activities in question in the U.K. Bribery Act 2010 and all other anti-corruption and/or anti-bribery Laws applicable to such Party or any of its Affiliates.

“Anti-Money Laundering Laws” or “AML” means all the applicable national anti-money laundering Laws of the countries in which the relevant Party operates.

“Audit Period” is defined in Section 6.2.2.

“Authority Limitations” means the authority limitations set forth in the delegation of authority guidelines authorized by Owner board of directors under Owner LLC Agreement, and in effect at the time of the relevant action.

“Authorized Officer” means an authorized officer of Owner under Owner LLC Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in Louisiana and New Jersey are not authorized or required by law to be closed.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Year” means a period of twelve consecutive Calendar Months commencing on the first day of January and ending on the following thirty-first day of December, according to the Gregorian calendar.

“Chalmette Refinery” means the refining facility and associated land and facilities used to produce and distribute refined products located in and near Chalmette, Louisiana, which is owned and operated by Chalmette Refining, L.L.C. as of the Effective Date.

“Chalmette Refinery Change in Control” means the occurrence of any of the following events which result in a change of Control: (i) an acquisition of Chalmette Refining, L.L.C. and Chalmette Refining Services LLC by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of such Person), or (ii) a sale of all or substantially all of the assets comprising the Chalmette, Louisiana refinery and the assets owned by Chalmette Refining Services LLC.

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

2

“Commercial Operation Date” is defined in the Facilities Construction Management Agreement.

“Common Asset Use and Servitude Agreement” or “CAUSA” means that certain Common Asset Use and Servitude Agreement, dated as of the Effective Date, by and among Owner, Chalmette Refining, L.L.C., and Chalmette Refining Services LLC, as amended from time to time.

“Confidential Information” is defined in Section 11.0.

“Contract” means any written or oral contract or agreement, including an agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Contractor” means any Person engaged by PBFH to provide Services pursuant to this Agreement. For the avoidance of doubt, no employee of PBFH or its Affiliates shall be considered a Contractor for purposes of this Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Effective Date, by and among Owner and the Members, as amended from time to time.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (ii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in such corporation, (iii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (iv) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests in such Person having voting rights, whether by contract or otherwise.

“Default Rate” means the lesser of the prime rate (as published in the “Money Rates” column of The Wall Street Journal, or if such rate is no longer published the successor rate reasonably determined by PBFH) plus 300 basis points, or the maximum rate allowed by law.

“Director” is defined as an individual member of the Board.

“Dispute” is defined in Section 12.3.

“Dispute Notice” is defined in Section 12.3.1.

“Dispute Response” is defined in Section 12.3.3.

3

“Due Date” means the date upon which any payment under this Agreement is specified to be due and payable. In the event that a Due Date does not fall on a Business Day, then the Due Date shall be next Business Day.

“Effective Date” is defined in the preamble of this Agreement.

“Emergency” is a sudden or unexpected event which causes, or imminently risks causing, (i) damage to any of the assets of the Renewable Diesel Facility, other property of Owner within reasonable proximity of the Renewable Diesel Facility or the property of a Third Party, (ii) death of or injury to any Person, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (iv) material and unforeseen non-compliance with any applicable Law (except where complying with such Law would require a Required Upgrade that would not otherwise be immediately required under applicable Law), in each case, which event is of such a nature that a response cannot, in the discretion of PBFH reasonably exercised, await the decision of Owner. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Facilities Construction Management Agreement” means that certain Construction Management Agreement by and between Chalmette Refining, L.L.C. and Owner, dated as of the Effective Date, for the design and construction of the of the Renewable Diesel Facility, as amended from time to time.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Force Majeure” is defined in Section 6.0.

“GAAP” means generally accepted accounting principles as in effect in the U.S.

“Governmental Authority” means any Federal, State, local, municipal, tribal, or other government; any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Information Technology” (or “IT”) is defined in Section 5.2.5.

“Laws” or “Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liabilities” means any and all payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise, in each case, subject to the provisions of Section 10.2.4.

4

“Liability Cap” means the amount of $10,000,000, as such amount may be adjusted downward pursuant to Section 10.2.2 of this Agreement.

“Liability Claim” is defined in Section 10.1.1.

“Lien” means any mortgage, pledge, security interest, lien, or other encumbrance of any kind.

“Member” is defined in Owner LLC Agreement.

“Operating Agreement” means that certain Operating Agreement by and between Chalmette Refining, LLC and Owner dated, as of the Effective Date, as amended from time to time.

“Owner” is defined in the preamble of this Agreement.

“Owner Indemnitees” means Owner and its Affiliates and its and their respective directors, officers, managers, employees, agents, and representatives.

“Owner LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, of Owner, as amended from time to time.

“Parties” and “Party” are defined in the preamble of this Agreement.

“PBFH” means PBF Holding Company LLC, a Delaware limited liability company.

“PBFH Indemnitees” means PBFH and its Affiliates and its and their respective directors, officers, managers, employees, agents, and representatives.

“Performance Standard” is defined in Section 3.5.

“Permits” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means any individual, corporation, company, partnership, limited partnership, joint venture, limited liability company, limited liability partnership, trust, unincorporated organization, estate, Governmental Authority or any department or agency thereof or any other entity.

“Phase” is defined in the Facilities Construction Management Agreement.

“Recovery Claim” is defined in Section 10.1.2.

5

“Reimbursable Costs” is defined in Section 5.2.

“Renewable Diesel Facility” means the renewable diesel manufacturing facility (including associated pipelines and auxiliary facilities) owned by Owner and located at the Chalmette Refinery.

“Sanctioned Person” means any person with whom dealings are prohibited or otherwise result in exposure to punitive measures under any Sanctions.

“Sanctions” means economic and financial sanctions administered or enforced by the United States of America, the United Nations, the European Union, the United Kingdom or any governmental or regulatory authority, institution or agency of any of the foregoing including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control or the United States Department of State (including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, and His Majesty’s Treasury.

“Services” shall have the meaning given in the Recitals, and as set forth in Exhibit A.

“Subscription Agreement” means that certain Subscription Agreement, dated as of February 15, 2023, by and among Owner and the Members.

“Term” is defined in Section 2.2.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Willful Misconduct” means an act or omission taken with intentional or conscious knowledge of the harmful consequences of such act or omission to a Person or its property or personnel.

1.1          References and Rules of Construction. All references in this Agreement to Exhibits, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited.  All references to Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, and the words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation.”  The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state.  All references to “$” or “dollars” shall be deemed references to U.S. Dollars.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.  Unless explicitly provided to the contrary, the word “or” when used in a list shall not indicate that the listed items are exclusive of each other. References to any Law, contract, agreement, or other instrument shall mean such Law, contract, agreement, or other instrument as it may be amended, restated, supplemented, modified, or replaced from time to time.  References to any Person shall include such Person’s successors and permitted assigns.  The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if”.  In the event that any provision of this Agreement contemplates a calculation that is to be made with respect to a given calendar period (for example, monthly, quarterly, annually), then in the event such calculation is nonetheless required to be made at a time when the required period is not complete (for example, if an entire Calendar Year is not completed at the time such calculation is to be made), then an appropriate adjustment shall be made in making such calculation for the portion of that calendar period that has then actually lapsed.

6

2.0   Provider of Corporate and Administrative Services

2.1          Provider Identified. Subject to the terms of this Agreement, Owner hereby engages and retains PBFH to provide the Services expressly specified under this Agreement, which include (without limitation) the corporate and administrative services outlined in Exhibit A to this Agreement, to support the business operations of the Renewable Diesel Facility.  PBFH is authorized to use Affiliates and their employees to perform the Services, but PBFH is responsible for acts and omissions of its Affiliates and their employees.

2.2          Term.  Subject to the Parties’ respective early termination rights under this Agreement, the term of this Agreement begins on the Effective Date and ends upon the earliest to occur of (a) the liquidation of Owner in accordance with Owner LLC Agreement, (b) the mutual written agreement of the Parties, or (c) December 31, 2099 (the “Term”). Upon the occurrence of any of the foregoing, this Agreement shall terminate and be of no further force and effect; provided, however, that in the event of a termination of this Agreement, each of Section 10.0, Section 11.0, and Section 12.0 shall survive such termination.  PBFH shall provide certain Services under this Agreement prior to the Commercial Operation Date and shall provide Services on and after the Commercial Operation Date.

2.3          Entry into Contracts.

2.3.1
PBFH or its Affiliates may, on behalf of Owner, in the name of Owner or PBFH or its Affiliates, enter into agreements on behalf of Owner which are disclosed to Owner, approved in accordance with applicable Authority Limitations, and reasonably necessary in connection with providing the Services hereunder.  PBFH may enter into agreements on Owner’s behalf as the disclosed principal (with PBFH acting solely as Owner's authorized agent and attorney-in-fact in executing such Contracts and disclaiming any liability or obligation on PBFH behalf under such Contracts) (or causing an Authorized Officer, on behalf of Owner). Any such agreement shall, in each case, (a) be on an arm’s length basis, (b) contain provisions (e.g., as applicable to the type of agreement, insurance, warranties, indemnification, and compliance with law provisions) that are, in PBFH’s reasonable opinion, customary in the industry in connection with the services or materials to be provided under the relevant agreement, and (c) if applicable, contain audit rights that are enforceable by Owner.

7

2.3.2
At PBFH’s election, PBFH may obtain materials and services in the performance of this Agreement for Owner pursuant to any service, supply, or other agreements; and Owner shall defend, indemnify, and hold PBFH harmless from any and all Claims, including claims for indemnity under such agreements to the extent such indemnity obligation is related to performance of Services; provided, however, that in the event it is finally determined that any such Claims are the result of an actual breach of such agreements by PBFH, then all costs related thereto (including reasonable attorneys’ fees and defense costs) incurred by Owner shall be reimbursed by PBFH to the extent of its fault.

2.3.3	PBFH shall provide prompt notice to Owner of material Claims made by third-parties in connection with the Services.

3.0   General Provisions for PBFH Services

3.1       Acknowledgement of Status. Owner acknowledges that PBFH and its Affiliates are not in the business of providing the Services to unaffiliated third-parties. PBFH represents and warrants to Owner that the policies, standards, and customs of PBFH and its Affiliates are, in its reasonable opinion, customary in the industry and in accordance with the provisions of this Agreement.

3.2          Independent Contractor. In the performance of Services by PBFH for Owner pursuant to this Agreement, PBFH conclusively shall be deemed an independent contractor, with the right and authority to (a) direct and control all Services being performed by the employees of PBFH and its Affiliates and (b) oversee all Services to be performed by all Contractors. Owner shall have no right or authority to supervise or give instructions to any such Persons, and such Persons, in the performance of any Services pursuant to this Agreement, shall at all times (i) be under the direct and sole supervision and control of PBFH (if employees, representatives, or retained advisors, or retained service providers of PBFH or its Affiliates), or (ii) (if employees, representatives, retained advisors, or retained service providers of any Contractor) be under the direct and sole supervision and control of such Contractor. Any suggestions that may be given by Owner shall be given only to the supervisor or to the other Person in charge of such Person’s employees.  Except with respect to the express authority granted in this Agreement to PBFH to enter into Contracts on Owner’s behalf, it is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between Owner, on the one hand, and the employees, agents or representatives of PBFH or its Affiliates who perform Services pursuant to this Agreement or any Contractor (if engaged by directly PBFH on its own behalf), on the other hand.  PBFH shall pay, or cause to be paid, all expenses incurred by it or its Affiliates, as applicable, in connection with the employment or retention of employees of PBFH or its Affiliates, including, but not limited to, compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by PBFH, and, if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses, including, for the avoidance of doubts, the Louisiana Worker’s Compensation benefits.

8

 3.3         No Agency. Except with respect to the express authority granted in this Agreement to PBFH to enter into Contracts on Owner’s behalf, nothing in this Agreement shall be deemed or construed to authorize PBFH to act as an agent, principal, servant, or employee for Owner for any purpose whatsoever and PBFH shall not hold itself out as an agent, principal, servant, or employee of Owner to any Person.

3.4          Undertakings of PBFH.  In performing the Services and the activities under this Agreement, PBFH undertakes to:

3.4.1	comply with all the applicable Laws, including the applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

3.4.2	accurately and transparently record in its accounting books any sums received or paid in relation to the Services and activities under this Agreement;

3.4.3
maintain, for the entire duration of this Agreement, an Anti-Corruption Compliance Program in compliance with the Anti-Corruption Laws, Anti-Money Laundering Laws, and or Sanctions, and regularly control and monitor implementation and efficacy thereof;

3.4.4	report to Owner of any change in any material information provided to Owner before entering this Agreement, including any Chalmette Refinery Change in Control;

3.4.5	report to Owner any request or demand for any undue payment of money or other benefits received by PBFH in connection with the performance of the Services and/or activities under this Agreement; and

3.4.6
ensure compliance with PBFH’s procurement policies (relating to skills and qualifications) and counterparty vetting policies (which include appropriate third party checks) relating to the engagement of third parties, including Contractors and subcontractors, that will be engaged to perform the Services and the activities under the Agreement. Such Services and activities shall be performed by any such third parties only on the basis of a contract duly executed that imposes obligations and commitments with reference to compliance with the applicable Anti-Corruption Laws.

3.5          Performance Standard.

3.5.1	PBFH shall perform the Services to be provided to Owner hereunder:

(a)	in accordance with (x) PBFH procedures and (y) all applicable Laws, Permits and other requirements of Governmental Authorities;

(b)	in accordance with the requirements set forth in this Agreement, and
9

(c)
consistent in nature and quality and with the degree of care and prudence that it exercises with respect to similar services provided by PBFH and its Affiliates in connection with its own or its Affiliates’ operations

(collectively, the “Performance Standard”).

3.5.2
For the avoidance of doubt and not withstanding anything herein to the contrary, PBFH’s breach of the Performance Standard, or any other obligation under this Agreement, shall not give rise to any Claim for damages against, or any other amounts due by, PBFH hereunder except to the extent provided in Section 10.2.2 below; provided that the foregoing shall not in any way limit Owner’s right to remove PBFH pursuant to Section 4.2.

3.5.3
EXCEPT AS PROVIDED IN THIS AGREEMENT, PBFH DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND HEREBY DISCLAIMS, ANY WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES PROVIDED HEREUNDER, INCLUDING NO WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4   Termination of Services

4.1          Termination of Services.  Without prejudice of Section 4.2 below, Owner shall have the right to terminate, in whole or in part, any or all of the Services, without penalty, upon one hundred eighty (180) days prior written notice to PBFH.

4.2          Termination for breach. Owner may terminate a Service, if PBFH has materially breached this Agreement in performing the relevant Service and fails to correct such breach in a manner reasonably acceptable to Owner within sixty (60) days (or such longer period as Owner may agree) after receipt of written notice from Owner of such breach (provided that if such breach was reasonably capable of being cured and PBFH commenced, and was diligently pursuing, a cure within such sixty (60) days, PBFH shall have ninety (90) days after receipt of such notice from Owner in which to complete the cure. Owner has the right to terminate the entire Agreement, if the breach (a) is due to fraud or willful misconduct of PBFH or (b) has material adverse consequences on the operations of Owner or (c) PBFH breaches its undertakings, representations, or warranties in Section 3.4 above, and such breach is reasonably expected to result in material adverse consequences for Owner. Such termination will be without prejudice to any Claims that Owner may have against PBFH.  Notwithstanding any such termination notice, PBFH shall not be relieved of its duties under this Agreement and shall continue to perform its duties, responsibilities, and obligations of Section 4.3 below, until an applicable successor service provider is appointed and the handover is completed.

4.3          Consequences of termination. Upon termination of any of the Services, PBFH shall, to extent that it is within its reasonable control, handover the activities, documents and materials relating to the relevant Service(s) (or to this Agreement, in case of termination of the entire Agreement) to Owner and/or to any other service provider that Owner may appoint to replace PBFH, without disruption of such Service(s) until duly completion of any handover. Any costs incurred in such handover shall be borne by Owner.

10

PBFH shall be entitled to receive the following through date of any termination as well as any handover period: (a) pro rata payment of the Administrative Fee, and (b) reimbursement of all costs, expenses, taxes and interest pursuant to Sections 5.2, 5.3, and 5.4 herein.

5   Charges and Payments

5.1          Administrative Fee. As reimbursement for performing the Services (including whether performed directly by PBFH or any of its Affiliates), Owner shall pay to PBFH a fee (the “Administrative Fee”). For the Services provided by PBFH to Owner prior to the Commercial Operation Date, Owner shall pay to PBFH an Administrative Fee of $1.6 million1 per year, as the same may be adjusted pursuant to this Agreement this Section 5.1.  After the Commercial Operation Date, Owner shall pay to PBFH an Administrative Fee of $1.6 million per year, as the same may be adjusted pursuant to this Agreement this Section 5.1. Owner shall pay a ratable amount of the Administrative Fee (being the annual Administrative Fee divided by twelve (12) months) to PBFH on or before the 10th Business Day of each Calendar Month, with any partial months prorated.

PBFH may increase or decrease the Administrative Fee effective as of January 1 of each calendar year following the Effective Date, by a percentage equal to the change in the Producer Price Index  over the previous twelve (12) calendar months or, with the prior written approval of Owner which shall not be unreasonably withheld or delayed, to reflect any increase in the cost of providing Services, including as a result of any changes in any law, rule or regulation applicable to PBFH or its Affiliates, including any interpretation of such laws, rules or regulations, including the rules of any exchange upon which the debt or equity of PBFH or any of its Affiliates is listed or traded, or at any time to reflect any increase in the scope and extent of the Services provided to Owner; provided, however, that the Administrative Fee shall not be decreased below the initial fee provided in this Agreement unless the type or extent of such Services materially decreases.

5.2          Reimbursable Costs. In connection with performing the Services described in this Agreement, PBFH, after having obtained Owner’s approval for this specific circumstance, which shall be duly documented, may incur, or cause Owner to incur, costs and expenses which shall be reimbursable by Owner pursuant to this Agreement. Owner shall reimburse PBFH for all direct and allocated costs and expenses incurred by PBFH and its Affiliates on behalf of Owner and pursuant to its obligations under this Agreement, including:

5.1.2
Salaries of employees of PBFH and its Affiliates who devote more than 50% of their business time to the business and affairs of Owner, to the extent, but only to the extent, such employees perform Services for Owner, provided that for employees that do not devote substantially all of their business time to Owner, such expenses shall be based on an estimate of the annual weighted average of time spent and number of employees devoting Services to Owner;

1 Note to Draft: The amount of the Administrative Fee remains under review and evaluation by Eni during the interim period.

11

5.1.3
The cost of employee benefits relating to employees of PBFH and its Affiliates who devote more than 50% of their business time to the business and affairs of Owner, including 401(k), pension, bonuses and health insurance benefits, to the extent, but only to the extent, such employees perform Services for Owner, provided that for employees that do not devote substantially all of their business time to Owner, such expenses shall be based on an estimate of the annual weighted average of time spent and number of employees devoting their Services to Owner;

5.1.4	Any expenses incurred or payments made by PBFH and its Affiliates for insurance coverage requested by Owner with respect to operations of Owner and/or the Renewable Diesel Facility;

5.1.5	All costs of Contractors engaged to perform the Services; and

5.1.6
The cost of other reimbursable PBFH cost incurred under this Agreement relating directly to Renewable Diesel Facility support; including but not limited to, direct Information Technology (“IT”) expenses, including software expenses, and PBFH employee time and expenses.

PBFH shall invoice the costs set forth above no later than the 5th Business Day of the following month such costs are incurred.  Owner shall pay the amount of each such invoice by the 15th Business Day of that month.

5.3          Taxes. PBFH shall use commercially reasonable efforts to take such actions as are necessary to obtain available exemptions from, reductions in, or rebates or refunds of, applicable state and local taxes, including sales and use taxes and property taxes, and excise taxes (federal and state), and Owner shall cooperate with PBFH to the extent such cooperation is required to obtain such exemptions, reductions, rebates or refunds.  Owner shall, however, reimburse PBFH all taxes paid associated with the Services, specifically including but not limited to sales, use, excise, value added, and/or similar taxes and excepting federal and state income tax.

5.4          Interest. All amounts owed are due on the Due Date specified for such charge, regardless of disputes related to the amount. Any payment note made when due shall bear interest at the Default Rate from the Due Date to the day of actual payment. In the event of a payment dispute which ultimately is determined to have been an overpayment, the amount of overpayment shall be returned to the original payor, including interest at the Default Rate from the actual date of original payment to the date of repayment.

6   Accounting; Reports

6.1          Maintenance of Accounts; Statements. PBFH shall maintain complete and accurate accounts of all expenses, disbursements, and costs chargeable to Owner pursuant to this Agreement, all of which shall be charged or credited to Owner and maintained in accordance with GAAP, consistently applied. PBFH shall maintain such books of account at its principal office and such books of account shall be open to inspection and examination in accordance with Section 6.2.

12

PBFH shall prepare, or caused to be prepared, and shall submit to Owner the statements, reports and notices listed on Exhibit C.  PBFH shall submit to Owner such statements, reports and notices within the deadline set forth in Exhibit C opposite to the relevant document. Owner will be entitled to ask PBFH additional documents and information, as well as any clarifications in relation to the reporting documents provided by PBFH, that shall promptly provide in order to allow Owner and its shareholders to comply with the respective reporting duties.

6.2         Audits.

6.2.1
In accordance with this Section 6.2, Owner shall have the right to audit costs charged to Owner and other accounting records maintained for Owner by PBFH under this Agreement: (i) for the first three (3) years starting from the Effective Date, no more than twice in any Calendar Year; (ii) for any following period, no more than once in any Calendar Year and continuing thereafter during the Audit Period.

6.2.2
Subject to the restrictions contained in Section 6.2.1, upon not less than thirty (30) days’ prior written notice to PBFH, Owner may audit PBFH’s books and records relating to the Services or the performance of PBFH’s obligations under this Agreement for any two Calendar Years immediately preceding the Calendar Year in which the audit is requested (the “Audit Period”). The cost of each such audit shall be borne by Owner, unless any adjustments (i) are agreed between the Parties as a consequence of the audit, in which case the cost of the relevant audit shall be reimbursed to Owner by PBFH or (ii) are applied by the independent expert in accordance with Section 12.4, in which case the costs shall be borne as indicated in such latter provision. Any such audit shall be conducted during normal business hours at the principal office of PBFH and in a manner designed to result in a minimum of inconvenience and disruption to the operations of PBFH.

Any Confidential Information of PBFH obtained by Owner or its representatives in connection with the conduct of such audit shall be subject to the provisions of Section 11.0.  In no event shall any audit be performed by a firm retained on a “contingency fee” basis.

6.2.3
Within ninety (90) days following completion of such audit, Owner must provide PBFH with a copy of the written audit report and written notice of any known Claims against PBFH arising from such audit report. PBFH shall make a reasonable effort to reply to such Claims in writing as soon as possible and in any event no later than thirty (30) days after delivery of such report and notice. If the audit reveals that the amount of reimbursable costs charged to Owner was less than the actual reimbursable costs, the undercharged Owner shall pay such difference within twenty (20) days after the completion of the audit.

13

6.2.4
All adjustments agreed to between Owner and PBFH resulting from such audit shall be reflected promptly in PBFH’s books and records and reported to Owner. If any dispute shall arise in connection with an audit or the results thereof, the Parties shall use their reasonable efforts to resolve such dispute within sixty (60) days after delivery of PBFH’s reply to such report and notice delivered by Owner. If any such dispute is not resolved within such time period, then either Party may have such dispute settled pursuant to Section 12.4.

6.3          Government Reports. PBFH shall prepare and timely file, within the deadlines (if any) set forth by the applicable Laws and/or by the relevant Governmental Authority, any reports required by any Governmental Authority with respect to the Services provided under this Agreement.

6.4          Maintenance of and Access to Records. PBFH shall keep, or cause to be kept, accurate and complete books of account for Owner with respect to the Services provided under this Agreement.  PBFH shall give access to Owner to inspect any of the books, records and operations of Owner maintained by PBFH for any purpose during the term of this Agreement. To the extent commercially reasonable, at the request of Owner, such records shall be made available electronically by PBFH.  Any such inspection shall occur during normal business hours at the principal office of PBFH upon reasonable advance notice to PBFH and shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of PBFH.

7   Force Majeure

7.1          Procedure. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder or to provide indemnification due hereunder, then such Party shall within a reasonable time after the occurrence of such of Force Majeure Event deliver to the other Party written notice,  including full particulars of the Force Majeure Event and the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement. For the avoidance of doubt, no event of Force Majeure shall relieve a Party of its obligations to make payments under this Agreement, unless, in case of payments due by Owner under Section 5.1 or 5.2 above, the costs borne by PBFH for the provision of the Services and that:

(i)	are embedded in the Administrative Fee, and/or

(ii)	are reimbursable costs under Section 5.2,

are reduced or suspended, in whole or in part, due to the occurrence of the Force Majeure Event; in such circumstance, the payments due by Owner to PBFH under Sections 5.1 and/or 5.2, as applicable, shall be reduced of an amount corresponding to the amount of the reduction or suspension of PBFH’s costs for as long as such reduction or suspension continues.

14

7.2          Definition. The term “Force Majeure” means any act, event, circumstance or combination of the foregoing that is not reasonably within the control of, and that prevents, interferes with, or delays the performance by, a Party (in whole or in part) of any of its obligations under this Agreement, including but not limited to events such as: breakdown of machinery or equipment, fire, explosions, hurricane, inclement weather, war (whether declared or not), riot, revolution, insurrection, pandemic, civil disturbance, act of the public enemy, blockade, general labor disturbance or strike, compliance with a request or order of any Governmental Authority having jurisdiction over the matter at issue (including, without limitation, if applicable, EPA and OSHA), or shortage in raw material, transportation, power or manufacturing capacity from the Party’s then-contemplated source of supply, in all cases, to the extent that the relevant event is not caused by acts or omissions of the Party (or any of its Affiliates) invoking the Force Majeure Event or is not the result of a breach of such Party’s obligations under this Agreement.

7.3          Strikes and Labor Disturbances. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the settlement of strikes, lockouts or other labor disturbances is entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure must be remedied with all reasonable and diligent dispatch shall not require the settlement of any such strike, lockout or other labor disturbance by acceding to the demands of opposing Persons when such course is inadvisable in the discretion of the Party having the difficulty.

7.4          Notice of Force Majeure Termination. The Party claiming a Force Majeure must provide notice to the other Party of the date of termination of such Force Majeure event.

8   Insurance

8.1          Required Insurance. PBFH shall, subject to availability in the insurance markets, obtain (i) on Owner’s behalf, maintain in force with insurance companies acceptable to Owner, the kinds of insurance (including endorsements) and amounts of coverage set forth in Exhibit B-1, and (ii) on PBFH’s behalf, maintain in force with insurance companies acceptable to Owner, the kinds of insurance (including endorsements) and amounts of coverage set forth in Exhibit B-2.

8.2          Insurance Limits. If the damages resulting from any Claim or Liability exceed the coverage limits under an insurance policy covering such Claim or Liability, such coverage limits shall not affect either Party’s obligations under Section 10.2 for any such damages in excess of the limits associated with any such insurance policy covering any such Claim or Liability.

9   PBFH Employees

9.1          Statutory Employer. Notwithstanding anything to the contrary in this Agreement, for purposes of the Louisiana Worker’s Compensation Law, La. R.S. 23:1021 et seq., Owner and PBFH agree that the work performed by PBFH and its employees or employees of PBFH’s Affiliates (including PBFH’s direct, borrowed, special or statutory employees) (such persons collectively, “PBFH’s Employees”) pursuant to this Agreement are an integral part of and are essential to the ability of Owner to generate Owner’s work and the Services shall be considered part of Owner’s trade, business, and occupation for purposes of La. R.S. 23:1061(A)(1). Furthermore, Owner and PBFH agree that Owner is the principal or statutory employer of PBFH’s Employees for purposes of La. R.S. 23:1061(A) only. Irrespective of Owner’s status either as the statutory employer or as the special employer (as defined in La. R.S. 23:1031(C)) of PBFH’s Employees, and regardless of any other relationship or alleged relationship between Owner and PBFH’s Employees, PBFH shall be and remain at all times primarily and exclusively responsible for the payment of Louisiana Worker’s Compensation benefits to PBFH’s Employees, and neither PBFH nor its underwriters and Affiliates shall be entitled to seek contribution for any such payments from Owner.

15

PBFH shall keep Owner harmless and indemnified from any payment that Owner should be required to make pursuant to a Claim of a PBFH’s Employee and/or a PBFH’s underwriter and/or Affiliate and/or as a consequence of an order of a Governmental Authority in relation to a payment of Louisiana Worker’s Compensation benefits to PBFH’s Employees.

10   Claims And Liability

10.1        Claims.  Liabilities and Claims involving Owner, PBFH, and any Third Party shall be handled in the following manner:

10.1.1
Liability Claims. PBFH shall manage and process any Claim by a Third Party against PBFH or Owner that arises out of the Services, or arises out of or is incidental to the Services (each such Claim, a “Liability Claim”) in accordance with Section 10.1.1.

10.1.2	Recovery Claims. PBFH shall assist Owner with prosecuting and settling any Claim that Owner has against a Third Party (each such Claim, a “Recovery Claim”).

10.1.3
Notice of Claim. If PBFH receives a Liability Claim in writing that exceeds the amount specified in the Authority Limitations, PBFH shall provide Owner, within thirty (30) days of receipt of such Liability Claim, a notice that includes a brief written summary of the facts then known to PBFH regarding such Liability Claim and a copy of the demand letter, petition, or similar documentation relating thereto.

10.1.4	Costs of Claims. Owner shall reimburse PBFH for all costs incurred in defending any Liability Claim or pursuing any Recovery Claim, including all court costs, expert fees, and attorneys’ fees.

10.2        Release and Indemnification.

10.2.1	Owner Release and Indemnity.

(a)  Except for any Liability or Claim with respect to which PBFH is required to indemnify Owner pursuant to Section 10.2.2, Owner hereby agrees to release, defend, indemnify, and hold harmless PBFH Indemnitees from and against all Liabilities and Claims to the extent arising out of, or related to the Services performed under or required by this Agreement, including PBFH Indemnitees’ negligent acts giving rise to Liabilities and Claims for amounts in excess the Liability Cap, EVEN IF SUCH LIABILITIES OR CLAIMS IN EXCESS OF THE LIABILITY CAP ARE AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE), BREACH OF A PERFORMANCE STANDARD, REPRESENTATION, COVENANT, OR WARRANTY, OR ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY PBFH INDEMNITEES, ANY OWNER INDEMNITEE, ANY THIRD PARTY OR ANY OF THEM).

16

(b) Except with respect to any Liability or Claim with respect to which PBFH is required to indemnify Owner Parties pursuant to Section 10.2.2, Owner will bear and shall not be entitled to indemnification from PBFH for losses and liabilities for loss (including losses for Owner’s business interruption and other Owner’s indirect or consequential losses or damages) or damages arising from (i) the death or personal injury or any employee of any of Owner Indemnitees, or any Contractor, subcontractor, or vendor, and (ii) real or personal property of by Owner or its Affiliates or any Contractor, subcontractor or vendor. Except with respect to any Liability or Claim to which PBFH is required to indemnify Owner Indemnitees pursuant to Section 10.2.2, PBFH shall not be liable vis-à-vis Owner for and is hereby released from, and Owner shall protect, defend and indemnify PBFH Indemnitees from and against, death, personal injury, liability for any loss or damage to property on which Owner has assumed the risk of loss under this clause, including LOSS OR DAMAGE CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY PBFH INDEMNITEES.

Any insurance policies carried by Owner shall provide for waiver of underwriter’s right of subrogation against the PBHF Indemnitees, and Owner shall not make any claim against, or seek to recover from, any such Owner Indemnitee for any such loss or damage.

(c) To the extent that Owner has been required to pay any amounts to a Contractor, subcontractor or vendor of a PBFH Indemnitee pursuant to Owner's indemnity obligations under this Section 10.2.1, at the request of Owner, PBFH Indemnitees shall assign to Owner any rights such PBFH Indemnitees may have to pursue Claims or causes of action against such Contractor, subcontractor or vendor to recover the amounts Owner was required to pay such Contractors, subcontractors or vendors, so that Owner will be able to pursue such claims at its sole, cost, risk and expense to offset and reduce any amounts Owner is required to pay under this Section 10.2.1. In the event the agreement with the relevant Contractor, subcontractor or vendor does not allow such assignment or in the event, for whatsoever reason, such assignment is not legally possible, PBFH shall pursue the Claim in its own name but for the account of Owner according to Owner reasonable instructions and at Owner’s sole cost and expense. Any amount recovered by PBFH pursuing the Claim in its own name but for the account of Owner shall be promptly paid to Owner.

17

(d) To the extent Owner has suffered any damage - as a result of any act or omission in performing the Services or part of the Services by a Contractor or by a subcontractor or vendor of a PBFH Indemnitee in circumstances in which Owner is not entitled to recover from PBFH under Section 10.2.2, at the request of Owner, PBFH Indemnitees shall assign to Owner any rights such PBFH Indemnitees may have to pursue Claims or causes of action against such Contractor, subcontractor or vendor to recover the amounts Owner was unable to recover under the terms of Section 10.2.2, so that Owner will be able to pursue such Claims at its sole, cost, risk and expense. In the event the agreement with the relevant Contractor, subcontractor or vendor does not allow such assignment or in the event, for whatsoever reason, such assignment is not legally possible, PBFH shall use its best efforts to recover the amounts claimed by Owner and shall pursue the Claim in its own name but for the account of Owner according to Owner’s reasonable instructions and at Owner sole cost and expense. Any amount recovered by PBFH pursuing the Claim in its own name but for the account of Owner shall be promptly paid to Owner.

(e)  Notwithstanding any contrary provisions set forth in this Agreement, in no event Owner’s release and indemnification undertakings in this Section 10.2.1 shall apply to any Liability and/or Claim, of whatsoever nature, arising out of, related to, or deriving from the breach by any PBFH Indemnitee under any of the other Ancillary Agreement.

10.2.2
PBFH Indemnity. PBFH shall be responsible for, and hereby agrees to release, defend, indemnify and hold harmless Owner Indemnitees from and against all Liabilities and Claims to the extent such Liabilities and Claims:

(a)	arise out of or are made by or on behalf of an employee of PBFH or its Affiliates against an Owner Indemnitee related to salary, wages or benefits payable to such employee,

(b)	are made by or on behalf of an employee of PBFH or its Affiliates against an Owner Indemnitee related to injuries sustained by such employee in the course of performing any Services hereunder, or

(c)	arise out of or in connection with, or are attributable to any negligence, gross negligence, fraud, or Willful Misconduct of any PBFH Indemnitee,

(d)	relate to the material breach of Section 2.3 above,

in each case only to the extent such damages are not covered by insurance; provided, however, that PBFH’s liability under this Section 10.2.2 is expressly limited by Sections 10.2.4, 10.2.5, 10.2.6 herein except as expressly stated therein; and provided further, any loss or damage paid by PBFH to an Owner Indemnitee under this Agreement shall reduce, on a dollar for dollar basis, the Liability Cap.  For avoidance of doubt, however, the Liability Cap will not be reduced by any amounts paid by PBFH to an Owner Indemnitee under Section 10.2.2(c) as a result of the gross negligence, fraud, or Willful Misconduct of any PBFH Indemnitee and/or as a result of the circumstances provided for in the last paragraph of Section 10.2.4 below.

18

10.2.3
Survival of Indemnification Provisions. The provisions of this Section 10.2 shall survive any termination of this Agreement. In calculating any amount to be paid by an indemnifying Party by reason of the provisions of this Section 10.2, the amount shall be reduced by all cash reimbursements (including insurance proceeds) actually received by the indemnified Party with respect to the applicable Claim or Liability.

10.2.4	Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT:

(I)	AS PROVIDED BELOW IN THE LAST PARAGRAPH OF THIS SECTION 10.2.4, OR

(II)	IN THE EVENT A PARTY’S DAMAGES RESULTED FROM THE OTHER PARTY’S GROSS NEGLICENCE, FRAUD, OR WILLFUL MISCONDUCT,

A PARTY’S DAMAGES RESULTING FROM:

(X) A BREACH OR VIOLATION OF ANY COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR

(Y) ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT

SHALL BE LIMITED TO ACTUAL AND DIRECT DAMAGES AND NONE OF PBFH INDEMNITEES OR OWNER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM PBFH OR OWNER OR THEIR RESPECTIVE AFFILIATES (AS APPLICABLE) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY CONSEQUENTIAL DAMAGES FOR DELAY, DOWNTIME, LOSS OF CAPITAL, LOSS OF PRODUCT, LOSS OF PROFIT, LOSS OF USE, OR NONCOMPLIANCE WITH APPLICABLE LAWS, EVEN IF CAUSED BY THE SOLE, JOINT, AND CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF A PARTY. EXCEPT:

1.	AS PROVIDED BELOW IN THE LAST PARAGRAPH OF THIS SECTION 10.2.4 OR

2.	IN THE EVENT OF GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT,

19

EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DAMAGES. IF A PARTY BECOMES OBLIGATED TO PAY A PERSON THAT IS NOT A PARTY OR AN AFFILIATE OF ANY PARTY ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY IS ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY UNDER THE TERMS OF THIS AGREEMENT, THEN THE WAIVER AND LIMITATION CONTAINED ABOVE IN THIS SECTION 10.2.4 SHALL NOT APPLY AND SUCH PARTY’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL AND INCIDENTAL DAMAGES, AND ALL EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY; PROVIDED, THAT PBFH’S LIABILITY UNDER THIS SECTION 10.2.4 SHALL BE SUBJECT TO SECTION 10.2.5.

10.2.5	Aggregate Limit of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, WITH THE EXCEPTION OF DAMAGES:

(I)	RESULTING FROM PBFH’S OWN GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT, AND/OR

(II)	PROVIDED IN THE LAST PARAGRAPH OF SECTION 10.2.4 ABOVE,

PBFH’S MAXIMUM AGGREGATE LIABILITY TO ANY OWNER INDEMNITEE WITH RESPECT TO ANY LIABILITY OR CLAIM OF EVERY KIND AND CHARACTER UNDER THIS SECTION 10 OR OTHERWISE, WHETHER INCURRED BY AN OWNER PARTY OR THIRD PARTY, RELATED TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR TO PBFH’S PERFORMANCE OR NON-PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT, WILL NOT EXCEED THE LIABILITY CAP, EVEN IF SUCH LIABILITY IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, BREACH OF A PERFORMANCE STANDARD, REPRESENTATION, COVENANT, OR WARRANTY, STRICT LIABILITY, OR ANY OTHER FAULT OF PBFH INDEMNITEES, ANY OWNER PARTY, ANY THIRD PARTY OR ANY OF THEM.

10.2.6
No Duplication. In no event shall any indemnitee be entitled to duplicate compensation with respect to Liabilities or Claims  under more than one provision of this Agreement or the Ancillary Agreements. In accordance therewith, notwithstanding anything herein to the contrary, Owner Indemnitees shall not have the right to, and shall not, make any Claim against a Party hereunder based in whole or in part on a breach of Section 3.4 if the same Claim is made for the same breach against such Party or any of its Affiliates under the other Ancillary Agreements; provided that the non-defaulting party under this Agreement and the relevant Ancillary Agreements shall be free to decide whether to raise the Claim under this Agreement or any other applicable Ancillary Agreement, without duplication of indemnification.

20

10.3        Compliance with Laws. The exculpation and indemnifications provisions included herein shall be effective to the maximum extent permitted by applicable Law. The Parties agree that in the event any Law, when applied to this Agreement, limits in any way the extent to which exculpation or indemnification may be provided to the beneficiary thereof in accordance with the terms hereof, this Agreement shall automatically be amended to provide that the exculpation and indemnification provisions included herein shall extend to the maximum extent permitted by applicable Law.

11   Confidential Information; Publicity

11.1        Confidential Information.

11.1.1
The Parties agree that confidential information may be provided by each Party in connection with each Party’s performance under this Agreement.  Such confidential information may include, without limitation, engineering, environmental, economic, financial, legal, regulatory, operational, commercial, marketing, and business information, customer and shipper information, samples, data, technology, or designs or other business sensitive information relating to the Services, or the performance of the other obligations of each Party hereunder that is typically considered confidential shall be considered “Confidential Information” hereunder, shall be kept confidential and shall not be disclosed to any Person that is not a Party without the other Party’s prior written consent, except, in each case, to the extent not prohibited by any applicable Law:

(a)	to an Affiliate of Owner or Owner’s members jointly;

(b)
to the extent any Confidential Information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon a Party;

(c)	to prospective or actual attorneys engaged by any Party where disclosure of such Confidential Information is essential to such attorney’s work for such Party;

(d)	to prospective or actual contractors and consultants engaged by any Party where disclosure of such Confidential Information is essential to such contractor’s or consultant’s work for such Party;

(e)
to bona-fide prospective investors/purchasers (and their representatives) of a direct or indirect interest in Owner or PBFH or Chalmette Refinery, subject to such prospective acquirers having executed agreements with Owner or PBFH to keep such information confidential;

(f)	to a bank or other financial institution to the extent appropriate in connection with a Party or Owner member arranging for funding;

21

(g)
to the extent such Confidential Information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over a Party or its Affiliates; provided that if such Party desires to disclose Confidential Information in an annual or periodic report to its or its Affiliates’ shareholders and the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall comply with Section 11.2;

(h)	to a Party’s respective employees, subject to each Party taking reasonable precautions to ensure such Confidential Information is kept confidential; and

(i)	any Confidential Information which, through no fault of or breach of this Agreement by a Party, becomes a part of the public domain.

11.1.2
Disclosure pursuant to sub-section (d) or (i) above shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the Confidential Information strictly confidential and to use the Confidential Information for the sole purpose described in subsection (d) or (i) above, whichever is applicable, with respect to such disclosing Party.

11.2        Publicity.

11.2.1
Without the prior written consent of the other Party, no Party shall issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, any Confidential Information or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by such releasing Party to be required by Law, and in any case, prior to making any such press release or public statement, such releasing Party shall provide a copy of the proposed press release or public statement to the other Party reasonably in advance of the proposed release date as necessary to enable such other Party sufficient time to review such proposed release or statement. Except where such release or statement is deemed in good faith by the releasing Party to be required by Law, the other Party’s failure to provide its written consent and any comments to such release or statement within two (2) Business Days after its receipt of the request shall be deemed a denial of such request. In the event of a denial, the requesting Party may resubmit its request to issue the public release or statement.

11.2.2
Notwithstanding anything to the contrary in Section 11.1 or Section 11.2, any Party or Affiliate of a Party may disclose information regarding the Services or the performance of the other obligations of PBFH hereunder that is not Confidential Information in investor presentations, industry conference presentations or similar disclosures. If either Party or any of its Affiliates wishes to disclose any Confidential Information in investor presentations, industry conference presentations or similar disclosures, such Party must first (a) provide the other Party with a copy of that portion of the presentation or other disclosure document containing such Confidential Information and (b) obtain the prior written consent of the other Party to such disclosure (which consent may not be unreasonably withheld, conditioned, or delayed).

22

11.2.3
Notwithstanding anything to the contrary in this Section 11.2, in the event of any Emergency endangering property, lives or the environment, PBFH may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide Owner with a copy of any such press release or announcement.

12   General Provisions

12.1        Notices. All notices and communications required or permitted to be given hereunder shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid or (d) sent by email transmission and, in each case, addressed to the appropriate Party hereto at the address for such Party shown below:

If to PBFH, to:

PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Matt Lucey, President
Email: matthew.lucey@pbfenergy.com

with a copy, which shall not constitute notice, to:

PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

If to Owner, to:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Rex Butcher, General Manager, and [●], Deputy General Manager
Email: rex.butcher@pbfenergy.com - [●]

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via email during normal business hours, or on the next Business Day if received after business hours, or (iii) when received by the addressee via an overnight courier or the U.S. Mail, as the case may be. Either Party may change the address, telephone number, facsimile number, email address and individuals to which such communications to it are to be addressed by giving written notice to the other Party in the manner provided in this Section 12.1.

23

12.2
Governing Law; Limitation on Remedies. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE APPLICABLE LAWS OF ANOTHER JURISDICTION.  IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN WILMINGTON, NEW CASTLE COUNTY, DELAWARE, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.  WHEREVER   A   REMEDY   IS SET FORTH IN THIS AGREEMENT, SUCH REMEDY SHALL BE EXCLUSIVE AND THE LIABILITY OF THE APPLICABLE PARTY SHALL BE   LIMITED   AS SET FORTH THEREIN, WHETHER SUCH LIABILITY   ARISES   IN   CONTRACT   OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE.

12.3	Dispute Resolution. Except as set forth in Section 12.4

12.3.1
Any dispute, claim or controversy between the Parties arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall, in each case, be resolved in accordance with the procedures specified in this Section 12.3, which until the completion of the procedures set forth in Section 12.3.3, shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage.  Despite that action, the Parties shall continue to participate in good faith in the procedures specified in this section with respect to such Dispute.

12.3.2
Any party wishing to initiate the Dispute resolution procedures set forth in this Section 12.3 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Parties (a “Dispute Notice”).  The Dispute Notice shall include (i) a statement of that Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive, in the negotiations under Section 12.3.3.

24

12.3.3
Within thirty days after delivery of the Dispute Notice by a Party, the receiving Party shall submit to the other Party a written response (the “Dispute Response”).  Any Dispute Response shall include (i) a statement of such Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive.

12.3.4
The Parties shall then attempt in good faith to resolve the Dispute within thirty Business Days of the delivery of the Dispute Response (such period, the “Negotiation Period”).  During the Negotiation Period, such executives of the Parties shall meet (in person or by video conference) at least weekly, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to the Dispute during the Negotiation Period.

12.3.5
The named executives for the parties under this Section 12.3 shall be individuals who (a) are bona fide senior executives of the Party, (b) have the necessary authority to settle the Dispute, (b) are at least one level of management above such Persons with direct responsibility for administration of this Agreement or the matter addressed in the Dispute.

12.3.6
All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 12.3 are pending.  The Parties shall take commercially reasonable action required to effectuate that tolling.  Each Party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 12.3.3, unless to do so would be impossible or impracticable under the circumstances.

12.3.7	Any Dispute that is not resolved during the Negotiation Period may, at the option of any Party hereto, be resolved and decided by the Federal or State courts as provided in Section 12.2.

12.4        Expert Proceedings. For any decision referred to an independent expert under Section 6.2.5, the Parties hereby agree that such decision shall be conducted expeditiously by a certified public accounting firm internationally recognized, mutually agreed by the Parties.

12.4.1
The fees and costs of the accounting firm shall be borne by the Party whose position is rejected by the expert. The accounting firm is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity.

12.4.2
The Party desiring an accounting firm determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an accounting firm within ten (10) days after receipt of the written notice of request for such determination, then, upon the request of either Party, the Wilmington, Delaware office of the American Arbitration Association (the “AAA”) shall appoint such accounting firm. The accounting firm, once appointed, shall have no ex parte communications with the Parties concerning the determination or the underlying dispute.

25

12.4.3
All communications between a Party and the accounting firm shall be conducted in writing, with copies sent simultaneously to all other Persons participating in the proceeding in the same manner, or at a meeting to which representatives of all Persons participating in the proceeding have been invited and of which such Persons have been provided at least five (5) Business Days’ notice.

12.4.4
Within fifteen (15) days after the accounting firm’s acceptance of its appointment, the Parties shall provide the accounting firm with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the accounting firm, the accounting firm shall select the proposal which it finds more consistent with the terms of this Agreement and consistent with PBFH and its Affiliates’ operations separate from this Agreement. The accounting firm may not propose alternate positions or award damages, interest, or penalties to either Party with respect to any matter. The accounting firm’s decision shall be final and binding on the Parties. If either Party fails or refuses to honor the decision of the accounting firm, such Party shall be in default under this Agreement.

12.5        Entire Agreement. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE PROVISION OF CORPORATE AND ADMINISTRATIVE SERVICES AND THE OTHER OBLIGATIONS OF PBFH AND OWNER HEREUNDER, AND SUPERSEDES ALL OTHER PRIOR AND CONTEMPORANEOUS AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN THE PARTIES AND RELATED THERETO.

12.6        Assignment. This Agreement and its attendant rights may not be assigned, transferred, subcontracted, or otherwise conveyed by either Party except in compliance with the following:

12.6.1
Subject to Section 12.6.2 below, neither Party shall assign its rights or obligations hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

12.6.2
PBFH may freely assign its rights and obligations under this Agreement without the consent of Owner in connection with a Chalmette Refinery Change in Control to the extent such change in control is permitted under Owner LLC Agreement.

12.6.3	Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio.

12.7        Duplicate Originals. This Agreement is executed in duplicate originals, with one original to be retained by PBFH and one original to be retained by Owner.

26

12.8        No Third Party Beneficiary. Except for the indemnity rights granted to Owner Indemnitees and PBFH Indemnitees pursuant to Section 10.2, nothing in this Agreement, express or implied, shall entitle any Person other than the Parties and their respective successors and permitted assigns to any Claim, remedy or right of any kind under (or pursuant to) this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that only a Party, or its successor or permitted assign, shall have the right to (it being understood and agreed that such Person shall not have the obligation to) enforce the provisions of (or exercise any right or remedy under) this Agreement on its own behalf or on behalf of any of its related indemnified parties.

12.9        Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.

12.10      Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by a duly authorized officer/representative of each of the Parties. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

12.11      Conflicts. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Exhibit, the terms and conditions of the applicable Exhibit shall govern and control.

12.12      Joint Efforts. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal, or other event of negotiation, drafting or execution of this Agreement.

12.13      Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

12.14      Binding on Successors.  Subject to Section 12.6, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

12.15      No Partnership. The Parties shall not be deemed to be partners or joint venturers by virtue of this Agreement or any discussions or actions related to the Renewable Diesel Facility.

12.16      Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and all such transactions.

12.17      Survival. All audit rights, payment, confidentiality, insurance, indemnification, and dispute resolution obligations under this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.

Remainder of page intentionally left blank.

27

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, effective as of the Effective Date.

PBF HOLDING COMPANY LLC:

PBF Holding Company LLC

By:
Name:
Title:

28

OWNER:

ST. BERNARD RENEWABLES LLC

By:
Name:
Title:

29

EXHIBIT F
FORM OF OPERATING AGREEMENT

OPERATING AGREEMENT

BETWEEN

ST. BERNARD RENEWABLES LLC

AND

CHALMETTE REFINING, L.L.C.

DATED [●], 2023

6.0	Change of Operator		23

	6.1	Resignation of Operator	23
	6.2	Removal of Operator	23
	6.3	Appointment of Successor Operator	24
	6.4	Effect of Removal or Resignation	24
	6.5	Windup	24

7.0	Charges and Payments.		24

	7.1	Direct Bill Items	24
	7.2	Fixed Operating Fee	25
	7.3	Taxes	25
	7.4	Interest	25
	7.5	Payment of Expenses	26

8.0	Budgets and Authority for Expenditures.		26

	8.1	Preparation and Approval of the Direct Bill Budget	26
	8.2	Preparation and Approval of Direct Bill Budget Amendments	27
	8.3	Authority for Extra-Budget Expenditures.	28
	8.4	Notice of Direct Bill Budget Variances	28
	8.5	Payment of Budgeted Costs.	28
	8.6	Emergencies	29
	8.7	No Waiver by Payment	29
	8.8	Payment of Funds from Operating Account	29

9.0	Operating Procedure.		29

	9.1	Environmental, Health and Safety Reporting	29
	9.2	Permits	29

10.0	Accounting; Reports.		30

	10.1	Maintenance of Accounts; Statements	30
	10.2	Establishment of Accounts.	30
	10.3	Disbursements From Operating Account	31
	10.4	Audits.	31
	10.5	Government Reports	32
	10.6	Maintenance of and Access to Records	32

11.0	Force Majeure.		32

	11.1	Procedure	32
	11.2	Definition	33
	11.3	Strikes and Labor Disturbances	33
	11.4	Notice of Force Majeure Termination	33

12.0	Insurance.		33

	12.1	Required Insurance	33
	12.2	Premiums	33
	12.3	Deductibles	33
	12.4	Insurance Limits	33
	12.5	Statutory Employer	34

13.0	Claims And Liability.		34

	13.1	Claims	34
	13.2	Release and Indemnification.	35
	13.3	Compliance with Laws	39

14.0	Confidential Information; Publicity.		39

	14.1	Confidential Information	39
	14.2	Publicity	40

15.0	General Provisions.		41

	15.1	Notices	41
	15.2	Governing Law; Limitation on Remedies	42
	15.3	Dispute Resolution	43
	15.4	Expert Proceedings	44
	15.5	Entire Agreement	44
	15.6	Assignment	45
	15.7	Duplicate Originals	45
	15.8	No Third Party Beneficiary	45
	15.9	Severability	45
	15.10	Modification; Waiver	45
	15.11	Conflicts	46
	15.12	Joint Efforts	46
	15.13	Counterparts	46
	15.14	Binding on Successors	46
	15.15	No Partnership	46
	15.16	Further Assurances	46
	15.17	Survival	46

Exhibits

Exhibit A	Form of Direct Bill Budget
Exhibit B	Direct Bill Items
Exhibit C	Fixed Fee-Billable Items
Exhibit D	Initial Direct Bill Budget
Exhibit E	Operator Reporting Requirements
Exhibit F-1	Owner Insurance Program
Exhibit F-2	Operator Insurance Program
Exhibit G	Seconded Positions

OPERATING AGREEMENT

This OPERATING AGREEMENT (this “Agreement”) by and between of ST. BERNARD RENEWABLES LLC, a Delaware limited liability company (“Owner”), and Chalmette Refining, L.L.C., a Delaware limited liability company (“Operator”), is entered into as of [●], 2023 (the “Effective Date”). Owner and Operator may be referred to herein collectively as the “Parties” or each, individually, as a “Party”.

RECITALS:

WHEREAS, Owner desires to retain the services of Operator to (a) Operate (as hereinafter defined) the Renewable Diesel Facility (as hereinafter defined), (b) Manage (as hereinafter defined) the Design (as hereinafter defined), Procurement (as hereinafter defined), Construction (as hereinafter defined) and Commissioning (as hereinafter defined) of any applicable Approved Capital Project (as hereinafter defined) or any applicable Required Upgrades (as hereinafter defined),  (d) provide certain other plant operation services related to the Renewable Diesel Facility (including all other services contemplated hereunder (as hereinafter defined), the “Services”), in each case, on the terms and conditions set forth in this Agreement;

WHEREAS, Owner desires Operator to provide the Secondees (as hereinafter defined) to Owner to provide certain business services for Owner in connection with the Renewable Diesel Facility on the terms and conditions set forth in this Agreement; and

WHEREAS, Operator desires to provide the Services and Secondment Services to Owner on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

AGREEMENT

1.0          Definitions and Construction.

The following terms, as used in this Agreement, shall have the meanings given such terms as set forth below:

“AAA” is defined in Section 15.4.2.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person; provided that for purposes of this Agreement, Owner and Operator shall not be considered Affiliates of one another.

“Agreement” is defined in the preamble.

“Allocated Premium” is defined in Section 12.2.

“Ancillary Agreements” means Owner LLC Agreement, the Subscription Agreement, the Contribution Agreement, the Facilities Construction Management Agreement, the CAUSA, the Omnibus Agreement and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing (as defined in the Contribution Agreement).

“Anti-Corruption Laws” means, with respect to a Party, all applicable provisions of the FCPA, and the requirements and prohibitions pertinent to the activities in question in the U.K. Bribery Act 2010 and all other anti-corruption and/or anti-bribery Laws applicable to such Party or any of its Affiliates.

“Anti-Money Laundering Laws” or “AML” means all the applicable national anti-money laundering Laws of the countries in which the relevant Party operates.

“Approved Capital Project” is a Capital Project located within the geographic boundaries of Operator’s Chalmette Refinery that has been approved by Owner.

“Approved Required Upgrade” is defined in Section 5.4.

“Audit Period” is defined in Section 10.4.2.

“Authority Limitations” means the authority limitations set forth in in the delegation of authority guidelines authorized by Owner board of directors under Owner LLC Agreement, and in effect at the time of the relevant action.

“Authorized Officer” means an authorized officer of Owner under Owner LLC Agreement.

“Available Cash” shall mean, with respect to any Calendar Quarter, without duplication, a good faith estimate by Operator of the sum of all cash and cash equivalents of Owner and its Subsidiaries expected to be on hand as of the end of such Calendar Quarter, less cash reserves as designated by Owner.  Calculations of Available Cash shall exclude all amounts reserved or otherwise needed to fund (i) Emergency Expenditures, or (ii) an Approved Capital Project.

“Bankruptcy” means, with respect to any Person: (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (ii) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (iii) the expiration of ninety (90) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future applicable Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such ninety (90) day period.

“Board” means the Board of Directors (or functional equivalent) of Owner under Owner LLC Agreement.

“Budget Amendment” is defined in Section 8.2.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in Louisiana and New Jersey are not authorized or required by law to be closed.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve consecutive Calendar Months commencing on the first day of January and ending on the following thirty-first day of December, according to the Gregorian calendar.

“Capital Expenditures” means all expenditures, costs, and expenses (including capital leases) made or incurred by or on behalf of Owner with respect to the Renewable Diesel Facility that are capitalized on the books and records of Owner according to GAAP.

“Cash Reserves” means Operator’s good faith estimate, approved by Owner, of the amount of cash reserves necessary to account for the usual and ordinary expenses to be incurred by Owner and its Subsidiaries in connection with the operation of the Renewable Diesel Facility for the succeeding six (6) Calendar Months.

“CAUSA” means that certain Common Asset Use and Servitude Agreement (including all agreements contemplated thereby or entered into therewith), dated as of the Effective Date, by and among Chalmette Refining Services LLC, Chalmette Refining, L.L.C., and Owner, as amended from time to time.

“Chalmette Refinery” means the refining facility and associated land and facilities used to produce and distribute refined products located in and near Chalmette, Louisiana, which is owned and operated by Operator as of the Effective Date.

“Chalmette Refinery Change in Control” means the occurrence of any of the following events which result in a change of Control: (i) an acquisition of Chalmette Refining, L.L.C. and Chalmette Refining Services LLC by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of such Person), or (ii) a sale of all or substantially all of the assets comprising the Chalmette, Louisiana refinery and the assets owned by Chalmette Refining Services LLC.

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Collective Bargaining Agreement” or “CBA” or is defined in Section 4.8.

“Commercial Operation Date” is defined in the Facilities Construction Management Agreement.

“Commissioning/Start-up” means all activities and services relating to observing factory testing of key components, as applicable, and providing recommendations to Owner, observing field installation inspections following mechanical completion and providing recommendations to Owner, observing field start-up procedures and testing and providing recommendations to Owner, and participating in final commissioning and performance review to ensure each initial Phase of the Renewable Diesel Facility, any Approved Capital Project or any Required Upgrade is operating as intended, but excluding Design, Construction and Procurement activities.

“Confidential Information” is defined in Section 14.1.1.

“Construction” and its derivatives mean all activities and services relating to the construction and testing, of any applicable Approved Capital Project or Required Upgrade, as required by the context, including contracting with and supervision of Contractors, and required Permits in connection with the construction of such asset, but excluding Design, Procurement and Commissioning/Startup activities.

“Construction Costs” is defined in the applicable Construction Management Agreement, as the context requires.

“Construction Management Agreement” means, as the context requires, any or all of the following: (i) the Facilities Construction Management Agreement, (ii) any other construction management agreement entered into pursuant to Owner LLC Agreement, and (iii) any subsequent agreement entered into pursuant to Owner LLC Agreement in replacement of any agreement described in parts (i) and (ii) above.

“Construction Manager” means (i) the Facilities Construction Manager and (ii) the initial construction manager or any replacement or successor construction manager (as the case may be) under any other Construction Management Agreement entered into by Owner from time to time pursuant to Owner LLC Agreement to construct an Approved Capital Project, in each case, as the context requires.

“Contract” means any written or oral contract or agreement, including an agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Contractor” means any Person engaged by Operator to provide services or materials related to (or in place of) the services to be provided by Operator pursuant to this Agreement. For the avoidance of doubt, no employee of Operator or its Affiliates shall be considered a Contractor for purposes of this Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Effective Date, by and among Owner and the Members, as amended from time to time.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (ii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in such corporation, (iii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (iv) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests in such Person having voting rights, whether by contract or otherwise.

“Corporate Services” means, inter alia, administrative services including (without limitation), general management, product and financial accounting, finance, treasury, counterparty credit, billing, procurement, contract administration, tax administration, human resources, real estate, regulatory, public relations, janitorial, information technology and systems, and any other such services. Corporate Services does not include legal services to progress or defend any dispute between Owner and Operator or any Affiliates thereof.

“Cost Outlook” is defined in Section 8.5.1.

“Default Direct Bill Budget” is defined in Section 8.1.3.

“Default Rate” means the lesser of the prime rate (as published in the “Money Rates” column of The Wall Street Journal, or if such rate is no longer published the successor rate reasonably determined by Operator) plus 300 basis points, or the maximum rate allowed by law.

“Deputy General Manager” means the person that will be seconded to Owner in accordance with Owner LLC Agreement.

“Design” and its derivatives mean all activities relating to the engineering, planning and design of any applicable Approved Capital Project or Required Upgrade, as required by the context.

“Direct Bill Budget” means, collectively, (i) a budget covering all forecasted expenditures associated with Direct Bill Items including a ten percent (10%) contingency, in a form consistent with the form set forth in Exhibit A, that Operator anticipates to be made or incurred by or on behalf of Owner during a Calendar Year, which such budget is approved by Owner in accordance with this Agreement, and (ii) any then-current Required Upgrade Budget.

“Direct Bill Items” is defined in Exhibit B.

“Director” is defined as an individual member of the Board.

“Discretionary Capital Expenditure” means any Capital Expenditure which is not a Mandatory Capital Expenditure.

“Removal Notice” is defined in Section 6.2.

“Dispute” is defined in Section 15.3.1.

“Dispute Notice” is defined in Section 15.3.1.

“Dispute Response” is defined in Section 15.3.3.

“Due Date” means the date upon which any payment under this Agreement is specified to be due and payable. In the event that a Due Date does not fall on a Business Day, then the Due Date shall be next Business Day.

“Effective Date” is defined in the preamble of this Agreement.

“Emergency” is a sudden or unexpected event which causes, or imminently risks causing, (i) damage to any of the assets of the Renewable Diesel Facility, other property of Owner within reasonable proximity of the Renewable Diesel Facility or the property of a Third Party, (ii) death of or injury to any Person, (iii) damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (iv) material and unforeseen non-compliance with any applicable Law (except where complying with such Law would require a Required Upgrade that would not otherwise be immediately required under applicable Law), in each case, which event is of such a nature that a response cannot, in the discretion of Operator reasonably exercised, await the decision of Owner. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Emergency Expenditure” means any cost or expense made by Operator in connection with an Emergency.

“Excess Variable Costs” means (i) insurance deductible expenses and insurance premiums (included Allocated Premiums) and (ii) variable third party costs, such as power costs, natural gas costs, ad valorem taxes, and fines and penalties paid to Governmental Authorities, to the extent they exceed the estimates for such expenses and costs in the then approved Direct Bill Budget.

“Facilities Construction Manager” means (i) Chalmette Refining, L.L.C., a Delaware limited liability company, in its capacity as “Construction Manager” under the Facilities Construction Management Agreement, (ii) any successor “Construction Manager” that is appointed pursuant to Owner LLC Agreement and the Facilities Construction Management Agreement

“Facilities Construction Management Agreement” means the Construction Management Agreement, dated as of the Effective Date, by and between Owner and Chalmette Refining, L.L.C. for the design and construction of the initial Phases of the Renewable Diesel Facility, as amended from time to time.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Fixed Fee Billable Item” is defined in Exhibit C.

“Fixed Operating Fee” means the fee set out in Section 7.2, as such fee may be adjusted from time to time in accordance with the terms of this Agreement.

“Force Majeure” is defined in Section 11.2.

“Former Operator” is defined in Section 6.4.

“GAAP” means generally accepted accounting principles as in effect in the U.S.

“General Manager” is defined in Section 3.2.

“Governmental Authority” means any Federal, State, local, municipal, tribal, or other government; any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Negligence” shall have the meaning as determined under Louisiana law.

“HSE Policy” means, with respect to a Person, the written policy which governs such Person’s standards and processes with respect to health, safety, and environmental matters. For the avoidance of doubt, these policies include any standards and processes related to mechanical integrity of assets.

“Initial Direct Bill Budget” is defined in Section 8.1.

“Laws” or “Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

 “Liabilities” means any and all payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise, in each case, subject to the provisions of Section 13.2.4.

“Liability Cap” means $10,000,000, as such amount may be adjusted downward pursuant to Section 13.2.1 of this Agreement.

“Liability Claim” is defined in Section 13.1.1.

“Lien” means any mortgage, pledge, security interest, lien, or other encumbrance of any kind.

“Manage” or “Management” and their respective derivatives mean performing on Owner’s behalf the day-to-day management and administration of (i) the operation of the Renewable Diesel Facility, and (ii) the Design, Procurement, Construction and Commissioning/Start-up of any applicable Approved Capital Project or any Required Upgrade, including assisting Owner in (a) the selection and management of Contractors, (b) the acquisition by Owner of required Permits, (b) the management of Direct Bill Items, and (d) any other services described in this Agreement or necessary to accomplish a Required Upgrade.

“Mandatory Capital Expenditure” means the Capital Expenditure portion of any Required Upgrade and any Capital Expenditure which is required to comply with the HSE Policy of Owner or Operator, or any Capital Expenditure which is required to comply with applicable Law or order of a Governmental Authority.

“Mechanical Completion” is defined in the applicable Facilities Construction Management Agreement.

“Member” is defined in Owner LLC Agreement.

“Member Interest” is defined in Owner LLC Agreement.

“Negotiation Period” is defined in Section 15.3.4.

“Omnibus Agreement” means that certain Omnibus Corporate Services Agreement, dated as of the Effective Date, by and between Owner and PBF Holding Company LLC, as amended from time to time.

“Operate” and “Operation” and their respective derivatives (other than “Operator”) mean, with respect to the Renewable Diesel Facility, the management, administration (including accounting), operation, procurement, repair, maintenance, inspection, and up-keep of the Renewable Diesel Facility as set forth in this Agreement.

“Operating Account” is defined in Section 10.2.2.

“Operating Expenses” means all costs, expenses and expenditures made or incurred by or on behalf of Owner in accordance with this Agreement in connection with (i) the Operation of the Renewable Diesel Facility, and (ii) the other services provided by Operator hereunder with respect to the Renewable Diesel Facility (including any Required Upgrades), in each case, that are not Capital Expenditures.

“Operator” is defined in the Preamble of this Agreement.

“Operator’s Employees” is defined in Section 12.5.

“Operator Indemnitees” means Operator and its Affiliates and its and their respective directors, officers, managers, employees, agents, and representatives.

“Owner” is defined in the preamble of this Agreement.

“Owner Indemnitees” means Owner and its Affiliates and its and their respective directors, officers, managers, employees, agents, and representatives, but specifically excluding from this definition any Operator Indemnitees.

“Owner LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, of Owner, as amended from time to time.

“Parties” and “Party” are defined in the preamble of this Agreement.

“PBF Member” means PBF Green Fuels LLC, a Delaware limited liability company.

“Performance Standard” is defined in Section 4.5.

“Permits” is defined in Section 5.5.

“Person” means any individual, corporation, company, partnership, limited partnership, joint venture, limited liability company, limited liability partnership, trust, unincorporated organization, estate, Governmental Authority or any department or agency thereof or any other entity.

“Phase” is defined in the Facilities Construction Management Agreement.

“PPI-FG” is defined in Section 7.2.

“Procurement” and its derivatives mean all activities relating to the procurement of services, materials, equipment and construction equipment necessary for the Design, Construction or Commissioning/Startup of any applicable Approved Capital Project or any Required Upgrade.

“Recovery Claim” is defined in Section 13.1.2.

“Renewable Diesel” means a diesel fuel that is produced from non-petroleum renewable resources but is not a monoalkylester and that is registered as a motor vehicle fuel or fuel additive under Title 40, part 79 of the Code of Federal Regulations, including the renewable portion of a diesel fuel derived from co-processing biomass with a petroleum feedstock.

“Renewable Diesel Facility” means the renewable diesel manufacturing facility (including associated pipelines and auxiliary facilities) owned by Owner and located at Chalmette Refinery, including each Phase of its initial facilities constructed pursuant to the Facilities Construction Management Agreement and any subsequent Approved Capital Project.

“Required Upgrade” means any modification or improvement to the Renewable Diesel Facility that (i) is necessary for the then existing Renewable Diesel Facility to comply with (a) applicable Law, or (b) Operator’s HSE Policy, or Owner’s HSE policy, and (ii) does not constitute a voluntary expansion or enhancement of the Renewable Diesel Facility through an Approved Capital Project.

“Required Upgrade Budget” is defined in Section 5.4.

“Required Upgrade Costs” is defined in Section 5.4(d).

“Required Upgrade Notice” is defined in Section 5.4.

“Resignation Notice” is defined in Section 3.12.1.

“Sanctioned Person” means any person with whom dealings are prohibited or otherwise result in exposure to punitive measures under any Sanctions.

“Sanctions” means economic and financial sanctions administered or enforced by the United States of America, the United Nations, the United Kingdom, the European Union, or any governmental or regulatory authority, institution or agency of any of the foregoing including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control or the United States Department of State (including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council,  the European Union and His Majesty’s Treasury.

“Secondee” is defined in Section 3.1.

“Secondee Performance” means the performance, actions and omissions of any a Secondee in a Secondment Position.

“Secondment Fee” is defined in Section 3.11.

“Secondment Positions” is defined in Section 3.1.

“Secondment Services” means only those services to be provided by Operator under Section 3.1, 3.2, 3.3 and 3.9.

“Services” shall have the meaning given in the Recitals.

“Shortfall Estimate” is defined in Section 8.5.2.

“Shortfall Notice” is defined in Section 8.5.2.

“Subscription Agreement” means that certain Subscription Agreement, dated as of February __, 2023, by and among Owner and the Members.

“Successor Operator” is defined in Section 6.3.

“Successor Operator Effective Date” means (i) in connection with any resignation by Operator, under Section 6.1, the date that is the earlier of (a) the date that is six (6) months after the date of Operator’s Resignation Notice to Owner (or deemed effective date pursuant to Section 6.1), and (b) the date that a successor operator has been appointed pursuant to Section 6.3 and Owner delivers notice to Operator to make Operator’s resignation effective, and (ii) in connection with any removal of Operator under Section 6.2, the date that is the earlier of (a) the date that is six (6) months after the date of Owner’s removal notice to Operator (or deemed effective date pursuant to Section 6.2) and (b) the date that a successor operator has been appointed pursuant to Section 6.3 and Owner delivers notice to notify of such appointment.

“Term” is defined in Section 2.2.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Variable Costs” means (i) insurance premiums (included Allocated Premiums) and (ii) variable third party costs, such as power costs, natural gas costs, and ad valorem taxes.

“Unbudgeted Supplemental Operating Costs” means, collectively, Emergency Expenditures, Owner approved Required Upgrade Costs, and Excess Variable Costs, whether they constitute Operating Expenses or Capital Expenditures.

“Willful Misconduct” means an act or omission taken with intentional or conscious knowledge of the harmful consequences of such act or omission to a Person or its property or personnel.

“Windup Notice” has the meaning given that term in Section 6.6.

1.1       References and Rules of Construction. All references in this Agreement to Exhibits, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited.  All references to Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, and the words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation.”  The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state.  All references to “$” or “dollars” shall be deemed references to U.S. Dollars.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.  Unless explicitly provided to the contrary, the word “or” when used in a list shall not indicate that the listed items are exclusive of each other. References to any Law, contract, agreement, or other instrument shall mean such Law, contract, agreement, or other instrument as it may be amended, restated, supplemented, modified, or replaced from time to time.  References to any Person shall include such Person’s successors and permitted assigns.  The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if”.  In the event that any provision of this Agreement contemplates a calculation that is to be made with respect to a given calendar period (for example, monthly, quarterly, annually), then in the event such calculation is nonetheless required to be made at a time when the required period is not complete (for example, if an entire Calendar Year is not completed at the time such calculation is to be made), then an appropriate adjustment shall be made in making such calculation for the portion of that calendar period that has then actually lapsed.

2.0           Operator.

2.1        Operator Identified. Subject to the terms of this Agreement, Owner hereby engages and retains Operator to provide the Services expressly specified under this Agreement, which include to Operate and Manage the Renewable Diesel Facility and provide the Secondment Services to support the business operations of the Renewable Diesel Facility.  For avoidance of doubt, to the extent Operator shall provide any Corporate Services to Owner, the Parties shall enter into a separate agreement to address the provision of those services.

2.2        Term.  Subject to the Parties’ respective early termination rights under this Agreement, the term of this Agreement begins on the Effective Date and ends upon the earliest to occur of (a) the liquidation of Owner in accordance with Owner LLC Agreement, (b) the mutual written agreement of the Parties, or (c) December 31, 2099 (the “Term”). Upon the occurrence of any of the foregoing, this Agreement shall terminate and be of no further force and effect; provided, however, that in the event of a termination of this Agreement, each of Section 13, Section 14 and Section 15 shall survive such termination. Notwithstanding the Term’s commencement on the Effective Date, Operator’s Services under this Agreement commence on the Commercial Operation Date, other than (i) those Services expressly identified herein as commencing prior to the Commercial Operation Date and (ii) such preparatory work as Operator deems necessary to prepare to commence delivery of the Services on the Commercial Operation Date.

2.3         Undertakings of Operator. In performing the Services and the activities under this Agreement, Operator undertakes to:

2.3.1	comply with all the applicable Laws, including the applicable Anti-Corruption Laws and Anti-Money Laundering Laws and Sanctions;

2.3.2	accurately and transparently record in its accounting books any sums received or paid in relation to the Services and the activities under this Agreement;

2.3.3
maintain, for the entire duration of this Agreement, an Anti-Corruption Compliance Program in compliance with the Anti-Corruption Laws, Anti-Money Laundering Laws, and/or Sanctions, and regularly control and monitor implementation and efficacy thereof;

2.3.4	report to Owner of any change in any material information provided to Owner before entering into this Agreement, including any Chalmette Refinery Change in Control;

2.3.5
report to Owner any request or demand for any undue payment of money or other benefits received by Operator in connection with the performance of the Services and/or the activities under this Agreement; and

2.3.6
ensure compliance with Operator's procurement policies (relating to skills and qualifications) and counterparty vetting policies (which include appropriate third party checks) relating to the engagement of third parties, including Contractors and subcontractors, who will perform the Services and the activities under this Agreement. Such Services and activities shall be performed by these third parties only on the basis of a contract duly executed that imposes obligations and commitments with reference to compliance with the applicable Anti-Corruption Laws.

3.0         Secondment

3.1         Seconded Positions. In accordance with the terms and conditions of this Section 3, during the Term of this Agreement, Operator shall second certain of its or its Affiliates employees to Owner to staff Owner’s positions set forth on Exhibit G (the “Secondment Positions”) to perform certain of Owner’s business service needs at the Renewable Diesel Facility (each such employee a “Secondee”). The Secondees shall not include hourly personnel of Operator subject to a collective bargaining agreement (each, a “Collective Bargaining Agreement” or “CBA”), which would govern, inter alia, the wages, benefits, and other terms and conditions of employment of such personnel.

3.2         Nomination and Selection of Secondee for General Manager. Operator shall nominate to Owner one or more qualified employees of Operator or its Affiliates for the position of the General Manager of Owner, as described in Exhibit G (the “General Manager”) to be considered by Owner.  After consultation with Operator, Owner shall either (a) select Operator’s nomination for the position of the General Manager, or (b) reject the nomination(s) for such position.  If Owner rejects the nomination(s), Operator shall nominate one or more additional candidates to Owner for consideration and this process shall be repeated until Owner selects a candidate to fill the position of the General Manager of Owner.

3.3         Nomination and Selection of Secondee for Other Positions. As needed, Operator shall nominate to the General Manager one or more qualified seconded employees of Operator or its Affiliates for each vacant Secondment Position (other than the position of General Manager and Deputy General Manager) to be considered by both the General Manager and the Deputy General Manager.  After consultation with Operator, the General Manager, in agreement with the Deputy General Manager, shall either (a) accept the nomination for the applicable position, or (b) reject the nomination(s) for such position.  If the General Manager in agreement with the Deputy General Manager rejects the nomination(s), Operator shall nominate one or more additional candidates to the General Manager, and the Deputy General Manager, for consideration and this process shall be repeated until the General Manager, in agreement with the Deputy General Manager, selects a candidate to fill the position.

3.4         Duties and Responsibility of Owner with Respect to Secondees.  Owner (a) shall be exclusively responsible for the daily supervision, work direction and control of the Secondees while performing in the Secondee Position, and (b) assumes all responsibility and liability for the Secondee Performance, including without limitation, the quality, timeliness, and accuracy of the services performed by the Secondees.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, OPERATOR AND ITS AFFILIATES SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY FOR THE SECONDEE PERFORMANCE OF ANY SECONDEE; OPERATOR SHALL ONLY HAVE LIABILITY FOR ITS SECONDMENT SERVICES SUBJECT TO THE LIMITATIONS CONTAINED IN SECTIONS 13.2.4, 13.2.5, AND 13.2.6 OF THIS AGREEMENT. Additionally, Owner acknowledges and accepts the following duties and responsibilities with respect to Secondees:

3.4.1
Owner may suggest or request that Operator or its Affiliate, as applicable, modify a Secondee’s pay or benefits, but such modifications shall only be done by Operator or its Affiliate, as applicable, at its sole discretion, such suggestion or request not to be unreasonably denied.

3.4.2
As to Secondees, Owner agrees to abide by any applicable federal, state and local Laws and regulations governing employment, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; sections 1981 through 1988 of Title 42 of the United States Code; the Americans with Disabilities Act of 1990; the Occupational Safety and Health Act; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Family and Medical Leave Act; the National Labor Relations Act; and other federal, state and local Laws prohibiting employment discrimination, retaliation or harassment.

3.4.3
For each Secondee who is classified as an exempt employee under the Fair Labor Standards Act, or any analogous state statute, Owner shall assign duties to such Secondee in such a way as to maintain the Secondee exempt status under the Fair Labor Standards Act.

3.4.4
Owner agrees not to pay any wages or salaries, or other forms of direct or indirect compensation, including employee benefits (not including de minimis benefits), to any Secondee with respect to the Secondee’s employment during the Term, without obtaining Operator’s written approval in advance, as applicable.

3.4.5
All accidents or incidents involving any Secondee will be reported immediately, but in no event later than twenty-four (24) hours after the accident or incident is reported to Owner or Owner learns of the accident or incident, to Operator by Owner. Owner will cooperate fully with Operator’s workers’ compensation department or liability insurance carrier, administrator or other persons working on Operator’s behalf on the defense of any claims made under these policies.

3.4.6	Owner shall not participate in collective bargaining matters related to Secondees.

3.5         Withdrawal or Termination of Secondees by Operator. Operator may withdraw any Secondee for any reason upon notice to Owner. Additionally, Operator or its Affiliate, as applicable shall have the right to terminate the employment of each Secondee.  Operator agrees to confer with Owner in good faith before it or its Affiliate, if applicable, elects to terminate the employment of any Secondee, and Operator shall use commercially reasonable efforts to provide at least two (2) weeks’ notice to Owner prior to the withdrawal or termination of any Secondee. Operator shall make commercially reasonable efforts to maintain employment of the Secondees during the Term of this Agreement.

3.6         Dismissal of Secondees by Owner. Owner may dismiss a Secondee from a given Secondment Position immediately upon notice to Operator, at which time Secondee shall immediately be relieved of duties for Owner.  Owner may dismiss a Secondee with or without cause, including but not limited to, for reasons of poor performance or misconduct, subject to applicable Laws. Operator may immediately dismiss a Secondee for cause, subject to applicable Laws and prompt notification to Owner and provided that - unless the dismissal is caused by the Secondee’s breach of applicable laws or of Operator’s procedures - such dismissal shall not adversely affect the performance of the Services in accordance with the terms of this Agreement.

3.7         Conflicts of Interest. Each Secondee shall work exclusively for Owner on a full-time basis. In the event of a conflict of interest between Owner and Operator (or Operator’s Affiliates), Secondee shall act in the best interest of Owner. Operator agrees to take no action against a Secondee who acts against the interest of Operator (or Operator’s Affiliates) in favor of Owner.

3.8         No Enticement. During the Term of this Agreement, Owner shall not directly or indirectly entice or attempt to entice Secondees to leave their employment with Operator or its Affiliate, as applicable, in favor of employment by Owner.

3.9         Duties of Operator with Respect Secondees. Each Secondee shall at all times remain an employee of Operator or its Affiliate, as applicable, who shall be solely responsible for the payment of compensation and provision of any benefits to Secondee as set forth in this Section 3.9. Operator acknowledges and accepts the following duties and responsibilities with respect to Secondees:

3.9.1	Operator or its Affiliate, as applicable, shall pay the salary each Secondee set forth in Exhibit H in accordance with the Fair Labor Standards Act, any applicable CBA or any analogous state statute.

3.9.2
Operator or its Affiliate, as applicable, shall collect, report, and pay applicable federal, state, and local payroll taxes, from the accounts of Operator or its Affiliate, as applicable, with respect to Secondee’s employment during the Term of this Agreement.

3.9.3
Operator or its Affiliate, as applicable, shall maintain and administer employee benefit plans and pay employee benefits and workers’ compensation premiums on behalf of each Secondee, to the extent such Secondee is eligible, with such plans and benefits consistent with those offered to similarly situated employees of Operator or its Affiliate, as applicable, who are not Secondees with respect to Secondee’s employment during the Term of this Agreement.

3.9.4
Operator or its Affiliate, as applicable, shall be responsible for COBRA compliance and continuation of health benefits, as required by applicable Law, to any Secondee and any dependents who qualify, in the event of the termination of a Secondee’s employment and to the extent the Secondee is otherwise eligible with respect to the Secondee’s employment during the Term or resulting from such Secondee termination of employment from Operator or its Affiliates, as applicable.

3.9.5	Operator shall be responsible for completion, reporting, and maintenance of payroll and benefit records applicable to the Secondee’s employment during the Term of this Agreement.

3.9.6
Operator shall keep Owner harmless and indemnified from any Claim any Secondee should bring against Owner in relation to Operator’s obligations from Section 3.9.1 to Section 3.9.5 above and/or as a consequence of Operator’s decision to establish variable compensation targets as indicated in Section 3.10 below.

3.10       Variable Compensation. Owner may establish variable compensation target as a percentage of base pay related to the operating and financial performance of Owner’s business and may determine the result of the business performance against such targets.

3.11       Payment for Secondee Services. Operator shall invoice Owner for all Secondees in aggregate on a monthly basis, including all costs related to the employment of such Secondee (including, without limitation, base pay, overtime pay, benefits, bonuses, travel, and travel costs paid by Operator, and all employee taxes paid by Operator) (the “Secondment Fee”). Operator shall provide the invoice by the 5th Business Day of the following month and Owner shall pay the amount of each such invoice by the 20th Business Day of that month.

4.0         General Provisions for Operator Services.

4.1         Acknowledgement of Status. Owner acknowledges that Operator is not in the business of providing the Services to unaffiliated third-parties.

4.2          Independent Contractor. In the performance of any work or services by Operator for Owner pursuant to this Agreement, Operator conclusively shall be deemed an independent contractor, with the right and authority to (a) direct and control all services and other work being performed by the employees of Operator and its Affiliates and (b) oversee all services and other work to be performed by all Contractors. Owner shall have no right or authority to supervise or give instructions to any such Persons, and such Persons, in the performance of any work or services pursuant to this Agreement, shall at all times (i) be under the direct and sole supervision and control of Operator (if employees, representatives, or retained advisors, or retained service providers of Operator or its Affiliates), or (ii) (if employees, representatives, retained advisors, or retained service providers of any Contractor) be under the direct and sole supervision and control of such Contractor. Any suggestions that may be given by Owner shall be given only to the supervisor or to the other Person in charge of such Person’s employees.  Except with respect to the express authority granted in this Agreement to Operator to enter into Contracts on Owner’s behalf, it is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between Owner, on the one hand, and the employees, agents or representatives of Operator or its Affiliates who perform any work or services pursuant to this Agreement or any Contractor (if engaged by directly Operator on its own behalf), on the other hand.  Operator shall pay, or cause to be paid, all expenses incurred by it or its Affiliates, as applicable, in connection with the employment or retention of employees of Operator or its Affiliates, including, but not limited to, compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by Operator, and, if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses, including, for the avoidance of doubts, the Louisiana Worker’s Compensation benefits.

4.3         No Agency. Except with respect to the express authority granted in this Agreement to Operator to enter into Contracts on Owner’s behalf, nothing in this Agreement shall be deemed or construed to authorize Operator to act as an agent, principal, servant, or employee for Owner for any purpose whatsoever and Operator shall not hold itself out as an agent, principal, servant, or employee of Owner to any Person.

4.4         No Duplication of Duties.  Owner acknowledges and agrees that (a) the duties of  Construction Manager and Operator are separate, distinct, and governed by different agreements, (b) in no event will both Construction Manager and Operator be required to duplicate the performance of any service obligation owed to Owner, and (c) to the extent that any service obligation may be owed by both Construction Manager and Operator, Operator is hereby authorized and empowered by Owner to reach mutual agreement with Construction Manager as to whether Operator or Construction Manager will perform such service obligation.

4.5         Performance Standard.

4.5.1	Operator shall perform the Services to be provided to Owner hereunder:

(a)	in accordance with the then-approved Direct Bill Budget (including Operator’s authority under Section 8.3 to pay Unbudgeted Supplemental Operating Costs),

(b)	in accordance with all applicable Laws, Permits and other requirements of Governmental Authorities, as well as with Operator’s operating procedures,

(c)	in accordance with the requirements set forth in this Agreement, and

(d)
consistent in nature and quality and with the degree of care that would be exercised by a reasonably prudent operator of facilities similar in type and equal to or greater in size to the Renewable Diesel Facility in accordance with prudent industry standards

(collectively, the “Performance Standard”).

4.5.2
For the avoidance of doubt and not withstanding anything herein to the contrary, Operator’s breach of the Performance Standard, or any other obligation under this Agreement, shall not give rise to any Claim for damages against, or any other amounts due by, Operator hereunder except to the extent provided  in Section 13.2.1 below; provided that the foregoing shall not in any way limit Owner’s right to remove Operator pursuant to Section 6.2.

EXCEPT AS PROVIDED HEREINABOVE, OPERATOR DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES PROVIDED HEREUNDER, INCLUDING NO WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.6          Periodic Updates.

4.6.1
Operator shall meet with the Board no less than once per Calendar Quarter (or more or less frequently as the Parties may mutually agree) during the Term to review Operator’s Operation of the Renewable Diesel Facility and performance of Operator’s obligations hereunder, in each case, in accordance with this Agreement.

4.6.2	Operator shall prepare and distribute financial statements on a monthly basis setting out the financial performance and status of the business.

4.7         Personnel. Subject to the limitations set forth in Sections 5.2, 5.3, and 8.3, Operator (and its Affiliate(s)) may utilize its own employees and/or obtain services from its Affiliates for services in connection with the Operation of the Renewable Diesel Facility and the other services provided by Operator hereunder, in each case, with respect to Direct Bill Items. For purposes of this Section 4.7 and in the definitions of the terms “Contractor” and “Operator Indemnitees”, the undefined term “employee” shall include natural persons utilized by Operator or its Affiliates on a contract basis.

4.8         Compliance with Collective Bargaining Agreements. Owner acknowledges that Operator and its Affiliates may utilize certain of its hourly personnel to perform the Services and, while these personnel are not Secondees, Operator shall account for them as Direct Bill Items. Each Party acknowledges that such personnel are or may become subject to a Collective Bargaining Agreements.  Notwithstanding anything in this Agreement to the contrary, Owner and Operator agree that Operator and its Affiliates, as applicable, shall not be obligated to perform any Services under this Agreement to the extent it would conflict with, or be in breach of, any applicable CBA.  To the extent Operator or an Affiliates, as applicable, is unable to perform any such Services as a result of a conflict with a CBA, Operator shall use commercially reasonable efforts to perform such Services as fully as possible in compliance with the CBAs.

4.9         Maintenance.  Operator shall: (i) maintain the Renewable Diesel Facility in accordance with accepted industry practice and in compliance with applicable Laws, and (ii) provide the Services on a continuing basis, consistent with the maintenance and turnaround schedule of the Renewable Diesel Facility and in accordance with the Performance Standards. The maintenance obligations under this Section 4.9 shall include, without limitation, the provision of routine custodial services and the repair and replacement of all equipment and improvements comprising the Renewable Diesel Facility as reasonably determined by Operator.

5.0         Description of Operator Services

5.1          Commissioning of the Renewable Diesel Facility; Operate and Maintain the Renewable Diesel Facility.

5.1.1
Operator shall Manage the Commissioning/Startup of each of the initial Phases of the Renewable Diesel Facility following completion of Mechanical Completion (as defined in the Facilities Construction Management Agreement) and any applicable Approved Capital Project or any Required Upgrade.

5.1.2	Operator shall Operate the Renewable Diesel Facility for the sole benefit (and on behalf) of Owner and in accordance with the Performance Standard.

(a)
Subject to the limitations set forth in Sections 5.2, 5.3, 8.3, Owner hereby authorizes Operator to cause to be done and performed any and all acts and things reasonably necessary for the Operation of the Renewable Diesel Facility and the performance of the other obligations of Operator hereunder, including (i) incurring (or causing Owner to incur) any expense authorized in an approved Direct Bill Budget relating thereto or as otherwise permitted hereunder (including Unbudgeted Supplemental Operating Costs), and (ii) entering, subject to the provisions of Section 5.2.2, into Contracts at Operator’s option, by Operator on Owner’s behalf as the disclosed principal (with Operator acting solely as Owner’s authorized agent and attorney-in-fact in executing such Contracts and disclaiming any liability or obligation on Operator’s behalf under such Contracts) or by Owner when signed by a JV Officer on Owner’s behalf, in each case, in order to accomplish the efficient and safe Operation of the Renewable Diesel Facility and performance of the other obligations of Operator hereunder.

(b)
Operator shall use commercially reasonable efforts to assist Owner to (i) develop, implement and maintaining reasonable safety, health and environmental management policies, procedures and practices to ensure the safety and health of Persons working in connection with the Operation of the Renewable Diesel Facility, (ii) comply with applicable environmental and safety Laws, (iii) collect data relating to the foregoing, (iv) report findings (if applicable) to the appropriate Governmental Authorities, and (v) maintain all records relating thereto.

5.1.3
Notwithstanding anything herein to the contrary, in no event shall Operator be required to directly enter into any Contract with respect to the Services to be provided by Operator hereunder, including the Operation of the Renewable Diesel Facility. If requested by Operator, Owner shall delegate to an Authorized Officer, on behalf of Owner, the right to execute any such Contract as requested by Operator, subject to the limitations set forth in Sections 5.2, 5.3 and 8.3.

5.2          Purchase and Sale of Materials and Supplies; Entry into Contracts.

5.2.1
Subject to the limitations set forth in this Sections 5.2, 5.3, and 8.3, Operator shall, on behalf of Owner, procure all services, materials, supplies and equipment necessary in connection with the Operation of the Renewable Diesel Facility and the performance of the other obligations of Operator hereunder.

5.2.2
Subject to the limitations set forth in this Sections 5.2, 5.3, and 8.3, Operator may, upon Owner’s prior written approval, whether by delegation of  authority or express approval, enter into on Owner’s behalf as the disclosed principal (with Operator acting solely as Owner’s authorized agent and attorney-in-fact in executing such Contracts and disclaiming any liability or obligation on Operator’s behalf under such Contracts) (or causing an Authorized Officer, on behalf of Owner, to enter into): (a) Contracts for the Operation and maintenance of the Renewable Diesel Facility, including any adjustments, repairs, additions and replacements thereto, (b) Contracts related to the Design, Procurement, Construction or Commissioning/Start-up of any Approved Capital Project or Required Upgrade (or the Management thereof), and (c) Contracts for power, fuel, other utilities and communication facilities related to the Operation of the Renewable Diesel Facility and the performance of the other obligations of Operator hereunder.

5.2.3
Subject to the limitations set forth in Section 5.3, Operator may, on behalf and for the account of Owner, sell or dispose of materials and equipment that are no longer required for the Operation of the Renewable Diesel Facility or the performance of the other obligations of Operator hereunder to any Person in an arm’s length transaction.

5.2.4	To the extent that Operator, or its Affiliate, has entered into any Contracts, necessary for the fulfilment of the scope of this Agreement, in its own name prior to the Effective Date:

 (a) Operator shall, within thirty (30) days following the Effective Date, with representations that, to the best of Operator’s knowledge:

(i) Operator or its Affiliate, as the case may be, is in compliance with such contract,

(ii) such contract was negotiated and executed in compliance with applicable Laws, as well as with Operator’s code of business conduct and ethics,

(iii) no Claim, investigation or proceedings for violation of Anti-Corruption Laws and/or AML is pending or was made against Operator or its Affiliate and/or the relevant counterparty,

(iv) there is no other Claim pending in relation to such contract that would  result in a material Liability for Owner, and

(v) the relevant contract is valid and in force and Operator’s or its Affiliate’s obligations thereunder have been duly fulfilled as of the assignment date,

assign (or cause that its Affiliate to assign) all rights and obligations under those agreements to Owner, (who shall assume all rights, obligations and liabilities under such Contracts including any indemnity obligations to the extent related to the Services), and

(b) subject to Section 13.2.1 hereof, Owner shall defend, indemnify and hold Operator Indemnitees harmless from any and all claims, including claims for indemnity under such Contracts to the extent such indemnity obligation is related to performance of the Services. If Operator (or Operators’ Affiliate) is unable to assign any such Contract, Owner shall directly seek to enter into a new Contract and release Operator (or Operators’ Affiliate as applicable) from all liability.

5.2.5
Notwithstanding anything to the contrary set forth in this Agreement, Operator agrees that any Contracts that Operator enters into with any Contractor for the provision (by such Contractor) of services or materials for the Operation of the Renewable Diesel Facility or with respect to any other service that Operator is obligated to provide pursuant to this Agreement shall, in each case, (a) be on an arm’s length basis, (b) contain insurance provisions that are, in Operator’s reasonable opinion, either customary in the industry in connection with the services or materials to be provided under such Contract or consistent with the insurance provisions set forth herein (or that are otherwise approved by Owner as evidenced by its execution of the Contract), (c) contain indemnity provisions that are, in Operator’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such Contract, (d) contain warranty provisions that are, in Operator’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such Contract and provide a reasonable recourse to Owner, (e) if applicable, contain audit rights that are enforceable by Owner and (f) are negotiated and executed in compliance with applicable Anti-Corruption Laws and AML, as well as with Operator’s code of business conduct and ethics.

5.3        Limitation of Authority. Operator shall not seek to or take action to transfer or assign the rights of Owner in the Renewable Diesel Facility or any ownership interest in the assets of Renewable Diesel Facility. Except (a) in the case of Emergencies and Approved Required Upgrades and (b) for actions previously approved by Owner in writing, including, without limitation, any authority or rights granted to Operator under other provisions of this Agreement, including Authority Limitations, Operator shall obtain the prior written consent of the General Manager and the Deputy General Manager, prior to taking any of the following actions with respect to the Renewable Diesel Facility:

5.3.1	the granting of powers of attorney; or

5.3.2	taking of any action that is inconsistent with the then-approved Direct Bill Budget, except as otherwise authorized by this Agreement.

5.3.3
For avoidance of doubt, Chalmette Refining, L.L.C., shall not enter into, in the name and/or on behalf of and/or for the account of Owner, any contract:  (i) for the sale of Renewable Diesel or any other product produced at the Renewable Diesel Facility; or (ii) for the purchase of the feedstock necessary for the production of Renewable Diesel or any other product produced at the Renewable Diesel Facility.  It is agreed that any breach by Operator of this obligation shall not be subject to, or limited by the provisions of Section 13. Except as expressly provided under this Section 5.3, any authority or rights granted to Operator under this Agreement are granted without the need for Operator to obtain any further approval from Owner.

5.4        Required Upgrades. If Operator reasonably determines that a Required Upgrade is required with respect to all or any portion of the Renewable Diesel Facility to comply with applicable Law or the HSE Policy of either Owner or Operator, then Operator shall provide written notice to Owner of such circumstance (a “Required Upgrade Notice”). Such Required Upgrade Notice shall contain the following:

(a) a description of the Asset(s) requiring such Required Upgrade,

(b) the type of upgrade, modification, expansion or other similar improvement needed with respect to such Required Upgrade,

(c) a description of the applicable Law or HSE Policy containing the requirements or obligations that such Required Upgrade is needed to satisfy,

(d) a good faith estimate of the costs and expenses of the Design, Procurement, Construction, and Operation of such Required Upgrade, including the incremental increase to the Fixed Operating Fee that would be attributable to such Required Upgrade, if any (the actual costs and expenses related to the foregoing, the “Required Upgrade Costs”), and

(e) a schedule of such estimated Required Upgrade Costs.

Upon receipt by Owner of any such Required Upgrade Notice, Owner shall, as soon as practicable, review the Required Upgrade Notice in total and approve or reject the Required Upgrade. If approved by Owner, (i) the Required Upgrade will be become an approved Required Upgrade (an “Approved Required Upgrade”), (ii) the Required Upgrade Costs approved by Owner shall become the Required Upgrade budget related to such Required Upgrade (the “Required Upgrade Budget”), and (iii) Operator shall Manage the Design, Procurement, Construction and/or Commissioning/Startup of such Required Upgrade and shall use commercially reasonable efforts to address each such Required Upgrade in the ordinary course of business.  Notwithstanding anything herein to the contrary, Operator shall not be obligated to incur any Required Upgrade Costs, or to perform any services, with respect to any Required Upgrade that requires approval of Owner unless and until Owner has approved the Required Upgrade. In the event that Owner rejects a Required Upgrade, Operator and Owner shall immediately begin such actions as required to shut down and wind-up the operation of the Renewable Diesel Facility pursuant to Section 6.5.

5.5        Permits. Subject to the limitations set forth in Sections 5.2, 5.3 and 8.3, Operator shall (a) assist Owner in acquiring all necessary permits, authorizations and licenses (“Permits”) required for the Design, Procurement and Construction of any Required Upgrade, and (b) request that an Authorized Officer, on behalf of Owner, enter into Contracts in furtherance thereof.

5.6          Additional Services. Operator shall perform any additional Services requested by Owner to the extent mutually agreed upon by Owner and Operator in writing.

6.0         Change of Operator

6.1         Resignation of Operator. Operator may resign by delivering a written resignation notice to Owner (a “Resignation Notice”) if (a) Owner becomes subject to Bankruptcy proceedings, (b) Owner breaches any payment provision of this Agreement and, after receipt of notice of such alleged breach by Owner from Operator (which notice shall provide with particularity details of such alleged breach), Owner fails to correct such breach  within thirty (30) Calendar Days after receipt of such notice from Operator, or (c) Owner breaches any material provision of this Agreement (other than a payment provision) and Owner fails to correct such breach in a manner reasonably acceptable to Operator within sixty (60) days after receipt of notice from Operator of such breach (provided that, if such breach was reasonably capable of being cured and Owner commenced, and was diligently pursuing, a cure within such sixty (60) days, Owner shall have one hundred twenty (120) days after receipt of such notice from Operator in which to complete the cure) then Operator's Resignation Notice delivered pursuant to this Section 6.1 shall be deemed to be effective as of the day such notice was originally delivered. Notwithstanding any such resignation by Operator, Operator shall not be relieved of its duties as Operator under this Agreement and each Party shall continue to perform all of their respective duties, responsibilities and obligations hereunder, in each case, until the applicable Successor Operator Effective Date, at which time the resignation of Operator will become effective. Operator shall only be entitled to resign pursuant to the terms and conditions set forth in this Section 6.1 and is not entitled to otherwise resign at any time.

6.2         Removal of Operator. Operator may be removed by Owner by written notice from Owner to Operator (a “Removal Notice”) if (a) Operator becomes subject to Bankruptcy proceedings, (b) Operator breaches its undertakings, representations, and warranties in Section 2.3 above and such breach is reasonably expected to result in material adverse consequences for Owner, (c) Operator breaches any material covenant in this Agreement (other than the Performance Standard) and Operator fails to correct such breach in a manner reasonably acceptable to Owner within sixty (60) days (or such longer period as Owner may agree) after receipt of Removal Notice from Owner of such breach (provided that if such breach was reasonably capable of being cured and Operator commenced, and was diligently pursuing, a cure within such sixty (60) days, Operator shall have one hundred twenty (120) days after receipt of such Removal Notice from Owner in which to complete the cure), or (d) Operator materially fails to meet the Performance Standard and fails to cure within one hundred twenty (120) days after receipt of such Removal Notice from Owner provided such failure is reasonably capable of being cured and Operator commenced, and was diligently pursuing, a cure, within sixty (60) days after receipt of such Removal Notice from Owner. Notwithstanding any such Removal Notice, Operator shall not be relieved of its duties under this Agreement and shall continue to perform all of the duties, responsibilities and obligations of Operator hereunder, in each case, until the applicable Successor Operator Effective Date.

6.3         Appointment of Successor Operator. Upon the delivery of a Resignation Notice or a Removal Notice, Owner shall promptly seek and as soon as reasonably practicable appoint a replacement operator (the “Successor Operator”). The named Successor Operator must (i) be capable and willing to perform the duties of Operator and (ii) be able to warrant in good faith that no Governmental Authority will seek to block Successor Operator from taking on or operating such role. Owner shall promptly notify Operator of any such appointment. Operator shall use all reasonable efforts to cooperate in the transition to the Successor Operator prior to the applicable Successor Operator Effective Date. Upon such appointment of the Successor Operator, Operator shall (a) assign its rights and obligations under this Agreement to such Successor Operator at the request of Owner, (b) promptly deliver to Successor Operator all records in Operator's possession pertaining to Operator's performance hereunder or otherwise related to the Renewable Diesel Facility, (c) cooperate with Owner and any Successor Operator to facilitate the orderly transition of Operator's responsibilities, and (d) promptly transfer to Owner or Successor Operator (as applicable) control of any and all property of Owner that is under the care and custody of Operator. From and after the Successor Operator Effective Date, the Successor Operator shall be deemed to be the "Operator" hereunder for all purposes.

6.4         Effect of Removal or Resignation. Any removal of, or resignation by, Operator pursuant to this Section 6.0 shall release such prior Operator (a “Former Operator”) from any Liability for any obligation and duties of Operator hereunder accruing from or after the Successor Operator Effective Date. Any removal of or resignation by Former Operator pursuant to this Section 6.0 shall not relieve Former Operator from (a) any Liability that it would otherwise have under this Agreement for acts or omissions that occurred prior to the applicable Successor Operator Effective Date, or (b) its obligations to fulfill its transition obligations under Section 6.0 with respect to Successor Operator.  For the avoidance of doubt, Former Operator's breach of the Performance Standard, or any other obligation hereunder, shall not give rise to any Claim for damages against, or any other amounts due by, Former Operator hereunder except to the extent provided in Section 13.2.2 below.  Former Operator shall be entitled to the reimbursement of any and all amounts due Former Operator on the Successor Operator Effective Date.

6.5         Windup.  In the event that Owner decides to wind-up the business of the Renewable Diesel Facility, Owner shall provide written notice to Operator as soon as practicable following such decision (a “Windup Notice”). Operator shall immediately begin developing plans, timelines, and costs required to discontinue operation of the Renewable Diesel Facility and return the property to its original state in accordance with the HSE Policies of both Owner and Operator. Owner shall cooperate with Operator in the development and execution of all windup plans. Owner shall pay for all costs associated with the wind-up of the Renewable Diesel Facility, regardless of whether such plans were anticipated in the Direct Bill Budget.

7.0         Charges and Payments.

7.1        Direct Bill Items. In connection with performing the services described in this Agreement, including the Operation of the Renewable Diesel Facility and the provisions of Section 5.4 regarding Required Upgrades, and subject to the then-current Direct Bill Budget and the provisions of Section 8.3, Operator may incur, or cause Owner to incur, Operating Expenses and Capital Expenditures constituting Direct Bill Items. Subject to (a) the limitations set forth in Section 5.3, (b) the provisions of Section 8.3, and (c) the then-current Direct Bill Budget, Owner shall be responsible for contributing to the Operating Account, pursuant to Sections 8.5 or 8.6, all actual and documented Operating Expenses and Capital Expenditures constituting Direct Bill Items (including any Emergency Expenditures and Required Upgrade Costs) incurred by Operator (without markup), Operator’s Affiliates (without markup), Owner or any Third Party Contractor (without markup by Operator).  Operator shall provide the direct bill item invoice no later than the 5th Business Day of the following month, and Owner shall pay the amount of each such invoice by the 20th Business Day of that month.

7.2         Fixed Operating Fee. As reimbursement for performing the Fixed Fee Billable Items with respect to the Renewable Diesel Facility (including whether performed directly by Operator or any of its Affiliates), Owner shall pay to Operator a fee (the “Fixed Operating Fee”). From and after the Effective Date until the Commercial Operation Date for the first Phase, Owner shall pay to Operator a Fixed Operating Fee of $[●]1. From and after the Commercial Operation Date for the first Phase, Owner shall pay to Operator a Fixed Operating Fee of $[●], as the same may be adjusted pursuant to this Agreement (including this Section 7.2). Owner shall pay a ratable amount of the Fixed Operating Fee (being the annual Fixed Operating Fee divided by twelve (12) months) to Operator on or before the 1st Business Day of each Calendar Month.

Such Fixed Operating Fee will be (a) increased (annually, on the first day of each subsequent Calendar Year) by an amount equal to a percentage equal to the greater of zero and the positive change in the Producer Price Index for Finished Goods (Series ID WPUSOP3000) (the “PPI-FG”), as reported during the October immediately before the effective date of the adjustment, with respect to the twelve (12) Calendar Month period ending at the end of the September immediately preceding such publication, and (b) adjusted upward by the agreement of Owner and Operator hereunder, including, for example, relating to a Required Upgrade or  an expansions of the Renewable Diesel Facility pursuant to any Approved Capital Project. With respect to the first payment of the Fixed Operating Fee, such fee shall be deposited into the Operating Account by Owner no later than thirty (30) Business Days following the Effective Date.

7.3        Taxes. Operator shall use commercially reasonable efforts to take such actions as are necessary to obtain available exemptions from, reductions in, or rebates or refunds of, applicable state and local taxes, including sales and use taxes and property taxes, and excise taxes (federal and state) and Owner shall cooperate with Operator to the extent such cooperation is required to obtain such exemptions, reductions, rebates or refunds.  Owner shall, however, reimburse Operator all taxes paid associated with the Renewable Diesel Facility and its operations except for federal and state income tax.

7.4        Interest. All amounts owed are due on the Due Date specified for such charge, regardless of disputes related to the amount. Any payment not made when due shall bear interest at the Default Rate from the Due Date to the day of actual payment. In the event of a payment dispute which ultimately is determined to have been an overpayment, the amount of overpayment shall be returned to the original payor, including interest at the Default Rate from the actual date of original payment to the date of repayment.

1 Note to Draft: Fixed Operating Fee provided by PBF to Eni, which remains subject to review during interim period.

7.5         Payment of Expenses. Subject to the limitations set forth in Sections 5.2, 5.3, and 8.3, to the extent of available funds in the Operating Account, Operator shall pay and discharge all Operating Expenses and Capital Expenditures on a timely basis (including any such Operating Expenses or Capital Expenditures incurred by Owner).  Notwithstanding anything herein to the contrary, in no event shall Operator be liable in connection with the performance of its services hereunder or otherwise in breach of this Agreement if Operator fails, or is otherwise unable, to perform any of such services or its other obligations hereunder, including any obligations to pay or cause to be paid any such Operating Expenses or Capital Expenditures, due to (i) the failure of Owner to pay when due any amounts payable hereunder by Owner into the Operating Account, whether pursuant to Sections 8.5 or 8.6 or otherwise, or (ii) the lack of available funds required to have been deposited by Owner in the Operating Account.

7.5.1	In the event that cash in the Operating Account of Owner is insufficient to meet payment obligations, cash shall be distributed from the Operating Account according to the following order:

(a)	Payment of the Fixed Operating Fee,

(b)	Payment of the Secondment Fee,

(c)	Payment of such Direct Bill Items which are not capital expenditures,

(d)	Payment of Unbudgeted Supplemental Operating Costs,

(e)	Payment to 3rd party suppliers,

(f)	Mandatory Capital Expenditures, and

(g)	Discretionary Capital Expenditures.

7.5.2	For the avoidance of doubt, Operator has no obligation to make payments on behalf of Owner from any of Operator’s own accounts.

8.0         Budgets and Authority for Expenditures.

8.1        Preparation and Approval of the Direct Bill Budget. Operator shall prepare, in reasonably concise form, and shall present to Owner (a) on or before each September 1st, a preliminary draft of, and (b) on or before each November 30th, a final version of, in each case, the Direct Bill Budget for the next succeeding Calendar Year, which Direct Bill Budget shall include (i) expenditures that may extend over a multi-Calendar Year period and shall be detailed on at least a quarterly basis for the next succeeding Calendar Year, (ii) any Required Upgrade Budget then in effect and (iii) a ten percent (10%) contingency. Notwithstanding the foregoing, Owner approves the Direct Bill Budget set forth in Exhibit D as the Direct Bill Budget covering the time period from and after the Effective Date until the end of Calendar Year 2023 (the “Initial Direct Bill Budget”). Operator shall confer with Owner during the preparation of such Direct Bill Budgets.

8.1.1
Direct Bill Budget. Each Direct Bill Budget for the Renewable Diesel Facility shall include itemized anticipated costs related to Direct Bill Items (including Required Upgrade Costs). Each Direct Bill Budget will include only those cost estimates associated with Direct Bill Items, and shall be in the form of Exhibit A.

8.1.2
Approval of Direct Bill Budget.  Other than the Initial Direct Bill Budget, Owner shall have thirty (30) days from the date Operator submits a Direct Bill Budget pursuant to Section 8.1 above to approve or reject such Direct Bill Budget, in whole or in part. With respect to any part of any Direct Bill Budget that is rejected, Operator shall then have ten (10) days to resubmit such Direct Bill Budget, or portion thereof, for approval by Owner in accordance with this Section 8.1.2, and, if Operator elects to resubmit such Direct Bill Budget, or portion thereof, Owner shall have fifteen (15) days to approve or reject such resubmitted Direct Bill Budget, or portion thereof. For the avoidance of doubt, Owner will have the same rights described in this Section 8.1.2 to approve or reject any portion of a Direct Bill Budget constituting a Required Upgrade Budget.

8.1.3
Default Direct Bill Budget. If the Parties are unable to reach agreement with respect to any Direct Bill Budget pursuant to Section 8.1.2 other than the Initial Direct Bill Budget, the Direct Bill Budget to be used by Operator and deemed approved by Owner shall include the (i) Direct Bill Budget for the preceding Calendar Year, excluding extraordinary or non-recurring items completed in such previous Calendar Year (if any), multiplied by (ii) one hundred and ten percent (110%), plus (iii) any Required Upgrade Budget then in effect (such amounts, collectively the “Default Direct Bill Budget”). Any Default Direct Bill Budget shall be in effect only until such time as a new Direct Bill Budget is approved by Owner.

8.2         Preparation and Approval of Direct Bill Budget Amendments. At any time and from time to time, Operator may propose amendments to the then-current Direct Bill Budget by presenting a written budget amendment for approval by Owner (each, a “Budget Amendment”). Additionally, prior to the Commercial Operation Date for each Phase, Operator shall provide a Budget Amendment covering Operator’s good faith estimate of the forecasted monthly expenditures associated with operating and maintaining the Renewable Diesel Facility following the Commercial Operation Date of such Phase.  Each Budget Amendment shall be subject to approval by Owner and shall comply with the provisions of Sections 8.1.1 and 8.1.2 concerning specific itemization of expenses. Except in the case of Budget Amendment that reflect a Required Upgrade estimated to cost less than the Required Upgrade Cap (which Budget Amendment does not require Owner’s approval), Owner shall have thirty (30) days from the date Operator submits a Budget Amendment to approve or reject such Budget Amendment, in whole or in part. Should Owner fail to respond with its election within such thirty (30) day period, Owner shall be deemed to have rejected such Budget Amendment. Any part of any Budget Amendment that is rejected shall either be deleted or, at Operator’s option, be resubmitted to Owner for approval taking into account the reasons for Owner’s prior rejection. Operator shall have fifteen (15) days after receipt of notice of Owner’s rejection to resubmit any such rejected Budget Amendment or portion thereof for approval by Owner in accordance with this Section 8.2.  Operator shall not be obligated to incur any costs or expenses, or to perform any services, with respect to items covered by a Budget Amendment that are rejected (or deemed rejected) by Owner.  If Owner agrees with any such proposed Budget Amendment or the Parties agree with respect to any revisions to any such proposed Budget Amendment, then the then-current Direct Bill Budget shall be amended accordingly to reflect such agreed upon Budget Amendment and such Direct Bill Budget, as amended, shall be the then-agreed Direct Bill Budget. In complying with the Direct Bill Budget, Operator may use cost savings in one category of Direct Bill Items, excluding Variable Costs, to offset cost increases in other categories of Direct Bill Items so long as the aggregate invoicing for Direct Bill Items does not exceed the Direct Bill Budget, subject to Operator’s rights under Section 8.3.

8.3        Authority for Extra-Budget Expenditures.  Notwithstanding anything herein to the contrary, any expenditures by Operator resulting in aggregate expenditures in excess of the then-current Direct Bill Budget (other than Unbudgeted Supplemental Operating Costs) shall require the prior written approval of Owner.

8.4         Notice of Direct Bill Budget Variances. If it appears at any time that the actual expenditures for any year will exceed the approved Direct Bill Budget, including Variable Costs, Operator shall notify Owner of such expected excess. If Operator reasonably believes that a Direct Bill Item expenditure to be incurred would cause the total amount of the then-current Direct Bill Budget to be exceeded, then Operator shall (a) give written notice to Owner of such projected excess amount, including information regarding the nature of such excess expenditures and the reasons therefor, and (b) other than with respect to any such expenditure to the extent constituting Unbudgeted Supplemental Operating Costs, solicit the written approval of Owner with respect to the incurrence of such projected excess amount.

8.5          Payment of Budgeted Costs.

8.5.1
Account Forecasting. Operator shall maintain a twelve (12) month rolling outlook (the “Cost Outlook”) for all expenses Operator reasonably expects to be paid by Owner from the Operating Account under this Agreement. Operator shall update the Cost Outlook by the 25th Business Day of each Calendar Month.

8.5.2
Operating Account Shortfalls. If Operator determines based on the Cost Outlook that Owner’s current cash assets in the Operating Account and projected gross receipts in the Operating Account are reasonably projected be insufficient to meet payment obligations during the upcoming six (6) Calendar Month period, Operator shall prepare and deliver to Owner a notice (the “Shortfall Notice”), of the estimated amount of the shortfall for each of the upcoming six (6) months (the entirety of such amounts, “Shortfall Estimate”). Owner shall cause each Shortfall Estimate to be deposited in the Operating Account within fifteen (15) Business Days of Owner’s receipt of such Shortfall Notice.

8.6       Emergencies. In the event of an Emergency, Operator shall promptly (a) make all notifications (or cause Owner to make such notifications) required under applicable Law or Permits to appropriate Governmental Authorities, (b) implement (or cause Owner to implement) Emergency response and mitigation measures as are either required by applicable Law or as deemed reasonable and appropriate by Operator for a prudent operator to respond to or mitigate the Emergency, including to protect human health and the environment, (c) commence (or cause Owner to commence) any required remediation, maintenance or repair work necessary to keep any portion of the Renewable Diesel Facility Operating safely (or to restore such portion of the Renewable Diesel Facility to safe operating condition) and in compliance with all applicable Law and Permits or otherwise to minimize damage and (d) as soon as practicable after the occurrence of the event (but in any event within twenty-four (24) hours), notify Owner of (i) such Emergency, and (ii) generally of the mitigation, repair, restoration or remedial plans to be undertaken by Operator or Owner. Operator’s initial notification of Owner may be made by any method deemed appropriate by Operator, in its reasonable discretion, under the circumstances and does not have to comply with Section 15.1; provided that Operator shall deliver notice thereof to Owner in accordance with Section 15.1 as soon as reasonably practical thereafter. Upon and during the pendency of any Emergency, Operator shall keep Owner reasonably apprised on the status of Operator’s efforts to mitigate the effects of such Emergency, and to repair, restore or remediate the portion(s) of the Renewable Diesel Facility affected by such Emergency, including by keeping Owner reasonably informed on the costs that Operator estimates will be incurred by Owner in connection with such mitigation, repair, restoration, or remediation. To the fullest extent possible, Operator may enter into Contracts in connection with any required remediation, maintenance or repair work necessary to ensure the Renewable Diesel Facility operates in compliance with all applicable Laws or otherwise to minimize damage and may cause all Contractors to directly bill Owner for reasonable expenses (together with reasonable supporting documentation) incurred in an Emergency. Owner shall pay all amounts incurred in connection with an Emergency upon presentation of an invoice by Operator, an Affiliate of Operator, and/or or any Third Party, regardless of whether such amounts are Direct Bill Items.

8.7         No Waiver by Payment. No payment by Operator out of the Operating Account or payment by Owner pursuant to this Agreement shall preclude Owner from (a) questioning the accuracy of the statement or the justification of any charge related to such payment; provided, any such protest with respect to charges and credits made during the period covered by an audit must be made within the Audit Period specified in Section 10.4.2, or (b) any of its rights under the indemnity set forth in Section 13.2.

8.8         Payment of Funds from Operating Account. Subject to (a) Section 7.5 and (b) Operator’s right to withdraw or use, at its sole discretion, any funds constituting the Fixed Operating Fee, Operator shall only use the funds in the Operating Account to pay expenses owed by Owner or Operator for the Operation of the Renewable Diesel Facility or the other services provided by Operator pursuant to this Agreement or that are otherwise chargeable to Owner or due to Operator hereunder.

9.0         Operating Procedure.

9.1       Environmental, Health and Safety Reporting. Operator shall promptly prepare and furnish (or cause a Contractor to prepare and furnish) to Owner a report describing any material accidents and environmental incidents experienced with respect to the Renewable Diesel Facility and known to Operator.

9.2        Permits. Subject to the limitations set forth in Sections 5.2, 5.3, and 8.3 and to the extent not already obtained by a Construction Manager, Operator shall, on behalf of Owner, use commercially reasonable efforts to acquire (and request that an Authorized Officer, on behalf of Owner, enter into Contracts to acquire) all necessary Permits required for the Operation of the Renewable Diesel Facility.

10.0       Accounting; Reports.

10.1       Maintenance of Accounts; Statements. Operator shall maintain complete and accurate accounts of (a) all expenses, disbursements, and costs chargeable to Owner pursuant to this Agreement, and (b) all revenue of the Renewable Diesel Facility, all of which shall be charged or credited to Owner and maintained in accordance with GAAP, consistently applied. Operator shall maintain such books of account at its principal office and such books of account shall be open to inspection and examination in accordance with Section 10.4. If necessary, Operator shall request from Owner and each Construction Manager any information necessary for Operator to fulfill its duties pursuant to this Agreement (including this Section 10.1). Operator shall prepare, or caused to be prepared, and shall submit to Owner the statements, reports and notices listed on Exhibit E. Failure of Operator to fulfill its obligations pursuant to this Section 10.1 to the extent resulting from the failure of (i) a Construction Manager (provided that this clause (i) shall not apply and shall have no effect if the applicable Construction Manager and Operator are the same entity or are Affiliates of one another) or (ii) Owner, in each case, to provide Operator with any information Operator has reasonably requested from such Construction Manager or Owner, as applicable, shall not be deemed to be a breach of Operator’s duties hereunder.

10.2       Establishment of Accounts.

10.2.1	Trading Account. Owner shall establish, in Owner’s name and under Owner’s control, a bank account or accounts for the commercial trading activities of Owner executed by the Secondees.

10.2.2
Operating Account. Owner shall establish, in Owner’s name and under Owner’s control, a bank account or accounts (the “Operating Account”) and Owner shall designate only Operator, and such Persons as reasonably requested by Operator, as authorized signatories to the Operating Account, and all withdrawals by Operator from the Operating Account shall be made only by Operator or such designated Persons in order for Operator to comply with its obligations set forth in this Agreement. All revenues attributable to the Renewable Diesel Facility received by Operator shall be deposited by Operator into the Operating Account, and Owner shall maintain Cash Reserves in the Operating Account to allow Operator to meet its obligations under this Agreement. All funds of Owner in the Operating Account shall be used by Operator solely for the Operation of the Renewable Diesel Facility, the other services provided by Operator hereunder and otherwise in accordance with this Agreement. All interest and other benefits pertaining to the Operating Account belong to Owner. At no time may Operator commingle the funds in the Operating Account with Operator’s funds or the funds of any other Person, and such funds may not be subject to Liens or Claims of any kind in favor of Operator’s creditors.  Owner shall maintain sufficient funds in the Operating Account as are reasonably expected to be needed to maintain six months of cash reserves.

10.3      Disbursements From Operating Account. Beginning in the second Calendar Quarter following the Commercial Operation Date of the first Phase, Owner (acting through its General Manager) may direct Operator to transfer Available Cash from the Operating Account to another account of Owner.  Operator shall, at least thirty-one (31) days prior to the end of each Calendar Quarter, provide written notice to Owner of Operator’s determination of Available Cash, including information as to the cash balance in the Operating Account, anticipated cash receipts and disbursements, the estimated Cash Reserves required, and such other information reasonably requested by Owner. Operator shall provide such other information reasonably requested by Owner as soon as reasonably practicable, but no later than five (5) days following such request. If necessary, Operator shall request from Owner and the relevant Construction Manager any information necessary for Operator to fulfill its duties pursuant to this Agreement (including this Section 10.3). Failure of Operator to fulfill its obligations pursuant to this Section 10.3 solely as a result of the failure of (a) a Construction Manager or (b) Owner, in each case, to provide Operator with any information Operator has reasonably requested from such Construction Manager or Owner, as applicable, shall not be deemed to be a breach of Operator’s duties hereunder.

10.4       Audits.

10.4.1
In accordance with this Section 10.4, Owner shall have the right to audit costs charged to Owner’s Operating Account and other accounting records maintained for Owner by Operator under this Agreement: (i) for the first three (3) years starting from the Effective Date, no more than twice in any Calendar Year; (ii) for any following period, no more than once in any Calendar Year and continuing thereafter during the Audit Period.

10.4.2
Subject to the restrictions contained in Section 10.4.1, upon not less than thirty (30) days’ prior written notice to Operator, Owner may audit Operator’s books and records for any of the two Calendar Years preceding the Calendar Year in which the audit is requested (the “Audit Period”). The cost of each such audit shall be borne by Owner, unless, as a result of the audit, it results that a Claim against Operator arises and such Claim is resolved in favor of Owner, as in such circumstance Operator shall reimburse Owner all costs borne for such Audit and Claim. Any such audit shall be conducted during normal business hours at the principal office of Operator and in a manner designed to result in a minimum of inconvenience and disruption to the operations of Operator.

10.4.3
Any Confidential Information of Operator obtained by Owner or its representatives in connection with the conduct of such audit shall be subject to the provisions of Section 14.0. In the event Owner retains a third party to perform the audit, in no event shall any audit be performed by a person retained on a “contingency fee” basis.

10.4.4
Within ninety (90) days following completion of such audit, in case Owner elects to make a claim, Owner must provide Operator with a copy of the written audit report and written notice of any known claims against Operator arising from such audit report. Operator shall make a reasonable effort to reply to such claims in writing as soon as possible and in any event no later than thirty (30) days after delivery of such report and notice. If the audit reveals that the costs charged to Owner was less than the actual cost, the undercharged Owner shall pay such difference within twenty (20) days after the completion of the audit.

10.4.5
All adjustments agreed to between Owner and Operator resulting from such audit shall be reflected promptly in Operator’s books and records and reported to Owner. If any dispute shall arise in connection with an audit or the results thereof, the Parties shall use their reasonable efforts to resolve such dispute within sixty (60) days after delivery of Operator’s reply to such report and notice delivered by Owner. If any such dispute is not resolved within such time period, then either Party may have such dispute settled pursuant to Section 15.4.

10.5     Government Reports. Except to the extent a Construction Manager is doing so pursuant to the Construction Management Agreement, Operator shall prepare and file any reports required by any Governmental Authority having jurisdiction over the Renewable Diesel Facility; provided, however, that Operator shall have no obligation under this Section 10.5 with respect to (a) the Renewable Diesel Facility or any Required Upgrade until the Commercial Operation Date has occurred with respect to the Renewable Diesel Facility under the Facilities Construction Management Agreement and (b) any income, franchise or other entity-level tax return that Owner must file.  Where such reports are material and/or non-routine and to the extent the statutory deadlines required for filing reasonably permits, Operator shall submit such reports for approval by the appropriate representative of Owner, which approval cannot be unreasonably withheld or delayed. To the extent that the statutory deadlines required for filing such reports does not permit such prior approval, Operator shall concurrently provide the appropriate representative of Owner with a copy of the report submitted.

10.6      Maintenance of and Access to Records. Operator shall keep, or cause to be kept, accurate and complete books of account for Owner with respect to the Renewable Diesel Facility.  Operator shall give access to Owner to inspect any of the books, records and operations of Owner maintained by Operator for any purpose during the term of this Agreement. To the extent commercially reasonable, at the request of Owner, such records shall be made available electronically by Operator.  Any such inspection shall occur during normal business hours at the principal office of Operator upon reasonable advance notice to Operator and shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of Operator.

11.0       Force Majeure.

11.1       Procedure. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder or to provide indemnification due hereunder, then such Party shall within a reasonable time after the occurrence of such of Force Majeure Event deliver to the other Party written notice,  including full particulars of the Force Majeure Even and the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement. For the avoidance of doubt, no event of Force Majeure shall relieve a Party of its obligations to make payments under this Agreement.

11.2      Definition. The term “Force Majeure” means any act, event, circumstance or combination of the foregoing that is not reasonably within the control of, and that prevents, interferes with, or delays the performance by, a Party (in whole or in part) of any of its obligations under this Agreement, including but not limited to events such as: breakdown of machinery or equipment, fire, explosions, hurricane, inclement weather, war (whether declared or not), riot, revolution, insurrection, pandemic, civil disturbance, act of the public enemy, blockade, general labor disturbance or strike, compliance with a request or order of any Governmental Authority having jurisdiction over the matter at issue (including, without limitation, if applicable, EPA and OSHA), or shortage in raw material, transportation, power or manufacturing capacity from the Party’s then-contemplated source of supply, in all cases, to the extent that the relevant event is not caused by acts or omissions of the Party (or any of its Affiliates) invoking the Force Majeure Event or is not the result of a breach of such Party’s obligations under this Agreement.

11.3       Strikes and Labor Disturbances. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the settlement of strikes, lockouts or other labor disturbances is entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure must be remedied with all reasonable and diligent dispatch shall not require the settlement of any such strike, lockout or other labor disturbance by acceding to the demands of opposing Persons when such course is inadvisable in the discretion of the Party having the difficulty.

11.4        Notice of Force Majeure Termination. The Party claiming a Force Majeure must provide notice to the other Party of the date of termination of such Force Majeure event.

12.0        Insurance.

12.1      Required Insurance. Operator shall, subject to availability in the insurance markets, obtain (i) on Owner’s behalf, maintain in force with insurance companies acceptable to Owner, the kinds of insurance (including endorsements) and amounts of coverage set forth in Exhibit F-1 and (ii) on Operator’s behalf, maintain in force with insurance companies acceptable to Owner, the kinds of insurance (including endorsements) and amounts of coverage set forth in Exhibit F-2.

12.2       Premiums. All insurance premiums and other expenses that pertain to insurance coverage applicable to the insurance required hereunder, including Allocated Premiums, shall be included in the Direct Bill Budget as Direct Bill Items.  “Allocated Premiums” mean Owner’s share of the insurance premiums paid by Operator and its Affiliates for insurance coverage that insures Operator, its Affiliates, or their respective property but also names Owner as a named or additional insured or insures the Renewable Diesel Facility against damage or loss, which share shall be determined by Operator in its reasonable discretion in consultation with Operator’s insurance broker.

12.3       Deductibles.  The Direct Bill Budget shall include a contingency for the expense of insurance deductible, but any insurance deductible expense in excess of budget shall be treated as an Excess Variable Cost.

12.4      Insurance Limits. If the damages resulting from any Claim or Liability exceed the coverage limits under an insurance policy covering such Claim or Liability, such coverage limits shall not affect either Party’s obligations under Section 12.2 for any such damages in excess of the limits associated with any such insurance policy covering any such Claim or Liability.  Any such damages in excess of coverage limits incurred by Owner shall be treated as Excess Variable Costs.

12.5      Statutory Employer. Notwithstanding anything to the contrary in this Agreement, for purposes of the Louisiana Worker’s Compensation Law, La. R.S. 23:1021 et seq., Owner and Operator agree that the work performed by Operator and its employees or employees of Operator’s Affiliates (including Operator’s direct, borrowed, special or statutory employees) (such persons collectively, “Operator’s Employees”) pursuant to this Agreement are an integral part of and are essential to the ability of Owner to generate Owner’s work and services shall be considered part of Owner’s trade, business, and occupation for purposes of La. R.S. 23:1061(A)(1). Furthermore, Owner and Operator agree that Owner is the principal or statutory employer of Operator’s Employees for purposes of La. R.S. 23:1061(A) only. Irrespective of Owner’s status either as the statutory employer or as the special employer (as defined in La. R.S. 23:1031(C)) of Operator’s Employees, and regardless of any other relationship or alleged relationship between Owner and Operator’s Employees, Operator shall be and remain at all times primarily responsible for the payment of Louisiana Worker’s Compensation benefits to Operator’s Employees, and neither Operator nor its underwriters shall be entitled to seek contribution for any such payments from Owner.

13.0       Claims And Liability.

13.1       Claims.  Liabilities and Claims involving Owner, Operator, and any Third Party shall be handled in the following manner:

13.1.1
Liability Claims. Subject to the limitations set forth in Sections 5.2 and 5.3, Operator shall manage and process any Claim by a Third Party against Operator or Owner that arises out of the Operation of the Renewable Diesel Facility, or transferred or assigned pursuant to Section 13.1.5, or arises out of or is incidental to the activities carried on pursuant to, or work performed, required or contemplated by, this Agreement (each such Claim, a “Liability Claim”) in accordance with Section 13.1.3.

13.1.2
Recovery Claims. Subject to the limitations set forth in Sections 5.2 and 5.3, Operator shall assist Owner with prosecuting and settling any Claim that Owner has against a Third Party (each such Claim, a “Recovery Claim”).

13.1.3
Notice of Claim. If Operator receives a Liability Claim in writing that exceeds the amount specified in the Authority Limitations, Operator shall provide Owner, within thirty (30) days of receipt of such Liability Claim, a notice that includes a brief written summary of the facts then known to Operator regarding such Liability Claim and a copy of the demand letter, petition, or similar documentation relating thereto.

13.1.4
Costs of Claims.  Owner shall reimburse Operator for all costs incurred in defending any Liability Claim or pursuing any Recovery Claim or Managing any Claims transferred or assigned under Section 13.1.5, including all court costs, expert fees, and attorneys’ fees.

13.1.5
Construction Contract Claims. From and after the Commercial Operation Date for each Phase, Operator shall Manage any Claims (i) arising under Construction Contracts entered into by Owner or by the Facilities Construction Manager on Owner’s behalf with respect to such Phase, or (ii) any such Claims arising under Construction Contracts entered into by the Facilities Construction Manager and assigned by the Facilities Construction Manager to Owner with respect to such Phase. Such Claims transferred or assigned shall include any and all outstanding Liability Claims and Recovery Claims, warranties, indemnities and other rights and the payment or retention of retainage or other contingent payments (which shall be deemed Claims), in each case, arising under or related to any Contract entered into by Owner or Facilities Construction Manager for the design, procurement, or construction of the initial Phases of Renewable Diesel Facility pursuant to the Facilities Construction Management Agreement.

13.2       Release and Indemnification.

13.2.1
Operator Release and Indemnity. Subject to the limitations of this Agreement, including Sections 13.2.4, 13.2.5, and 13.2.6 below, Operator shall be responsible for, and hereby agrees to release, defend, indemnify and hold harmless Owner Indemnitees from and against all Liabilities and Claims to the extent they:

(i) arise out of or are made by or on behalf of an employee of Operator or its Affiliates against an Owner Indemnitee related to salary, wages or benefits payable to such employee in connection with, or as a result of, performing any services hereunder, including those in relation to Section 12.5 above;

(ii) are made by or on behalf of an employee of Operator Indemnitee or its Affiliates against an Owner Indemnitee related to injuries sustained by such employee in the course of performing any Services hereunder;

(iii) are made by a Secondee in relation to Operator’s undertakings in Section 3.9;

(iv) arise out of or in connection with, or are attributable to any negligence, Gross Negligence, fraud or the Willful Misconduct of any Operator Indemnitee; and

(v) relate to the material breach of Section 2.3 above,

in each case only to the extent such damages are not covered by insurance (collectively, “Operator’s Indemnity Obligations”); provided, however, that, Operator’s Indemnity Obligation’s under this Section 13.2.1 are expressly limited by Sections 13.2.4, 13.2.5, and 13.2.6 except as expressly stated therein and provided further, any loss or damage paid by Operator to an Owner Indemnitee under under this Agreement shall reduce, on a dollar for dollar basis, the Liability Cap. For the avoidance of doubt, however, the Liability Cap will not be reduced by any amounts paid by Operator to an Owner Indemnitee under Section 13.2.1(iv) as a result of the gross negligence, fraud, or Willful Misconduct of any Operator Indemnitee or as a result of Operator’s breach of its obligations under Section 5.3.3.

13.2.2	Owner Release and Indemnity.

(a)
Except for Liabilities and Claims that are subject to Operator’s Indemnity Obligations in Section 13.2.1 above, as limited by  Sections 13.2.4, 13.2.5, and 13.2.6, Owner hereby agrees to release, defend, indemnify, and hold harmless the Operator Indemnitees from and against all Liabilities and Claims arising out of or related to this Agreement and Operator’s performance under this Agreement, including Operator Indemnitees’ negligent acts giving rise to Liabilities and Claims for amounts in excess of the Liability Cap, EVEN IF  SUCH LIABILITIES OR CLAIMS IN EXCESS OF THE LIABILITY CAP ARE AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE), STRICT LIABILITY, BREACH OF A PERFORMANCE STANDARD, REPRESENTATION, COVENANT, OR WARRANTY, OR ANY OTHER LEGAL FAULT OF ANY OPERATOR INDEMNITEE, ANY OWNER INDEMNITEE, ANY THIRD PARTY OR ANY OF THEM.

(b) Except with respect to any Liability or Claim which Operator is required to indemnify Owner Indemnitees pursuant to Section 13.2.1, Owner will bear and shall not be entitled to indemnification from Operator for, and releases Operator from, losses and liabilities for loss (including its own loss for business interruption and other Owner’s indirect or consequential losses or damages) or damages arising from (i) the death or personal injury or any employee of any of Owner Indemnitees, or of any of its contractor, subcontractor, or vendor, and (ii) any damage or destruction to any personal property of Owner or its Affiliates or its contractor, subcontractor, or vendor. Except with respect to any Liability or Claim to which Operator is required to indemnify Owner Indemnitees pursuant to Section 13.2.1, Operator shall not be liable vis-à-vis Owner for and is hereby released from, and Owner shall protect, defend and indemnify Operator Indemnities from and against, death, personal injury, liability for any loss or damage to property on which Owner has assumed the risk of loss under this clause, including, to the extent that such loss or damage exceeds the Liability Cap, EVEN IF SUCH LOSS OR DAMAGE IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY OF OPERATOR INDEMNITEES OR A THIRD PARTYAny insurance policies carried by Owner on such property shall provide for waiver of underwriter’s right of subrogation against Operator Indemnitees, and Owner shall not make any claim against, or seek to recover from, any such Operator Indemnitee for any such loss or damage.

13.2.3
Survival of Indemnification Provisions; No Double Recovery. The provisions of this Section 13.2 shall survive any termination of this Agreement. In calculating any amount to be paid by an indemnifying Party by reason of the provisions of this Section 13.2, the amount shall be reduced by all cash reimbursements (including insurance proceeds) actually received by the indemnified Party with respect to the applicable Claim or Liability.

13.2.4
WAIVER OF CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT (X) AS PROVIDED BELOW IN THIS SECTION 13.2.4 OR (Y) IN THE EVENT OF OPERATOR’S BREACH OF ITS OBLIGATION UNDER SECTION 5.3.3 OR (Z) A PARTY’S DAMAGES RESULTED FROM THE OTHER PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT,  A PARTY’S DAMAGES RESULTING FROM (I) A BREACH OR VIOLATION OF ANY COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR (II) ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL AND DIRECT DAMAGES AND NONE OF OPERATOR INDEMNITEES OR OWNER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM OPERATOR OR OWNER OR THEIR RESPECTIVE AFFILIATES (AS APPLICABLE) ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY CONSEQUENTIAL DAMAGES FOR DELAY, DOWNTIME, LOSS OF CAPITAL, LOSS OF PRODUCT, LOSS OF PROFIT, LOSS OF USE, OR NONCOMPLIANCE WITH APPLICABLE LAWS, EVEN IF CAUSED BY THE SOLE, JOINT, AND CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF A PARTY. EXCEPT AS PROVIDED BELOW IN THIS SECTION 13.2.4 OR (Y) IN THE EVENT OF OPERATOR’S BREACH OF ITS OBLIGATION UNDER SECTION 5.3.3 OR (Z) IN THE EVENT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DAMAGES. IF A PARTY BECOMES OBLIGATED TO PAY A PERSON THAT IS NOT A PARTY OR AN AFFILIATE OF ANY PARTY ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY EXEMPLARY OR PUNITIVE DAMAGES, AND SUCH PARTY IS ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY UNDER THE TERMS OF THIS AGREEMENT, THEN THE WAIVER AND LIMITATION CONTAINED ABOVE IN THIS SECTION 13.2.4 SHALL NOT APPLY AND SUCH PARTY’S INDEMNIFICATION RIGHT SHALL INCLUDE ALL INDIRECT, SPECIAL, CONSEQUENTIAL AND INCIDENTAL DAMAGES, AND ALL EXEMPLARY AND PUNITIVE DAMAGES IT IS OBLIGATED TO PAY; PROVIDED, THAT OPERATOR’S LIABILITY UNDER THIS SECTION 13.2.4 SHALL BE SUBJECT TO SECTION 13.2.5.

13.2.5
AGGREGATE LIMIT OF LIABILITY.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, WITH THE EXCEPTION OF DAMAGES RESULTING FROM OPERATOR’S BREACH OF ITS OBLIGATIONS UNDER SECTION 5.3.3 OR ITS OWN GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, OPERATOR’S MAXIMUM AGGREGATE LIABILITY TO OWNER INDEMNITEES WITH RESPECT TO LIABILITIES OR CLAIMS OF EVERY KIND AND CHARACTER UNDER THIS SECTION 13 OR OTHERWISE UNDER THIS AGREEMENT, WHETHER INCURRED BY AN OWNER PARTY OR THIRD PARTY, RELATED TO THE SERVICES OR THE OPERATION OF THE RENEWABLE DIESEL FACILITY OR TO OPERATOR’S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WILL NOT EXCEED THE LIABILITY CAP, EVEN IF SUCH LIABILITY IS CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, BREACH OF A PERFORMANCE STANDARD, REPRESENTATION, COVENANT, OR WARRANTY, STRICT LIABILITY, OR ANY OTHER FAULT OF OPERATOR INDEMNITEES, ANY OWNER PARTY, ANY THIRD PARTY OR ANY OF THEM.

13.2.6
No Duplication. In no event shall any indemnitee be entitled to duplicate compensation with respect to Liabilities or Claims arising from the same breach of a Party’s undertaking under more than one provision of this Agreement or the Ancillary Agreements. In accordance therewith, notwithstanding anything herein to the contrary, Owner Indemnitees shall not have the right to, and shall not, make any Claim against a Party hereunder based in whole or in part on a breach of Section 2.3 if the same Claim was made against such Party or any of its Affiliates under the other Ancillary Agreements, provided that the non-defaulting party under this Agreement and the relevant Ancillary Agreements shall be free to decide whether to raise the Claim under this Agreement or any other applicable Ancillary Agreement, without duplication of indemnification.

13.2.7
Notwithstanding any contrary provisions set forth in this Agreement, in no event shall: (i) Owner’s release and/or indemnification undertaking in this Section 13 apply to any Liability and/or Claim, of whatsoever nature, arising out of or deriving from a breach by any Operator Indemnitee under any of the other Ancillary Agreements; (ii) Operator’s release and/or indemnification undertaking in this Section 13 apply to any Liability and/or Claim, of whatsoever nature, arising out of or deriving from a breach by Owner under any of the other Ancillary Agreements.

13.2.8
To the extent that Owner has been required to pay any amounts to a Contractor, subcontractor or vendor of an Operator Indemnitee pursuant to Owner's indemnity obligations under this Section 13, at the request of Owner, Operator Indemnitees shall assign to Owner any rights Operator Indemnitees may have to pursue claims or causes of action against such Contractor, subcontractor or vendor to recover the amounts Owner was required to pay such Contractors, subcontractors or vendors, so that Owner will be able to pursue such claims at its sole, cost, risk and expense to offset and reduce any amounts Owner is required to pay under this Article 13 or recoup any amounts actually paid under this Section 13. In the event the agreement with the relevant Contractor, subcontractor or vendor does not allow such assignment or in the event, for whatsoever reason, such assignment is not legally possible, Operator shall pursue the claim in its own name but for the account of Owner according to Owner’s reasonable instructions and at Owner’s sole cost and expense. Any amount recovered by Operator pursuing the claim in its own name but for the account of Owner shall be promptly paid to Owner.

13.2.9
To the extent Owner has suffered any damage – as a result of any act or omission in performing the Services or part of the Services by a Contractor or by a subcontractor or vendor of an Operator Indemnitee – which Owner is not entitled to recover from Operator under this Section 13, at the request of Owner, Operator Indemnitees shall assign to Owner any rights Operator Indemnitees may have to pursue claims or causes of action against such Contractor, subcontractor or vendor to recover the amounts Owner was unable to recover under the terms of this Section 13, so that Owner will be able to pursue such claims at its sole, cost, risk and expense. In the event the agreement with the relevant Contractor, subcontractor or vendor does not allow such assignment or in the event, for whatsoever reason, such assignment is not legally possible, Operator shall use its best efforts  to recover the amounts claimed by Owner and shall pursue the claim in its own name but for the account of Owner according to Owner’s reasonable instructions and at Owner’s sole cost and expense. Any amount recovered by Operator pursuing the claim in its own name but for the account of Owner shall be promptly paid to Owner.

13.3       Compliance with Laws. The exculpation and indemnifications provisions included herein shall be effective to the maximum extent permitted by applicable Law. The Parties agree that in the event any Law, when applied to this Agreement, limits in any way the extent to which exculpation or indemnification may be provided to the beneficiary thereof in accordance with the terms hereof, this Agreement shall automatically be amended to provide that the exculpation and indemnification provisions included herein shall extend to the maximum extent permitted by applicable Law.

14.0       Confidential Information; Publicity.

14.1	Confidential Information.

14.1.1
The Parties agree that all confidential pricing, cost data, customer lists, contract terms, and other commercially or operationally sensitive information relating to the Operation of the Renewable Diesel Facility or the performance of the other obligations of Operator hereunder that is typically considered confidential shall be considered “Confidential Information” hereunder, shall be kept confidential and shall not be disclosed to any Person that is not a Party, except, in each case, to the extent not prohibited by any applicable Law:

(a)	to an Affiliate of Owner or Owner’s members jointly;

(b)
to the extent any Confidential Information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon a Party;

(c)	to prospective or actual attorneys engaged by any Party where disclosure of such Confidential Information is essential to such attorney’s work for such Party;

(d)	to prospective or actual contractors and consultants engaged by any Party where disclosure of such Confidential Information is essential to such contractor’s or consultant’s work for such Party;

(e)
to bona-fide prospective investors/purchasers (and their representatives) of a direct or indirect interest in Owner or Operator, subject to such prospective acquirers having executed agreements with Owner or Operator to keep such information confidential;

(f)	to a bank or other financial institution to the extent appropriate in connection with a Party or Member arranging for funding;

(g)
to the extent such Confidential Information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over a Party or its Affiliates; provided that if such Party desires to disclose Confidential Information in an annual or periodic report to its or its Affiliates’ shareholders and the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall comply with Section 14.2;

(h)	to a Party’s respective employees, subject to each Party taking reasonable precautions to ensure such Confidential Information is kept confidential; and

(i)	any Confidential Information which, through no fault of or breach of this Agreement by a Party, becomes a part of the public domain.

14.1.2
Disclosure pursuant to sub-section (d) or (i) above shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the Confidential Information strictly confidential and to use the Confidential Information for the sole purpose described in subsection (d) or (i) above, whichever is applicable, with respect to such disclosing Party.

14.2       Publicity.

14.2.1
Without the prior written consent of the other Party, no Party shall issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, any Confidential Information or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by such releasing Party to be required by Law, and in any case, prior to making any such press release or public statement, such releasing Party shall provide a copy of the proposed press release or public statement to the other Party reasonably in advance of the proposed release date as necessary to enable such other Party sufficient time to review such proposed release or statement. Except where such release or statement is deemed in good faith by the releasing Party to be required by Law, the other Party’s failure to provide its written consent and any comments to such release or statement within two (2) Business Days after its receipt of the request shall be deemed a denial of such request. In the event of a denial, the requesting Party may resubmit its request to issue the public release or statement.

14.2.2
Notwithstanding anything to the contrary in Sections 14.1 or 14.2.1, any Party or Affiliate of a Party may disclose information regarding the Operation of the Renewable Diesel Facility or the performance of the other obligations of Operator hereunder that is not Confidential Information in investor presentations, industry conference presentations or similar disclosures. If either Party or any of its Affiliates wishes to disclose any Confidential Information in investor presentations, industry conference presentations or similar disclosures, such Party must first (a) provide the other Party with a copy of that portion of the presentation or other disclosure document containing such Confidential Information and (b) obtain the prior written consent of the other Party to such disclosure (which consent may not be unreasonably withheld, conditioned, or delayed).

14.2.3
Notwithstanding anything to the contrary in this Section 14.2, in the event of any Emergency endangering property, lives or the environment, Operator may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide Owner with a copy of any such press release or announcement.

15.0       General Provisions.

15.1       Notices. All notices and communications required or permitted to be given hereunder shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid or (d) sent by email transmission and, in each case, addressed to the appropriate Party hereto at the address for such Party shown below:

If to Operator, to:

Chalmette Refining, L.L.C.
500 West St. Bernard Highway
Chalmette, LA 70043
Attn: Jared Wimberley, Refinery Manager
Email: jared.wimberley@pbfenergy.com

with a copy, which shall not constitute notice, to:

Chalmette Refining, L.L.C.
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

If to Owner to:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Rex Butcher, General Manager – [●], Deputy General Manager
Email: rex.butcher@pbfenergy.com  – [●]

with a copy, which shall not constitute notice, to:

St. Bernard Renewables LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn:  Trecia Canty, Sr. Vice President and General Counsel
Email: trecia.canty@pbfenergy.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via email during normal business hours, or on the next Business Day if received after business hours, or (iii) when received by the addressee via an overnight courier or the U.S. Mail, as the case may be. Either Party may change the address, telephone number, facsimile number, email address and individuals to which such communications to it are to be addressed by giving written notice to the other Party in the manner provided in this Section 15.1.

15.2       Governing Law; Limitation on Remedies. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF LOUISIANA, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE APPLICABLE LAWS OF ANOTHER JURISDICTION.  IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS IN THE EASTERN DISTRICT OF LOUISIANA OR, NO FEDERAL JURISDICTION EXISTS, THE STATE COURTS LOCATED WITHIN THE 34TH JUDICIAL DISTRICT OF LOUISIANA (ST. BERNARD PARISH) AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.  WHEREVER   A   REMEDY   IS SET FORTH IN THIS AGREEMENT, SUCH REMEDY SHALL BE EXCLUSIVE AND THE LIABILITY OF THE APPLICABLE PARTY SHALL BE   LIMITED   AS SET FORTH THEREIN, WHETHER SUCH LIABILITY   ARISES   IN   CONTRACT   OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE.

15.3       Dispute Resolution. Except as set forth in Sections 10.4.5 and 15.4:

15.3.1
Any dispute, claim or controversy between the Parties arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall, in each case, be resolved in accordance with the procedures specified in this Section 15.3, which until the completion of the procedures set forth in Section 15.3.3, shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage.  Despite that action, the Parties shall continue to participate in good faith in the procedures specified in this section with respect to such Dispute.

15.3.2
Any party wishing to initiate the Dispute resolution procedures set forth in this Section 15.3 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Parties (a “Dispute Notice”).  The Dispute Notice shall include (i) a statement of that Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive, in the negotiations under Section 15.3.3.

15.3.3
Within thirty days after delivery of the Dispute Notice by a Party, the receiving Party shall submit to the other Party a written response (the “Dispute Response”).  Any Dispute Response shall include (i) a statement of such Party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive.

15.3.4
The Parties shall then attempt in good faith to resolve the Dispute within thirty Business Days of the delivery of the Dispute Response (such period, the “Negotiation Period”).  During the Negotiation Period, such executives of the Parties shall meet (in person or by video conference) at least weekly, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to the Dispute during the Negotiation Period.

15.3.5
The named executives for the parties under this Section 15.3 shall be individuals who (a) are bona fide senior executives of the Party, (b) have the necessary authority to settle the Dispute, (b) are at least one level of management above such Persons with direct responsibility for administration of this Agreement or the matter addressed in the Dispute.

15.3.6
All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 15.3 are pending.  The Parties shall take commercially reasonable action required to effectuate that tolling.  Each Party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 15.3.3, unless to do so would be impossible or impracticable under the circumstances.

15.3.7	Any Dispute that is not resolved during the Negotiation Period may, at the option of any Party hereto, be resolved and decided by the Federal or State courts as provided in Section 15.2.

15.4       Expert Proceedings. For any decision referred to an independent expert under Section 10.4.5, the Parties hereby agree that such decision shall be conducted expeditiously by a certified public accounting firm internationally recognized mutually agreed by the Parties.

15.4.1
The fees and costs of the accounting firm shall be borne by the Party whose position is rejected by the expert. The accounting firm is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity.

15.4.2
The Party desiring determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an accounting firm within ten (10) days after receipt of the written notice of request for such determination, then, upon the request of either Party, the Wilmington, Delaware office of the American Arbitration Association (the “AAA”) shall appoint such accounting firm. The accounting firm, once appointed, shall have no ex parte communications with the Parties concerning the determination or the underlying dispute.

15.4.3
All communications between a Party and the accounting firm shall be conducted in writing, with copies sent simultaneously to all other Persons participating in the proceeding in the same manner, or at a meeting to which representatives of all Persons participating in the proceeding have been invited and of which such Persons have been provided at least five (5) Business Days’ notice.

15.4.4
Within fifteen (15) days after the accounting firm’s acceptance of its appointment, the Parties shall provide the accounting firm with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the accounting firm, the accounting firm shall select the proposal which it finds more consistent with the terms of this Agreement. The accounting firm may not propose alternate positions or award damages, interest, or penalties to either Party with respect to any matter. The accounting firm’s decision shall be final and binding on the Parties. If either Party fails or refuses to honor the decision of the accounting firm, such Party shall be in default under this Agreement.

15.5       Entire Agreement. THIS AGREEMENT AND THE OTHER PROJECT AGREEMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE OPERATION OF THE RENEWABLE DIESEL FACILITY AND THE OTHER OBLIGATIONS OF OPERATOR AND OWNER HEREUNDER, AND SUPERSEDES ALL OTHER PRIOR AND CONTEMPORANEOUS AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN THE PARTIES AND RELATED THERETO.

15.6        Assignment. Except as set forth in Section 6.3, this Agreement and its attendant rights may not be assigned, transferred, subcontracted, or otherwise conveyed by either Party except in compliance with the following:

15.6.1
Subject to Section 15.6.2 below, neither Party shall assign its rights or obligations hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

15.6.2
Operator may freely assign its rights and obligations under this Agreement without the consent of Owner in connection with a Chalmette Refinery Change in Control to the extent such change in control is permitted under Owner LLC Agreement.

15.6.3
Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.7       Duplicate Originals. This Agreement is executed in duplicate originals, with one original to be retained by Operator and one original to be retained by Owner.

15.8       No Third Party Beneficiary. Except for the indemnity rights granted to Owner Indemnitees and Operator Indemnitees pursuant to Section 13.2, nothing in this Agreement, express or implied, shall entitle any Person other than the Parties and their respective successors and permitted assigns to any Claim, remedy or right of any kind under (or pursuant to) this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that only a Party, or its successor or permitted assign, shall have the right to (it being understood and agreed that such Person shall not have the obligation to) enforce the provisions of (or exercise any right or remedy under) this Agreement on its own behalf or on behalf of any of its related indemnified parties.

15.9       Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.

15.10     Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by a duly authorized officer/representative of each of the Parties. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

15.11     Conflicts. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Exhibit, the terms and conditions of the applicable Exhibit shall govern and control.

15.12     Joint Efforts. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal, or other event of negotiation, drafting or execution of this Agreement.

15.13     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.14     Binding on Successors.  Subject to Section 15.7, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

15.15      No Partnership. The Parties shall not be deemed to be partners or joint venturers by virtue of this Agreement or any discussions or actions related to the Renewable Diesel Facility.

15.16     Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and all such transactions.

15.17     Survival. All audit rights, payment, confidentiality, insurance, indemnification, and dispute resolution obligations under this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, effective as of the Effective Date.

OPERATOR:

CHALMETTE REFINING, L.L.C.

By:
Name:
Title:

OWNER:

ST. BERNARD RENEWABLES LLC

By:
Name:
Title: